Exhibit 10.13

Execution Version

Published CUSIP Numbers:

DEAL CUSIP: 23340DAA0

TERM FACILITY CUSIP: 23340DAB8

$210,000,000

SYNDICATED FACILITY AGREEMENT (SECOND LIEN)

Dated as of November 4, 2014

among

DTZ UK GUARANTOR LIMITED,

as Holdings,

DTZ U.S. BORROWER, LLC,

as the U.S. Borrower and Borrower Representative,

DTZ AUS HOLDCO PTY LIMITED,

as the Australian Borrower

BANK OF AMERICA, N.A.,

as Administrative Agent and Collateral Agent

and

THE OTHER LENDERS PARTY HERETO

BANK OF AMERICA, N.A.,

as Syndication Agent,

UBS AG, STAMFORD BRANCH,

as Documentation Agent,

UBS SECURITIES LLC, BANK OF AMERICA, N.A., CREDIT SUISSE SECURITIES (USA) LLC, CITIGROUP GLOBAL MARKETS INC., CREDIT AGRICOLE CORPORATE AND INVESTMENT BANK, HSBC SECURITIES (USA) INC. and MIZUHO BANK, LTD as Joint Lead Arrangers and Joint Lead Bookrunners

-i-

(continued)

-ii-

(continued)

-iii-

(continued)

SCHEDULES

I	Closing Date Guarantors
1.01A	Closing Date Security Interests
2.01	Commitments
4.01(a)(v)	Local Counsel
5.12	Subsidiaries and Other Equity Investments
6.13	Post-Closing Obligations
7.01	Existing Liens
7.03	Existing Indebtedness
7.06	Existing Investments
7.08	Transactions with Affiliates
7.09	Existing Restrictions
10.02	Administrative Agent’s Office, Certain Addresses for Notices

-iv-

(continued)

Page
EXHIBITS

Form of

A-1	Committed Loan Notice
B	Note
C	Compliance Certificate
D-1	Assignment and Assumption
D-2	Affiliated Lender Assignment and Assumption
E	Second Lien Guaranty
F-1	U.S. Second Lien Pledge and Security Agreement
F-2	U.S. Second Lien Share Pledge Agreement
F-3	English Second Lien Security Agreement
F-4	English Second Lien Share Pledge Agreement
F-5	Australian Second Lien General Security Deed
F-6	Australian Second Lien Specific Security Deed
G-1	Equal Priority Intercreditor Agreement
G-2	First Lien/Second Lien Intercreditor Agreement
H	United States Tax Compliance Certificates
I	Solvency Certificate
J	Discount Range Prepayment Notice
K	Discount Range Prepayment Offer
L	Solicited Discounted Prepayment Notice
M	Acceptance and Prepayment Notice
N	Specified Discount Prepayment Notice
O	Solicited Discounted Prepayment Offer
P	Specified Discount Prepayment Response
Q	Intercompany Note
R	Guarantee and Security Principles

-v-

SYNDICATED FACILITY AGREEMENT (SECOND LIEN)

This SYNDICATED FACILITY AGREEMENT (SECOND LIEN) (this “Agreement”) is entered into as of November 4, 2014, among DTZ UK GUARANTOR LIMITED, a private limited company incorporated under the laws of England and Wales with company number 09187412 (“Holdings”), DTZ U.S. BORROWER, LLC, a Delaware limited liability company (the “U.S. Borrower”), DTZ AUS HOLDCO PTY LIMITED ACN 602 106 936, a proprietary company limited by shares incorporated under the laws of Australia (the “Australian Borrower” and, collectively with U.S. Borrower, the “Borrowers”), BANK OF AMERICA, N.A., as administrative agent (in such capacity, including any successor thereto, the “Administrative Agent”) and as collateral agent (in such capacities, including any successor thereto, the “Collateral Agent”) under the Loan Documents, and each lender from time to time party hereto (collectively, the “Lenders” and individually, a “Lender”).

PRELIMINARY STATEMENTS

Pursuant to the Share Sale Agreement, Holdings will acquire (the “DTZ Acquisition”), directly or indirectly, the Equity Interests of each Sale Entity (as defined in the Share Sale Agreement) (the “DTZ Acquired Companies”).

In connection therewith, it is intended that (a) the Sponsors, the Management Stockholders and any Co-Investors will make the DTZ Equity Contribution; (b) the Borrowers will obtain an initial aggregate principal amount of $210,000,000 of Initial Loans; (c) the Borrowers will obtain an initial aggregate principal amount of $280,000,000 of Delayed Draw Term Loans available on the Delayed Draw Funding Date under the Syndicated Facility Agreement (First Lien); (d) the Borrowers will obtain an initial aggregate principal amount of $470,000,000 of First Lien Initial Term Loans pursuant to the Syndicated Facility Agreement (First Lien); (e) the Borrowers will obtain revolving credit commitments under the Syndicated Facility Agreement (First Lien) in an initial aggregate principal amount of $150,000,000 and obtain Revolving Credit Loans as permitted thereunder; and (f) the proceeds of (i) the DTZ Equity Contribution, (ii) the Initial Loans and (iii) the First Lien Initial Loans will be used to pay the consideration and other amounts owing in connection with the DTZ Acquisition under the Share Sale Agreement, to repay certain existing indebtedness and hedging obligations of the DTZ Acquired Companies and to pay all fees, costs and expenses incurred in connection with the Transactions and related transactions (including to fund any OID and upfront fees) and to provide working capital. Pursuant to the CT Merger Agreement, the proceeds of the Delayed Draw Term Loans shall be used by the Borrowers to acquire (the “CT Acquisition”), directly or indirectly, the Equity Interests of the Acquired Companies (as defined in the CT Merger Agreement) (the “CT Companies”). On the Delayed Draw Funding Date, without further action or consent from the Administrative Agent or the Lenders and as set forth in this Agreement, certain other terms, including without limitation, the dollar “baskets” in the negative covenants and certain ratio-based tests, will automatically adjust to reflect the acquisition of the CT Companies on the Delayed Draw Funding Date.

In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE I

Definitions and Accounting Terms

SECTION 1.01 Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth below:

“Acceptable Discount” has the meaning specified in Section 2.03(a)(iv)(C)(2).

“Acceptable Hedging Counterparty” means any Person who, at the time of entering into the applicable Secured Hedge Agreement, (a) in the ordinary course enters into financial derivative transactions or commodity hedging transactions or provides treasury services or cash management services and (b)(x) has a corporate rating of BBB (stable) or higher by S&P or a corporate family rating of Baa2 (stable) or higher by Moody’s (or an equivalent rating by another nationally recognized statistical rating organization of similar standing if either of such rating agencies is not then in the business of providing such ratings), or (y) whose obligations are supported by collateral, guarantees or letters of credit in a manner consistent with the then prevailing industry practice from Persons that have the ratings described in clause (x) above.

“Acceptable Prepayment Amount” has the meaning specified in Section 2.03(a)(iv)(D)(3).

“Acceptance and Prepayment Notice” means a notice of the Borrower Representative’s acceptance of the Acceptable Discount in substantially the form of Exhibit M.

“Acceptance Date” has the meaning specified in Section 2.03(a)(iv)(D)(2).

“Additional Lender” means, at any time, any bank, other financial institution or institutional lender or investor that, in any case, is not an existing Lender and that agrees to provide any portion of any (a) Incremental Loan in accordance with Section 2.12, (b) Other Loans pursuant to a Refinancing Amendment in accordance with Section 2.13 or (c) Replacement Loans pursuant to Section 10.01; provided that each Additional Lender shall be subject to the approval of the Administrative Agent, such approval not to be unreasonably withheld or delayed, to the extent that any such consent would be required from the Administrative Agent under Section 10.07(b)(iii)(B) for an assignment of Loans to such Additional Lender.

“Administrative Agent” has the meaning specified in the introductory paragraph to this Agreement.

“Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 10.02, or such other address or account as the Administrative Agent may from time to time notify the Borrower Representative and the Lenders.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affected Liabilities” has the meaning specified in Section 6.11(c).

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.

“Affiliate Transaction” has the meaning specified in Section 7.08.

“Affiliated Lender” means a Sponsor or any Affiliate of a Sponsor other than (a) any Holdings Entity, any Borrower or any Subsidiary of any Holdings Entity, (b) any Debt Fund Affiliate and (c) any natural person.

“Affiliated Lender Assignment and Assumption” has the meaning specified in Section 10.07(h)(vi).

“Affiliated Lender Cap” has the meaning specified in Section 10.07(h)(iv).

“Agent Parties” has the meaning specified in Section 10.02(d).

“Agent-Related Persons” means the Agents, together with their respective Affiliates, and the officers, directors, employees, agents, attorney-in-fact, partners, trustees and advisors of such Persons and of such Persons’ Affiliates.

“Agents” means, collectively, the Administrative Agent, the Collateral Agent, any Syndication Agent, any Documentation Agent and the Supplemental Administrative Agents (if any).

“Aggregate Commitments” means the Commitments of all the Lenders.

“Agreement” means this Syndicated Facility Agreement (Second Lien), as amended, restated, amended and restated, modified or supplemented from time to time in accordance with the terms hereof.

“All-In Yield” means, as to any Indebtedness, the yield thereof, whether in the form of interest rate, margin, OID, upfront fees, a Eurodollar Rate or Base Rate floor (with such increased amount being determined in the manner described in the final proviso of this definition), or otherwise, in each case, incurred or payable by the Borrowers generally to all lenders of such Indebtedness; provided that OID and upfront fees shall be equated to interest rate assuming a 4-year life to maturity (or, if less, the stated life to maturity at the time of incurrence of the applicable Indebtedness); provided, further, that “All-In Yield” shall not include arrangement fees, structuring fees, commitment fees, underwriting fees and similar fees (regardless of whether paid in whole or in part to any or all lenders) or other fees not generally paid to all lenders of such Indebtedness or, if applicable, ticking fees accruing prior to the funding of such Indebtedness or consent fees for an amendment paid generally to consenting lenders; provided further that, with respect to any Loans of an applicable Class that includes a Eurodollar Rate or Base Rate floor, (1) to the extent that the Eurodollar Rate or Base Rate, as applicable, on the date that the All-In Yield is being calculated is less than such floor, the amount of such difference shall be deemed added to the Applicable Rate for such Loans of such Class for the purpose of calculating the All-In Yield and (2) to the extent that the Eurodollar Rate or Base Rate, as applicable, on the date that the All-In Yield is being calculated is greater than such floor, then the floor shall be disregarded in calculating the All-In Yield.

“Applicable Discount” has the meaning specified in Section 2.03(a)(iv)(C)(2).

“Applicable Rate” means a percentage per annum equal to with respect to the Initial Loans, (A) 8.25% for Eurodollar Rate Loans and (B) 7.25% for Base Rate Loans.

“Appropriate Lender” means, at any time, with respect to Loans of any Class, the Lenders of such Class.

“Approved Fund” means, with respect to any Lender, any Person (other than a natural person) that is primarily engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities and is administered, advised or managed by (a) such Lender, (b) an Affiliate of such Lender or (c) an entity or an Affiliate of an entity that administers, advises or manages such Lender.

“Arrangers” means UBS Securities LLC, Bank of America, N.A., Credit Suisse Securities (USA) LLC, Citigroup Global Markets Inc., Credit Agricole Corporate and Investment Bank, HSBC Securities (USA) Inc. and Mizuho Bank, Ltd., each in its capacity as a joint lead arranger under this Agreement.

“Assignee Group” means two or more Eligible Assignees that are Affiliates of one another or two or more Approved Funds managed by the same investment advisor.

“Assignment and Assumption” means an Assignment and Assumption substantially in the form of Exhibit D-1 or any other form approved by the Administrative Agent.

“Associate” has the meaning given to it in Section 128F(9) of the Australian Tax Act.

“Attorney Costs” means all reasonable fees, expenses and disbursements of any law firm or other external legal counsel, to the extent documented and invoiced.

“Auction Agent” means (a) the Administrative Agent or (b) any other financial institution or advisor engaged by the Borrower Representative (whether or not an Affiliate of the Administrative Agent) to act as an arranger in connection with any Discounted Loan Prepayment pursuant to Section 2.03(a)(iv); provided that the Borrower Representative shall not designate the Administrative Agent as the Auction Agent without the written consent of the Administrative Agent (it being understood that the Administrative Agent shall be under no obligation to agree to act as the Auction Agent); provided, further, that neither the Borrower Representative nor any of its Affiliates may act as the Auction Agent.

“Australia” means the Commonwealth of Australia.

“Australian Controller” has the meaning given to the term “controller” in Section 9 of the Australian Corporations Act.

“Australian Corporations Act” means the Corporations Act 2001 (Cth) (Australia).

“Australian Dollars” or “A$” means the lawful currency of Australia from time to time.

“Australian General Security Agreement” means each general security deed granted by each Australian Loan Party party thereto substantially in the form of Exhibit F-5, in each case in accordance with the Guarantee and Security Principles, and in each case as amended, supplemented or otherwise modified from time to time.

“Australian Loan Parties” means each Loan Party which is incorporated under the laws of Australia (and individually, an “Australian Loan Party”).

“Australian PPSA” means the Personal Property Securities Act 2009 (Cth) (Australia).

“Australian PPS Law” means the Australian PPSA and any regulation made under such Act.

“Australian PPS Register” means the ‘register’ as defined in the Australian PPSA.

“Australian PPS Security Interest” means a “security interest” as defined in the Australian PPSA other than an interest of the kind referred to in Section 12(3) of the Australian PPSA where the transaction concerned does not, in substance, secure payment or performance of an obligation.

“Australian Security Agreement” means, collectively, the Australian General Security Agreements and the Australian Specific Security Agreements.

“Australian Specific Security Agreement” means each specific security deed granted by any Loan Party party thereto substantially in the form of Exhibit F-6, in each case in accordance with the Guarantee and Security Principles, and in each case as amended, supplemented or otherwise modified from time to time.

“Australian Tax Act” means the Income Tax Assessment Act 1936 (Cth) (Australia) or the Income Tax Assessment Act 1997 (Cth) (Australia), as applicable.

“Australian Tax Consolidated Group” means, from time to time, a Consolidated Group or a MEC Group, in each case as defined in the Australian Tax Act, of which an Australian Loan Party is a member.

“Australian Tax Funding Agreement” means a tax funding agreement between the members of an Australian Tax Consolidated Group which includes:

(a) reasonably appropriate arrangements for the funding of tax payments by the relevant Head Company having regard to the position of each member of the relevant Australian Tax Consolidated Group; and

(b) an undertaking from each member of an Australian Tax Consolidated Group to compensate each other member adequately for loss of tax attributes (including tax losses and tax offsets) as a result of being a member of that Australian Tax Consolidated Group.

“Australian Tax Sharing Agreement” means any agreement between the members of an Australian Tax Consolidated Group that satisfies the requirements of Section 721-25 of the Australian Tax Act for being a valid tax sharing agreement and complies with the Australian Tax Act and any applicable law, official directive, request, guideline or policy (whether or not having the force of law) issued in connection with the Australian Tax Act.

“Australian Withholding Tax” means any Australian Taxes arising under Division 11A of Part III of the Australian Tax Act that are required to be withheld or deducted or any Australian Taxes required to be withheld or deducted, in accordance with Subdivision 12-F of Schedule 1 to the Taxation Administration Act 1953 (Cth), from any interest or other payment.

“Available Amount” means, at any time, the sum of (without duplication) of:

(a) (1) prior to the Delayed Draw Funding Date the greater of (i) $32,000,000 and (ii) 19% of EBITDA for the last Test Period ended prior to the date of determining such Available Amount, or (2) on and after the Delayed Draw Funding Date, the greater of (i) $41,000,000 and (ii) 19% of EBITDA for the last Test Period ended prior to the date of determining such Available Amount; plus

(b) 50.0% of the Consolidated Net Income of Holdings for the period (taken as one accounting period) beginning on the first day of the fiscal quarter in which the Closing Date occurs to the end of Holdings’ most recently ended fiscal quarter for which internal financial statements are available at such time, or, in the case such Consolidated Net Income for such period is a deficit, minus 100.0% of such deficit; plus

(c) 100.0% of the aggregate net cash proceeds and the fair market value of marketable securities or other property received by Holdings since immediately after the Closing Date (other than net cash proceeds to the extent such net cash proceeds have been used to incur Indebtedness pursuant to clause (m)(i) of the definition of “Permitted Indebtedness”) from the issue or sale of:

(i) (A) Equity Interests of a Holdings Entity, including Treasury Capital Stock, but excluding the cash proceeds and the fair market value of marketable securities or other property received from the sale of:

(x) Equity Interests to any future, present or former employees, directors, officers, managers, distributors or consultants (or their respective Controlled Investment Affiliates or Immediate Family Members) of Holdings, any Parent Entity or any of Holdings’ Subsidiaries after the Closing Date to the extent such amounts have been applied to Restricted Payments made in accordance with Section 7.06(b)(iv);

(y) Designated Preferred Stock;

and (B) Equity Interests of any Holdings Entity or any Parent Entity (excluding contributions of the proceeds from the sale of Designated Preferred Stock of such Person or contributions to the extent such amounts have been applied to Restricted Payments made in accordance with Section 7.06(b)(iv)); or

(ii) debt securities of Holdings or any Restricted Subsidiary that have been converted into or exchanged for such Equity Interests of any Holdings Entity;

provided that this clause (c) shall not include the proceeds from (T) Refunding Capital Stock, (U) Equity Interests or convertible debt securities sold to a Restricted Subsidiary, (V) Disqualified Stock or debt securities that have been converted into Disqualified Stock, (W) Excluded Contributions, (X) the CT Equity Contribution and (Y) the Holdback Escrow Amount; plus

(d) 100.0% of the aggregate amount of cash and the fair market value of marketable securities or other property contributed to the capital of Holdings following the Closing Date (other than net cash proceeds to the extent such net cash proceeds have been used to incur Indebtedness pursuant to clause (m)(i) of the definition of “Permitted Indebtedness”) (in each case, other than by Holdings, a

Borrower or a Restricted Subsidiary and other than (x) any Excluded Contributions, (y) the CT Equity Contribution or (z) the Holdback Escrow Amount); plus

(e) 100.0% of the aggregate amount received in cash and the fair market value of marketable securities or other property received by means of:

(i) the sale or other disposition (other than to Holdings, a Borrower or a Restricted Subsidiary) of Restricted Investments made by Holdings, a Borrower or a Restricted Subsidiary and repurchases and redemptions of such Restricted Investments from a Borrower or a Restricted Subsidiary (other than by Holdings, a Borrower or a Restricted Subsidiary) and repayments of loans or advances, which constitute Restricted Investments made by Holdings, a Borrower or a Restricted Subsidiary, in each case after the Closing Date; or

(ii) the sale (other than to Holdings, a Borrower or a Restricted Subsidiary) of the stock of an Unrestricted Subsidiary or a distribution from an Unrestricted Subsidiary (only to the extent the Investment in such Unrestricted Subsidiary was a Restricted Investment) or a dividend from an Unrestricted Subsidiary after the Closing Date; plus

(f) in the case of the redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary after the Closing Date, the fair market value of the Investment in such Unrestricted Subsidiary at the time of the redesignation of such Unrestricted Subsidiary as a Restricted Subsidiary to the extent the Investment in such Unrestricted Subsidiary was a Restricted Investment; plus

(g) the aggregate amount of Declined Proceeds accumulated since the Closing Date; minus

(h) usages of the Available Amount pursuant to 7.06(a).

“Available Incremental Amount” has the meaning specified in Section 2.12(d)(iii).

“Bankruptcy Code” has the meaning specified in Section 8.02.

“Base Rate” means for any day a fluctuating rate per annum equal to the highest of (a) the Federal Funds Rate plus 1/2 of 1%, (b) the rate of interest in effect for such day as determined from time to time by the Administrative Agent as its “prime rate” and (c) the Eurodollar Rate on such day for an Interest Period of one (1) month plus 1.00% (or, if such day is not a Business Day, the immediately preceding Business Day). The “prime rate” is a rate set by the Administrative Agent based upon various factors including the Administrative Agent’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such rate effectuated by the Administrative Agent shall take effect at the opening of business on the day of the Administrative Agent’s determination of such change.

“Base Rate Loan” means a Loan that bears interest based on the Base Rate.

“Big Boy Letter” means a letter from a Lender acknowledging that (1) an Affiliated Lender may have information regarding Holdings or any of its Subsidiaries, their ability to perform the Obligations or any other material information that has not previously been disclosed to the Administrative Agent and the Lenders (“Excluded Information”), (2) the Excluded Information may not be available to such Lender, (3) such Lender has independently and without reliance on any other party made its own analysis and determined to assign Loans to an Affiliated Lender pursuant to Section 10.07(h) notwithstanding its lack of knowledge of the Excluded Information and (4) such Lender waives and releases any claims it may have against the Administrative Agent, such Affiliated Lender, any Holdings Entity, any Borrower and the Subsidiaries of Holdings with respect to the nondisclosure of the Excluded Information; or otherwise in form and substance reasonably satisfactory to such Affiliated Lender and assigning Lender.

“Borrower Materials” has the meaning specified in Section 6.02.

“Borrower Offer of Specified Discount Prepayment” means the offer by a Borrower Party to make a voluntary prepayment of Loans at a specified discount to par pursuant to Section 2.03(a)(iv)(A).

“Borrower Parties” means the collective reference to each Holdings Entity, each Borrower and each Subsidiary of Holdings and “Borrower Party” means any one of them.

“Borrower Representative” means the U.S. Borrower and any applicable successors or assigns as agreed by all then-existing Borrowers and notified in writing to the Administrative Agent.

“Borrower Solicitation of Discount Range Prepayment Offers” means the solicitation by a Borrower Party of offers for, and the corresponding acceptance by a Lender of, a voluntary prepayment of Loans at a specified range of discounts to par pursuant to Section 2.03(a)(iv)(A).

“Borrower Solicitation of Discounted Prepayment Offers” means the solicitation by a Borrower Party of offers for, and the subsequent acceptance, if any, by a Lender of, a voluntary prepayment of Loans at a discount to par pursuant to Section 2.03(a)(iv)(A).

“Borrowers” means the U.S. Borrower and the Australian Borrower. “Borrowers” shall also include any “Successor Borrower.” Each of the Borrowers is, individually, a “Borrower.”

“Borrowing” means a borrowing consisting of Loans of the same Class and Type made, converted on continued on the same date and, in the case of Eurodollar Rate Loans, having the same Interest Period.

“Bribery Laws” means all laws, rules and regulations relating to bribery in (x) Australia and (y) Singapore.

“Broker-Dealer Regulated Subsidiary” shall mean any Subsidiary of Holdings that is registered as a broker-dealer under the Exchange Act or any other applicable Laws requiring such registration.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, (i) New York, New York, (ii) Sydney, Australia, (iii) Melbourne, Australia or (iv) the jurisdiction where the Administrative Agent’s Office with respect to Obligations denominated in U.S. Dollars is located and:

(a) if such day relates to any interest rate settings as to a Eurodollar Rate Loan denominated in U.S. Dollars, any fundings, disbursements, settlements and payments in respect of any such Eurodollar Rate Loan, or any other dealings to be carried out pursuant to this Agreement in respect of any such Eurodollar Rate Loan, means any such day on which dealings in deposits in U.S. Dollars are conducted by and between banks in the London interbank eurodollar market; and

(b) if such day relates to any interest rate settings as to a Eurodollar Rate Loan denominated in a Foreign Currency, any fundings, disbursements, settlements and payments in respect of any such Eurodollar Rate Loan, or any other dealings to be carried out pursuant to this Agreement in respect of any such Eurodollar Rate Loan, means any such day on which dealings in deposits in such Foreign Currency are conducted by and between banks in the London interbank eurodollar market.

“Capital Expenditures” means, for any period, the aggregate of all expenditures (whether paid in cash or accrued as liabilities and including in all events all amounts expended or capitalized under Capitalized or Finance Lease Obligations) by Holdings, the Borrowers and the Restricted Subsidiaries during such period that, in conformity with GAAP, are or are required to be included as capital expenditures on the consolidated statement of cash flows of Holdings, the Borrowers and the Restricted Subsidiaries.

“Capital Stock” means:

(a) in the case of a corporation, corporate stock;

(b) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(c) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

(d) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person but excluding from all of the foregoing any debt securities convertible into Capital Stock, whether or not such debt securities include any right of participation with Capital Stock.

“Capitalized or Finance Lease Obligation” means, at the time any determination thereof is to be made, the amount of the liability in respect of a finance or capital lease that would at such time be required to be capitalized and reflected as a liability on a balance sheet (excluding the footnotes thereto) prepared in accordance with GAAP; provided that all obligations of any Person that are or would be characterized as operating lease obligations in accordance with GAAP on the Closing Date (whether or not such operating lease obligations were in effect on such date) shall continue to be accounted for as operating lease obligations (and not as Capitalized or Finance Lease Obligations) for purposes of this Agreement regardless of any change in GAAP following the Closing Date that would otherwise require such obligations to be recharacterized (on a prospective or retroactive basis or otherwise) as Capitalized or Finance Lease Obligations.

“Capitalized Software Expenditures” means, for any period, the aggregate of all expenditures (whether paid in cash or accrued as liabilities) by Holdings, the Borrowers and the Restricted Subsidiaries during such period in respect of licensed or purchased software or internally developed software and software enhancements that, in conformity with GAAP, are or are required to be reflected as capitalized costs on the consolidated balance sheet of Holdings and the Restricted Subsidiaries.

“Captive Insurance Subsidiary” means any Subsidiary of Holdings that is subject to regulation as an insurance company (or any Subsidiary thereof).

“Cash Collateral” has the meaning specified in Section 2.03(g) of the Syndicated Facility Agreement (First Lien).

“Cash Collateral Account” means an account held at, and subject to the sole dominion and control of, the Collateral Agent.

“Cash Collateral Account Control Agreement” has the meaning assigned to such term in Section 4.01.

“Cash Collateralize” has the meaning specified in Section 2.03(g) of the Syndicated Facility Agreement (First Lien).

“Cash Equivalents” means:

(a) U.S. Dollars;

(b) (i) Pounds, euros, Singapore Dollars, Australian Dollars or any national currency of any participating member state of the EMU; or

(ii) in the case of any Foreign Subsidiary that is a Restricted Subsidiary or any jurisdiction in which Holdings, the Borrowers and the Restricted Subsidiaries conduct business, such local currencies held by it from time to time in the ordinary course of business;

(c) securities issued or directly and fully and unconditionally guaranteed or insured by the U.S. government (or the government of Australia, Singapore or England and Wales) or in each case any agency or instrumentality thereof the securities of which are unconditionally guaranteed as a full faith and credit obligation of such government with maturities of 12 months or less from the date of acquisition;

(d) certificates of deposit, time deposits and eurodollar time deposits with maturities of 12 months or less from the date of acquisition, demand deposits, bankers’ acceptances with maturities not exceeding one year and overnight bank deposits, in each case with any domestic or foreign commercial bank having capital and surplus of not less than $500,000,000 in the case of U.S. banks and $100,000,000 in the case of non-U.S. banks;

(e) repurchase obligations for underlying securities of the types described in clauses (c), (d) and (h) entered into with any financial institution or recognized securities dealer meeting the qualifications specified in clause (d) above;

(f) commercial paper rated at least P-2 by Moody’s or at least A-2 by S&P (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another Rating Agency) and in each case maturing within 24 months after the date of creation or acquisition thereof and Indebtedness or Preferred Stock issued by Persons with a rating of “A” or higher from S&P or “A-2” or higher from Moody’s with maturities of 24 months or less from the date of acquisition;

(g) marketable short-term money market and similar funds having a rating of at least P-2 or A-2 from either Moody’s or S&P, respectively (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another Rating Agency);

(h) readily marketable direct obligations issued by any state, commonwealth or territory of the United States or any political subdivision or taxing authority thereof having an Investment Grade Rating from either Moody’s or S&P (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another Rating Agency) with maturities of 24 months or less from the date of acquisition;

(i) readily marketable direct obligations issued by any foreign government or any political subdivision or public instrumentality thereof, in each case having an Investment Grade Rating from either Moody’s or S&P (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another Rating Agency) with maturities of 24 months or less from the date of acquisition;

(j) Investments with average maturities of 12 months or less from the date of acquisition in money market funds rated AAA- (or the equivalent thereof) or better by S&P or Aaa3 (or the equivalent thereof) or better by Moody’s (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another Rating Agency); and

(k) investment funds investing at least 90.0% of their assets in securities of the types described in clauses (a) through (j) above.

In the case of Investments by any Foreign Subsidiary that is a Restricted Subsidiary or Investments made in a country outside the United States of America, Cash Equivalents shall also include (i) investments of the type and maturity described in clauses (a) through (h) and clauses (j) and (k) above of foreign obligors, which Investments or obligors (or the parents of such obligors) have ratings described in such clauses or equivalent ratings from comparable foreign rating agencies and (ii) other short-term investments utilized by Foreign Subsidiaries that are Restricted Subsidiaries in accordance with normal investment practices for cash management in investments analogous to the foregoing investments in clauses (a) through (k) and in this paragraph.

Notwithstanding the foregoing, Cash Equivalents shall include amounts denominated in currencies other than those set forth in clauses (i) and (ii) above, provided that such amounts are converted into any currency listed in clauses (i) and (ii) as promptly as practicable and in any event within ten (10) Business Days following the receipt of such amounts.

“Cash Management Agreement” means any agreement entered into from time to time by any Holdings Entity, a Borrower or any Restricted Subsidiary in connection with cash management services for collections, other Cash Management Services and for operating, payroll and trust accounts of such Person, including automatic clearing house services, controlled disbursement services, electronic funds transfer services, information reporting services, lockbox services, stop payment services and wire transfer services.

“Cash Management Bank” means (a) any Person that was an Agent, a Lender or an Affiliate of an Agent or Lender at the time it entered into a Cash Management Agreement, whether or not such Person subsequently ceases to be an Agent, a Lender or an Affiliate of an Agent or Lender and (b) on and after the Senior Lien Termination Date, any other Person that is a “Cash Management Bank” (as defined in the Syndicated Facility Agreement (First Lien)) immediately prior to the Senior Lien Termination Date.

“Cash Management Obligations” means obligations owed by any Holdings Entity, a Borrower or any Restricted Subsidiary to any Cash Management Bank in connection with, or in respect of, any Cash Management Services.

“Cash Management Services” means (a) commercial credit cards, merchant card services, purchase or debit cards, including non-card e-payables services, (b) treasury management services (including controlled disbursement, overdraft, cash pooling and other cash deficit offsetting arrangements or facilities, automatic clearing house fund transfer services, return items and interstate depository network services) and (c) any other demand deposit or operating account relationships or other cash management services, including under any Cash Management Agreements.

“Casualty Event” means any event that gives rise to the receipt by Holdings, a Borrower or any Restricted Subsidiary of any insurance proceeds or condemnation awards in respect of any equipment, fixed assets or real property (including any improvements thereon) to replace or repair such equipment, fixed assets or real property.

“Cayman Holdings” means TPG Drone (Cayman), Ltd.

“Change in Law” means the occurrence, after the Closing Date, of any of the following: (a) the adoption of any law, rule, regulation or treaty (excluding the taking effect after the Closing Date of a law, rule, regulation, or treaty adopted prior to the Closing Date), (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority. It is understood and agreed that (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act (Public Law 111-203, H.R. 4173), all Laws relating thereto and all interpretations and applications thereof and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States regulatory authorities, in each case pursuant to Basel III, shall, for the purpose of this Agreement, be deemed to be a change in law if, and only if, it is the Lenders’ general policy or practice to demand compensation in similar circumstances under comparable provisions of other financing agreements for similar borrowers to the extent they are entitled to do so.

“Change of Control” means the earliest to occur (after the Closing Date) of:

(a) (i) at any time prior to the consummation of a Qualifying IPO, the Permitted Holders ceasing to own, in the aggregate, directly or indirectly, beneficially and of record, at least a majority of the Voting Stock of each Holdings Entity; or

(ii) at any time upon or after the consummation of a Qualifying IPO, (1) any Person (other than a Permitted Holder) or (2) Persons (other than one or more Permitted Holders) constituting a “group” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act, but excluding any employee benefit plan of such Person and its Subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan), becomes the “beneficial owner” (as defined in Rules 13(d)-3 and 13(d)-5 of the Exchange Act), directly or indirectly, of Equity Interests representing more than thirty-five percent (35%) of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of a Holdings Entity and the percentage of aggregate ordinary voting power so held is greater than the percentage of the aggregate ordinary voting power represented by the Equity Interests of such Holdings Entity beneficially owned, directly or indirectly, in the aggregate by the Permitted Holders; unless, in the case of either clause (a)(i) or (a)(ii) above, the Permitted Holders have, at such time, the right or the ability by voting power, contract or otherwise to elect or designate for election at least a majority of the board of directors of such Holdings Entity; or

(b) any “Change of Control” (or any comparable term) in any document pertaining to the Second Lien Credit Agreement or any Refinancing Indebtedness of the foregoing or governing Indebtedness owing to any third party for borrowed money the aggregate principal amount of which exceeds the Threshold Amount; or

(c) either Borrower (or any Successor Borrower) ceases to be directly or indirectly wholly owned by any Holdings Entity (or any Successor Holdings).

“Class” (a) when used with respect to Lenders, refers to whether such Lenders have Loans or Commitments with respect to a particular Class of Loans or Commitments, (b) when used with respect to Commitments, refers to whether such Commitments are Commitments in respect of Initial Loans, Incremental Commitments, or Commitments in respect of any Class of Replacement Loans or a Class of Loans to be made pursuant to a given Extension Series or Other Loan Commitments of a given Class of Other Loans, in each case not designated part of another existing Class and (c) when used with respect to Loans or a Borrowing, refers to whether such Loans, or the Loans comprising such Borrowing, are Initial Loans, Incremental Loans, Replacement Loans, Extended Loans or Other Loans, in each case not designated part of another existing Class. Commitments (and, in each case, the Loans made pursuant to such Commitments) that have different terms and conditions shall be construed to be in different Classes. Commitments (and, in each case, the Loans made pursuant to such Commitments) that have identical terms and conditions shall be construed to be in the same Class.

“Closing Date” means the first date on which all the conditions precedent in Section 4.01 are satisfied or waived in accordance with Section 10.01.

“Closing Date Material Adverse Effect” means a “Material Adverse Effect” as defined in the Share Sale Agreement.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Co-Investors” means (a) any of the assignees, if any, of the equity commitments of the Sponsors who become holders of Equity Interests in Holdings (or any Parent Entity thereof) on the Closing Date in connection with the DTZ Acquisition, (b) any of the assignees, if any, of the equity commitments of the Sponsors who become holders of Equity Interests in Holdings (or any Parent Entity thereof) on the Delayed Draw Funding Date in connection with the CT Acquisition, and (c) the transferees, if any, that acquire, within 90 days of the Closing Date and the Delayed Draw Funding Date, as applicable, any Equity Interests in Holdings (or any Parent Entity thereof) held by a Sponsor as of the Closing Date and the Delayed Draw Funding Date, as applicable.

“Collateral” means all the “Collateral” (or equivalent term) pledged under and as defined in any Collateral Document and shall include the Mortgaged Properties, if any. Notwithstanding anything contained in any Loan Document, the Collateral will not include the “Collateral” under and as defined in the Cash Collateral Account Control Agreement.

“Collateral Agent” has the meaning specified in the introductory paragraph to this Agreement.

“Collateral and Guarantee Requirement” means, at any time the requirement that:

(a) the Collateral Agent shall have received each Collateral Document required to be delivered (x) on the Closing Date pursuant to Section 4.01(a)(iv) or (y) pursuant to Section 6.11 or Section 6.13 at such time required by such Sections to be delivered, in each case, duly executed by each Loan Party that is party thereto;

(b) all Obligations shall have been unconditionally guaranteed by (A) each Holdings Entity and each Restricted Subsidiary of Holdings that is a wholly owned Material Subsidiary (other than any Excluded Subsidiary or a Borrower with respect to the Obligations of such Borrower), including those that are listed on Schedule I hereto, and (B) any Restricted Subsidiary of Holdings (other than a Borrower with respect to the Obligations of such Borrower) that Guarantees (or is a borrower of) (i) the First Lien Term Loans, (ii) any Junior Financing, (iii) any Permitted Incremental Equivalent Debt or (iv) any Credit Agreement Refinancing Indebtedness (or, in each case, any Indebtedness that constitutes Refinancing

Indebtedness thereof) shall be a Guarantor hereunder (each, a “Guarantor”); provided that the requirement to guarantee such Obligations for any entity organized or incorporated in Singapore and Australia shall be subject to prior completion of any applicable whitewash procedures (it being understood that such whitewash procedures shall be completed (x) no later than 90 days after the obligation has arisen for any such entity organized or incorporated in Australia to guarantee the Obligations and (y) no later than 120 days after the obligation has arisen for any such entity organized or incorporated in Singapore to guarantee the Obligations);

(c) subject to the Guarantee and Security Principles in all respects and except to the extent otherwise provided hereunder or under any Collateral Document or Section 6.13, the Obligations and the Guaranty shall have been secured by a perfected security interest, subject to no Liens other than Permitted Liens, in (i) all the Equity Interests of the Borrowers and (ii) all Equity Interests of each wholly owned Restricted Subsidiary that is a Material Subsidiary and all of which are directly owned by Holdings, a Borrower or any Subsidiary Guarantor in each case other than Excluded Subsidiaries and Excluded Assets and subject to exceptions and limitations otherwise set forth in this Agreement, the Guarantee and Security Principles and the Collateral Documents; provided, that any such security interests in Collateral shall be subject to the terms of the First Lien/Second Lien Intercreditor Agreement, any Equal Priority Intercreditor Agreement and/or other Customary Intercreditor Agreement, in each case, to the extent applicable;

(d) subject to the Guarantee and Security Principles in all respects and except to the extent otherwise provided hereunder or under any Collateral Document or Section 6.13, the Obligations shall have been secured by a perfected security interest, subject to no Liens other than Permitted Liens, in substantially all tangible and intangible personal property of the Borrowers and each Guarantor, in each case, with the priority required by the Collateral Documents, in each case other than Excluded Assets and subject to exceptions and limitations otherwise set forth in this Agreement, the Guarantee and Security Principles and the Collateral Documents; provided, that any such security interests in Collateral shall be subject to the terms of the First Lien/Second Lien Intercreditor Agreement, any Equal Priority Intercreditor Agreement and/or other Customary Intercreditor Agreement, in each case, to the extent applicable; and

(e) The Collateral Agent shall have received counterparts of a Mortgage duly executed and delivered by the record owner of such property (provided, to the extent any Mortgaged Property is located in a jurisdiction which imposes mortgage recording taxes, intangibles tax, documentary tax or similar recording fees and/or taxes, the relevant Mortgage shall not secure an amount in excess of the fair market value, as determined by the Borrowers in their reasonable discretion (it being understood that the Borrowers shall not be required to incur any expense in order to obtain appraisals or other third party valuations), of the Mortgaged Property subject thereto) and the other documentation required to be delivered with respect to each Material Real Property, in each case pursuant to Section 6.11 or Section 6.13(b) (the “Mortgaged Properties”) within the time periods set forth in said sections.

The foregoing definition shall not require, and the Loan Documents shall not contain any requirements as to (i) the creation or perfection of pledges of or security interests in, Mortgages on, or the obtaining of title insurance, surveys, abstracts or appraisals or taking other actions with respect to any Excluded Assets and (ii) the guarantee of intercompany indebtedness of any Loan Party that is a U.S. Person (or U.S. DRE) by any Loan Party that is a non-U.S. Person (including, for purpose of this sentence, a U.S. DRE substantially all of whose assets consist (directly or indirectly through one or more flow-through entities) of the equity interests and/or indebtedness of one or more non-U.S. Persons), and (iii) such non-U.S. Person shall not pledge its assets (or have its equity pledged) to secure the intercompany indebtedness described in clause (ii).

The Collateral Agent may grant extensions of time for the perfection of security interests in, or the delivery of any Mortgage and the obtaining of opinions (where such deliverables are customary in any applicable jurisdiction) with respect to, particular assets and the delivery of assets (including extensions beyond the Closing Date for the perfection of security interests in the assets of the Loan Parties on such date) where it reasonably determines, in consultation with the Borrower Representative, that perfection cannot be accomplished without undue effort or expense by the time or times at which it would otherwise be required by this Agreement or the Collateral Documents.

No actions required by the Laws of any jurisdiction, other than the United States, Australia, Singapore and England and Wales, shall be required in order to create any security interests in any assets or to perfect or make enforceable such security interests (other than the execution of a pledge agreement over the Equity Interests in DTZ Dutch Holdings, B.V. governed by Dutch law and perfection of security interest in the Equity Interests of TPG Drone (Cayman) Ltd.), it being understood that the Borrower Representative may elect to take such action in its sole discretion. Perfection by “control” (as defined below), except delivery of stock, shall not be required with respect to assets requiring perfection through control agreements or perfection by “control” (as such concept is defined or applied in the UCC, the Australian PPSA or any analogous concept under the laws of any other jurisdiction, as applicable). The Loan Parties shall not be required to deliver (i) any promissory notes or other instruments evidencing Indebtedness, except as set forth in Section 3.1(c) of the U.S. First Lien Pledge and Security Agreement and except for the delivery of the Intercompany Note, which shall be pledged to the Collateral Agent and (ii) certificates representing any Equity Interests, other than certificated Equity Interests of the Borrowers and any wholly-owned Restricted Subsidiary that is a Material Subsidiary and any stock or unit certificates that are otherwise required to be delivered hereunder, subject in each case to the Guarantee and Security Principles.

Notwithstanding the foregoing, (i) no Loan Party shall be required to take any actions (including the making of any filings or registrations) required by the Laws of any jurisdiction other than the jurisdiction in which such Loan Party is organized or incorporated in order to create or perfect its grant of a security interest in any Collateral, including the perfection of a security interest in any Equity Interest held by such Loan Party (other than the execution of a pledge agreement governed by the laws of Australia, England and Wales, Singapore, or the State of New York under which any Loan Party grants the Collateral Agent a security interest in any Equity Interest issued by an entity that is required to become a Loan Party hereunder and that is organized or incorporated under the laws of such jurisdiction or, in the case of the State of New York, a State in the United States or the District of Columbia, the pledge agreement over the Equity Interests in DTZ Dutch Holdings, B.V. governed by Dutch law and perfection of security interest in the Equity Interests of TPG Drone (Cayman) Ltd.) and (ii) subject to clause (i) above, solely with respect to any personal property collateral, no Loan Party shall be required to take any actions to perfect its grant of a security interest in any personal property Collateral other than, subject to the Guarantee and Security Principles, (A) with respect to any Guarantor organized or incorporated in the United States (x) filing a financing statement under the Uniform Commercial Code, (y) making any necessary filings with the United States Patent and Trademark Office or the Copyright Office of the U.S. Library of Congress and (z) taking other actions specified in Section 3.1(c) of the U.S. First Lien Pledge and Security Agreement, (B) with respect to any Guarantor organized or incorporated in Australia, (w) registration of any Australian Security Agreement on the Australian PPS Register, (x) delivery of share and unit certificates and signed blank transfer forms, and (y) stamping of the Australian Security Agreements or other Collateral Documents governed by Australian law at the New South Wales Office of State Revenue within 90 days of the date on which the stamp duty liability arises, (D) with respect to any Guarantor organized or incorporated in England and Wales, (x) delivery to the Collateral Agent of all original share certificates in respect of the shares over which a lien has been granted and signed but undated stock transfer forms executed by such Guarantor and (y) registering against each such Guarantor at Companies House in England the details of any English Security Agreement to which it is a party and (E) with respect to any Guarantor incorporated in Singapore, (w) the delivery of each notice of assignment to the respective counterparties, as required by the relevant Singaporean Security Agreement, (x) in relation to any shares charged pursuant to a Singaporean Security Agreement, the delivery of original share certificates and blank share transfer forms duly executed by the relevant chargor in relation to such shares; (y) the registration of each Singaporean Security Agreement with the Accounting and Corporate Regulatory Authority of Singapore within the statutorily prescribed timeframe 30 days of execution by the parties thereto and (z) the payment of stamp duty of up to a maximum amount of S$500 in respect of the relevant Singaporean Security Agreement executed by such Guarantor in respect of the relevant, within the statutorily prescribed timeframe.

Notwithstanding the foregoing, the Loan Parties shall not be required to deliver any stock certificate representing any Pledged Collateral (other than Pledged Collateral issued by a Loan Party), if (i) such Loan Party was not able to obtain such stock certificate after it has used commercially reasonable efforts to deliver such stock certificate without undue burden or expense, (ii) the delivery of such stock certificate would restrict the ability of the issuer to conduct its operations and business in the ordinary course, (iii) in secured financings conducted in the jurisdiction of the issuer, the delivery of such stock certificate are not customarily delivered, or (iv) such Pledged Collateral is issued by any entity incorporated or organized under the laws of Italy or the People’s Republic of China.

Notwithstanding the foregoing or the definition of Excluded Subsidiaries, the Borrower Representative may, in its sole discretion, cause any Restricted Subsidiary that is not required to be a Guarantor to Guarantee the Obligations.

It is understood and agreed that to the extent the First Lien Administrative Agent is satisfied with or agrees to any deliveries of possessory collateral in respect of Collateral, the Administrative Agent and the Collateral Agent, as the case may be, shall be deemed to be satisfied with such deliveries. So long as the First Lien/Second Lien Intercreditor Agreement is in effect, (A) a Loan Party may satisfy its obligations to deliver Collateral to the Collateral Agent by delivering such Collateral to (x) prior to the Senior Lien Termination Date, the Designated Senior Representative (as defined in the First Lien/Second Lien Intercreditor Agreement) or its agent, designee or bailee, and after the Senior Lien Termination Date, the Designated Second Priority Representative (as defined in the First Lien/Second Lien Intercreditor Agreement), in each case, in accordance with the terms of the First Lien/Second Lien Intercreditor Agreement and (B) if the First Lien Administrative Agent determines that any Subsidiary of a Borrower shall be excluded from the requirements of the Collateral and Guarantee Requirement (as defined in the Syndicated Facility Agreement (First Lien)) in accordance with the terms of the First Lien Credit Documents, the Administrative Agent shall automatically be deemed to accept such determination hereunder and shall execute any documentation, if applicable, in connection therewith.

“Collateral Documents” means, collectively, the Security Agreements, the Intellectual Property Security Agreements, the Mortgages (if any), each of the collateral assignments, security agreements, pledge agreements or other similar agreements delivered to the Administrative Agent, Collateral Agent or the Lenders pursuant to Section 4.01(a)(iii), Section 6.11 or Section 6.13 and each of the other agreements, instruments or documents that creates or purports to create a Lien in favor of the Collateral Agent for the benefit of the Secured Parties.

“Commitment” means, as to each Lender, its obligation to make a Loan to the Borrowers hereunder, expressed as an amount representing the maximum principal amount of the Loan to be made by such Lender under this Agreement, as such commitment may be (a) reduced from time to time pursuant to this Agreement and (b) reduced or increased from time to time pursuant to (i) assignments by or to such Lender pursuant to an Assignment and Assumption (or Affiliated Lender Assignment and Assumption), (ii) an Incremental Amendment, (iii) a Refinancing Amendment, (iv) an Extension Amendment or (v) an amendment in respect of Replacement Loans. The initial amount of each Lender’s Commitment is specified on Schedule 2.01 under the caption “Commitment” or, otherwise, in the Assignment and Assumption (or Affiliated Lender Assignment and Assumption), Incremental Amendment, Refinancing Amendment, Extension Amendment or amendment in respect of Replacement Loans pursuant to which such Lender shall have assumed its Commitment, as the case may be. The initial aggregate principal amount of the Commitments is $210,000,000.

“Commitment Letter” means the Amended and Restated Commitment Letter, dated September 19, 2014, by and among UBS AG, Stamford Branch, UBS Securities LLC, Bank of America, N.A., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Credit Suisse AG, Credit Suisse Securities (USA) LLC, Citigroup Global Markets Inc., Credit Agricole Corporate and Investment Bank, Credit Agricole CIB Australia Limited, HSBC Bank USA, N.A., HSBC Securities (USA) Inc. and Mizuho Bank, Ltd., as amended and in effect from time to time.

“Committed Loan Notice” means a written notice of (a) a Borrowing with respect to a given Class of Loans, (b) a conversion of Loans of a given Class from one Type to the other, or (c) a continuation of Eurodollar Rate Loans of a given Class, pursuant to Section 2.02(a), which shall be substantially in the form of Exhibit A-1.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. §1 et. seq.), as amended from time to time and any successor statute.

“Compensation Period” has the meaning specified in Section 2.10(c)(ii).

“Compliance Certificate” means a certificate substantially in the form of Exhibit C and which certificate shall in any event be a certificate of a Financial Officer of the Borrower Representative (a) certifying as to whether a Default has occurred and is continuing and, if applicable, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (b) beginning with the financial statements for the first fiscal year of Holdings for which annual financial statements are required to be delivered pursuant to Section 6.01(a) or 6.01(f), as applicable (but in any event shall be a period ending on or before December 31, 2015), setting forth reasonably detailed calculations of Excess Cash Flow for such fiscal year, (c) in the case of financial statements delivered under Section 6.01(a), beginning with the financial statements for the first fiscal year of Holdings for which annual financial statements are required to be delivered pursuant to Section 6.01(a) or 6.01(f), as applicable (but in any event shall be a period ending on or before December 31, 2015), setting forth a reasonably detailed calculation of the Net Cash Proceeds received during the applicable period by, or on behalf of, Holdings, any Borrower or any Restricted Subsidiary in respect of any Disposition subject to prepayment pursuant to Section 2.03(b)(ii)(A) and the portion of such Net Cash Proceeds that has been invested or are intended to be reinvested in accordance with Section 2.03(b)(ii)(B) and (d) commencing with the certificate delivered pursuant to Section 6.02(a) for the first full fiscal quarter ending after the Closing Date, setting forth the EBITDA calculation for the relevant fiscal quarter; provided that to the extent the CT Acquisition has been consummated, operative effect shall be given to Section 6.01(f) and any financial information contained in, relied on by or incorporated by reference in the Compliance Certificate will be based on financial statements calculated on such basis.

“Consolidated Current Assets” means, as at any date of determination, the total assets of Holdings, the Borrowers and the Restricted Subsidiaries on a consolidated basis that may properly be classified as current assets in conformity with GAAP, excluding cash and Cash Equivalents, amounts related to current taxes based on income or profits, income tax receivables, assets held for sale, loans (permitted) to third parties, deferred bank fees (as applicable), pension assets, derivative financial instruments and any assets in respect of Hedging Obligations, and excluding the effects of adjustments pursuant to GAAP resulting from the application of recapitalization accounting or purchase accounting, as the case may be, in relation to the Transactions, the CT Acquisition or any consummated acquisition.

“Consolidated Current Liabilities” means, as at any date of determination, the total liabilities of Holdings, the Borrowers and the Restricted Subsidiaries on a consolidated basis that may properly be classified as current liabilities in conformity with GAAP, excluding (A) the current portion of any Funded Debt, loans and borrowings, and employee benefits, (B) the current portion of interest, (C) provisions or accruals for current taxes based on income or profits or income tax payables, (D) provisions or accruals of any costs or expenses related to restructuring reserves or severance, (E) revolving loans, swingline loans and letter of credit obligations under the First Lien Credit Facility or under any other revolving credit facility, (F) the current portion of any Capitalized or Finance Lease Obligation, (G) deferred revenue arising from cash receipts that are earmarked for specific projects, (H) liabilities in respect of unpaid earn-outs, (I) the current portion of any other long-term liabilities, (J) provisions or accruals related to litigation settlement costs, (K) any liabilities in respect of Hedging Obligations, and (L) deferred bank fees (as applicable), furthermore, excluding the effects of adjustments pursuant to GAAP resulting from the application of recapitalization accounting or purchase accounting, as the case may be, in relation to the Transactions, the CT Acquisition or any consummated acquisition.

“Consolidated Depreciation and Amortization Expense” means with respect to any Person for any period, the total amount of depreciation and amortization expense of such Person and its Restricted Subsidiaries and the Borrowers, as applicable, including the amortization of deferred financing fees, debt issuance costs, and commissions, fees and expenses and amortization of Capitalized Software Expenditures of such Person and its Restricted Subsidiaries for such period on a consolidated basis and otherwise determined in accordance with GAAP.

“Consolidated Interest Expense” means, with respect to any Person for any period, without duplication, the sum of:

(a) to the extent included in consolidated finance costs, consolidated interest expense in respect of Indebtedness of such Person and its Restricted Subsidiaries and the Borrowers, as applicable, for such period, to the extent such expense was deducted (and not added back) in computing Consolidated Net Income (including (i) amortization of OID resulting from the issuance of Indebtedness at less than par, (ii) all commissions, discounts and other fees and charges owed with respect to letters of credit or bankers acceptances, (iii) non-cash interest payments (but excluding any non-cash interest expense attributable to the movement in the mark to market valuation of Hedging Obligations or other derivative instruments pursuant to GAAP), (iv) the interest component of Capitalized or Finance Lease Obligations, (v) net payments, if any, made (less net payments, if any, received), pursuant to interest rate Hedging Obligations to the extent hedging the rate or currency of interest payments with respect to Indebtedness, and excluding (vi) any prepayment premium or penalty, (vii) annual agency fees paid to the administrative agents and collateral agents under any credit facilities or other debt instruments or document, (viii) costs associated with agreements in respect of Hedging Obligations and breakage costs in respect of agreements in respect of Hedging Obligations related to interest rates, (ix) any expense resulting from the discounting of any Indebtedness in connection with the application of recapitalization accounting or, if applicable, purchase accounting in connection with the Transactions, the CT Acquisition or any acquisition (or purchase of assets), (x) penalties and interest relating to taxes and any other financing fees related to the Transactions, the CT Acquisition or any acquisition (or purchase of assets) after the Closing Date, (xi) any “additional interest” or “liquidated damages” with respect to any debt securities for failure to timely comply with registration rights obligations, (xii) amortization of deferred financing fees, debt issuance costs, commissions, fees and expenses and discounted liabilities, (xiii) any amortization or expensing of bridge, arranging, structuring, commitment and other financing fees, (xiv) commissions, discounts, yield and other fees and charges (including any interest expense) related to any Qualified Securitization Facility and (xv) any accretion of accrued interest on discounted liabilities); plus

(b) consolidated capitalized interest of such Person and the Restricted Subsidiaries for such period, whether paid or accrued; less

(c) to the extent included in consolidated finance income, interest income of such Person and its Restricted Subsidiaries for such period.

For purposes of this definition, interest on a Capitalized or Finance Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by such Person to be the rate of interest implicit in such Capitalized or Finance Lease Obligation in accordance with GAAP.

“Consolidated Net Leverage Ratio” means, as of any date of determination, the ratio of (a) the Consolidated Total Indebtedness as of the last day of the Test Period most recently ended on or prior to such date of determination to (b) EBITDA of Holdings for such Test Period.

“Consolidated Net Income” means, with respect to any Person for any period, the aggregate of the Net Income attributable to such Person and its Restricted Subsidiaries and the Borrowers, as applicable, for such period, on a consolidated basis, and otherwise determined in accordance with GAAP; provided that, without duplication:

(a) the cumulative effect of a change in accounting principles (effected either through cumulative effect adjustment, restructuring or a retroactive application, in each case, in accordance with GAAP) and changes as a result of the adoption or modification of accounting policies during such period (but only for so long as any Test Period includes the period in which such adoption or modification was initially made) shall be excluded;

(b) any net after-tax effect of gains or losses attributable to asset dispositions or abandonments (including any disposal of abandoned or discontinued operations) or the sale or other disposition of any Capital Stock of any Person other than in the ordinary course of business as determined in good faith by the Borrower Representative shall be excluded;

(c) the Net Income for such period of any Person that is an Unrestricted Subsidiary or, any Person that is not Holdings, a Borrower or a Restricted Subsidiary or that is accounted for by the equity method of accounting, shall be excluded; provided that Consolidated Net Income of Holdings shall be increased by the amount of dividends or distributions or other payments that are actually paid in cash or Cash Equivalents (or to the extent converted into cash or Cash Equivalents) to Holdings, a Borrower or a Restricted Subsidiary thereof in respect of such period and the net losses of any such Person shall only be included to the extent funded with cash from Holdings, a Borrower or any Restricted Subsidiary;

(d) solely for the purpose of determining clause (b) of the Available Amount, the Net Income for such period of any Restricted Subsidiary (other than any Subsidiary Guarantor) shall be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of its Net Income is not at the date of determination permitted without any prior governmental approval (which has not been obtained) or, directly or indirectly, by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule, or governmental regulation applicable to that Restricted Subsidiary or its stockholders, unless such restriction with respect to the payment of dividends or similar distributions has been legally waived, provided that Consolidated Net Income of Holdings will be increased by the amount of dividends or other distributions or other payments actually paid in cash (or to the extent converted into cash or Cash Equivalents) to Holdings, any Borrower or any Restricted Subsidiary thereof in respect of such period, to the extent not already included therein;

(e) effects of adjustments (including the effects of such adjustments pushed down to Holdings, the Borrowers and the Restricted Subsidiaries) in the inventory, property and equipment, software, goodwill, other intangible assets, in-process research and development, deferred revenue, debt line items and other noncash charges in such Person’s consolidated financial statements pursuant to GAAP resulting from the application of recapitalization accounting or, if applicable, purchase accounting in relation to the Transactions, the CT Acquisition or any consummated acquisition or the amortization or write-off or write-down of any amounts thereof, net of taxes, shall be excluded;

(f) any net after-tax effect of income (loss) from the early extinguishment or conversion of (i) Indebtedness, (ii) Hedging Obligations or (iii) other derivative instruments shall be excluded;

(g) any impairment charge or asset write-off or revaluation decrease under IAS 16 Property, Plant and Equipment or write-down, including impairment charges or asset write-offs or write-downs related to intangible assets, long-lived assets, investments in debt and equity securities or as a result of a change in law or regulation, in each case, pursuant to GAAP, and the amortization of intangibles arising pursuant to GAAP shall be excluded;

(h) any non-cash compensation charge or expense, including any such charge or expense arising from the grants of stock appreciation or similar rights, stock options, restricted stock or other rights or equity incentive programs, shall be excluded, and any cash charges associated with the rollover, acceleration, or payout of Equity Interests by management of any Borrower or the Restricted Subsidiaries or any Parent Entity in connection with the Transactions, shall be excluded;

(i) any fees, expenses or charges incurred during such period, or any amortization thereof for such period, in connection with any acquisition, Investment, Disposition, incurrence or repayment of Indebtedness (including such fees, expenses or charges related to any Loan Document and any First Lien Credit Document), issuance of Equity Interests, Refinancing transaction or amendment or modification of any debt instrument (including any amendment or other modification of any Loan Document and any First Lien Credit Document) and including, in each case, any such transaction whether consummated on, after or prior to the Closing Date and any such transaction undertaken but not completed, and any charges or non-recurring merger costs incurred during such period as a result of any such transaction, in each case whether or not successful or consummated (including, for the avoidance of doubt, the effects of expensing all transaction related expenses in accordance with IFRS 3, AASB 3 Business Combinations or Accounting Standards Codification 805, Business Combinations), shall be excluded;

(j) provisions or accruals and reserves that are established or adjusted after the closing of any acquisition (including the DTZ Acquisition and the CT Acquisition) that are so required to be established or adjusted as a result of such acquisition in accordance with GAAP shall be excluded;

(k) any expenses, charges or losses that are covered by indemnification or other reimbursement provisions in connection with any investment, acquisition or any sale, conveyance, transfer or other disposition of assets permitted hereunder, to the extent actually indemnified or reimbursed, or, so long as the Borrower Representative has made a determination that a reasonable basis exists for indemnification or reimbursement and only to the extent that such amount is in fact indemnified or reimbursed within 365 days of such determination (with a deduction in the applicable future period for any amount so added back to the extent not so indemnified or reimbursed within such 365 days), shall be excluded;

(l) to the extent covered by insurance and actually reimbursed, or, so long as the Borrower Representative has made a determination that there exists reasonable evidence that such amount will in fact be reimbursed by the insurer and only to the extent that such amount is in fact reimbursed within 365 days of the date of such determination (with a deduction in the applicable future period for any amount so added back to the extent not so reimbursed within such 365 day period), expenses, charges or losses with respect to liability or casualty events or business interruption shall be excluded;

(m) any net unrealized gain or loss (after any offset) resulting in such period from Hedging Obligations and the application of International Accounting Standards 39, AASB 139 Financial Instruments: Recognition and Measurement, Accounting Standards Codification 815, Derivatives and Hedging, shall be excluded;

(n) any net unrealized gain or loss (after any offset) resulting in such period from currency translation and transaction gains or losses including those related to currency remeasurements of Indebtedness (including any net loss or gain resulting from (A) Hedging Obligations for currency exchange risk and (B) resulting from intercompany indebtedness) and any other foreign currency transaction or translation gains and losses, to the extent such gain or losses are non-cash items; and

(o) effects of adjustments to provisions or accruals and reserves during a prior period relating to any change in the methodology of calculating reserves for returns, rebates and other chargebacks (including government program rebates) shall be excluded.

In addition, to the extent not already included in the Consolidated Net Income of such Person and its Restricted Subsidiaries, notwithstanding anything to the contrary in the foregoing, Consolidated Net Income shall include the amount of proceeds received from business interruption insurance and reimbursements of any expenses and charges that are covered by indemnification or other reimbursement provisions in connection with any Investment permitted hereunder or any sale, conveyance, transfer or other disposition of assets permitted hereunder.

Notwithstanding the foregoing, for the purpose of determining the Available Amount (other than clause (e) of such definition), there shall be excluded from Consolidated Net Income any income arising from any sale or other disposition of Restricted Investments made by Holdings, the Borrowers and the Restricted Subsidiaries, any repurchases and redemptions of Restricted Investments from Holdings, the Borrowers and the Restricted Subsidiaries, any repayments of loans and advances which constitute Restricted Investments by Holdings, any Borrower or any Restricted Subsidiary, any sale of the stock of an Unrestricted Subsidiary or any distribution or dividend from an Unrestricted Subsidiary, in each case only to the extent such amounts increase the Available Amount pursuant to clause (e) thereof.

“Consolidated Total Indebtedness” means, as at any date of determination, an amount equal to the sum of (1) the aggregate principal amount of all outstanding Indebtedness of Holdings, the Borrowers and the Restricted Subsidiaries on a consolidated basis consisting of Indebtedness for borrowed money, purchase money Indebtedness and obligations in respect of Capitalized or Finance Lease Obligations as determined in accordance with GAAP (excluding for the avoidance of doubt all undrawn amounts under revolving credit facilities, all undrawn (or Cash Collateralized amounts under drawn) letters of credit, bank guarantees and performance or similar bonds and all obligations under Qualified Securitization Facilities and all Hedging Obligations) and to the extent not Cash Collateralized, standby letters of credit that have been drawn and not reimbursed within two (2) Business Days after the date of such drawing, plus (2) any derivative financial instrument liability that arises out of Swap Obligations relating to Foreign Currencies (or the Foreign Currency component of any other Swap Obligations) to the extent relating to hedges of the principal amount of Loans outstanding under this Agreement or the First Lien Loans, minus (3) any derivative financial instrument asset that arises out of Swap Obligations relating to Foreign Currencies (or the Foreign Currency component of any other Swap Obligations) to the extent relating to hedges of the principal amount of Loans outstanding under this Agreement or the First Lien Loans minus (4) the aggregate amount of cash and Cash Equivalents of Holdings, the Borrowers and the Restricted Subsidiaries on such date that would not appear as “restricted” on a consolidated balance sheet of Holdings. The U.S. Dollar-equivalent principal amount of any Indebtedness denominated in a foreign currency will reflect the currency translation effects, determined in accordance with GAAP, of Hedging Obligations for currency exchange risks with respect to the applicable currency in effect on the date of determination of the U.S. Dollar-equivalent principal amount of such Indebtedness.

“Consolidated Working Capital” means, as at any date of determination, the excess of Consolidated Current Assets over Consolidated Current Liabilities.

“Contingent Obligations” means, with respect to any Person, any obligation of such Person guaranteeing any leases, dividends or other obligations that do not constitute Indebtedness (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent:

(a) to purchase any such primary obligation or any property constituting direct or

(b) indirect security therefor;

(i) to advance or supply funds;

(ii) for the purchase or payment of any such primary obligation; or to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor; or

(c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation against loss in respect thereof.

“Contract Consideration” has the meaning specified in clause (b)(xi) of the definition of “Excess Cash Flow.”

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Controlled Investment Affiliate” means, as to any Person, any other Person, other than a Sponsor, which directly or indirectly is in control of, is controlled by, or is under common control with such Person and is organized by such Person (or any Person controlling such Person) primarily for making direct or indirect equity or debt investments in a Borrower and/or other companies.

“Corrective Extension Amendment” has the meaning specified in Section 2.14(e).

“Credit Agreement Refinanced Debt” has the meaning assigned to such term in the definition of “Credit Agreement Refinancing Indebtedness.”

“Credit Agreement Refinancing Indebtedness” means (a) Permitted Equal Priority Refinancing Debt, (b) Permitted Junior Priority Refinancing Debt or (c) Permitted Unsecured Refinancing Debt; provided that, in each case, such Indebtedness is issued, incurred or otherwise obtained (including by means of the extension or renewal of existing Indebtedness) to Refinance, in whole or in part, existing Loans (or, if applicable, unused Incremental Commitments) or any then-existing Credit Agreement Refinancing Indebtedness (“Credit Agreement Refinanced Debt”); provided, further, that (i) the covenants, events of default and guarantees of any such Indebtedness in the form of bonds, notes or debentures or which Refinances, in whole or in part, existing Loans or Commitments (excluding, for the avoidance of doubt, interest rates (including through fixed interest rates), interest margins, rate floors, fees, funding discounts, OID and prepayment or redemption premiums and terms) (when taken as a whole) are not materially more favorable to the lenders or holders providing such Indebtedness than those applicable to the Credit Agreement Refinanced Debt (when taken as a whole) (other than covenants or other provisions applicable only to periods after the Latest Maturity Date at the time of incurrence, issuance or obtainment of such Indebtedness) (provided that such terms shall not be deemed to be “more favorable” solely as a result of the inclusion in the documentation governing such Credit Agreement Refinancing Indebtedness of a Previously Absent Financial Maintenance Covenant so long as the Administrative Agent shall be given prompt written notice thereof and this Agreement is amended to include such Previously Absent Financial Maintenance Covenant for the benefit of each Facility (provided however, that if (x) the Credit Agreement Refinancing Indebtedness that includes a Previously Absent Financial Maintenance Covenant consists of a revolving credit facility (whether or not the documentation therefor includes any other facilities) and (y) the applicable Previously Absent Financial Maintenance Covenant is a “springing” financial maintenance covenant, the Previously Absent Financial Maintenance Covenant shall not be required to be included in this Agreement for the benefit of any Facility hereunder and such Credit Agreement Refinancing Indebtedness shall not be deemed “more favorable” solely as a result of such Previously Absent Financial Maintenance Covenant benefiting only such revolving credit facilities), (ii) any such Indebtedness in the form of bonds, notes or debentures or which Refinances, in whole or in part, existing Loans or Commitments shall have a maturity date that is no earlier than the Credit Agreement Refinanced Debt and a Weighted Average Life to Maturity equal to or greater than the Credit Agreement Refinanced Debt (without giving effect to any amortization or prepayments thereof prior to the time of such Refinancing) as of the date of determination, (iii) except to the extent otherwise permitted under this Agreement (subject to a dollar for dollar usage of any other basket set forth in the definition of “Permitted Indebtedness,” if applicable), such Indebtedness shall not have a greater principal amount (or shall not have a greater accreted value, if applicable) than the principal amount (or accreted value, if applicable) of the Credit Agreement Refinanced Debt plus accrued interest, fees and premiums (including tender premium) and penalties (if any) thereon and fees, expenses, OID and upfront fees incurred in connection with such Refinancing, (iv) such Credit Agreement Refinanced Debt shall be repaid, defeased or satisfied and discharged, and all accrued interest, fees and premiums (if any) in connection therewith shall be paid, substantially concurrently with the date such Credit Agreement Refinancing Indebtedness is issued, incurred or obtained with the Net Cash Proceeds received from the incurrence or issuance of such Indebtedness and (v) in the case of any such Indebtedness in the form of bonds, notes or debentures or which Refinances, in whole or in part, existing Loans or Commitments, shall not require any mandatory repayment, redemption, repurchase or defeasance (other than (x) in the case of bonds, notes or debentures, customary change of control, asset sale event or casualty or condemnation event offers and customary acceleration any time after an event of default and (y) in the case of any term loans, mandatory prepayments (including redemptions or repurchases or offers to prepay, redeem or repurchase based on excess cash flow) that are on terms not more favorable to the lenders or holders providing such Indebtedness than those applicable to the Credit Agreement Refinanced Debt) prior to the 91st day after the maturity date of the Credit Agreement Refinanced Debt; and, provided, further, that “Credit Agreement Refinancing Indebtedness” may be incurred in the form of a bridge or other interim credit facility intended to be Refinanced with long-term indebtedness (and such bridge or other interim credit facility shall be deemed to satisfy clause (ii) of the second proviso in this definition so long as (x) such credit facility includes customary “rollover” provisions and (y) assuming such credit facility were to be extended pursuant to such “rollover” provisions, such extended credit facility would comply with clause (ii) above), provided that, on or prior to the first anniversary of the incurrence of such “bridge” or other credit facility, clause (v) of the second proviso in this definition shall not prohibit the inclusion of customary terms for “bridge” facilities, including customary mandatory prepayment, repurchase or redemption provisions.

“CT Acquisition” has the meaning specified in the preliminary statements to this Agreement.

“CT Annual Financial Statements” means the audited combined balance sheets of the CT Companies as of the fiscal years ended December 31, 2011, 2012 and 2013, and the related statements of comprehensive income and statements of cash flows for the CT Companies for the fiscal years then ended.

“CT Companies” has the meaning specified in the preliminary statements to this Agreement.

“CT Equity Contribution” means, collectively, cash equity contributions (which shall be in the form of common equity or (on terms reasonably satisfactory to the Arrangers) other equity) by the Sponsors, Management Stockholders and any Co-Investors directly or indirectly to Holdings in an aggregate amount equal to, when combined with (i) the fair market value of the equity of management and existing equity holders of the CT Companies rolled over or invested in connection with the CT Acquisition and (ii) the DTZ Equity Contribution, at least 30% of the CT Funded Capitalization; provided that the Sponsors shall contribute greater than 50% of the aggregate amount of the CT Equity Contribution (exclusive of any cash, rollover equity or other equity contributed by members of management and other current equity holders of the CT Companies).

“CT Funded Capitalization” means the sum of (1) the aggregate gross proceeds of the Loans and the First Lien Initial Loans borrowed on the Closing Date, (2) the aggregate gross proceeds of the Delayed Draw Term Facility borrowed on the Delayed Draw Funding Date, (3) the DTZ Equity Contribution and (4) the CT Equity Contribution.

“CT Merger Agreement” means the Agreement and Plan of Merger, dated as of September 19, 2014, by and among DTZ Jersey Holdings Ltd., a Jersey Limited Company, the Merger Subs, the Companies and the Seller Representative (each as defined in the CT Merger Agreement).

“CT Quarterly Financial Statements” means the unaudited combined balance sheets and related statement of comprehensive income and statement of cash flows of the CT Companies for the fiscal quarters ended at least forty-five (45) days before the Delayed Draw Funding Date.

“Customary Intercreditor Agreement” means (a) to the extent executed in connection with the incurrence of secured Indebtedness the Liens on the Collateral securing which are intended to rank equal in priority to the Liens on the Collateral securing the Obligations (but without regard to the control of remedies), at the option of the Borrower Representative and the Administrative Agent acting together in good faith, a customary intercreditor agreement in form and substance reasonably acceptable to the Administrative Agent and the Borrower Representative, which agreement shall provide that the Liens on the Collateral securing such Indebtedness shall rank equal in priority to the Liens on the Collateral securing the Obligations (but without regard to the control of remedies) and (b) to the extent executed in connection with the incurrence of secured Indebtedness the Liens on the Collateral securing which are intended to rank junior to the Liens on the Collateral securing the Obligations, at the option of the Borrower Representative and the Administrative Agent acting together in good faith, either (i) an intercreditor agreement substantially in the form of the First Lien/Second Lien Intercreditor Agreement or (ii) a customary intercreditor agreement in form and substance reasonably acceptable to the Administrative Agent and the Borrower Representative, which agreement shall provide that the Liens on the Collateral securing such Indebtedness shall rank junior to the Lien on the Collateral securing the Obligations.

“Deadline” means 5:00 p.m., New York City time on November 5, 2014, or such later date as agreed to in writing by the Administrative Agent and the Borrower Representative.

“Debt Fund Affiliate” means any Affiliate of a Sponsor that is a bona fide diversified debt fund that is not (a) a natural person or (b) Holdings, a Borrower or any Subsidiary of Holdings and that is primarily engaged in, or that advises funds or other investment vehicles that are engaged in, making, purchasing, holding or otherwise investing in commercial loans, bonds and similar extensions of credit or securities in the ordinary course; provided that no Sponsor, or investment vehicle managed or advised by a Sponsor, which is not primarily engaged in making, purchasing, holding or otherwise investing in commercial loans, bonds and similar extensions of credit in the ordinary course, control, direct, or make investment decisions for such Affiliate.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, administration, insolvency, judicial management, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Declined Proceeds” has the meaning specified in Section 2.03(b)(v).

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” means an interest rate equal to (a) the Base Rate plus (b) the Applicable Rate applicable to Base Rate Loans plus (c) 2.00% per annum; provided that with respect to the outstanding principal amount of any Loan, the Default Rate shall be an interest rate equal to the interest rate (including any Applicable Rate) otherwise applicable to such Loan (giving effect to Section 2.02(c)) plus 2.00% per annum, in each case, to the fullest extent permitted by applicable Laws.

“Delayed Draw Funding Date” has the meaning set forth in the Syndicated Facility Agreement (First Lien).

“Delayed Draw Term Facility” has the meaning set forth in the Syndicated Facility Agreement (First Lien).

“Delayed Draw Term Loans” has the meaning set forth in the Syndicated Facility Agreement (First Lien).

“Designated Non-Cash Consideration” means the fair market value of non-cash consideration received by Holdings, a Borrower or a Restricted Subsidiary in connection with a Disposition pursuant to Section 7.05(j) that is so designated as Designated Non-Cash Consideration pursuant to a certificate of a Responsible Officer, setting forth the basis of such valuation, less the amount of cash or Cash Equivalents received in connection with a subsequent sale, redemption or repurchase of or collection or payment on such Designated Non-Cash Consideration.

“Designated Preferred Stock” means Preferred Stock of Holdings or any Parent Entity thereof (in each case other than Disqualified Stock) that is issued for cash (other than to a Borrower or a Restricted Subsidiary or an employee stock ownership plan or trust established by Holdings or one of its Subsidiaries) and is so designated as Designated Preferred Stock, pursuant to a certificate of a Responsible Officer, on or promptly after the issuance date thereof, the cash proceeds of which are excluded from the calculation of the Available Amount.

“Disclosed Information” means information and data of a factual nature heretofore or contemporaneously furnished in writing by or on behalf of any Loan Party to any Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or under any other Loan Document, excluding in all cases, for the avoidance of doubt, any and all projections (including the Projections and any other financial estimates, forecasts and other forward-looking information) or information of a general economic or general industry nature.

“Discount Prepayment Accepting Lender” has the meaning assigned to such term in Section 2.03(a)(iv)(B)(2)

“Discount Range” has the meaning assigned to such term in Section 2.03(a)(iv)(C)(1).

“Discount Range Prepayment Amount” has the meaning assigned to such term in Section 2.03(a)(iv)(C)(1).

“Discount Range Prepayment Notice” means a written notice of a Borrower Solicitation of Discount Range Prepayment Offers made pursuant to Section 2.03(a)(iv)(C) substantially in the form of Exhibit J.

“Discount Range Prepayment Offer” means the written offer by a Lender, substantially in the form of Exhibit K, submitted in response to an invitation to submit offers following the Auction Agent’s receipt of a Discount Range Prepayment Notice.

“Discount Range Prepayment Response Date” has the meaning assigned to such term in Section 2.03(a)(iv)(C)(1).

“Discount Range Proration” has the meaning assigned to such term in Section 2.03(a)(iv)(C)(3).

“Discounted Loan Prepayment” has the meaning assigned to such term in Section 2.03(a)(iv)(A).

“Discounted Prepayment Determination Date” has the meaning assigned to such term in Section 2.03(a)(iv)(D)(3).

“Discounted Prepayment Effective Date” means in the case of a Borrower Offer of Specified Discount Prepayment, Borrower Solicitation of Discount Range Prepayment Offer or Borrower Solicitation of Discounted Prepayment Offer, five (5) Business Days following the Specified Discount Prepayment Response Date, the Discount Range Prepayment Response Date or the Solicited Discounted Prepayment Response Date, as applicable, in accordance with Section 2.03(a)(iv)(B), Section 2.03(a)(iv)(C) or Section 2.03(a)(iv)(D), respectively, unless a shorter period is agreed to between the Borrower Representative and the Auction Agent.

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including any Sale and Lease-Back Transaction and any sale of Equity Interests in a Restricted Subsidiary) of any property by any Person, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.

“Disqualified Institutions” means any competitor of Holdings or the Restricted Subsidiaries that is an operating company and any Affiliate thereof (other than any financial investor that is not an operating company or an Affiliate of an operating company and other than any Affiliate that is a bona fide diversified debt fund) identified in writing by (x) Holdings or the Sponsors to the Arrangers prior to the launch of general syndication as such, or (y) following the Closing Date, the Borrower Representative to the Lenders.

“Disqualified Stock” means, with respect to any Person, any Capital Stock of such Person which, by its terms, or by the terms of any security into which it is convertible or for which it is putable or exchangeable, or upon the happening of any event, matures or is mandatorily redeemable (other than for any Equity Interests that are not Disqualified Stock and other than solely as a result of a change of control, asset sale or casualty or condemnation event) pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof (other than solely as a result of a change of control, asset sale or casualty or condemnation event), in whole or in part, in each case prior to the date 91 days after the earlier of the then Latest Maturity Date or the date the Loans are no longer outstanding; provided that any Capital Stock issued to any plan for the benefit of, or held by, any future, current or former employee, director, officer, manager or consultant (or their respective Controlled Investment Affiliates (excluding TPG Capital, L.P. (but not excluding any future, current or former employee, director, officer, manager or consultant)) or Immediate Family Members), of Holdings, a Borrower, any Subsidiaries of Holdings, Holdings, any Parent Entity or any other entity in which a Borrower or a Restricted Subsidiary has an Investment and is designated in good faith as an “affiliate” by the board of directors of the Borrower Representative (or the compensation committee thereof), in each case pursuant to any stock subscription or shareholders’ agreement, management equity plan or stock option plan or any other management or employee benefit plan or agreement shall not constitute Disqualified Stock solely because it may be repurchased by any Subsidiary of Holdings in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s, director’s, officer’s, manager’s or consultant’s termination of services, death or disability. For the purposes hereof, the aggregate principal amount of Disqualified Stock shall be deemed to be equal to the greater of its voluntary or involuntary liquidation preference and maximum fixed repurchase price, determined on a consolidated basis in accordance with GAAP, and the “maximum fixed repurchase price” of any Disqualified Stock that does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Stock as if such Disqualified Stock were purchased on any date on which the Consolidated Total Indebtedness shall be required to be determined pursuant to this Agreement, and if such price is based upon, or measured by, the fair market value of such Disqualified Stock, such fair market value shall be determined reasonably and in good faith by the Borrower Representative.

“Documentation Agent” means UBS AG, Stamford Branch, in its capacity as a documentation agent.

“Dollar Amount” means (a) with respect to any amount (A) if denominated in U.S. Dollars, the amount thereof and (B) if denominated in any Foreign Currency, the equivalent amount thereof converted to U.S. Dollars as determined by the Administrative Agent on the basis of the Spot Rate for the purchase of U.S. Dollars with such Foreign Currency.

“Domestic Subsidiary” means any direct or indirect Subsidiary of Holdings that is organized under the Laws of the United States, any state thereof or the District of Columbia.

“DTZ Acquired Companies” has the meaning specified in the introductory paragraph to this Agreement.

“DTZ Acquisition” has the meaning specified in the preliminary statements to this Agreement.

“DTZ Acquisition Consideration” means an amount equal to the total funds required to consummate the DTZ Acquisition as set forth in the Share Sale Agreement.

“DTZ Annual Financial Statements” means the audited combined balance sheets of the DTZ Acquired Companies as of the fiscal years ended June 30, 2014 and June 30, 2013, and the related statement of comprehensive income and statement of cash flows for the DTZ Acquired Companies for the fiscal years then ended.

“DTZ Distribution” means, (x) any amounts that are reasonably expected as of the Closing Date to constitute cash and Cash Equivalents with respect to the Completion Accounts Date Retained Cash, other than Trapped Cash (each as defined in the Share Sale Agreement as in effect on June 14, 2014) and (y) any amounts that constitute the Retained Cash Adjustment Amount (as defined in the Share Sale Agreement as in effect on June 14, 2014) that is required to be paid to Holdings by the Sellers (as defined in the Share Sale Agreement as in effect on June 14, 2014) pursuant to Sections 9.4 and 9.5 of the Share Sale Agreement (as in effect on June 14, 2014).

“DTZ Equity Contribution” means, collectively, cash equity contributions (which shall be in the form of common equity or (on terms reasonably satisfactory to the Arrangers) other equity) by the Sponsors, Management Stockholders and any Co-Investors directly or indirectly to Holdings in an aggregate amount equal to, when combined with the fair market value of the equity of management and existing equity holders of the DTZ Acquired Companies rolled over or invested in connection with the Transactions, at least 25% of the DTZ Funded Capitalization (such percentage, the “Minimum Equity Threshold”); provided that the Sponsors shall contribute greater than 50% of the aggregate amount of the DTZ Equity Contribution.

“DTZ Funded Capitalization” means the sum of (1) the aggregate gross proceeds of the Loans and the First Lien Initial Loans borrowed on the Closing Date, excluding the gross proceeds of any loans to fund (A) working capital needs not to exceed $20,000,000 and (B) OID or upfront fees (including by any increase in the aggregate principal amount of the Loans or First Lien Initial Loans) pursuant to the “market flex” provisions of the Fee Letter; and (2) the DTZ Equity Contribution.

“DTZ Quarterly Financial Statements” means the unaudited combined balance sheets and related statement of comprehensive income and statement of cash flows of the DTZ Acquired Companies for the fiscal quarters ended at least forty-five (45) days before the Closing Date.

“DTZ Specified Acquisition Agreement Representations” means such of the representations and warranties made by, or with respect to the DTZ Acquired Companies in the Share Sale Agreement as are material to the interests of the Lenders, but only to the extent that Holdings (or its applicable Affiliates) has the right (taking into account any applicable cure provisions) to, pursuant to the Share Sale Agreement, terminate its (or such Affiliates’) obligations under the Share Sale Agreement or decline to consummate the DTZ Acquisition (in each case in accordance with the terms of the Share Sale Agreement) as a result of a breach of such representations and warranties.

“DTZ Specified Representations” means, subject to Section 2.14(f), those representations and warranties made by the Borrowers contained in Sections 5.01, 5.02, 5.13, 5.16, 5.18 and 5.19.

“DTZ Worldwide” means DTZ Worldwide Limited (f/k/a Drone Bidco Limited), a private limited company incorporated under the laws of England and Wales with company number 09073572.

“EBITDA” means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period:

(a) increased (without duplication) by the following, in each case (other than clauses (ix) and (xii)) to the extent deducted (and not added back) in determining Consolidated Net Income for such period:

(i) provision for taxes based on income or profits or capital, including, without limitation, federal, state, provincial, franchise, excise and similar taxes and foreign withholding taxes (including any future taxes or other levies which replace or are intended to be in lieu of such taxes and any penalties and interest related to such taxes or arising from tax examinations) and the net tax expense associated with any adjustments made pursuant to clauses (a) through (o) of the definition of “Consolidated Net Income”; plus

(ii) Consolidated Interest Expense of such Person for such period (including (x) net losses on Hedging Obligations or other derivative instruments entered into for the purpose of hedging interest rate or currency exchange risk, net of interest income and gains with respect to such obligations, (y) costs of surety bonds in connection with financing activities, and (z) amounts excluded from Consolidated Interest Expense as set forth in clauses (a)(vi) through (xv) in the definition thereof); plus

(iii) Consolidated Depreciation and Amortization Expense of such Person for such period; plus

(iv) the amount of any restructuring provisions, restructuring charges, restructuring accruals or restructuring reserves; plus

(v) any other non-cash charges or adjustments, including (A) any write offs or write downs reducing Consolidated Net Income for such period, (B) equity-based awards compensation expense and expenses related to or associated with deferred compensation programs, (C) losses on sales, disposals or abandonment of, or any impairment charges or asset write-down or revaluation decrease under IAS 16, Property, Plant and Equipment or write-off related to, intangible assets, long-lived assets, inventory and investments in debt and equity securities, (D) all losses from investments in associates recorded using the equity method, (E) charges for facilities closed prior to the applicable lease expiration, (F) contingent consideration charges associated with acquisitions, including such treated as compensation expenses for accounting purposes (provided that if any such non-cash charges represent an accrual, provision or reserve for potential cash items in any future period, (1) the Borrower Representative may determine not to add back such non-cash charge in the current period and (2) to the extent the Borrower Representative does decide to add back such non-cash charge, the cash payment in respect thereof, with the exception of any cash payments related to the settlement of deferred compensation balances awarded prior to the Closing Date or transaction consideration treated as compensation expenses for accounting purposes, in such future period shall be subtracted from EBITDA to such extent, and excluding amortization of a prepaid cash item that was paid in a prior period), and (G) non-cash currency translation losses and unrealized losses from swap agreements (collectively, “Non-Cash Charges”); plus

(vi) any stretch or retention bonus actually paid to management and employees pursuant to any bona fide plan or agreement; plus

(vii) the amount of board of directors fees and any management, monitoring, consulting and advisory fees (including termination and transaction fees) and related indemnities and expenses paid or accrued in such period under the Management Fee Agreement (or related limited partnership agreement) or otherwise to the Sponsors or other Persons with a similar interest in Holdings or any Parent Entities thereof to the extent otherwise permitted under Section 7.08; plus

(viii) the amount of nonrecurring or unusual losses (including all fees and expenses relating thereto), charges or expenses, Transaction Expenses, integration costs, transition costs (including costs incurred in connection with any change to U.S. GAAP pursuant to Section 1.10), pre-opening, opening, consolidation and closing costs for facilities or stores, costs and operating expenses incurred in connection with any strategic initiatives or attributable to the implementation of cost saving initiatives, costs or accruals or provisions or reserves incurred in connection with acquisitions whether on, after or prior to the Closing Date, other business optimization expenses (including costs and expenses relating to business optimization programs and new systems design and implementation costs), severance costs and expenses, one-time compensation charges, retention or completion bonuses, executive recruiting costs, consulting fees, restructuring costs and reserves, and curtailments or modifications to pension and postretirement employee benefit plans and any acquisition or other Specified Transaction (including any such transactions consummated prior to the Closing Date and any such transactions whether or not successful) and any charges or non-recurring transaction costs incurred during such period as a result of any such transaction; plus

(ix) the amount of “run-rate” cost savings, synergies and operating expense reductions related to restructurings, cost savings initiatives or other initiatives that are projected by the Borrower Representative in good faith to result from actions either taken or with respect to which substantial steps have been taken or are expected to be taken (in the good faith determination of the Borrower Representative) within twenty-four (24) months after the Closing Date (or taken prior to the Closing Date) to undertake such restructurings, cost savings or other initiatives (which cost savings, synergies or operating expense reductions shall be subject only to certification by management of the Borrower Representative and calculated on a pro forma basis as though such cost savings, synergies or operating expense reductions had been realized on the first day of such period), net of the amount of actual benefits realized from such actions during such period (it is understood and agreed that “run-rate” means the full recurring benefit that is associated with any action taken or with respect to which substantial steps have been taken or are expected to be taken) (which adjustments may be incremental to (but not duplicative of) pro forma cost savings, synergies or operating expense reduction adjustments made pursuant to Section 1.07); provided that such cost savings, synergies and operating expenses are reasonably identifiable and factually supportable; plus

(x) the amount of “run-rate” cost savings, synergies and operating expense reductions related to acquisitions, dispositions, restructurings, or other transactions or initiatives (each a “Transaction”) that are projected by the Borrower Representative in good faith to result from actions either taken or with respect to which substantial steps have been taken or are expected to be taken (in the good faith determination of the Borrower Representative) within eighteen (18) months after any such Transaction (or taken prior to such Transaction) in order to undertake or implement any such Transaction (which cost savings, synergies or operating expense reductions shall be subject only to certification by management of the Borrower Representative and calculated on a pro forma basis as though such cost savings, synergies or operating expense reductions had been realized on the first day of such period), net of the amount of actual benefits realized from such actions during such period (it is understood and agreed that “run-rate” means the full recurring benefit that is associated with any action taken or with respect to which substantial steps have been taken or are expected to be taken) (which adjustments may be incremental to (but not duplicative of) pro forma cost savings, synergies or operating expense reduction adjustments made pursuant to Section 1.07); provided that such cost savings, synergies and operating expenses are reasonably identifiable and factually supportable; plus

(xi) the amount of loss on sale of receivables, Securitization Assets and related assets to any Securitization Subsidiary in connection with a Qualified Securitization Facility; plus

(xii) any costs or expense incurred by Holdings, a Borrower or a Restricted Subsidiary pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or any stock subscription or shareholder agreement, to the extent that such cost or expenses are funded with cash proceeds contributed to the capital of a Borrower or net cash proceeds of an issuance of Equity Interest of Holdings (other than Disqualified Stock) solely to the extent that such net cash proceeds are excluded from the calculation of the Available Amount; plus

(xiii) cash receipts (or any netting arrangements resulting in reduced cash expenditures) not representing EBITDA or Consolidated Net Income in any period to the extent non-cash gains relating to such income were deducted in the calculation of EBITDA pursuant to clause (b) below for any previous period and not added back; plus

(xiv) internal software development costs that are expensed during the period but could have been capitalized in accordance with GAAP; plus

(xv) any net loss from disposed or discontinued operations or any costs, expenses or charges incurred in connection with disposing of or discontinuing operations; plus

(xvi) any non-cash currency translation gains and unrealized gains from Hedge Agreements; plus

(xvii) purchase consideration treated as non-cash compensation expense for accounting purposes, and other non-cash charges associated with deferred payment obligations; plus

(xviii) Specified Legal Expenses; plus

(xix) the amount of any cash dividends or other cash distributions from Investments (including Investments in Unrestricted Subsidiaries or Excluded Subsidiaries).

(b) decreased (without duplication) by the following, in each case to the extent included in determining Consolidated Net Income for such period:

(i) non-cash gains increasing Consolidated Net Income of such Person for such period, excluding any non-cash gains to the extent they represent the reversal of an accrual or reserve for a potential cash item that reduced EBITDA in any prior period; plus

(ii) any non-cash gains with respect to cash actually received in a prior period unless such cash did not increase EBITDA in such prior period; plus

(iii) any net gain from disposed or discontinued operations; plus

(iv) unusual or non-recurring gains (less all fees and expenses relating thereto); plus

(v) any non-cash gains or adjustments related to a revaluation increase recognized in Net Income in accordance with IAS 16, Property, Plant and Equipment; and

(c) increased or decreased (without duplication) by, as applicable, any adjustments resulting from the application of International Accounting Standards 39, AASB 139 Financial Instruments: Recognition and Measurement, Accounting Standards Codification 815, Derivatives and Hedging, and Accounting Standards Codification 825, Financial Instruments.

Notwithstanding anything to the contrary contained herein, for purposes of determining EBITDA under this Agreement, (A) for any period that includes any of the fiscal quarters ended December 31, 2013, March 31, 2014, June 30, 2014 and September 30, 2014, EBITDA for such fiscal quarters shall be $39,300,000,$13,900,000, $46,700,000 and $23,900,000, respectively and (B) on and after the Delayed Draw Funding Date, for any period that includes any of the fiscal quarters ended December 31, 2013, March 31, 2014, June 30, 2014 and September 30, 2014, EBITDA for such fiscal quarters shall be $60,300,000, $29,200,000, $66,600,000 and $38,000,000, in each case, as may be subject to add-backs and adjustments (without duplication) pursuant to clauses (a)(viii) and (a)(ix) of the definition of “EBITDA,” and Section 1.07(c) for the applicable Test Period. For the avoidance of doubt, EBITDA shall be calculated, including pro forma adjustments, in accordance with Section 1.07.

“ECF Percentage” has the meaning specified in Section 2.03(b)(i).

“Eligible Assignee” has the meaning specified in Section 10.07(a).

“EMU” means the economic and monetary union as contemplated in the Treaty on European Union.

“English Second Lien Security Agreement” means any English security agreement, substantially in the form of Exhibit F-3 executed by any English Loan Party as chargor and the Collateral Agent, in each case as amended, supplemented or otherwise modified from time to time and in accordance with the Guarantee and Security Principles.

“English Second Lien Share Pledge Agreement” means any English pledge agreement, substantially in the form of Exhibit F-4, executed by any Loan Party as chargor and the Collateral Agent, in each case as amended, supplemented or otherwise modified from time and in accordance with the Guarantee and Security Principles.

“English Security Agreements” means the English Second Lien Security Agreement and the English Second Lien Share Pledge Agreement.

“Environment” means ambient air, indoor air, surface water, groundwater, drinking water, soil, surface and sub-surface strata, and natural resources such as wetlands, flora and fauna.

“Environmental Laws” means any and all applicable Laws relating to the protection of the Environment or, to the extent relating to exposure to Hazardous Materials, human health.

“Environmental Liability” means any liability (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities) of any Loan Party or any of its Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials into the Environment, (d) the Release or threatened Release of any Hazardous Materials or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Environmental Permit” means any permit, approval, identification number, license or other authorization required under any Environmental Law.

“Equal Priority Intercreditor Agreement” means the Equal Priority Intercreditor Agreement substantially in the form of Exhibit G-1 among the Administrative Agent and/or the Collateral Agent and one or more Senior Representatives for holders of one or more classes of applicable Permitted Incremental Equivalent Debt and/or Permitted Equal Priority Refinancing Debt, with such modifications thereto as the Administrative Agent and the Borrower Representative may reasonably agree.

“Equal Priority Obligations” means any obligations in respect of Indebtedness secured by Liens on Collateral which rank equal in priority to the Liens on Collateral securing Obligations.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock, but excluding any debt security that is convertible into, or exchangeable for, Capital Stock.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that together with any Loan Party is treated as a single employer within the meaning of Section 414 of the Code or Section 4001 of ERISA.

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by any Loan Party or any of their respective ERISA Affiliates from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as a termination under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by any Loan Party or any of their respective ERISA Affiliates from a Multiemployer Plan, written notification to any Loan Party or any of their respective ERISA Affiliates concerning the imposition of Withdrawal Liability or written notification that a Multiemployer Plan is insolvent or is in reorganization within the meaning of Title IV of ERISA; (d) the filing under Section 4041(c) of ERISA of a notice of intent to terminate a Pension Plan, the treatment of a Pension Plan or Multiemployer Plan amendment as a termination under Sections 4041 or 4041A of ERISA, or the commencement in writing of proceedings by the PBGC to terminate a Pension Plan or Multiemployer

Plan; (e) the imposition of any liability under Title IV of ERISA with respect to the termination of any Pension Plan or Multiemployer Plan, other than for the payment of plan contributions or PBGC premiums due but not delinquent under Section 4007 of ERISA, upon any Loan Party or any of their respective ERISA Affiliates; (f) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; (g) a failure to satisfy the minimum funding standard (within the meaning of Section 302 of ERISA or Section 412 of the Code) with respect to a Pension Plan, whether or not waived; (h) the application for a minimum funding waiver under Section 302(c) of ERISA with respect to a Pension Plan, (i) the imposition of a lien under Section 303(k) of ERISA or Section 412(c) of the Code with respect to any Pension Plan; or (j) the occurrence of a nonexempt prohibited transaction with respect to any Pension Plan maintained or contributed to by any Loan Party or any of their respective ERISA Affiliates (within the meaning of Section 4975 of the Code or Section 406 of ERISA) which would reasonably be expected to result in material liability to any Loan Party.

“Escrow Break Prepayment” has the meaning specified in Section 2.05(d).

“Escrow Funds” has the meaning specified in Section 4.01.

“Escrow Funding Date” means November 4, 2014.

“Escrow Release” has the meaning specified in Section 4.01.

“euro” means the single currency of participating member states of the EMU.

“Eurodollar Rate” means, for any Interest Period with respect to a Eurodollar Rate Loan, the rate per annum equal to the London interbank offered rate on the applicable Bloomberg screen page for U.S. Dollars for a period equal in length to such Interest Period as displayed on the applicable Bloomberg Screen that displays such rate (or, in the event that such rate does not appear on a Bloomberg screen page, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion; in each case, the “Screen Rate”) at approximately 11:00 A.M. London time, two Business Days prior to the commencement of such Interest Period; provided that if the Screen Rate shall not be available at such time for such Interest Period (an “Impacted Interest Period”) with respect to U.S. Dollars, then the Eurodollar Rate shall be the Interpolated Rate at such time. “Interpolated Rate” means, at any time, the rate per annum determined by the Administrative Agent (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between: (i) the Screen Rate for the longest period (for which that Screen Rate is available in U.S. Dollars) that is shorter than the Impacted Interest Period and (ii) the Screen Rate for the shortest period (for which that Screen Rate is available in U.S. Dollars) that exceeds the Impacted Interest Period, in each case, at such time; provided further, that in no event shall the Eurodollar Rate for the Initial Loans that bear interest at a rate of this definition be less than 1.00%; provided that in no event shall the Eurodollar Rate ever be less than 0% per annum.

“Eurodollar Rate Loan” means a Loan that bears interest at a rate determined by reference to the Eurodollar Rate (other than a Base Rate Loan bearing interest by reference to the Eurodollar Rate by virtue of clause

(c) of the definition of Base Rate).

“Event of Default” has the meaning specified in Section 8.01.

“Excess Cash Flow” means, for any period, an amount equal to the excess of:

(a) the sum, without duplication, of:

(i) Consolidated Net Income of Holdings for such period,

(ii) an amount equal to the amount of all Non-Cash Charges (including depreciation and amortization) to the extent deducted in arriving at such Consolidated Net Income, but excluding any such Non-Cash Charges representing an accrual, provision or reserve for potential cash items in any future period and excluding amortization of a prepaid cash item that was paid in a prior period,

(iii) decreases in Consolidated Working Capital (except as a result of the reclassification of items from short-term to long-term or vice versa) for such period (other than any such decreases arising from acquisitions or Dispositions outside the ordinary course of assets, business units or property by Holdings, any Borrower or any Restricted Subsidiary completed during such period or the application of recapitalization or purchase accounting),

(iv) an amount equal to the aggregate net non-cash loss on Dispositions by Holdings, the Borrowers and the Restricted Subsidiaries during such period (other than Dispositions in the ordinary course of business) to the extent not added back in arriving at such Consolidated Net Income,

(v) the amount deducted as tax expense in determining Consolidated Net Income to the extent in excess of cash taxes paid in such period, and

(vi) cash receipts in respect of Hedging Obligations during such fiscal year to the extent not otherwise included in such Consolidated Net Income; over

(b) the sum, without duplication, of:

(i) an amount equal to the amount of all non-cash credits included in arriving at such Consolidated Net Income (but excluding any non-cash credit to the extent representing the reversal of an accrual, provision or reserve described in clause (a)(ii) above) and cash losses, charges, expenses, costs and fees excluded by virtue of clauses (a) through (o) of the definition of “Consolidated Net Income,”

(ii) without duplication of amounts deducted pursuant to clause (xi) below in prior fiscal years, the amount of Capital Expenditures, Capitalized Software Expenditures or acquisitions of intellectual property accrued or made in cash during such period, in each case except to the extent financed with the proceeds of Funded Debt (other than any Indebtedness under any revolving credit facilities) of Holdings, any Borrower or any Restricted Subsidiary,

(iii) the aggregate amount of all principal payments of Indebtedness of Holdings, the Borrowers and the Restricted Subsidiaries (including (A) the principal component of payments in respect of Capitalized or Finance Lease Obligations, (B) all scheduled principal repayments of Loans, First Lien Initial Loans (or any Indebtedness representing Refinancing Indebtedness in respect thereof in accordance with the corresponding provisions of the governing documentation thereof), Permitted Incremental Equivalent Debt and Credit Agreement Refinancing Indebtedness, in each case to the extent such payments are permitted hereunder and actually made and (C) the amount of any mandatory prepayment of Loans pursuant to Section 2.03(b)(ii), any mandatory prepayment of First Lien Initial Loans pursuant to Section 2.05(b)(ii) of the Syndicated Facility Agreement (First Lien) (or any Indebtedness representing Refinancing Indebtedness in respect thereof in accordance with the corresponding provisions of the governing documentation thereof) and any mandatory redemption, repurchase, prepayment or defeasance of Permitted Incremental Equivalent Debt or Credit Agreement Refinancing Indebtedness pursuant to the corresponding provisions of the governing documentation thereof, in each case, to the extent required due to a Disposition or Casualty Event that resulted in an increase to Consolidated Net Income for such period and not in excess of the amount of such increase, but excluding (X) all other prepayments of Loans, (Y) all prepayments in respect of any revolving credit facility (including under the Syndicated Facility Agreement (First Lien)), except to the extent there is an equivalent permanent reduction in commitments thereunder and (Z) payments on any Junior Financing, except in each case to the extent permitted to be paid pursuant to Section 7.06) made during such period, in each case, except to the extent financed with the proceeds of Funded Debt (other than any Indebtedness under any revolving credit facilities) of Holdings, any Borrower or the Restricted Subsidiaries,

(iv) an amount equal to the aggregate net non-cash gain on Dispositions by Holdings, the Borrowers and the Restricted Subsidiaries during such period (other than Dispositions in the ordinary course of business) to the extent included in arriving at such Consolidated Net Income and the net cash loss on Dispositions to the extent otherwise added to arrive at Consolidated Net Income,

(v) increases in Consolidated Working Capital (except as a result of the reclassification of items from short term to long-term or vice versa) for such period (other than any such increases arising from acquisitions or Dispositions outside the ordinary course by Holdings, the Borrowers and the Restricted Subsidiaries during such period or the application of recapitalization or purchase accounting),

(vi) cash payments by Holdings, the Borrowers and the Restricted Subsidiaries during such period in respect of long-term liabilities of Holdings, the Borrowers and the Restricted Subsidiaries (other than Indebtedness) to the extent such payments are not expensed during such period or are not deducted in calculating Consolidated Net Income,

(vii) without duplication of amounts deducted pursuant to clauses (viii) and (xi) below in prior fiscal years, the amount of Investments made in cash pursuant to clauses (c), (e), (k), (1), (m), (n), (o), (x), (y) and (aa) of the definition of “Permitted Investments” and pursuant to Section 7.06(a), Section 7.06(b)(ix) and Section 7.06(b)(xiv) during such period, except to the extent such Investments were financed with the proceeds of Funded Debt (other than any Indebtedness under any revolving credit facilities) of Holdings, any Borrower or any Restricted Subsidiary,

(viii) the amount of Restricted Payments paid in cash during such period pursuant to Section 7.06(a) and clauses Section 7.06(b)(i), Section 7.06(b)(ii), Section 7.06(b)(iv), Section 7.06(b)(v), Section 7.06(b)(vi), Section 7.06(b)(vii), Section 7.06(b)(viii), Section 7.06(b)(ix), (x), (xi), (xii) and (xiv), except to the extent such Restricted Payments were financed with the proceeds of Funded Debt (other than any Indebtedness under any revolving credit facilities) of Holdings, any Borrower or any Restricted Subsidiary,

(ix) the aggregate amount of expenditures actually made by Holdings, the Borrowers and the Restricted Subsidiaries from internally generated cash flow of Holdings, the Borrowers and the Restricted Subsidiaries during such period (including expenditures for the payment of financing fees) to the extent that such expenditures are not expensed during such period or are not deducted in calculating Consolidated Net Income,

(x) the aggregate amount of any premium, make-whole or penalty payments actually paid in cash by Holdings, the Borrowers and the Restricted Subsidiaries during such period that are made in connection with any prepayment or redemption of Indebtedness to the extent such payments are not expensed during such period or are not deducted in calculating Consolidated Net Income and such payments reduced Excess Cash Flow pursuant to clause (b)(iii) above or reduced the mandatory prepayment required by Section 2.03(b)(i),

(xi) without duplication of amounts deducted from Excess Cash Flow in prior periods, and at the option of the Borrower Representative, the aggregate consideration required to be paid in cash by Holdings, any Borrower or any of the Restricted Subsidiaries pursuant to binding contracts (the “Contract Consideration”) entered into prior to or during such period relating to Permitted Investments or other Investments permitted by Section 7.06, capital expenditures or acquisitions of intellectual property to be consummated or made during the period of four consecutive fiscal quarters of Holdings following the end of such period; provided that, to the extent the aggregate amount of internally generated cash flow actually utilized to finance such Permitted Investments or other Investments permitted by Section 7.06, capital expenditures or acquisitions of intellectual property during such period of four consecutive fiscal quarters is less than the Contract Consideration, the amount of such shortfall shall be added to the calculation of Excess Cash Flow at the end of such period of four consecutive fiscal quarters,

(xii) the amount of cash taxes paid or tax reserves set aside or payable (without duplication) in such period to the extent they exceed the amount of tax expense deducted in determining Consolidated Net Income for such period,

(xiii) cash expenditures in respect of Hedging Obligations during such fiscal year to the extent not deducted in arriving at such Consolidated Net Income, and

(xiv) any fees, expenses or charges incurred during such period (including, for purposes of the Excess Cash Flow payment to be calculated in respect of each full fiscal quarter in the first fiscal year occurring after the Closing Date for which financial statements are required to be delivered pursuant to Section 6.01(a), any Transaction Expenses incurred on and after the Closing Date), or any amortization thereof for such period, in connection with any acquisition, Investment, Disposition, incurrence or repayment of Indebtedness, issuance of Equity Interests, refinancing transaction or amendment or modification of any debt instrument (including any amendment or other modification of this Agreement, the other Loan Documents, the Syndicated Facility Agreement (First Lien) and the other First Lien Credit Documents) and including, in each case, any such transaction consummated prior to the Closing Date and any such transaction undertaken but not completed, and any charges or non-recurring merger costs incurred during such period as a result of any such transaction, in each case whether or not successful.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Excluded Assets” has the meaning given to such term in any Security Agreement.

“Excluded Contribution” means net cash proceeds, marketable securities or Qualified Proceeds received by Holdings after the Closing Date from:

(a) contributions to its common equity capital from a Person other than a Restricted Subsidiary; and

(b) the sale (other than to a Subsidiary of Holdings or to any management equity plan or stock option plan or any other management or employee benefit plan or agreement of Holdings or a Subsidiary thereof) of Capital Stock (other than Disqualified Stock and Designated Preferred Stock) of Holdings;

in each case designated as Excluded Contributions pursuant to a certificate executed by a Financial Officer of a Borrower on the date such capital contributions are made or the date such Equity Interests are sold, as the case may be, which are excluded from the calculation of the Available Amount, are not used to incur Indebtedness pursuant to clause (m)(i) of the definition of “Permitted Indebtedness” and do not constitute any part of the CT Equity Contribution or the Holdback Escrow Amount.

“Excluded Information” has the meaning specified in the definition of “Big Boy Letter.”

“Excluded Subsidiary” means (a) any Subsidiary that is not a wholly owned Subsidiary of Holdings or a Subsidiary Guarantor, (b) any Subsidiary organized or incorporated in a jurisdiction other than the United States, Australia, Singapore or England and Wales, (c) any Subsidiary, including any regulated entity that is subject to net worth or net capital or similar capital and surplus restrictions, or is prohibited or restricted by applicable Law, accounting policies or by Contractual Obligation (so long as such Contractual Obligation was not incurred in contemplation of the Transactions, or, with respect to a Subsidiary formed or acquired after the Closing Date, such restriction was not included in anticipation of such formation or acquisition (but, with respect to non-U.S. Subsidiaries, are subject to the Guarantee and Security Principles), from providing a Guaranty (including, any Broker-Dealer Regulated Subsidiary), or if such Guaranty would require governmental (including regulatory) or third party consent, approval, license or authorization, (d) any Subsidiary that is not required to become a Guarantor under the Collateral and Guarantee Requirement (other than pursuant to the parenthetical phrase in clause (b)(A) thereof) and the Guarantee and Security Principles, (e) any special purpose securitization vehicle (or similar entity), including any Securitization Subsidiary, (f) any Captive Insurance Subsidiary, (g) any not-for-profit Subsidiary,

(h) any Immaterial Subsidiary or is a dormant Subsidiary, (i) any other Subsidiary with respect to which, in the reasonable judgment of the Administrative Agent and the Borrower Representative, the burden or cost (including any adverse tax consequences) of providing the Guaranty shall outweigh the benefits to be obtained by the Lenders therefrom (it being understood that prior to the Senior Lien Termination Date, the determination of the First Lien Administrative Agent with respect to the matters described in this clause (i) shall be deemed to be the determination of the Administrative Agent with respect to such matters), (j) each Unrestricted Subsidiary, (k) any Subsidiary to the extent a Guarantee by such Subsidiary would result in a material adverse tax consequence for Holdings or any of its Subsidiaries (as reasonably determined by the Borrower Representative, in consultation with the Administrative Agent), other than any such consequence resulting from the borrower for U.S. federal income tax purposes with respect to the Loans made to the U.S. Borrower being treated as a U.S. Person. For avoidance of doubt, the Borrower Representative may, in its sole discretion, cause any Restricted Subsidiary that is not required to be a Guarantor to Guarantee the Obligations by causing such Restricted Subsidiary to execute a joinder to the Guaranty (substantially in the form provided therein), and any such Restricted Subsidiary shall be a Guarantor hereunder for all purposes and (l) any Excluded Subsidiary under the First Lien Credit Documents.

“Excluded Swap Obligation” means, with respect to any Loan Party, any obligation (a “Swap Obligation”) to pay or perform under any agreement, contract, or transaction that constitutes a “swap” within the meaning of Section 1 a(47) of the Commodity Exchange Act, if, and to the extent that, all or a portion of the guarantee of such Loan Party of, or the grant by such Loan Party of a security interest to secure, such Swap Obligation (or any guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation, or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Loan Party’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act (determined after giving effect to Section 3.02 of the Guaranty and any other “keepwell, support or other agreement” for the benefit of such Loan Party for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act) at the time the Guaranty of such Loan Party, or a grant by such Loan Party of a security interest, becomes effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Guaranty or security interest becomes illegal.

“Excluded Taxes” means, with respect to each Agent and each Lender, (i) any Tax on such Agent or Lender’s net income or profits (or franchise tax in lieu of such tax on net income or profits) imposed by a jurisdiction as a result of such Agent or Lender being organized, incorporated or having its principal office or applicable Lending Office located in such jurisdiction or as a result of any other present or former connection between such Agent or Lender and the jurisdiction (including as a result of such Agent or Lender carrying on a trade or business, having a permanent establishment or being a resident for tax purposes in such jurisdiction, other than a connection arising solely from such Agent or Lender having executed, delivered, enforced, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to, or sold or assigned an interest in any Loan or Loan Document, any Loan Documents), (ii) any branch profits tax under Section 884(a) of the Code, or any similar tax, imposed by any other jurisdiction described in clause (i), (iii) other than any Foreign Lender becoming a party hereto pursuant to a Borrower’s request under Section 3.07, any U.S. federal withholding tax that is imposed on amounts payable to a Foreign Lender pursuant to a Law in effect at the time such Foreign Lender becomes a party hereto (or designates a new Lending Office) (or where the Foreign Lender is a partnership for U.S. federal income tax purposes, pursuant to a law in effect on the later of the date on which such Foreign Lender becomes a party hereto or the date on which the affected partner becomes a partner of such Foreign Lender), except, in the case of a Foreign Lender that designates a new Lending Office or is an assignee, to the extent that such Foreign Lender (or its assignor, if any) was entitled, immediately prior to the time of designation of a new Lending Office (or assignment), to receive additional amounts from a Loan Party with respect to such U.S. federal withholding tax pursuant to Section 3.01, (iv) any Australian Withholding Taxes imposed as a result of the recipient of a payment under a Loan Document being an Offshore Associate of a Loan Party, (v) any withholding Tax attributable to a Lender’s failure to comply with Section 3.01(c), (vi) any Australian Withholding Taxes imposed as a result of there being only one Lender under this Agreement, (vii) any Australian Withholding Taxes imposed on payments to an Arranger or a Lender as a result of a breach by that Arranger or that Lender of any of its obligations, if any, under Section 10.25, (viii) any Australian Withholding Taxes imposed on payments an Arranger or a Lender as a result of any representation or warranty given by that Arranger or that Lender under Section 10.25 being untrue, (ix) any Taxes to the extent to which the payment of which is required pursuant to a direction under Section 255 of the Australian Tax Act or Section 260-5 of the Taxation Administration Act of 1953(Cth) or (x) any U.S. federal withholding tax imposed under FATCA and (xi) any interest, additions to taxes and penalties with respect to any taxes described in clauses (i) through (xi) of this definition.

“Existing Loan Class” has the meaning specified in Section 2.14(a).

“Extended Loans” has the meaning specified in Section 2.14(a).

“Extending Lender” has the meaning specified in Section 2.14(b).

“Extension” means the establishment of an Extension Series by amending a Loan pursuant to Section 2.14 and the applicable Extension Amendment.

“Extension Amendment” has the meaning specified in Section 2.14(c).

“Extension Election” has the meaning specified in Section 2.14(b).

“Extension Request” means .

“Extension Series” means all Extended Loans that are established pursuant to the same Extension Amendment (or any subsequent Extension Amendment to the extent such Extension Amendment expressly provides that the Extended Loans provided for therein are intended to be a part of any previously established Extension Series) and that provide for the same interest margins, extension fees, if any, and amortization schedule.

“Facility” means the Initial Loans, a given Extension Series of Extended Loans, a given Class of Other Loans, a given Extension Series of Extended Loans, a given Class of Incremental Loans, a given Class of Incremental Loans or a given Class of Replacement Loans, as the context may require.

“fair market value” means, with respect to any asset or liability, the fair market value of such asset or liability as determined by the Borrower Representative in good faith.

“FATCA” means Sections 1471 through 1474 of the Code (as in effect on the date hereof or any amended or successor version thereof to the extent substantively comparable thereto and not materially more onerous to comply with) and any applicable intergovernmental agreement entered into in respect thereof and, in each case, any regulations promulgated thereunder or official interpretations thereof (including an agreement between Holdings or any of its affiliates and the Internal Revenue Service that sets forth the requirements for Holdings or any of its affiliates to be treated as complying with current Section 1471(b) of the Code (or any amended or successor version described above)).

“FCPA” the United States Foreign Corrupt Practices Act of 1977.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to the Administrative Agent on such day on such transactions as determined by the Administrative Agent.

“Fee Letter” means the Amended and Restated Fee Letter, dated September 19, 2014, by and among UBS AG, Stamford Branch, UBS Securities LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Bank of America, N.A., Credit Suisse AG, Credit Suisse Securities (USA) LLC, Citigroup Global Markets Inc., Credit Agricole Corporate and Investment Bank, Credit Agricole CIB Australia Limited, HSBC Bank USA, N.A., HSBC Securities (USA) Inc. and Mizuho Bank, Ltd., as amended and in effect from time to time.

“Financial Officer” means, with respect to a Person, the chief financial officer, accounting officer, treasurer, controller or other senior financial or accounting officer of such Person.

“First Lien Administrative Agent” means UBS AG, Stamford Branch in its capacity as administrative agent and collateral agent under the First Lien Credit Documents, or any successor administrative agent and/or collateral agent (or other representative), as the case may be, under the First Lien Credit Documents.

“First Lien Credit Agreement Refinancing Indebtedness” means “Credit Agreement Refinancing Indebtedness” as defined in the Syndicated Facility Agreement (First Lien).

“First Lien Credit Documents” means the Syndicated Facility Agreement (First Lien), the First Lien/Second Lien Intercreditor Agreement and the other Loan Documents (as defined in the Syndicated Facility Agreement (First Lien)).

“First Lien Credit Facility” means any of the senior secured first lien credit facilities under the Syndicated Facility Agreement (First Lien), including any related notes, collateral documents, letters of credit and guarantees, instruments and agreements executed in connection therewith, and any appendices, exhibits or schedules to any of the foregoing (as the same may be in effect from time to time), and any amendments, supplements, restatements, amendment and restatements, modifications or Refinancings thereof (whether with the original agents and lenders or other agents or lenders or otherwise, and whether provided under the Syndicated Facility Agreement (First Lien) or other credit agreements or otherwise) and any indenture, guarantees, credit facilities or commercial paper facilities with banks or other institutional lenders or investors that Refinance any part of the loans, notes, guarantees, other credit facilities or commitments thereunder, including any such Refinancing facility or indenture that increases the amount borrowable or issued thereunder or alters the maturity thereof (provided that such increase in borrowings or amount issued is permitted by Section 7.03).

“First Lien Incremental Usage Amount” means, at any time, the sum of (x) the aggregate principal amount of “Incremental Loans” (as defined in the Syndicated Facility Agreement (First Lien)), or term having a substantially identical meaning, outstanding pursuant to clause (A) of Section 2.14(d)(iii) of the Syndicated Facility Agreement (First Lien) or Section thereof having substantially identical provisions and (y) the aggregate principal amount of “Permitted Incremental Equivalent Debt” (as defined in the Syndicated Facility Agreement (First Lien)) outstanding pursuant to clause (i) of the definition of “Permitted Incremental Equivalent Debt” (as defined in the Syndicated Facility Agreement (First Lien)) in reliance on the “Available Incremental Amount” (as defined in the Syndicated Facility Agreement (First Lien)) available under clause (A) of Section 2.14(d)(iii) of the Syndicated Facility Agreement (First Lien).

“First Lien Initial Loans” means the “Initial Loans” as defined in the Syndicated Facility Agreement (First Lien).

“First Lien Initial Term Loans” means the “Initial Term Loans” as defined in the Syndicated Facility Agreement (First Lien).

“First Lien Lenders” means the “Lenders” as defined in the Syndicated Facility Agreement (First Lien).

“First Lien Loans” means the “Loans” as defined in the Syndicated Facility Agreement (First Lien).

“First Lien Obligations” means the “First Lien Obligations” as defined in the Syndicated Facility Agreement (First Lien), or term having substantially identical meaning.

“First Lien Term Loans” means the “Term Loans” as defined in the Syndicated Facility Agreement (First Lien).

“First Lien Pledge and Security Agreement” means, collectively, the First Lien Pledge and Security Agreement executed by the certain of the Loan Parties and the Collateral Agent, substantially in the form of

Exhibit F-1 to the Syndicated Facility Agreement (First Lien), together with supplements and joinders thereto executed and delivered pursuant to Section 6.11 thereof.

“First Lien/Second Lien Intercreditor Agreement” means the First Lien/Second Lien Intercreditor Agreement in substantially the form of Exhibit G-2, dated as of the Closing Date, among the Collateral Agent, the Loan Parties, Bank of America, N.A., as Second Priority Representative for the Second Priority Debt Parties (each, as defined therein) and each additional representative party thereto from time to time.

“Flood Hazard Property” has the meaning specified in Section 6.13(b)(ii).

“Flood Insurance Laws” means, collectively, (i) the National Flood Insurance Act of 1968 as now or hereafter in effect or any successor statute thereto, (ii) the Flood Disaster Protection Act of 1973 as now or hereafter in effect or any successor statute thereto, (iii) the National Flood Insurance Reform Act of 1994 as now or hereafter in effect or any successor statute thereto and (iv) the Flood Insurance Reform Act of 2004 as now or hereafter in effect or any successor statute thereto.

“Foreign Casualty Event” has the meaning specified in Section 2.03(b)(vi).

“Foreign Currency” means any currency other than U.S. Dollars.

“Foreign Disposition” has the meaning specified in Section 2.03(b)(vi).

“Foreign Lender” means a Lender that is not a U.S. Person.

“Foreign Plan” means any employee benefit plan, program or agreement maintained or contributed to by, or entered into with, any Subsidiary of Holdings with respect to employees employed outside the United States (other than benefit plans, programs or agreements that are mandated by applicable Laws).

“Foreign Subsidiary” means any direct or indirect Restricted Subsidiary of Holdings that is not a Domestic Subsidiary.

“Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.

“Fundamental Change” means a transaction done pursuant to Section 7.04.

“Funded Debt” means all Indebtedness of Holdings, the Borrowers and the Restricted Subsidiaries for borrowed money that matures more than one year from the date of its creation or matures within one year from such date that is renewable or extendable, at the option of such Person, to a date more than one year from such date or arises under a revolving credit or similar agreement that obligates the lender or lenders to extend credit during a period of more than one year from such date, including Indebtedness in respect of the Loans.

“GAAP” means international financial reporting standards as promulgated by the International Accounting Standards Board, as in effect from time to time (unless the Borrower Representative elects to change to U.S. GAAP pursuant to Section 1.10, upon the effective date of which GAAP shall subsequently refer to U.S. GAAP); provided, however, that if the Borrower Representative notifies the Administrative Agent that the Borrowers request an amendment to any provision hereof to eliminate the effect of any change occurring after the Closing Date in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrowers that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.

“Governmental Authority” means the government of the United States, Australia, United Kingdom, Singapore or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Granting Lender” has the meaning specified in Section 10.07(g).

“guarantee” means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including letters of credit and reimbursement agreements in respect thereof), of all or any part of any Indebtedness or other obligations.

“Guarantee” means, as to any Person, without duplication, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other monetary obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other monetary obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other monetary obligation of the payment or performance of such Indebtedness or other monetary obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other monetary obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other monetary obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other monetary obligation of any other Person, whether or not such Indebtedness or other monetary obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien); provided that the term “Guarantee” shall not include endorsements for collection or deposit, in either case in the ordinary course of business, or customary and reasonable indemnity obligations in effect on the Closing Date or entered into in connection with any acquisition or disposition of assets permitted under this Agreement (other than such obligations with respect to Indebtedness). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.

“Guarantee and Security Principles” means those guarantee and security principles set out in Exhibit S.

“Guarantor” has the meaning specified in clause (b) of the definition of “Collateral and Guarantee Requirement.” For avoidance of doubt, the Borrower Representative may, in its sole discretion, cause any Restricted Subsidiary that is not required to be a Guarantor to Guarantee the Obligations by causing such Restricted Subsidiary to execute a joinder to the Guaranty (substantially in the form provided therein), and any such Restricted Subsidiary shall be a Guarantor hereunder for all purposes.

“Guaranty” means (a) the guaranty made by each Holdings Entity and the Subsidiary Guarantors in favor of the Administrative Agent on behalf of the Secured Parties pursuant to clause (b) of the definition of “Collateral and Guarantee Requirement,” substantially in the form of Exhibit E and (b) each other guaranty and guaranty supplement delivered pursuant to Section 6.11.

“Hazardous Materials” means all explosive or radioactive substances or wastes, all hazardous or toxic substances, and all chemicals, wastes, pollutants or contaminants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas and infectious or medical wastes regulated pursuant to any Environmental Law.

“Head Company” means the head company (as defined in the Australian Tax Act) of an Australian Tax Consolidated Group.

“Hedge Agreement” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity derivative transactions (including commodity swaps, commodity options and forward commodity contracts), equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Hedge Bank” means (i) any Person party to a Secured Hedge Agreement (including any Secured Hedge Agreement in existence on the Closing Date) that is an Agent, a Lender, an Arranger or an Affiliate of any of the foregoing on the Closing Date or at the time it enters into such Secured Hedge Agreement, in its capacity as a party thereto, whether or not such Person subsequently ceases to be an Agent, a Lender, an Arranger or an Affiliate of any of the foregoing, (ii) with respect to non-speculative risk hedging only, any Acceptable Hedging Counterparty and, in either case, which Person is (or will on the closing Date become) a party to the First Lien/Second Lien Intercreditor Agreement and any supplemental collateral sharing arrangements in such capacity or

(iii) on and after the Senior Lien Termination date, any other person that is a “Hedge Bank” (as defined in the Syndicated Facility Agreement (First Lien)).

“Hedging Obligations” means, with respect to any Person, the obligations of such Person under any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, commodity swap agreement, commodity cap agreement, commodity collar agreement, foreign exchange contract, currency swap agreement or similar agreement or other derivative (including equity derivative agreements) for the purpose of transferring or mitigating interest rate, currency, commodity risks or equity risks either generally or under specific contingencies, including under any Hedge Agreement.

“Holdback Escrow Amount” has the meaning specified in the CT Merger Agreement (as in effect on the Closing Date).

“Holdings Entity” means any of the following Persons: (i) Holdings, (ii) any Successor Holdings, as applicable or (iii) any other Person or Persons (the “New Holdings”), other than any Borrower, that is a Subsidiary of (or are Subsidiaries of) Holdings (or the previous New Holdings) but not a Subsidiary (or Subsidiaries) of any other Restricted Subsidiary (the “Previous Holdings”); provided that (a) such New Holdings directly or indirectly, together with one or more other Holdings Entities, owns 100% of the Equity Interests of the Restricted Subsidiaries, (b) the New Holdings shall expressly assume all the obligations of the Previous Holdings under this Agreement and the other Loan Documents pursuant to a supplement hereto or thereto in form and substance reasonably satisfactory to the Administrative Agent, (c) the New Holdings shall have delivered to the Administrative Agent a certificate of a Responsible Officer stating that such substitution and any supplements to the Loan Documents preserve the enforceability of the Guaranty and the perfection and priority of the Liens under the Collateral Documents, (d) if reasonably requested by the Administrative Agent, an opinion of counsel in form and substance reasonably satisfactory to the Administrative Agent shall be delivered by the Borrower Representative to the Administrative Agent to the effect that, without limitation, such substitution does not violate this Agreement or any other Loan Document, (e) the Capital Stock of the Restricted Subsidiaries owned by, and substantially all of the other assets of, the Previous Holdings are contributed or otherwise transferred to such New Holdings or another Holdings Entity and pledged to secure the Obligations and (f) no Event of Default has occurred and is continuing at the time of such substitution and such substitution does not result in any Event of Default or material tax liability; provided, further, that if each of the foregoing is satisfied, the Previous Holdings shall be automatically released from all its obligations under the Loan Documents and any reference to “Holdings” in the Loan Documents shall be meant to refer to the “New Holdings”.

“Identified Participating Lenders” has the meaning specified in Section 2.03(a)(iv)(C)(3). “Identified Qualifying Lenders” has the meaning specified in Section 2.03(a)(iv)(D)(3).

“Immediate Family Members” means with respect to any individual, such individual’s child, stepchild, grandchild or more remote descendant, parent, stepparent, grandparent, spouse, former spouse, qualified domestic partner, sibling, mother-in-law, father-in-law, son-in-law and daughter-in-law (including adoptive relationships) and any trust, partnership or other bona fide estate-planning vehicle the only beneficiaries of which are any of the foregoing individuals or any private foundation or fund that is controlled by any of the foregoing individuals or any donor-advised fund of which any such individual is the donor.

“Incremental Amendment” has the meaning specified in Section 2.12(f).

“Incremental Commitments” has the meaning specified in Section 2.12(a).

“Incremental Facility Closing Date” has the meaning specified in Section 2.12(d).

“Incremental Lenders” has the meaning specified in Section 2.12(c).

“Incremental Loan” has the meaning specified in Section 2.12(b).

“Incremental Loan Request” has the meaning specified in Section 2.12(a).

“Indebtedness” means, with respect to any Person, without duplication:

(a) any indebtedness (including principal and premium) of such Person, whether or not contingent:

(i) in respect of borrowed money;

(ii) evidenced by bonds, notes, debentures or similar instruments or letters of credit or bankers’ acceptances (or, without duplication, reimbursement agreements in respect thereof);

(iii) representing the balance deferred and unpaid of the purchase price of any property (including Capitalized or Finance Lease Obligations) due more than twelve months after such property is acquired, except (i) any such balance that constitutes an obligation in respect of a commercial letter of credit, a trade payable or similar obligation to a trade creditor, in each case accrued in the ordinary course of business and (ii) any earn-out obligations until such obligation becomes a liability on the balance sheet of such Person in accordance with GAAP and is not paid after becoming due and payable; or

(iv) representing the net obligations under any Hedging Obligations;

if and to the extent that any of the foregoing Indebtedness (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet (excluding the footnotes thereto) of such Person prepared in accordance with GAAP; provided that Indebtedness of Holdings and any Parent Entity appearing upon the balance sheet of Holdings solely by reason of push-down accounting under GAAP shall be excluded;

(b) all obligations of such Person in respect of Disqualified Stock;

(c) to the extent not otherwise included, any obligation by such Person to be liable for, or to pay, as obligor, guarantor or otherwise, on the obligations of the type referred to in clause (a) or (b) of this definition of a third Person (whether or not such items would appear upon the balance sheet of the such obligor or guarantor), other than by endorsement of negotiable instruments for collection in the ordinary course of business; and

(d) to the extent not otherwise included, the obligations of the type referred to in clause (a) or (b) of this definition of a third Person secured by a Lien on any asset owned by such first Person, whether or not such Indebtedness is assumed by such first Person;

provided that notwithstanding the foregoing, Indebtedness shall be deemed not to include (a) Contingent Obligations incurred in the ordinary course of business, (b) obligations under or in respect of

Qualified Securitization Facilities or (c) any unreimbursed amount under commercial letters of credit until one (1) Business Day after such an amount is drawn.

“Indemnified Liabilities” has the meaning specified in Section 10.05.

“Indemnitees” has the meaning specified in Section 10.05.

“Information” has the meaning specified in Section 10.08.

“Initial Loans” means the Loans made by the Lenders on the Closing Date to the Borrowers pursuant to Section 2.01.

“Intellectual Property Security Agreements” has the meaning specified in the U.S. Second Lien Pledge and Security Agreement.

“Intercompany Note” means the Intercompany Note, dated as of the Closing Date, substantially in the form of Exhibit Q executed by Holdings, the Borrowers and each Restricted Subsidiary party thereto.

“Intercreditor Agreements” means the First Lien/Second Lien Intercreditor Agreement and any Customary Intercreditor Agreement.

“Interest Coverage Ratio” means, with respect to Holdings, the Borrowers and the Restricted Subsidiaries for any period, the ratio of EBITDA of Holdings for such period to the Consolidated Interest Expense of Holdings for such period.

“Interest Payment Date” means, (a) as to any Loan of any Class other than a Base Rate Loan, the last day of each Interest Period applicable to such Loan and the applicable Maturity Date of the Loans of such Class; provided that if any Interest Period for a Eurodollar Rate Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates; and (b) as to any Base Rate Loan of any Class, the last Business Day of each March, June, September and December and the applicable Maturity Date of the Loans of such Class.

“Interest Period” means, as to each Eurodollar Rate Loan, the period commencing on the date such Loan is disbursed or converted to or continued as a Eurodollar Rate Loan and ending on the date one, two, three or six months thereafter, or to the extent consented to by each Lender of such Eurodollar Rate Loan, nine or twelve months (or such period of less than one month as may be consented to by each applicable Lender), as selected by the Borrower Representative in its Committed Loan Notice; provided that:

(a) any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the immediately preceding Business Day;

(b) any Interest Period (other than an Interest Period having a duration of less than one month) that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(c) no Interest Period shall extend beyond the applicable Maturity Date for the Class of Loans of which such Eurodollar Rate Loan is a part.

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P or, if the applicable instrument is not then rated by Moody’s or S&P, an equivalent rating by any other Rating Agency.

“Investment Grade Securities” means:

(a) securities issued or directly and fully guaranteed or insured by the United States or Australian government or any agency or instrumentality thereof (other than Cash Equivalents);

(b) debt securities or debt instruments with an Investment Grade Rating, but excluding any debt securities or instruments constituting loans or advances among Holdings and its Subsidiaries;

(c) investments in any fund that invests exclusively in investments of the type described in clauses (a) and (b) which fund may also hold immaterial amounts of cash pending investment or distribution; and

(d) corresponding instruments in countries other than the United States or Australia customarily utilized for high quality investments.

“Investments” means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of loans (including guarantees), advances or capital contributions (excluding accounts receivable, credit card and debit card receivables, trade credit, advances to customers and distributors, commission, travel and similar advances to employees, directors, officers, managers, distributors and consultants in each case made in the ordinary course of business), and purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities issued by any other Person; provided that notwithstanding the foregoing, Investments shall be deemed not to include advances made by any Loan Party to any Restricted Subsidiary in the ordinary course of business pursuant to cash management facilities or to fund the liquidity or working capital needs of such Restricted Subsidiary. For purposes of the definitions of “Permitted Investments” and “Unrestricted Subsidiary” and Section 7.06:

(a) “Investments” shall include the portion (proportionate to Holdings’ Equity Interest in such Subsidiary) of the fair market value of the net assets of a Subsidiary of Holdings at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided that upon a redesignation of such Subsidiary as a Restricted Subsidiary, Holdings shall be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary in an amount (if positive) equal to:

(i) Holdings’ “Investment” in such Subsidiary at the time of such redesignation; less

(ii) the portion (proportionate to Holdings’ Equity Interest in such Subsidiary) of the fair market value of the net assets of such Subsidiary at the time of such redesignation; and

(b) any property transferred to or from an Unrestricted Subsidiary shall be valued at its fair market value at the time of such transfer.

The amount of any Investment outstanding at any time shall be the original cost of such Investment, reduced by any dividend, distribution, interest payment, return of capital, repayment or other amount received in cash by any Borrower or any Restricted Subsidiary in respect of such Investment.

“IP Rights” has the meaning specified in Section 5.15.

“IRS” means Internal Revenue Service of the United States.

“Junior Financing” has the meaning specified in the definition of “Restricted Payment.”

“Junior Financing Documentation” means any documentation governing any Junior Financing.

“Latest Maturity Date” means, at any date of determination, the latest maturity or expiration date applicable to any Loan or Commitment hereunder at such time, including the latest maturity or expiration date of any Initial Loan, any Incremental Loan, any Other Loan, any Replacement Loan or any Extended Loan, in each case as extended in accordance with this Agreement from time to time.

“Laws” means, collectively, all international, foreign, federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities and executive orders, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority.

“Lender” has the meaning specified in the introductory paragraph to this Agreement and any such Lender’s successors and assigns as permitted hereunder, each of which is referred to herein as a “Lender.” For avoidance of doubt, each Additional Lender is a Lender to the extent any such Person has executed and delivered a Refinancing Amendment, an Incremental Amendment or an amendment in respect of Replacement Loans, as the case may be, and to the extent such Refinancing Amendment, Incremental Amendment or amendment in respect of Replacement Loans shall have become effective in accordance with the terms hereof and thereof, and each Extending Lender shall continue to be a Lender. As of the Closing Date, Schedule 2.01 sets forth the name of each Lender.

“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Borrower Representative and the Administrative Agent.

“Lien” means, with respect to any asset, any mortgage, lien (statutory or otherwise), pledge, hypothecation, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any Australian PPS Security Interest, and, in the case of debt or equity securities, any purchase option, put, call, or similar right of any Person with respect to such securities; provided that in no event shall an operating lease be deemed to constitute a Lien.

“Loan” means any Initial Loan, Incremental Loan, Other Loan, Extended Loan or Replacement Loan, as the context may require.

“Loan Documents” means, collectively, (a) this Agreement, (b) the Notes, (c) any Refinancing Amendment, Incremental Amendment, Extension Amendment or amendment in respect of Replacement Loans, (d) the Guaranty, (e) the Collateral Documents and (f) the Intercreditor.

“Loan Increase” has the meaning specified in Section 2.12(a).

“Loan Parties” means, collectively, (a) each Holdings Entity, (b) each Borrower, and (c) each Subsidiary Guarantor.

“Management Fee Agreement” means the management services agreement and expense reimbursement letters, dated on or about November 5, 2014, by and among DTZ Jersey Holdings Ltd, DTZ Worldwide Limited, TPG Asia VI Management, LLC and certain other parties.

“Management Stockholders” means, as of any date of determination, (i) then current members of management (and their Controlled Investment Affiliates and Immediate Family Members) of Holdings (or a Parent Entity thereof) who are holders of Equity Interests of any Holdings Entity or any other Parent Entities on the Closing Date or will become holders of such Equity Interests in connection with the DTZ Acquisition and (ii) any member of management that become holders of such Equity Interests in connection with the CT Acquisition.

“Margin Stock” has the meaning set forth in Regulation U of the Board of Governors of the United States Federal Reserve System, or any successor thereto.

“Material Adverse Effect” means any event, circumstance or condition that has had a materially adverse effect on (a) the business, operations, assets or financial condition of Holdings and the Restricted Subsidiaries, taken as a whole, (b) the ability of the Loan Parties (taken as a whole) to perform their payment obligations under the Loan Documents or (c) the rights and remedies of the Lenders, the Collateral Agent or the Administrative Agent under the Loan Documents.

“Material Real Property” means any fee-owned real property owned by any Loan Party with a fair market value, as determined by the Borrower Representative in its reasonable discretion (it being understood that the Borrower Representative shall not be required to incur any expense in order to obtain appraisals or other third party valuations for the purpose of determining such fair market value), in excess of $5,000,000 on the Closing

Date (if owned by a Loan Party on the Closing Date) or at the time of acquisition (if acquired by a Loan Party after the Closing Date).

“Material Subsidiary” means, as of the Closing Date and thereafter at any date of determination, each Restricted Subsidiary (a) whose Total Assets (on a consolidated basis with its Restricted Subsidiaries) as of the last day of the Test Period most recently ended on or prior to such date of determination were equal to or greater than 2.50% of Total Assets at such date or (b) whose gross revenues for such Test Period were equal to or greater than 2.50% of the consolidated gross revenues of Holdings, the Borrowers and the Restricted Subsidiaries for such Test Period, in each case determined in accordance with GAAP; provided that if at any time Restricted Subsidiaries that are not Guarantors solely because they do not meet the thresholds set forth in clauses (a) or (b) (each such Subsidiary, an “Immaterial Subsidiary” and collectively, the “Immaterial Subsidiaries”) comprise in the aggregate more than 5.00% of Total Assets as of the last day of the Test Period most recently ended on or prior to such date of determination or more than 5.00% of the consolidated gross revenues of Holdings, the Borrowers and the Restricted Subsidiaries for such Test Period, then the Borrower Representative shall, not later than forty-five (45) days after the date by which financial statements for such quarter are required to be delivered pursuant to this Agreement (or such longer period as the Administrative Agent may agree in its reasonable discretion), (i) designate in writing to the Administrative Agent one or more of such formerly Immaterial Subsidiaries as “Material Subsidiaries” to the extent required such that the foregoing condition ceases to be true and (ii) comply with the provisions of Section 6.11 applicable to such Subsidiary to the extent such Material Subsidiary is not otherwise an Excluded Subsidiary. Notwithstanding the foregoing, in no event shall any Borrower become an Immaterial Subsidiary.

“Maturity Date” means (i) with respect to the Initial Loans that have not been extended pursuant to Section 2.14, the eighth anniversary of the Closing Date (the “Original Term Loan Maturity Date”), (ii) with respect to any Class of Extended Loans, the final maturity date as specified in the applicable Extension Amendment, (iii) with respect to any Other Loans, the final maturity date as specified in the applicable Refinancing Amendment, (iv) with respect to any Class of Replacement Loans, the final maturity date as specified in the applicable amendment to this Agreement in respect of such Replacement Loans and (v) with respect to any Incremental Loans, the final maturity date as specified in the applicable Incremental Amendment; provided, in each case, that if such day is not a Business Day, the applicable Maturity Date shall be the Business Day immediately succeeding such day.

“Maximum Rate” has the meaning specified in Section 10.10.

“Minimum Equity Threshold” has the meaning assigned to such term in the definition of DTZ Equity Contribution.

“MNPI” has the meaning specified in Section 6.02.

“Moody’s” means Moody’s Investors Service, Inc. and any successor to its rating agency business.

“Mortgage Policies” has the meaning specified in Section 6.13(b)(v).

“Mortgaged Properties” has the meaning specified in paragraph (e) of the definition of “Collateral and Guarantee Requirement.”

“Mortgages” means collectively, the deeds of trust, trust deeds, hypothecs and mortgages made by the Loan Parties in favor or for the benefit of the Collateral Agent for the benefit of the Secured Parties in form and substance reasonably satisfactory to the Collateral Agent, including such modifications as may be required by local laws, and any other deeds of trust, trust deeds, hypothecs or mortgages executed and delivered pursuant to Section 6.11 and Section 6.13.

“Multiemployer Plan” means any multiemployer plan as defined in Section 4001(a)(3) of ERISA and subject to Title IV of ERISA, to which any Loan Party or any of their respective ERISA Affiliates makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

“Net Cash Proceeds” means:

(a) with respect to the Disposition of any asset by Holdings, any Borrower or any of the Restricted Subsidiaries or any Casualty Event, the excess, if any, of (i) the sum of gross cash proceeds received in connection with such Disposition or Casualty Event (including any cash and Cash Equivalents received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received and, with respect to any Casualty Event, any insurance proceeds or condemnation awards in respect of such Casualty Event actually received by or paid to or for the account of Holdings, any Borrower or any of the Restricted Subsidiaries) over (ii) the sum of (A) the principal amount, premium or penalty, if any, interest, breakage costs and other amounts on any Indebtedness that is secured by the asset subject to such Disposition or Casualty Event and required to be repaid in connection with such Disposition or Casualty Event (other than Indebtedness under the Loan Documents, Credit Agreement Refinancing Indebtedness and Permitted Incremental Equivalent Debt), (B) the out-of-pocket fees and expenses (including attorneys’ fees, accountants’ fees, investment banking fees, survey costs, title insurance premiums, and related search and recording charges, transfer taxes, deed or mortgage recording taxes, other customary expenses and brokerage, consultant and other customary fees) actually incurred by Holdings, any Borrower or such Restricted Subsidiary in connection with such Disposition or Casualty Event (other than those payable to Holdings, any Borrower or any Restricted Subsidiary), (C) taxes or distributions made pursuant to Section 7.06(b)(xii)(A) or Section 7.06(b)(xii)(B) paid or reasonably estimated to be payable in connection therewith (including taxes imposed on the distribution or repatriation of any such Net Cash Proceeds), (D) in the case of any Disposition or Casualty Event by a non-wholly owned Restricted Subsidiary, the pro rata portion of the Net Cash Proceeds thereof (calculated without regard to this clause (D)) attributable to minority interests and not available for distribution to or for the account of Holdings, a Borrower or a wholly owned Restricted Subsidiary as a result thereof, and (E) any reserve for adjustment in respect of (x) the sale price of such asset or assets established in accordance with GAAP and (y) any liabilities associated with such asset or assets and retained by Holdings, any Borrower or any Restricted Subsidiary after such sale or other disposition thereof, including pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction, it being understood that “Net Cash Proceeds” shall include the amount of any reversal (without the satisfaction of any applicable liabilities in cash in a corresponding amount) of any reserve described in this clause (E); provided that (x) no net cash proceeds calculated in accordance with the foregoing realized in a single transaction or series of related transactions shall constitute Net Cash Proceeds unless such net cash proceeds shall exceed (i) prior to the Delayed Draw Funding Date, $13,000,000, or (ii) on and after the Delayed Draw Funding Date, $17,000,000 and (y) no such net cash proceeds shall constitute Net Cash Proceeds under this clause (a) in any fiscal year until the aggregate amount of all such net cash proceeds in such fiscal year shall exceed (i) prior to the Delayed Draw Funding Date, $25,000,000 (and thereafter only net cash proceeds in excess of such amount shall constitute Net Cash Proceeds under this clause (a)) or (ii) on and after the Delayed Draw Funding Date, $33,000,000; and

(b) (i) with respect to the incurrence or issuance of any Indebtedness by Holdings, any Borrower or any Restricted Subsidiary or any Permitted Equity Issuance by Holdings or any Parent Entity, the excess, if any, of (A) the sum of the cash and Cash Equivalents received in connection with such incurrence or issuance over (B) all taxes paid or reasonably estimated to be payable, and all fees (including investment banking fees, underwriting fees and discounts), commissions, costs and other out-of-pocket expenses and other customary expenses incurred, by Holdings, any Borrower or such Restricted Subsidiary in connection with such incurrence, sale or issuance and (ii) with respect to any Permitted Equity Issuance by Holdings or any Parent Entity, the amount of cash from such Permitted Equity Issuance contributed to the capital of Holdings or a Borrower.

“Net Income” means, with respect to any Person, the net income (loss) attributable to such Person, determined in accordance with GAAP and before any reduction in respect of Preferred Stock dividends.

“Non-Cash Charges” has the meaning specified in the definition of “EBITDA.”

“Non-Consenting Lender” has the meaning specified in Section 3.07.

“Non-Excluded Taxes” means all Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document.

“Non-Guarantor Subsidiary” means any Subsidiary of Holdings that is not a Subsidiary Guarantor.

“Non-Loan Party” means any Subsidiary of Holdings that is not a Loan Party.

“Note” means a promissory note of one or more Borrowers payable to any Lender or its registered assigns, in substantially the form of Exhibit B hereto, evidencing the aggregate Indebtedness of such Borrower(s) to such Lender resulting from the Loans made by such Lender.

“Obligations” means all (a) advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any Loan Document or otherwise with respect to any Loan, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding, (b) obligations (other than with respect to any Loan Party, Excluded Swap Obligations of such Loan Party) of any Loan Party arising under any Secured Hedge Agreement, unless and for so long as such obligations constitute Senior Lien Obligations prior to the Senior Lien Termination Date and (c) Cash Management Obligations under each Secured Cash Management Agreement unless and for so long as such obligations constitute Senior Lien Obligations prior to the Senior Lien Termination Date. Without limiting the generality of the foregoing, the Obligations of the Loan Parties under the Loan Documents (and any of their Subsidiaries to the extent they have obligations under the Loan Documents) include the obligation (including guarantee obligations) to pay principal, interest, reimbursement obligations, charges, expenses, fees, Attorney Costs, indemnities and other amounts payable by any Loan Party under any Loan Document. Notwithstanding the foregoing, (i) unless otherwise agreed to by the Borrower Representative and any applicable Hedge Bank or Cash Management Bank, the obligations of any Holdings Entity, any Borrower or any Subsidiary of Holdings under any Secured Hedge Agreement and under any Secured Cash Management Agreement shall be secured and guaranteed pursuant to the Collateral Documents and the Guaranty only to the extent that, and for so long as, the other Obligations are so secured and guaranteed and (ii) any release of Collateral or Guarantors effected in the manner permitted by this Agreement and any other Loan Document shall not require the consent of the holders of Hedging Obligations under Secured Hedge Agreements or of the holders of Cash Management Obligations under Secured Cash Management Agreements.

“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.

“Offered Amount” has the meaning specified in Section 2.03(a)(iv)(D)(1).

“Offered Discount” has the meaning specified in Section 2.03(a)(iv)(D)(1).

“Offshore Associate” means an Associate (a) which is a non-resident of Australia and does not become a Lender or receive a payment in carrying on business in Australia at or through a permanent establishment of the Associate in Australia or (b) which is a resident of Australia and which becomes a Lender or receives a payment in carrying on a business in a country outside Australia at or through a permanent establishment of the Associate in that country, and, in either case, which does not become a Lender and receive payment in the capacity of a clearing house, custodian, funds manager or responsible entity of a registered scheme.

“OID” means original issue discount.

“Organizational Documents” means (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable certificate of incorporation and constitutive or constitutional documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement (or equivalent or comparable certificate of incorporation and constitutive or constitutional documents with respect to any non-U.S. jurisdiction); and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organisation and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Original Term Loan Maturity Date” has the meaning specified in the definition of “Maturity Date.”

“Other Applicable Indebtedness” has the meaning specified in Section 2.03(b)(ii)(A).

“Other Loans” means one or more Classes of Loans that result from a Refinancing Amendment.

“Other Loan Commitments” means one or more Classes of Loan commitments hereunder that result from a Refinancing Amendment.

“Other Taxes” means any and all present or future stamp or documentary Taxes or any other similar excise or property Taxes arising from any payment made under any Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, any Loan Document.

“Outstanding Amount” means with respect to the Loans, the outstanding principal thereof after giving effect to any borrowings and prepayments or repayments of Loans occurring on such date.

“Overnight Rate” means, for any day, the greater of (i) the Federal Funds Rate and (ii) an overnight ‘rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

“Parent Entity” means any Person that is a direct or indirect parent (which may be organized as, among other things, a partnership) of any Holdings Entity.

“Participant” has the meaning specified in Section 10.07(d).

“Participant Register” has the meaning specified in Section 10.07(e).

“Participating Lender” has the meaning specified in Section 2.03(a)(iv)(C)(2).

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by any Loan Party or any of their respective ERISA Affiliates or to which any Loan Party or any of their respective ERISA Affiliates contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time in the preceding five plan years.

“Perfection Certificate” has the meaning specified in the U.S. Second Lien Pledge and Security Agreement.

“Permitted Acquisition” has the meaning specified in the definition of “Permitted Investments.”

“Permitted Equal Priority Refinancing Debt” means any secured Indebtedness incurred by any Borrower and/or any Guarantor in the form of one or more series of senior secured notes, bonds or debentures (and, if applicable, any Registered Equivalent Notes issued in exchange therefor); provided that (i) such Indebtedness is secured by Liens on all or a portion of the Collateral on a basis that is equal in priority to the Liens on the Collateral securing the Obligations (but without regard to the control of remedies) and is not secured by any property or assets of Holdings, any Borrower or any Restricted Subsidiary other than the Collateral, (ii) such Indebtedness satisfies the applicable requirements set forth in the provisos to the definition of “Credit Agreement Refinancing Indebtedness,” (iii) such Indebtedness is not at any time guaranteed by any Subsidiary of Holdings other than Subsidiaries that are Guarantors or Borrowers and (iv) the Borrower Representative, the holders of such Indebtedness (or their Senior

Representative) and the Administrative Agent and/or Collateral Agent shall be party to a Customary Intercreditor Agreement providing that the Liens on the Collateral securing such obligations shall rank equal in priority to the Liens on the Collateral securing the Obligations (but without regard to the control of remedies).

“Permitted Equity Issuance” means any sale or issuance after the Closing Date of any Equity Interests (other than Disqualified Stock and other than to a Subsidiary of Holdings) of any Holdings Entity, in each case to the extent permitted hereunder.

“Permitted Holder” means any of (a) a Sponsor, (b) the Management Stockholders and (c) the Co-Investors.

“Permitted Incremental Equivalent Debt” means Indebtedness issued, incurred or otherwise obtained by any Borrower and/or any Guarantor in respect of one or more series of senior unsecured notes, senior secured equal priority notes, junior lien notes or subordinated notes, junior lien, unsecured or subordinated loans or secured or unsecured mezzanine Indebtedness that, in each case, if secured, will be secured by Liens on the Collateral on an equal priority or junior priority basis with the Liens on Collateral securing the Obligations, and that are issued or made in lieu of Incremental Commitments; provided that (i) the aggregate principal amount of all Permitted Incremental Equivalent Debt shall not exceed the Available Incremental Amount, (ii) such Permitted Incremental Equivalent Debt shall not be subject to any Guarantee by any Person other than a Loan Party, (iii) in the case of Permitted Incremental Equivalent Debt that is secured, the obligations in respect thereof shall not be secured by any Lien on any asset of Holdings, any Borrower or any Restricted Subsidiary other than any asset constituting Collateral, (iv) if such Permitted Incremental Equivalent Debt is secured, such Permitted Incremental Equivalent Debt shall be subject to an applicable Customary Intercreditor Agreement, (v) the terms of such Permitted Incremental Equivalent Debt do not provide for any scheduled amortization or mandatory repayment, mandatory redemption, mandatory offer to purchase or sinking fund obligation prior to the date that is 91 days after the Latest Maturity Date at the time of incurrence, issuance or obtainment of such Permitted Incremental Equivalent Debt, other than customary prepayments, repurchases or redemptions of or offers to prepay, redeem or repurchase upon a change of control, asset sale event or casualty or condemnation event, customary prepayments, redemptions or repurchases or offers to prepay, redeem or repurchase based on excess cash flow (in the case of loans) and customary acceleration rights upon an event of default and (vi) notwithstanding clause (i) above, any Permitted Incremental Equivalent Debt which is to be unsecured or secured on a junior basis to the Loans shall not be required to comply with the test set forth in Section 2.14(d)(iii)(B), but rather shall not exceed an amount such that the Consolidated Net Leverage Ratio does not exceed (A) prior to the Delayed Draw Funding Date, 5.50 to 1.00 or (B) on and after the Delayed Draw Funding Date, 5.00 to 1.00 (in the case of Permitted Incremental Equivalent Debt which is to be unsecured) or such that the Secured Net Leverage Ratio does not exceed (A) prior to the Delayed Draw Funding Date, 5.50 to 1.00 or (B) on and after the Delayed Draw Funding Date, 5.00 to 1.00 (in the case of Permitted Incremental Equivalent Debt which is to be secured on a junior basis), in each case, as of the end of the Test Period most recently ended on or prior to such date of issuance, incurrence or obtaining after giving pro forma effect to such Permitted Incremental Equivalent Debt and any Incremental Commitments (assuming the cash proceeds of any Permitted Incremental Equivalent Debt are not netted in the calculation of Consolidated Total Indebtedness for purposes of calculating the Consolidated Net Leverage Ratio or Secured Net Leverage Ratio, as applicable); and, provided, further, that “Permitted Incremental Equivalent Debt” may be incurred in the form of a bridge or other interim credit facility intended to be refinanced or replaced with long-term indebtedness (so long as such credit facility includes customary “rollover provisions”), in which case, on or prior to the first anniversary of the incurrence of such “bridge” or other credit facility, clause (v) of the first proviso in this definition shall not prohibit the inclusion of customary terms for “bridge” facilities, including customary mandatory prepayment, repurchase or redemption provisions.

“Permitted Incremental Equivalent Debt Documents” means any document or instrument (including any guarantee, security agreement or mortgage and which may include any or all of the Loan Documents) issued or executed and delivered with respect to any Permitted Incremental Equivalent Debt by any Loan Party.

“Permitted Incremental Equivalent Debt Obligations” means, if any secured Permitted Incremental Equivalent Debt has been incurred or issued and is outstanding, all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any applicable Permitted Incremental Equivalent Debt Documents, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.

“Permitted Incremental Equivalent Debt Secured Parties” means the holders from time to time of any secured Permitted Incremental Equivalent Debt Obligations (and any Senior Representative on their behalf).

“Permitted Indebtedness” means:

(a) [Reserved];

(b) the incurrence of Indebtedness pursuant to the Loan Documents;

(c) the incurrence by the Loan Parties of Indebtedness pursuant to the First Lien Credit Documents in an aggregate principal amount not to exceed (i) prior to the Delayed Draw Funding Date, $900,000,000 and (ii) on or after the Delayed Draw Funding Date, $950,000,000 (plus in each case the amount of any “Incremental Loans” and “Permitted Incremental Equivalent Debt” (each, as defined in the Syndicated Facility Agreement (First Lien)) permitted under Sections 2.12(d)(iii) and 7.03 of the Syndicated Facility Agreement (First Lien) as in effect on the Closing Date) and any Refinancing Indebtedness incurred, issued or otherwise obtained to Refinance (in whole or in part) such Indebtedness (and any Refinancing Indebtedness in respect thereof);

(d) Indebtedness of Holdings, the Borrowers and the Restricted Subsidiaries in existence on the Closing Date and set forth on Schedule 7.03 and any Refinancing Indebtedness incurred, issued or otherwise obtained to Refinance (in whole or in part) such Indebtedness (and any Refinancing Indebtedness in respect thereof);

(e) Indebtedness (including Capitalized or Finance Lease Obligations) incurred or issued by Holdings, any Borrower or any Restricted Subsidiary to finance the purchase, lease, repair or improvement of property (real or personal), equipment or other assets, including assets that are used or useful in a Similar Business, whether through the direct purchase of assets or the Capital Stock of any Person owning such assets in an aggregate principal amount not to exceed (as of the date such Indebtedness is issued, incurred or otherwise obtained) (i) prior to the Delayed Draw Funding Date, the greater of (A) $63,000,000 and (B) 3.8% of Total Assets or (ii) on and after the Delayed Draw Funding Date, the greater of (A) $82,00,000 and (B) 3.8% of Total Assets, and any Refinancing Indebtedness incurred, issued or otherwise obtained to Refinance (in whole or in part) such Indebtedness (and any Refinancing Indebtedness in respect thereof);

(f) Indebtedness incurred by Holdings, any Borrower or any Restricted Subsidiary constituting reimbursement obligations with respect to letters of credit, bank guarantees, banker’s acceptances, warehouse receipts, or similar instruments issued or created in the ordinary course of business, including letters of credit in respect of workers’ compensation claims, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance or other Indebtedness with respect to reimbursement type obligations regarding workers’ compensation claims, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance; provided that upon the drawing of such letters of credit or the incurrence of such Indebtedness, such obligations are reimbursed within 30 days following such drawing or incurrence;

(g) Indebtedness arising from agreements of Holdings, any Borrower or any Restricted Subsidiary providing for indemnification, adjustment of purchase price, earnouts or similar obligations, in each case, incurred or assumed in connection with the disposition of any business, assets or a Subsidiary, other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or a Subsidiary for the purpose of financing such acquisition;

(h) Indebtedness of Holdings, a Borrower to a Restricted Subsidiary or another Borrower; provided that any such Indebtedness owing to any Restricted Subsidiary that is not a Loan Party is expressly subordinated to the Obligations pursuant to the Intercompany Note (other than with respect to any Restricted Subsidiary that is subject to any applicable whitewash procedure, but only for the duration of the post-closing period applicable to such Restricted Subsidiary and specified in the proviso to Section 4.01(a)(iv)) ; provided, further, that any subsequent issuance or transfer of any Capital Stock or any other event which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such Indebtedness (except to Holdings, a Borrower or another Restricted Subsidiary or any pledge of such Indebtedness constituting a Permitted Lien (but not foreclosure thereon)) shall be deemed, in each case, to be an incurrence of such Indebtedness not permitted by this clause (h);

(i) Indebtedness of a Restricted Subsidiary to Holdings, any Borrower or another Restricted Subsidiary to the extent constituting a Permitted Investment or an Investment otherwise permitted by Section 7.06; provided that any such Indebtedness owing by a Loan Party to a Restricted Subsidiary that is not a Loan Party is expressly subordinated to the Obligations pursuant to the Intercompany Note (other than with respect to any Restricted Subsidiary that is subject to any applicable whitewash procedure, but only for the duration of the post-closing period applicable to such Restricted Subsidiary and specified in the proviso to Section 4.01(a)(iv)); provided, further, that any subsequent issuance or transfer of any Capital Stock or any other event which results in any such Restricted Subsidiary that is the lender ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such Indebtedness (except to Holdings, a Borrower or another Restricted Subsidiary or any pledge of such Indebtedness constituting a Permitted Lien (but not foreclosure thereon)) shall be deemed, in each case, to be an incurrence of such Indebtedness not permitted by this clause (i);

(j) [Reserved];

(k) Hedging Obligations (excluding Hedging Obligations entered into for speculative purposes) for the purpose of (i) limiting interest rate risk with respect to any Indebtedness permitted to be incurred hereunder, (ii) fixing or hedging currency exchange rate risk with respect to any currency exchanges, or (iii) fixing or hedging commodity price risk with respect to any commodity purchases or sales;

(l) obligations in respect of self-insurance and obligations in respect of performance, bid, appeal and surety bonds and performance and completion guarantees and similar obligations provided by Holdings, any Borrower or any Restricted Subsidiary or obligations in respect of letters of credit, bank guarantees or similar instruments related thereto, in each case in the ordinary course of business, including those incurred to secure health, safety and environmental obligations in the ordinary course of business;

(m) (i) Indebtedness of Holdings, any Borrower or any Restricted Subsidiary in an aggregate principal amount up to 100.0% of the Net Cash Proceeds received by any Borrower or any Subsidiary Guarantor since immediately after the Closing Date from the issue or sale of Equity Interests of any Holdings Entity or cash contributed to the capital of any Borrower or any Subsidiary Guarantor (in each case, other than (x) proceeds of Disqualified Stock or sales of Equity Interests to any Restricted Subsidiary, (y) the CT Equity Contribution and (z) the Holdback Escrow Amount) as determined in accordance with clause (c) of the definition of “Available Amount” to the extent such Net Cash Proceeds or cash have not been applied pursuant to such clause to make Restricted Payments or to make other Investments, payments or exchanges permitted by Section 7.06 or to make Permitted Investments (other than Permitted Investments specified in clauses (a), (b) and (c) of the definition thereof) and Refinancing Indebtedness incurred, issued or otherwise obtained to Refinance (in whole or in part) such Indebtedness, and (ii) Indebtedness of Holdings, any Borrower or any Restricted Subsidiary not otherwise permitted hereunder in an aggregate principal amount that, when aggregated with the principal amount of all other Indebtedness then outstanding and incurred pursuant to this clause (m)(ii), does not exceed (as of the date such Indebtedness is issued, incurred or otherwise obtained) (A) prior to the Delayed Draw Funding Date, the greater of (i) $125,000,000 and (ii) 7.5% of Total Assets or (B) on and after the Delayed Draw Funding Date, the greater of (i) $163,000,000 and (ii) 7.5% of Total Assets, and Refinancing Indebtedness incurred, issued or otherwise obtained to Refinance (in whole or in part) such Indebtedness (and any Refinancing Indebtedness in respect thereof) (it being understood that any such Refinancing Indebtedness (and any

Refinancing Indebtedness in respect thereof) shall be deemed to be outstanding for purposes of any subsequent incurrence of Indebtedness pursuant to this clause (m)(ii));

(n) [Reserved];

(o) Indebtedness constituting Permitted Incremental Equivalent Debt and any Refinancing Indebtedness incurred, issued or otherwise obtained to Refinance (in whole or in part) such Indebtedness (and any Refinancing Indebtedness in respect thereof);

(p) Indebtedness arising from the honoring by a bank or other financial institution of a check, cheque, draft or similar instrument drawn against insufficient funds in the ordinary course of business, provided that such Indebtedness is extinguished within five Business Days of its incurrence;

(q) Indebtedness of Holdings, the Borrower or any Restricted Subsidiary supported by a letter of credit issued pursuant to the Syndicated Facility Agreement (First Lien);

(r) (i) any guarantee by Holdings, any Borrower or a Restricted Subsidiary of Indebtedness of any Restricted Subsidiary so long as the incurrence of such Indebtedness incurred by Holdings or such Restricted Subsidiary is permitted under Section 7.03, Section 7.06 (other than clause (b)(xvi) thereof) or the definition of “Permitted Investments” and (ii) any guarantee by a Restricted Subsidiary of Indebtedness of Holdings, any Borrower or a Restricted Subsidiary;

(s) Indebtedness consisting of Indebtedness issued by Holdings, any Borrower or any Restricted Subsidiary to future, present or former employees, directors, officers, managers and consultants thereof, their respective Controlled Investment Affiliates or Immediate Family Members, in each case to finance the purchase or redemption of Equity Interests of any Holdings Entity to the extent described in Section 7.06(b)(iv);

(t) customer deposits and advance payments received in the ordinary course of business from customers for goods purchased in the ordinary course of business;

(u) Indebtedness in respect of Cash Management Obligations, Cash Management Services and other Indebtedness in respect of netting services, cash pooling and other cash deficit offsetting arrangements or facilities, automatic clearing house arrangements, employees’ credit or purchase cards, overdraft protections and similar arrangements in each case incurred in the ordinary course of business;

(v) Indebtedness incurred by Holdings or a Restricted Subsidiary in connection with bankers’ acceptances, discounted bills of exchange or the discounting or factoring of receivables for credit management purposes, in each case incurred or undertaken in the ordinary course of business on arm’s length commercial terms on a recourse basis;

(w) Indebtedness of Holdings, any Borrower or any Restricted Subsidiary consisting of (a) the financing of insurance premiums or (b) take-or-pay obligations contained in supply arrangements in each case, incurred in the ordinary course of business;

(x) the incurrence of Indebtedness of any Non-Guarantor Subsidiaries of Holdings in an amount not to exceed (as of the date such Indebtedness is incurred or committed) (A) prior to the Delayed Draw Funding Date, the greater of (i) $31,500,000 and (ii) 2.0% of Total Assets or (B) on and after the Delayed Draw Funding Date, the greater of (i) $41,000,000 and (ii) 2.0% of Total Assets, and any Refinancing Indebtedness incurred, issued or otherwise obtained to Refinance (in whole or in part) such Indebtedness (and any Refinancing Indebtedness in respect thereof) (it being understood that any such Refinancing Indebtedness (and any Refinancing Indebtedness in respect thereof) shall be deemed to be outstanding for purposes of any subsequent incurrence of Indebtedness pursuant to this clause (x));

(y) (i) Indebtedness incurred, issued or assumed in connection with any Permitted Acquisition or other acquisition; provided that after giving pro forma effect to such Permitted Acquisition or other acquisition and the assumption, incurrence or issuance of such Indebtedness incurred pursuant to this clause (y):

(A) at least $1.00 of Permitted Unsecured Ratio Debt would be permitted to be incurred; or

(B) the Interest Coverage Ratio (following such Permitted Acquisition or other acquisition and the assumption, incurrence or issuance of such Indebtedness) would be equal to or greater than the Interest Coverage Ratio in effect immediately prior to such Permitted Acquisition or other acquisition and such assumption, incurrence or issuance of such Indebtedness; or

(C) the Consolidated Net Leverage Ratio (following such Permitted Acquisition or other acquisition and the assumption, incurrence or issuance of such Indebtedness) (x) would not exceed (i) prior to the Delayed Draw Funding Date, 5.50 to 1.00 or (ii) on and after the Delayed Draw Funding Date, 5.00 to 1.00, or, (y) would be less than the Consolidated Net Leverage Ratio immediately prior to such Permitted Acquisition or other acquisition and such assumption, incurrence or issuance of such Indebtedness; and

(ii) any Refinancing Indebtedness incurred, issued or otherwise obtained to Refinance (in whole or in part) such Indebtedness (and any Refinancing Indebtedness in respect thereof);

provided, that the amount of Indebtedness incurred pursuant to this clause (y) by Restricted Subsidiaries that are Non-Loan Parties shall not exceed the greater of (X) prior to the Delayed Draw Funding Date, the greater of (i) $32,000,000 and (ii) 2.0% of Total Assets or (Y) on and after the Delayed Draw Funding Date, the greater of (i) $41,000,000 and (ii) 2.0% of Total Assets; provided further that any Indebtedness incurred pursuant to this clause (y) (other Indebtedness of a Person that is acquired by a Restricted Subsidiary and becomes a Restricted Subsidiary or is attached to assets acquired by Holdings or a Restricted Subsidiary, in each case to the extent such Indebtedness is outstanding immediately prior to and upon the date of such acquisition and not incurred in contemplation of such acquisition) shall not mature earlier than the Original Term Loan Maturity Date shall not have a Weighted Average Life to Maturity shorter than the remaining Weighted Average Life to Maturity of the Initial Loans on the date of incurrence of such Indebtedness (except by virtue of amortization or prepayment of Initial Loans prior to the time of such incurrence);

(z) Indebtedness of Holdings, any Borrower or any Restricted Subsidiary undertaken in connection with cash management and related activities with respect to any Subsidiary or joint venture in the ordinary course of business;

(aa) Indebtedness constituting Credit Agreement Refinancing Indebtedness;

(bb) Indebtedness constituting Permitted Secured Ratio Debt, Permitted Unsecured Ratio Debt and any Refinancing Indebtedness incurred, issued or otherwise obtained to Refinance (in whole or in part) such Indebtedness (and any Refinancing Indebtedness in respect thereof);

(cc) Indebtedness consisting of obligations of Holdings, any Borrower or any Restricted Subsidiary under deferred compensation or other similar arrangements with employees incurred by such Person in connection with the Transactions, any Permitted Acquisition or any other Investment or other acquisition permitted hereunder;

(dd) Indebtedness incurred, issued or assumed in connection with any transactional, working capital, capital expenditure, receivables financing or other cash management facilities Parties not to exceed, (1) prior to the Delayed Draw Funding Date, the greater of (x) $50,000,000 and (y) 3.5% of

Total Assets or (2) on and after the Delayed Draw Funding Date, the greater of (x) $65,000,000 and (y) 3.5% of Total Assets;

(ee) letters of credit, bank assurances, bank guarantees, performance bonds, financial undertakings, insurance bonds, guarantees supporting regulated business activities or similar instruments or other credit support or other reimbursement obligations in respect thereof, in each case issued on behalf of (x) Loan Parties for the benefit of other Loan Parties, (y) Non-Loan Parties for the benefit of other Non-Loan Parties or (z) Loan Parties for the benefit of Non-Loan Parties; provided that any such credit support of Loan Parties for the benefit of Non-Loan Parties shall not exceed, (1) prior to the Delayed Draw Funding Date, the greater of (x) $50,000,000 and (y) 3.5% of Total Assets or (2) on and after the Delayed Draw Funding Date, the greater of (x) $65,000,000 and (y) 3.5% of Total Assets;

(ff) Indebtedness representing deferred compensation to employees of Holdings, any Borrower (or any Parent Entity thereof) or any Restricted Subsidiary incurred in the ordinary course of business;

(gg) Indebtedness or guarantees arising from or in connection with any cross guarantee entered into pursuant to Part 2M of the Australian Corporations Act or any equivalent provision from time to time;

(hh) Indebtedness or guarantees arising under or in connection with any Australian Tax Funding Agreement or Australian Tax Sharing Agreement;

(ii) obligations in respect of the provision of performance, completion and other guarantees provided by Holdings, any Borrower or the Restricted Subsidiaries in respect of obligations of Holdings or any Restricted Subsidiary to suppliers, customers, franchisees, lessors, licensees, sublicensees, distribution partners, Governmental Authorities or any other contractual counterparties (including joint venture partners); provided that in each case such guarantees shall not be in respect of debt for borrowed money; and

(jj) Indebtedness constituting Permitted Senior Incremental Equivalent Debt and any Refinancing Indebtedness incurred, issued or otherwise obtained to Refinance (in whole or in part) such Indebtedness (and any Refinancing Indebtedness in respect thereof).

“Permitted Investments” means:

(a) any Investment (i) in any Loan Party, (ii) by any Restricted Subsidiary that is a Non-Loan Party in any other Restricted Subsidiary that is a Non-Loan Party and (iii) by any Loan Party in any Restricted Subsidiary that is a Non-Loan Party; provided that the aggregate amount of Investments (other than as a result of the transfer of Equity Interests or Indebtedness of any Restricted Subsidiary that is a Non-Loan Party to any other Restricted Subsidiary that is a Non-Loan Party) outstanding at any time pursuant to the immediately preceding subclause (iii), together with, but without duplication of, Investments made by any Loan Party in any Non-Loan Party pursuant to clause (c) below, shall not exceed, (1) prior to the Delayed Draw Funding Date, the greater of (x) $87,500,000 and (y) 5.0% of Total Assets or (2) on and after the Delayed Draw Funding Date, the greater of (x) $114,000,000 and (y) 5.0% of Total Assets;

(b) any Investment in, or that at the time of making such Investment was, Cash Equivalents or Investment Grade Securities;

(c) any Investment by Holdings, any Borrower or any Restricted Subsidiary in a Person that is engaged in a business permitted pursuant to Section 7.07 if as a result of such Investment: (a) such Person becomes a Restricted Subsidiary; or (b) such Person, in one transaction or a series of related transactions, is amalgamated, merged or consolidated with or into, or transfers or conveys substantially all of its assets (or assets constituting a business unit, a line of business or a division of such Person) to, or such Person is liquidated into, Holdings, any Borrower or a Restricted Subsidiary (each such Investment, a “Permitted Acquisition”); provided, that the aggregate amount of Investments made by

Loan Parties in Persons that do not become Loan Parties pursuant to this clause (c), together with, but without duplication of, Investments by any Loan Party in any Non-Loan Party pursuant to clause (a) above, shall not exceed an aggregate amount outstanding from time to time equal to (1) prior to the Delayed Draw Funding Date, the greater of $87,500,000 and 5.0% of Total Assets or (2) on and after the Delayed Draw Funding Date, the greater of $114,000,000 and 5.0% of Total Assets; and, in each case, any Investment held by such Person; provided, that such Investment was not acquired by such Person in contemplation of such acquisition, merger, amalgamation, consolidation or transfer; provided further that with respect to each Permitted Acquisition:

(i) Holdings, the Borrowers and the Restricted Subsidiaries shall comply with the Collateral and Guarantee Requirement to the extent applicable;

(ii) immediately before and immediately after giving pro forma effect to any such Investment under this clause (c), no Event of Default under Section 8.01(a) or Section 8.01(f) shall have occurred and be continuing; and

(iii) the Borrower Representative shall have delivered to the Administrative Agent a certificate of a Responsible Officer of the Borrower Representative, on behalf of the Borrowers, in form and substance reasonably satisfactory to the Administrative Agent, certifying that all of the requirements set forth in this clause (c) have been satisfied or will be satisfied on or prior to the consummation of such purchase or other acquisition;

(d) any Investment in securities or other assets not constituting Cash Equivalents or Investment Grade Securities and received in connection with a Disposition made pursuant to Section 7.05;

(e) any Investment existing, or contemplated, on the Closing Date or made pursuant to binding commitments in effect on the Closing Date, in each of the foregoing cases, as set forth on Schedule 7.06, or an Investment consisting of any extension, replacement, reinvestment, modification or renewal of any such Investment or binding commitment existing, or contemplated, on the Closing Date; provided that the amount of any such Investment may be increased in such extension, replacement, reinvestment, modification or renewal only (a) as required by the terms of such Investment or binding commitment as in existence, or contemplated, on the Closing Date (including as a result of the accrual or accretion of interest or OID or the issuance of pay-in-kind securities) or (b) as otherwise permitted under this Agreement;

(f) any Investment acquired by Holdings, any Borrower or any Restricted Subsidiary:

(i) consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business;

(ii) in exchange for any other Investment, accounts receivable or indorsements for collection or deposit held by Holdings, such Borrower or any such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of, or settlement of delinquent accounts and disputes with or judgments against, the issuer of such other Investment, accounts receivable or indorsements for collection or deposit (including any trade creditor or customer);

(iii) in satisfaction of judgments against other Persons;

(iv) as a result of a foreclosure by Holdings, any Borrower or any Restricted Subsidiary with respect to any secured Investment or other transfer of title with respect to any secured Investment in default; or

(v) as a result of the settlement, compromise or resolution of litigation, arbitration or other disputes with Persons who are not Affiliates;

(g) Hedging Obligations permitted under Section 7.03;

(h) Investments the payment for which consists of Equity Interests (other than Disqualified Stock) of Holdings or any Parent Entity thereof; provided that the proceeds from such Equity Interests will not increase the Available Amount;

(i) guarantees of Indebtedness of Holdings, any Borrower or a Restricted Subsidiary permitted under Section 7.03 (other than pursuant to clause (r) of the definition of Permitted Indebtedness), performance guarantees, parent company guarantees and Contingent Obligations incurred in the ordinary course of business and the creation of Liens on the assets of Holdings, any Borrower or any Restricted Subsidiary in compliance with Section 7.01;

(j) any transaction to the extent it constitutes an Investment that is permitted by and made in accordance with the provisions of Section 7.08 (except transactions described in clause (b) of the first proviso in such Section);

(k) Investments consisting of (i) purchases or other acquisitions of inventory, supplies, material or equipment or (ii) the licensing or contribution of intellectual property pursuant to joint marketing arrangements with other Persons;

(l) Investments, taken together with all other Investments made pursuant to this clause (1) that are at that time outstanding (without giving effect to the sale of an Unrestricted Subsidiary to the extent the proceeds of such sale do not consist of cash or have not been subsequently sold or transferred for cash or marketable securities), not to exceed (as of the date such Investment is made) (1) prior to the Delayed Draw Funding Date, the greater of (a) $125,000,000 and (b) 7.5% of Total Assets or (2) on and after the Delayed Draw Funding Date, the greater of (a) $163,000,000 and (b) 7.5% of Total Assets;

(m) Investments in or relating to a Securitization Subsidiary that, in the good faith determination of the Borrower Representative are necessary or advisable to effect any Qualified Securitization Facility or any repurchase obligation in connection therewith;

(n) loans and advances to, or guarantees of Indebtedness of, employees, directors, officers, managers, distributors and consultants not in excess of (i) prior to the Delayed Draw Funding Date, $12,500,000 or (ii) on and after the Delayed Draw Funding Date, $16,300,000 outstanding at any one time, in the aggregate;

(o) loans and advances to employees, directors, officers, managers, distributors and consultants for business-related travel expenses, moving expenses and other similar expenses or payroll advances, in each case incurred in the ordinary course of business or consistent with past practices or to any future or present employee, director, officer, manager or consultant (or their respective Controlled Investment Affiliates or Immediate Family Members) of Holdings, any of its Subsidiaries or any of Holdings’ Parent Entities to fund such Person’s purchase of Equity Interests of Holdings or any Parent Entity thereof;

(p) advances, loans or extensions of trade credit in the ordinary course of business by Holdings, any Borrower or any Restricted Subsidiary and any leases, licenses, subleases or sublicenses granted to others in the ordinary course of business which do not (i) interfere in any material respect with the business of Holdings, the Borrowers and the Restricted Subsidiaries, taken as a whole, or (ii) secure any Indebtedness;

(q) any Investment in any Subsidiary or any joint venture in connection with intercompany cash management arrangements or related activities arising in the ordinary course of business;

(r) Investments consisting of purchases and acquisitions of assets or services in the ordinary course of business;

(s) Investments made in the ordinary course of business in connection with obtaining, maintaining or renewing client contacts and loans or advances made to distributors in the ordinary course of business;

(t) Investments in prepaid expenses, negotiable instruments held for collection and lease, utility and workers compensation, performance and similar deposits entered into as a result of the operations of the business in the ordinary course of business;

(u) Investments in the ordinary course of business consisting of Uniform Commercial Code Article 3 endorsements for collection of deposit and Article 4 customary trade arrangements with customers consistent with past practices;

(v) guarantees by Holdings, any Borrower or any Restricted Subsidiary of Indebtedness permitted under clauses (ee) and (ii) of the definition of “Permitted Indebtedness”;

(w) Investments made by any Restricted Subsidiary that is not a Loan Party to the extent that such Investments are financed with the proceeds received by such Restricted Subsidiary from an Investment in such Restricted Subsidiary permitted by this Agreement, to the extent such proceeds do not increase the Available Amount and do not reduce the amount of such Investment pursuant to the definition of “Investment”;

(x) other Investments in an aggregate amount taken together with all other Investments made pursuant to this clause (x) not to exceed at any one time outstanding (as of the date such Investment is made) (i) prior to the Delayed Draw Funding Date, the greater of (a) $44,000,000 and (b) 2.5% of Total Assets or (ii) on and after the Delayed Draw Funding Date, the greater of (a) $57,000,000 and (b) 2.5% of Total Assets;

(y) [Reserved];

(z) Investments resulting from the Transactions;

(aa) the CT Acquisition; and

(bb) Investments in Unrestricted Subsidiaries not to exceed at any one time outstanding (as of the date such Investment is made) (i) prior to the Delayed Draw Funding Date, the greater of (a) $32,000,000 and (b) 2.0% of Total Assets or (ii) on and after the Delayed Draw Funding Date, the greater of (a) $41,000,000 and (b) 2.0% of Total Assets.

“Permitted Junior Priority Refinancing Debt” means secured Indebtedness incurred by any Borrower and/or any Guarantor in the form of one or more series of junior lien secured notes, bonds or debentures or junior lien secured loans (and, if applicable, any Registered Equivalent Notes issued in exchange therefor); provided that (i) such Indebtedness is secured by a Lien on all or a portion of the Collateral on a junior priority basis to the Liens on Collateral securing the Obligations and is not secured by any property or assets of Holdings, any Borrower or any Restricted Subsidiary other than the Collateral, (ii) such Indebtedness satisfies the applicable requirements set forth in the provisos in the definition of “Credit Agreement Refinancing Indebtedness” (provided that such Indebtedness may be secured by a Lien on Collateral that is junior to the Liens on Collateral securing the Obligations, notwithstanding any provision to the contrary contained in the definition of “Credit Agreement Refinancing Indebtedness”), (iii) the holders of such Indebtedness (or their Senior Representative) and the Administrative Agent and/or the Collateral Agent shall be party to a Customary Intercreditor Agreement providing that the Liens on Collateral securing such obligations shall rank junior to the Liens on Collateral securing the Obligations, and (iv) such Indebtedness is not at any time guaranteed by any Subsidiary of Holdings other than Subsidiaries that are Guarantors or the Borrowers.

“Permitted Liens” means, with respect to any Person:

(a) pledges, deposits or security by such Person under workers’ compensation laws, unemployment insurance, employers’ health tax, and other social security laws or similar legislation or other insurance related obligations (including, but not limited to, in respect of deductibles, self-insured retention amounts and premiums and adjustments thereto) or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees for the benefit of) insurance carriers providing property, casualty or liability insurance, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits to secure public or statutory obligations of such Person or deposits of cash or U.S. government bonds to secure surety or appeal bonds to which such Person is a party, or deposits as security for contested taxes or import duties or for the payment of rent, in each case incurred in the ordinary course of business;

(b) statutory or common law Liens of landlords, carriers, warehousemen, mechanics, materialmen, repairmen, construction contractors or other like Liens, or other customary Liens (other than in respect of Indebtedness) in favor of such persons, so long as, in each case, such Liens arise in the ordinary course of business and (i) secure amounts not overdue for a period of more than sixty (60) days or, if more than sixty (60) days overdue, are unfiled and no other action has been taken to enforce such Liens or (ii) are being contested in good faith and by appropriate actions, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;

(c) Liens for Taxes not yet delinquent for a period of more than thirty (30) days or which are being contested in good faith by appropriate actions diligently conducted, if adequate reserves with respect thereto are maintained on the books of such Person in accordance with GAAP;

(d) Liens in favor of issuers of performance, surety, bid, indemnity, warranty, release, appeal or similar bonds or with respect to other regulatory requirements or letters of credit, bank guarantees or bankers’ acceptances issued, and completion guarantees provided for, in each case, issued pursuant to the request of and for the account of such Person in the ordinary course of its business or consistent with past practice prior to the Closing Date;

(e) (i) minor survey exceptions, minor encumbrances, ground leases, easements or reservations of, or rights of others for, licenses, rights-of-way, servitudes, sewers, electric lines, drains, telegraph, telephone and cable television lines and other similar purposes, or zoning, building codes or other restrictions (including minor defects and irregularities in title and similar encumbrances) as to the use of real properties or Liens incidental to the conduct of the business of such Person or to the ownership of its properties which were not incurred in connection with Indebtedness and which do not in the aggregate materially impair their use in the operation of the business of such Person and (ii) all matters shown on the Mortgage Policies (if any);

(f) Liens securing obligations relating to any Indebtedness permitted to be incurred pursuant to clause (e), (m)(ii), (x) or (y) of the definition of “Permitted Indebtedness”; provided that (a) Liens securing obligations relating to any Refinancing Indebtedness permitted to be incurred pursuant to clauses (m)(ii) and (y) of the definition of “Permitted Indebtedness” relate only to obligations relating to Refinancing Indebtedness that is secured by Liens on the same assets as the assets securing the Refinanced Indebtedness (other than after-acquired property that is (A) affixed or incorporated into the property covered by such Lien, (B) after-acquired property subject to a Lien securing such Indebtedness, the terms of which Indebtedness require or include a pledge of after-acquired property (it being understood that such requirement shall not be permitted to apply to any property to which such requirement would not have applied but for such acquisition) and (C) the proceeds and products thereof), (b) Liens securing obligations relating to Indebtedness permitted to be incurred pursuant to clause (x) of the definition of “Permitted Indebtedness” extend only to the assets of Non-Guarantor Subsidiaries, (c) Liens securing obligations relating to any Indebtedness permitted to be incurred pursuant to clause (y) of the definition of “Permitted Indebtedness” are solely on acquired property or the assets of the acquired entity (other than after-acquired property that is (A) affixed or incorporated into the property covered by such Lien, (B) after-acquired property subject to a Lien securing such Indebtedness, the terms of which Indebtedness require or include a pledge of after-acquired property (it being understood that such requirement shall not be permitted to apply to any property to which such requirement would not have applied but for such acquisition) and (C) the proceeds and products thereof), (d) Liens securing obligations relating to Indebtedness permitted to be incurred pursuant to clause (x) of the definition of “Permitted Indebtedness” extend only to the assets of Non-Guarantor Subsidiaries, (e) Liens securing obligations relating to any Indebtedness to be incurred pursuant to clause (e) of the definition of “Permitted Indebtedness” and any Refinancing Indebtedness extend only to the assets so purchased, leased, repaired or improved and any accessions or extensions thereof and customary security deposits and (f) in the case of Liens on Collateral securing obligations under clause (m)(ii) of the definition of “Permitted Indebtedness,” at the election of the Borrower Representative, the secured parties in respect of such Indebtedness (or a Senior Representative thereof on behalf of such holders) shall have entered into with the Administrative Agent and/or the Collateral Agent a Customary Intercreditor Agreement;

(g) Liens existing on the Closing Date or pursuant to agreements in existence on the Closing Date and, in each case, described on Schedule 7.01;

(h) Liens on property or shares of stock or other assets of a Person at the time such Person becomes a Subsidiary; provided that such Liens are not created or incurred in connection with, or in contemplation of, such other Person becoming such a Subsidiary; provided, further, that such Liens may not extend to any other property or other assets owned by Holdings, any Borrower or any Restricted Subsidiary (other than after-acquired property that is (i) affixed or incorporated into the property covered by such Lien, (ii) except in the case of a Loan Party, after-acquired property subject to a Lien securing such Indebtedness, the terms of which Indebtedness require or include a pledge of after-acquired property (it being understood that such requirement shall not be permitted to apply to any property to which such requirement would not have applied but for such acquisition) and (iii) the proceeds and products thereof);

(i) Liens on property or other assets at the time Holdings, a Borrower or a Restricted Subsidiary acquired the property or such other assets, including any acquisition by means of a merger, amalgamation or consolidation with or into Holdings, any Borrower or any Restricted Subsidiary; provided that such Liens are not created or incurred in connection with, or in contemplation of, such acquisition, amalgamation, merger or consolidation; provided, further, that the Liens may not extend to any other property owned by Holdings, any Borrower or any Restricted Subsidiary (other than after-acquired property that is (A) affixed or incorporated into the property covered by such Lien and (B) the proceeds and products thereof);

(j) Liens securing obligations relating to any Indebtedness or other obligations of Holdings, a Borrower or a Restricted Subsidiary owing to any Borrower or another Restricted Subsidiary permitted to be incurred in accordance with Section 7.03;

(k) Liens securing Hedging Obligations; provided that, with respect to Hedging Obligations relating to Indebtedness, such Indebtedness is secured by a Lien on the same property securing such Hedging Obligations;

(l) Liens on specific items of inventory or other goods and proceeds of any Person securing such Person’s accounts payable or similar trade obligations in respect of bankers’ acceptances or trade letters of credit issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(m) (i) leases, sub-leases granted to others in the ordinary course of business which do not (x) interfere in any material respect with the business of Holdings, the Borrowers and the Restricted Subsidiaries, taken as a whole, or (y) secure any Indebtedness, (ii) licenses or sublicenses of IP Rights which do not interfere in any material respect with the business of Holdings, the Borrowers and the Restricted Subsidiaries, taken as a whole, and (iii) any interest or title of a lessor or licensee under any lease or license entered into by Holdings, the Borrowers or any Restricted Subsidiary in the ordinary course of business and covering only the assets to be so leased or licensed;

(n) Liens arising from Uniform Commercial Code or Australian PPSA (or equivalent statute in any relevant jurisdiction) financing statement filings regarding operating leases or consignments entered into by Holdings, any Borrower or any Restricted Subsidiary in the ordinary course of business;

(o) Liens in favor of any Loan Party;

(p) Liens on accounts receivable, Securitization Assets and related assets incurred in connection with a Qualified Securitization Facility;

(q) Liens to secure any Refinancing (or successive Refinancing) as a whole, or in part, of any Indebtedness secured by any Lien referred to in the foregoing clauses (g), (h) and (i); provided that (a) such new Lien shall be limited to all or part of the same property that secured the original Lien (plus accessions, additions and improvements on such property (and after-acquired property that is (A) affixed or incorporated into the property covered by such Lien, (B) after-acquired property subject to a Lien securing such Indebtedness, the terms of which Indebtedness require or include a pledge of after-acquired property (it being understood that such requirement shall not be permitted to apply to any property to which such requirement would not have applied but for such acquisition) and (C) the proceeds and products thereof)), and (b) the Indebtedness secured by such Lien at such time is not increased by any amount greater than an amount necessary to pay any fees and expenses, including premiums and accrued and unpaid interest, related to such Refinancing;

(r) deposits made or other security provided in the ordinary course of business to secure liability to insurance carriers;

(s) other Liens securing obligations in an aggregate principal amount not to exceed (as of the date any such Lien is incurred) (i) prior to the Delayed Draw Funding Date, the greater of (x) $94,000,000 and (y) 5.7% of Total Assets or (ii) on and after the Delayed Draw Funding Date, the greater of (x) $122,000,000 and (y) 5.7% of Total Assets, which, at the election of the Borrower Representative, shall be subject to a Customary Intercreditor Agreement;

(t) [reserved];

(u) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business;

(v) Liens (i) of a collection bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection, (ii) attaching to commodity trading accounts or other commodity brokerage accounts incurred in the ordinary course of business, and (iii) in favor of banking institutions arising as a matter of law or under general terms and conditions encumbering deposits (including the right of set-off) and which are within the general parameters customary in the banking industry;

(w) Liens deemed to exist in connection with Investments in repurchase agreements permitted under Section 7.06; provided that such Liens do not extend to any assets other than those that are the subject of such repurchase agreement;

(x) Liens encumbering reasonable customary deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business and not for speculative purposes;

(y) Liens that are contractual rights of set-off (i) relating to the establishment of depository relations with banks not given in connection with the issuance of Indebtedness, (ii) relating to pooled deposit or sweep accounts of Holdings, any Borrower or any Restricted Subsidiary to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of Holdings, the Borrowers and the Restricted Subsidiaries or (iii) relating to purchase orders and other agreements entered into with customers of Holdings, any Borrower or any Restricted Subsidiary in the ordinary course of business;

(z) Liens securing (i) obligations owed by Holdings, any Borrower or any Restricted Subsidiary to any lender, agent, arranger or any other Person under the First Lien Credit Documents or any Affiliate of such a lender, agent, arranger or other Person in respect of any Cash

Management Obligations or Cash Management Services, which Liens shall be subject to the First Lien/Second Lien Intercreditor Agreement;

(aa) any encumbrance or restriction (including put and call arrangements) with respect to Capital Stock of any joint venture or similar arrangement pursuant to any joint venture or similar agreement;

(bb) Liens arising out of conditional sale, title retention, consignment or similar arrangements with vendors for the sale or purchase of goods entered into by Holdings, any Borrower or any Restricted Subsidiary in the ordinary course of business;

(cc) Liens solely on any cash earnest money deposits made by Holdings, any Borrower or any Restricted Subsidiary in connection with any letter of intent or purchase agreement;

(dd) ground leases in respect of real property on which facilities owned or leased by Holdings, a Borrower or any of its Subsidiaries are located;

(ee) Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto;

(ff) Liens on Capital Stock of an Unrestricted Subsidiary that secure Indebtedness or other obligations of such Unrestricted Subsidiary;

(gg) Liens on the assets of Restricted Subsidiaries that are not Loan Parties securing Indebtedness of such Subsidiaries that is permitted by Section 7.03;

(hh) Liens arising solely from precautionary UCC financing statements or similar filings (including Australian PPSA financing statements);

(ii) Liens on the Collateral securing obligations under: (i) the Loan Documents to secure the Obligations or permitted in respect of any Mortgaged Property by the terms of the applicable Mortgage, (ii) Indebtedness outstanding pursuant to clause (c) of the definition of “Permitted Indebtedness” so long as such Liens are subject to the terms of the First Lien/Second Lien Intercreditor Agreement or applicable Customary Intercreditor Agreement, (iii) the documentation (including any Permitted Incremental Equivalent Debt Documents) governing any Indebtedness permitted to be incurred under clause (o) of the definition of “Permitted Indebtedness” and (iv) the documentation governing any Indebtedness permitted to be incurred pursuant to clauses (aa) and (jj) of the definition of “Permitted Indebtedness”; provided that, (A) in the case of Liens on Collateral securing Permitted Incremental Equivalent Debt Obligations, Permitted Senior Incremental Equivalent Debt or Credit Agreement Refinancing Indebtedness that constitute Equal Priority Obligations pursuant to subclause (iii) or (iv) of this clause (ii) of the definition of Permitted Liens, the applicable Permitted Incremental Equivalent Debt Secured Parties or parties to such Permitted Senior Incremental Equivalent Debt or Credit Agreement Refinancing Indebtedness (or a Senior Representative thereof on behalf of such holders) shall have entered into with the Administrative Agent and/or the Collateral Agent a Customary Intercreditor Agreement which agreement shall provide that the Liens on Collateral securing such Permitted Incremental Equivalent Debt Obligations, Permitted Senior Incremental Equivalent Debt or Credit Agreement Refinancing Indebtedness shall rank equal in priority to the Liens on Collateral securing the Obligations (but without regard to control of remedies) and (B) in the case of Liens securing Permitted Senior Incremental Equivalent Debt that constitutes First Lien Obligations pursuant to subclause (iv) above, the applicable parties to such Permitted Senior Incremental Equivalent Debt (or a Senior Representative thereof on behalf of such holders) shall have entered into with the Administrative Agent and/or the Collateral Agent the First Lien/Second Lien Intercreditor Agreement or another Customary Intercreditor Agreement which agreement shall provide that the Liens on Collateral securing such Permitted Senior Incremental Equivalent Debt shall rank senior in priority to the Liens on Collateral securing the Obligations and (C) in the case of Liens on Collateral securing Permitted Incremental Equivalent Debt Obligations or Credit Agreement Refinancing Indebtedness pursuant to subclause (iii) or (iv) above that rank junior to the Liens on the Collateral securing the Obligations, the applicable Permitted Incremental Equivalent Debt Secured Parties or parties to such

Credit Agreement Refinancing Indebtedness (or a Senior Representative thereof on behalf of such holders) shall have entered into a Customary Intercreditor Agreement with the Administrative Agent and/or the Collateral Agent which agreement shall provide that the Liens on Collateral securing such Permitted Incremental Equivalent Debt Obligations or Credit Agreement Refinancing Indebtedness, as applicable, shall rank junior to the Liens securing the Obligations; provided that Indebtedness incurred pursuant to clause (o) or (aa) of the definition of “Permitted Indebtedness” in the form of term loans which constitute “Equal Priority Obligations” shall be subject to the two provisos in Section 2.14(e)(iii) as if such Indebtedness constituted Incremental Loans;

(jj) Liens to secure Indebtedness incurred pursuant to clause (bb) of the definition of “Permitted Indebtedness”; provided that the Secured Net Leverage Ratio for the Test Period most recently ended on or prior to such date of determination, calculated on a pro forma basis after giving effect to the incurrence of such Lien (and without netting any cash received from the incurrence of such Indebtedness), the related Indebtedness and the application of net proceeds therefrom would be no greater than (1) prior to the Delayed Draw Funding Date, 5.50 to 1.00 or (2) on and after the Delayed Draw Funding Date, 5.00 to 1.00 (or (A) in the event such Indebtedness is to be secured on a senior basis to the Liens on Collateral securing the Obligations hereunder, the Consolidated Net Leverage Ratio for the Test Period most recently ended on or prior to such date of determination, calculated on a pro forma basis after giving effect to the incurrence of such Lien (and without netting any cash received from the incurrence of such Indebtedness), the related Indebtedness and the application of net proceeds therefrom, would be no greater than (1) prior to the Delayed Draw Funding Date, 5.50 to 1.00 or (2) on and after the Delayed Draw Funding Date, 5.00 to 1.00 and (B) in the event such Indebtedness is to be secured on a senior basis to the Liens on Collateral securing the Obligations hereunder, the Secured First Lien Net Leverage Ratio for the Test Period most recently ended on or prior to such date of determination, calculated on a pro forma basis after giving effect to the incurrence of such Lien (and without netting any cash received from the incurrence of such Indebtedness), the related Indebtedness and the application of net proceeds therefrom, would be no greater than 3.75 to 1.00); provided further that, (A) in the case of Liens on Collateral securing such Indebtedness that constitutes Equal Priority Obligations, the applicable parties to such Indebtedness (or a Senior Representative thereof on behalf of such holders) shall have entered into with the Administrative Agent and/or the Collateral Agent a Customary Intercreditor Agreement which agreement shall provide that the Liens on Collateral securing such Indebtedness shall rank equal in priority to the Liens on Collateral securing the Obligations (but without regard to control of remedies), (B) in the case of Liens on Collateral securing such Indebtedness that constitutes First Lien Obligations, the applicable parties to such Indebtedness (or a Senior Representative thereof on behalf of such holders) shall have entered into with the Administrative Agent and/or the Collateral Agent the First Lien/Second Lien Intercreditor Agreement or another Customary Intercreditor Agreement which agreement shall provide that the Liens on Collateral securing the Obligations and (C) in the case of Liens on Collateral securing such Indebtedness that rank junior to the Liens on the Collateral securing the Obligations, the applicable parties to such Indebtedness (or a Senior Representative thereof on behalf of such holders) shall have entered into the First Lien/Second Lien Intercreditor Agreement or another Customary Intercreditor Agreement with the Administrative Agent and/or the Collateral Agent which agreement shall provide that the Liens on Collateral securing such Indebtedness shall rank junior to the Liens on Collateral securing the. Without any further consent of the Lenders, the Administrative Agent and the Collateral Agent shall be authorized to negotiate, execute and deliver on behalf of the Secured Parties any intercreditor agreement or any amendment (or amendment and restatement) to the Collateral Documents or a Customary Intercreditor Agreement to effect the provisions contemplated by this clause (jj); provided that Indebtedness incurred pursuant to clause (bb) of the definition of “Permitted Indebtedness” in the form of term loans which constitute “Equal Priority Obligations” shall be subject to the two provisos in Section 2.14(e)(iii) as if such Indebtedness constituted Incremental Loans;

(kk) Liens arising pursuant to Section 107(1) of the Comprehensive Environmental Response, Compensation and Liability Act or similar provision of any Environmental Law, unless (i) such Lien, by the action of the lienholder, or by operation of law, takes priority over any Lien filed pursuant to this Agreement or any other Loan Document on the property upon which it is a Lien, and (ii) the cost to Holdings, the Borrowers and the Restricted Subsidiaries, taken as a whole, of satisfying such Lien, in the aggregate with any other such Liens, would reasonably be expected to exceed (1) prior to the Delayed

Draw Funding Date, $19,000,000 or (2) on and after the Delayed Draw Funding Date, $25,000,000, except to the extent the obligations relating to such Liens are not yet due and payable or such Liens are being contested in good faith by appropriate actions diligently conducted, if adequate reserves with respect thereto are maintained on the books of such Person in accordance with GAAP;

(ll) Liens consisting of an agreement to Dispose of any property in a Disposition permitted under Section 7.05 to the extent such Disposition would have been permitted on the date of the creation of such Lien;

(mm) Liens securing transactional, working capital expenditure, receivables financing or other cash management facilities not to exceed (1) prior to the Delayed Draw Funding Date, the greater of (x) $38,000,000 and (y) 2.5% of Total Assets or (2) on and after the Delayed Draw Funding Date, the greater of (x) $49,000,000 and (y) 2.5% of Total Assets;

(nn) Liens securing letters of credit, bank guarantees, performance guarantees or similar bonds or arrangements that are cash collateralized in an amount of cash, Cash Equivalents or other marketable securities with a fair market value of up to (1) prior to the Delayed Draw Funding Date, the greater of (x) $94,000,000 and (y) 5.7% of Total Assets or (2) on and after the Delayed Draw Funding Date, the greater of (x) $122,000,000 and (y) 5.7% of Total Assets;

(oo) Liens on cash, Cash Equivalents or other marketable securities to secure Indebtedness in respect of Hedge Agreements designed to hedge against Holdings’, the Borrowers’ or any of their Restricted Subsidiary’s exposure to interest rates, foreign exchange rates or commodities risk (and in the case of commodities risk, entered in the ordinary course of Holdings’, the Borrowers’ or the Restricted Subsidiaries’ business) and not for speculative purposes; provided that the fair market value of such cash, Cash Equivalents or other marketable securities does not to exceed (1) prior to the Delayed Draw Funding Date, the greater of (x) $19,000,000 and (y) 1.3% of Total Assets or (2) on and after the Delayed Draw Funding Date, the greater of (x) $25,000,000 and (x) 1.3% of Total Assets;

(pp) Liens securing obligations relating to any Indebtedness permitted to be incurred pursuant to clause (u) of the definition of “Permitted Indebtedness” solely with respect cash balances or the assets that are the subject of such arrangements or facility;

(qq) Liens created pursuant to any Loan Document; and

(rr) Liens that are “security interests” as defined in Section 12(3) of the Australian PPSA that do not, in substance, secure payment or performance of an obligation.

For purposes of this definition, the term “Indebtedness” shall be deemed to include interest on such Indebtedness.

“Permitted Secured Ratio Debt” means, at any time, Indebtedness incurred or issued by Holdings, any Borrower or any Restricted Subsidiary if (i) in the case of Indebtedness that is secured by a Lien on Collateral that is not junior or subordinated in priority to the Liens on Collateral securing the First Lien Obligations, the Secured Net Leverage Ratio for the Test Period most recently ended on or prior to such time would not exceed (A) prior to the Delayed Draw Funding Date 5.50 to 1.00 or (B) on and after the Delayed Draw Funding Date, 5.00 to 1.00, (ii) in the case of Indebtedness that is secured by a Lien on Collateral that is junior or subordinated in priority to the Liens on Collateral securing the First Lien Obligations, the Consolidated Net Leverage Ratio for the Test Period most recently ended on or prior to such time would not exceed (A) prior to the Delayed Draw Funding Date 5.50 to 1.00 or (B) on and after the Delayed Draw Funding Date, 5.00 to 1.00 and (iii) in the case of Indebtedness that is secured by a Lien on Collateral that is senior in priority of the Lien on such Collateral securing the Obligations, the Secured First Lien Net Leverage Ratio for the Test Period most recently ended on or prior to such time would not exceed 3.75 to 1.00, in each case determined on a pro forma basis (including a pro forma application of the net proceeds therefrom); provided, that Restricted Subsidiaries that are Non-Loan Parties may not incur, issue or, without duplication, guarantee Indebtedness pursuant to this definition if, after giving pro forma effect to such incurrence or issuance as described above, the aggregate amount of Indebtedness of Non-Loan Parties incurred, issued or, without duplication, guaranteed pursuant to this definition then outstanding would exceed (as of the date such Indebtedness is issued, incurred or otherwise obtained), when taken together with Permitted Unsecured Ratio Debt issued, incurred or guaranteed by any Non-Loan Party, (I) prior to the Delayed Draw Funding Date, the greater of (x) $63,000,000 and (y) 3.8% of Total Assets and (II) on and after the Delayed Draw Funding Date, the greater of (x) $82,000,000 and (y) 3.8% of Total Assets; provided further that any Indebtedness incurred pursuant to this definition shall not mature earlier than the Original Term Loan Maturity Date and shall not have a Weighted Average Life to Maturity shorter than the remaining Weighted Average Life to Maturity of the Initial Loans on the date of incurrence of such Indebtedness (except by virtue of amortization or prepayment of Initial Loans prior to the time of such incurrence); provided further that the terms and conditions of any such Indebtedness, taken as a whole, are not materially more restrictive to the Loan Parties than the terms and conditions of the Initial Loans (including, if applicable, as to collateral priority and subordination, but excluding as to interest rates (including through fixed exchange rates), interest rate margins, rate floors, fees, funding discounts, OID and redemption or prepayment terms and premiums (provided that such terms and conditions shall not be deemed to be more restrictive to the Loan Parties solely as a result of the inclusion in the documentation governing such Indebtedness of a Previously Absent Financial Maintenance Covenant so long as the Administrative Agent shall have been given prompt written notice thereof and this Agreement is amended to include such Previously Absent Financial Maintenance Covenant for the benefit of each Facility (provided further, however, that if (x) the documentation governing such Indebtedness includes a Previously Absent Financial Maintenance Covenant consists of a revolving credit facility (whether or not the documentation therefor includes any other facilities) and (y) such Previously Absent Financial Maintenance Covenant is a “springing” financial maintenance covenant, the Previously Absent Financial Maintenance Covenant shall not be required to be included in this Agreement for the benefit of any Facility hereunder and such Permitted Secured Ratio Debt shall not be deemed “more restrictive” to the Restricted Subsidiaries solely as a result of such Previously Absent Financial Maintenance Covenant benefiting only such revolving credit facilities); provided further that, the Borrower Representative may, at its option, deliver a certificate of a Responsible Officer of the Borrower Representative to the Administrative Agent at least five Business Days prior to the incurrence of such Indebtedness, together with a reasonably detailed description of the material terms and conditions of such Indebtedness or drafts of the documentation relating thereto, stating that the Borrower Representative has determined in good faith that such terms and conditions satisfy the foregoing requirement in this proviso, and such certificate shall be conclusive evidence that such terms and conditions satisfy the foregoing requirement unless the Administrative Agent notifies the Borrowers within such five Business Day period that it disagrees with such determination (including a reasonable description of the basis upon which it disagrees).

“Permitted Senior Incremental Equivalent Debt” means “Permitted Incremental Equivalent Debt” as defined in the Syndicated Facility Agreement (First Lien).

“Permitted Unsecured Ratio Debt” means, at any time, unsecured, senior subordinated or subordinated Indebtedness incurred or issued by Holdings, any Borrower or any Restricted Subsidiary if the Interest Coverage Ratio for the Test Period most recently ended on or prior to such time would have been at least 2.00 to 1.00, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom); provided, that Restricted Subsidiaries that are Non-Loan Parties may not incur or issue Indebtedness pursuant to this definition if, after giving pro forma effect to such incurrence or issuance as described above, the aggregate amount of Indebtedness of Non-Loan Parties incurred, issued or, without duplication, guaranteed pursuant to this definition then outstanding would exceed (as of the date such Indebtedness is issued, incurred or otherwise obtained), when taken together with Permitted Secured Ratio Debt issued, incurred or guaranteed by any Non-Loan Party, (A) prior to the Delayed Draw Funding Date, the greater of (x) $63,000,000 and (y) 3.8% of Total Assets and (B) on and after the Delayed Draw Funding Date, the greater of (x) $82,000,000 and (y) 3.8% of Total Assets; provided further that any Indebtedness incurred pursuant to this definition shall not mature earlier than the Original Term Loan Maturity Date and shall not have a Weighted Average Life to Maturity shorter than the remaining Weighted Average Life to Maturity of the Initial Loans on the date of incurrence of such Indebtedness (except by virtue of amortization or prepayment of Initial Loans prior to the time of such incurrence); provided further that the terms and conditions of any such Indebtedness, taken as a whole, are not materially more restrictive to the Loan Parties than the terms and conditions of the Initial Loans (including, if applicable, as to collateral priority and subordination, but excluding as to interest rates (including through fixed exchange rates), interest rate margins, rate floors, fees, funding discounts, OID and redemption or prepayment terms and premiums (provided that such terms and conditions shall not be deemed to be more restrictive to the Loan Parties solely as a result of the inclusion in the documentation governing such Indebtedness of a Previously Absent Financial Maintenance Covenant so long as the Administrative Agent shall have been given prompt written notice thereof and this Agreement is amended to include such Previously

Absent Financial Maintenance Covenant for the benefit of each Facility (provided further, however, that if (x) the documentation governing such Indebtedness includes a Previously Absent Financial Maintenance Covenant consists of a revolving credit facility (whether or not the documentation therefor includes any other facilities) and (y) such Previously Absent Financial Maintenance Covenant is a “springing” financial maintenance covenant, the Previously Absent Financial Maintenance Covenant shall not be required to be included in this Agreement for the benefit of any Term Facility hereunder and such Permitted Unsecured Ratio Debt shall not be deemed “more restrictive” to the Restricted Subsidiaries solely as a result of such Previously Absent Financial Maintenance Covenant benefiting only such revolving credit facilities); provided further that, the Borrower Representative may, at its option, deliver a certificate of a Responsible Officer of the Borrower Representative to the Administrative Agent at least five Business Days prior to the incurrence of such Indebtedness, together with a reasonably detailed description of the material terms and conditions of such Indebtedness or drafts of the documentation relating thereto, stating that the Borrower Representative has determined in good faith that such terms and conditions satisfy the foregoing requirement in this proviso, and such certificate shall be conclusive evidence that such terms and conditions satisfy the foregoing requirement unless the Administrative Agent notifies the Borrowers within such five Business Day period that it disagrees with such determination (including a reasonable description of the basis upon which it disagrees).

“Permitted Unsecured Refinancing Debt” means unsecured Indebtedness incurred by the Borrowers and/or the Guarantors in the form of one or more series of senior unsecured notes, bonds or debentures or loans (and, if applicable, any Registered Equivalent Notes issued in exchange therefor); provided that (i) such Indebtedness satisfies the applicable requirements set forth in the provisos in the definition of “Credit Agreement Refinancing Indebtedness” and (ii) such Indebtedness is not at any time guaranteed by any Subsidiary of any Holdings Entity other than Subsidiaries that are Guarantors or Borrowers.

“Person” means any individual, corporation, limited liability company, partnership, joint venture, association, joint stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

“Platform” has the meaning specified in Section 6.02.

“Pledged Collateral” has the meaning specified in any Security Agreement and shall include all Equity Interests and debt instruments pledged pursuant to any Collateral Document.

“Pounds” shall mean the lawful currency of the United Kingdom.

“Pre-Acquisition Initial Funding” has the meaning specified in Section 4.01.

“Preferred Stock” means any Equity Interest with preferential rights of payment of dividends or upon liquidation, dissolution, or winding up.

“Previously Absent Financial Maintenance Covenant” means, at any time (x) any financial maintenance covenant that is not included in this Agreement at such time and (y) any financial maintenance covenant that is included in this Agreement at such time but with covenant levels and component definitions (to the extent relating to such financial maintenance covenant) in this Agreement that are less restrictive on Holdings, the Borrowers and the Restricted Subsidiaries than those in the applicable Incremental Amendment, Refinancing Amendment, Extension Amendment or amendment in respect of Replacement Loans or any documents relating to Credit Agreement Refinancing Indebtedness or Refinancing Indebtedness.

“Primary Syndication” means the initial sell down by the Arrangers of the Facility, such sell down occurring within forty-five (45) days after the date of this Agreement.

“Pro Forma Financial Statements” means the unaudited pro forma combined balance sheets of the DTZ Acquired Companies for the twelve month period ended June 30, 2014, prepared after giving effect to the Transactions as if the Transactions had occurred as of such date, and the related unaudited pro forma statement of comprehensive income and statement of cash flows for the DTZ Acquired Companies for the twelve month period then ended, prepared after giving effect to the Transactions as if the Transactions had occurred at the beginning of such period.

“Pro Rata Share” means, with respect to each Lender at any time a fraction (expressed as a percentage, carried out to the ninth decimal place), the numerator of which is the amount of the Commitments of such Lender under the applicable Facility or Facilities at such time and the denominator of which is the amount of the Aggregate Commitments under the applicable Facility or Facilities; provided that, if such Commitments have been terminated, then the Pro Rata Share of each Lender shall be determined based on the Pro Rata Share of such Lender immediately prior to such termination and after giving effect to any subsequent assignments made pursuant to the terms hereof.

“Projections” has the meaning specified in Section 6.01(c).

“Public Lender” has the meaning specified in Section 6.02.

“Qualified Disclosed Information” means any Disclosed Information other than Disclosed Information relating to any period following the six month anniversary of the Closing Date.

“Qualified ECP Guarantor” means, in respect of any Swap Obligation, each Loan Party that has total assets exceeding $10,000,000 at the time the relevant Guarantee or grant of the relevant security interest becomes effective with respect to such Swap Obligation or such other person as constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another person to qualify as an “eligible contract participant” at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

“Qualified Lender” means, a Lender (i) that would be entitled to a full exemption from U.S. federal withholding tax with respect to payments of interest under this Agreement (if such interest were treated as from sources within the United States under Section 861 of the Code) as of the Closing Date (or as of the Delayed Draw Funding Date or the date of assignment pursuant to Section 10.07(b) in the case of a Lender that is not a Lender immediately prior to the Delayed Draw Funding Date or the date of such assignment, as applicable) and (ii) that has provided prior to the Closing Date, Delayed Draw Funding Date or the date of such assignment (as applicable), a United States Federal Withholding Certification certifying to such exemption.

“Qualified Lender Threshold” means, as of any date of determination, until the date that is twenty-four (24) months after the Delayed Draw Funding Date, at least ninety-five percent (95%) of amounts owed with respect to the Loans under this Agreement being held by Qualified Lenders at such time.

“Qualified Proceeds” means the fair market value of assets that are used or useful in, or Capital Stock of any Person engaged in, a Similar Business; provided that any such Capital Stock is of a Person that is a Restricted Subsidiary or that will become a Restricted Subsidiary in connection therewith.

“Qualified Securitization Facility” means any Securitization Facility that meets the following conditions: (a) the board of directors of the Borrower Representative shall have determined in good faith that such Securitization Facility (including financing terms, covenants, termination events and other provisions) is in the aggregate economically fair and reasonable to Holdings and the Restricted Subsidiaries and the applicable Securitization Subsidiary, (b) all sales and/or contributions of Securitization Assets and related assets to the applicable Securitization Subsidiary are made at fair market value (as determined in good faith by the Borrower Representative) and (c) the flanking terms, covenants, termination events and other provisions thereof shall be market terms (as determined in good faith by the Borrower Representative).

“Qualifying IPO” means the issuance by any Holdings Entity, or any Parent Entity thereof, of its common Equity Interests in (i) an underwritten primary public offering (other than a public offering pursuant to a registration statement on Form S-8) pursuant to an effective registration statement filed with the SEC in accordance with the Securities Act (whether alone or in connection with a secondary public offering) or (ii) any equivalent offering or listing conducted in accordance with the Laws of any other applicable jurisdiction.

“Qualifying Lender” has the meaning specified in Section 2.03(a)(iv)(D)(3).

“Rating Agency” means each of Moody’s and S&P, or if Moody’s or S&P or both shall not make a rating on the relevant obligations publicly available, a nationally recognized statistical rating agency or agencies, as the case may be, selected by the Borrower Representative which shall be substituted for Moody’s or S&P or both, as the case may be (collectively, the “Rating Agencies”).

“Refinance,” “Refinancing” and “Refinanced” shall have the meanings provided in the definition of the term “Refinancing Indebtedness.”

“Refinanced Indebtedness” has the meaning provided in the definition of the term “Refinancing Indebtedness.”

“Refinanced Loans” has the meaning specified in Section 10.01.

“Refinancing Amendment” means an amendment to this Agreement in form and substance reasonably satisfactory to the Administrative Agent and the Borrower Representative executed by each of (a) the Borrower Representative, (b) the Administrative Agent and (c) each Additional Lender and Lender that agrees to provide any portion of the Other Loans or Other Loan Commitments being incurred or provided pursuant thereto, in accordance with Section 2.13.

“Refinancing Indebtedness” means, with respect to any Indebtedness (the “Refinanced Indebtedness”), any Indebtedness issued, incurred or otherwise obtained in exchange for or as a replacement of (including by entering into alternative financing arrangements in respect of such exchange or replacement (in whole or in part), including by adding or replacing lenders, creditors, agents, borrowers and/or guarantors, and including in each case, but not limited to, after the original instrument giving rise to such Indebtedness has been terminated and including, in each case, by entering into any credit agreement, loan agreement, note purchase agreement, indenture or other agreement), or the net proceeds of which are to be used for the purpose of modifying, extending, refinancing, renewing, replacing, redeeming, repurchasing, defeasing, amending, supplementing, restructuring, repaying or refunding (collectively to “Refinance” or a “Refinancing” or “Refinanced”), such Refinanced Indebtedness (or previous refinancing thereof constituting Refinancing Indebtedness); provided that (A) except to the extent otherwise permitted under this Agreement (subject to a dollar for dollar usage of any other basket set forth in the definition of “Permitted Indebtedness,” if applicable), the principal amount (or accreted value, if applicable) of any such Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Refinanced Indebtedness outstanding immediately prior to such Refinancing except by an amount equal to the unpaid accrued interest and premium (including any tender premiums) and penalties (if any) thereon plus other amounts paid and fees and expenses incurred in connection with such Refinancing plus an amount equal to any existing commitment unutilized and letters of credit undrawn thereunder, (B) if the Indebtedness being Refinanced is Indebtedness permitted by clauses (c), (d) and (o) of the definition of “Permitted Indebtedness,” the direct and contingent obligors with respect to such Refinancing Indebtedness are not changed (except that any Loan Party may be added as an additional direct or contingent obligor in respect of such Refinancing Indebtedness), (C) other than with respect to a Refinancing in respect of Indebtedness permitted pursuant to clause (e) of the definition of “Permitted Indebtedness,” such Refinancing Indebtedness shall have a final maturity date equal to or later than the final maturity date of, and shall have a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Refinanced Indebtedness (without giving effect to any amortization or prepayments thereof prior to the time of such Refinancing) as of the date of determination, and (D) if the Indebtedness being Refinanced is Indebtedness permitted by clauses (d) and (o) of the definition of “Permitted Indebtedness,” the terms and conditions of any such Refinancing Indebtedness, taken as a whole, are not materially less favorable to the Lenders than the terms and conditions of the Refinanced Indebtedness being Refinanced (including, if applicable, as to the absence or existence of collateral, collateral priority and subordination, but excluding as to interest rates (including through fixed exchange rates), interest rate margins, rate floors, fees, funding discounts, OID and redemption or prepayment terms and premiums (provided that such terms and conditions shall not be deemed to be “less favorable” to the Lenders solely as a result of the inclusion in the documentation governing such Refinancing Indebtedness of a Previously Absent Financial Maintenance Covenant so long as the Administrative Agent shall have been given prompt written notice thereof and this Agreement is amended to include such Previously Absent Financial Maintenance Covenant for the benefit of each Facility (provided, however, that if (x) the documentation governing the Refinancing Indebtedness that includes a Previously Absent Financial Maintenance Covenant consists of a revolving credit facility (whether or not the documentation therefor includes any other facilities) and (y) such Previously Absent Financial Maintenance Covenant is a “springing” financial maintenance covenant, the Previously Absent Financial Maintenance Covenant shall not be required to be included in this Agreement for the benefit of any Loans hereunder and such Refinancing Indebtedness shall not be deemed “less favorable” to the Lenders solely as a result of such Previously Absent Financial Maintenance Covenant benefiting only such revolving credit facilities); provided that a certificate of a Responsible Officer of the Borrower Representative delivered to the Administrative Agent at least five Business Days prior to the incurrence of such Indebtedness, together with a reasonably detailed description of the material terms and conditions of such Indebtedness or drafts of the documentation relating thereto, stating that the Borrower Representative has determined in good faith that such terms and conditions satisfy the foregoing requirement in clause (D) shall be conclusive evidence that such terms and conditions satisfy the foregoing requirement unless the Administrative Agent notifies the Borrowers within such five Business Day period that it disagrees with such determination (including a reasonable description of the basis upon which it disagrees).

“Refunding Capital Stock” has the meaning specified in Section 7.06(b)(ii).

“Register” has the meaning specified in Section 10.07(c).

“Registered Equivalent Notes” means, with respect to any notes originally issued in an offering pursuant to Rule 144A under the Securities Act or other private placement transaction under the Securities Act, substantially identical notes (having the same guarantees) issued in a dollar-for-dollar exchange therefor pursuant to an exchange offer registered with the SEC.

“Rejection Notice” has the meaning specified in Section 2.03(b)(v).

“Related Indemnified Person” of an Indemnitee means (1) any controlling Person or controlled Affiliate of such Indemnitee, (2) the respective directors, officers, employees, members, partners, advisors or other representatives of such Indemnitee or any of its controlling Persons or controlled Affiliates and (3) the respective agents of such Indemnitee or any of its controlling Persons or controlled Affiliates, in the case of this clause (3), acting at the instructions of such Indemnitee, controlling Person or such controlled Affiliate; provided that each reference to a controlled Affiliate or controlling Person in this definition pertains to a controlled Affiliate or controlling Person involved in the negotiation of this Agreement or the syndication of the Facilities. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.

“Related Person” means, with respect to any Person, (a) any Affiliate of such Person and (b) the respective directors, officers, employees, agents and other representatives of such Person or any of its Affiliates.

“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharge, injecting, escaping, leaching, dumping, disposing, depositing or migration into the Environment.

“Replacement Loans” has the meaning specified in Section 10.01.

“Reportable Event” means, with respect to any U.S. Pension Plan, any of the events specified in Section 4043(c) of ERISA or the regulations issued thereunder, other than events for which the thirty (30) day notice period has been waived.

“Required Facility Lenders” means, as of any date of determination, with respect to any Facility, Lenders having more than 50% of the sum of (a) the Total Outstandings under such Facility and (b) the aggregate unused Commitments under such Facility; provided that (i) to the same extent specified in Section 10.07(i) with respect to determination of Required Lenders, the Loans of any Affiliated Lender shall in each case be excluded for purposes of making a determination of Required Facility Lenders unless the action in question affects such Affiliated Lender in a disproportionately adverse manner than its effect on the other Lenders and (ii) the Total Outstandings and unused Commitments of any Debt Fund Affiliates shall only be included to the same extent as for any calculation of the Required Lenders pursuant to Section 10.07(k).

“Required Lenders” means, as of any date of determination, Lenders having more than 50% of the sum of the (a) Total Outstanding and (b) aggregate unused Commitments; provided (i) that the Loans of any Affiliated Lender shall in each case be excluded for purposes of making a determination of Required Lenders unless the action in question affects such Affiliated Lender in a disproportionately adverse manner than its effect on the other Lenders and (ii) the Total Outstandings and unused Commitments of any Debt Fund Affiliates shall only be included to the same extent as for any calculation of the Required Lenders pursuant to Section 10.07(k).

“Responsible Officer” means, with respect to a Person, any director, the chief executive officer, chief operating officer, president, vice president, chief financial officer, treasurer or assistant treasurer or other similar officer or Person performing similar functions, of such Person. With respect to any document delivered by a Loan Party on the Closing Date, Responsible Officer includes any secretary or assistant secretary of such Loan Party. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party. Unless otherwise specified, all references herein to a “Responsible Officer” shall refer to a Responsible Officer of the Borrower Representative.

“Restricted Investment” means any Investment other than any “Permitted Investments.”

“Restricted Payment” means (i) any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interest of Holdings, any Borrower or any Restricted Subsidiary (in each case, solely in such Person’s capacity as holder of such Equity Interests) other than dividends or distributions (A) solely in Equity Interests (other than Disqualified Stock) of Holdings or any Parent Entity thereof, (B) by any Borrower to any other Borrower or to Holdings or (C) by a Restricted Subsidiary so long as, in the case of any dividend or distribution payable on or in respect of any class or series of securities issued by a Restricted Subsidiary other than a wholly owned Restricted Subsidiary, the applicable Loan Party or Restricted Subsidiary receives at least its pro rata share of such dividend or distribution in accordance with its Equity Interests in such class or series of securities, or any payment (other than a payment constituting a Permitted Investment) (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, defeasance, acquisition, cancellation or termination of any such Equity Interest, or on account of any return of capital to Holdings’, a Borrower’s or any Restricted Subsidiary’s stockholders, partners or members (or the equivalent Persons thereof); provided that the DTZ Distribution shall not be considered a Restricted Payment to the extent that after giving effect to any payment in respect of the DTZ Distribution the Minimum Equity Threshold would remain satisfied as of the Closing Date; provided further that any payment of the Retained Cash Adjustment Amount (as defined in the Share Sale Agreement) required to be made by Holdings or any of its Restricted Subsidiaries pursuant to Section 9.4(a)(2) of the Share Sale Agreement shall not be considered a Restricted Payment, (ii) the prepayment, redemption, purchase, defeasance or other satisfaction prior to the scheduled maturity thereof in any manner (it being understood that payments of regularly scheduled principal, interest and mandatory prepayments shall be permitted) of Indebtedness described in clause (c), (o), (y) or (bb) of the definition of Permitted Indebtedness that is in any case secured by a Lien on Collateral that is junior to the Lien on Collateral securing the Obligations or of any Subordinated Indebtedness of Holdings, any Borrower or any Subsidiary Guarantor (collectively, “Junior Financing”) and (iii) any Restricted Investment.

“Restricted Subsidiary” means, at any time, any direct or indirect Subsidiary of Holdings (including any Foreign Subsidiary and the Borrowers except where the context otherwise requires) that is not then an Unrestricted Subsidiary; provided that upon an Unrestricted Subsidiary ceasing to be an Unrestricted Subsidiary, such Subsidiary shall be included in the definition of “Restricted Subsidiary.”

“Revolving Credit Loan” has the meaning set forth in the Syndicated Facility Agreement (First Lien).

“S&P” means Standard & Poor’s, a division of The McGraw-Hill Companies, Inc., and any successor to its rating agency business.

“Sale and Lease-Back Transaction” means any arrangement providing for the leasing by Holdings, any Borrower or any Restricted Subsidiary of any real or tangible personal property, which property has been or is to be sold or transferred by Holdings, such Borrower or such Restricted Subsidiary to a third Person in contemplation of such leasing.

“Same Day Funds” means disbursements and payments in immediately available funds.

“Sanction(s)” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by OFAC, (b) the United Nations Security Council, the European Union or Her Majesty’s Treasury of the United Kingdom or (c) the relevant sanctions authorities in Singapore and Australia.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Secured Cash Management Agreement” means any Cash Management Agreement that is entered into by and between any Holdings Entity, any Borrower or any Restricted Subsidiary and a Cash Management Bank; and designated in writing by the Cash Management Bank and the Borrower Representative to the Administrative Agent as a “Secured Cash Management Agreement.”

“Secured First Lien Net Leverage Ratio” means the Consolidated Net Leverage Ratio but excluding from the numerator all Indebtedness described in clause (1) of the definition of “Consolidated Total Indebtedness” other than Secured Indebtedness of Holdings, the Borrowers and the Restricted Subsidiaries secured by any Lien on Collateral that is not junior or subordinated in priority to the Liens on Collateral securing the First Lien Obligations.

“Secured Hedge Agreement” means (a) any Hedging Obligation permitted under the definition of “Permitted Indebtedness” that is entered into by and between any Loan Party or any Restricted Subsidiary and any Hedge Bank; and designated in writing by the Hedge Bank and the Borrower Representative to the Administrative Agent as a “Secured Hedge Agreement” and (b) on and after the Senior Lien Termination Date, any such agreement that constituted a “Secured Hedge Agreement” (as defined in the Syndicated Facility Agreement (First Lien)) immediately prior to the Senior Lien Termination Date.

“Secured Indebtedness” means any Indebtedness of Holdings, any Borrower or any Restricted Subsidiary secured by a Lien.

“Secured Net Leverage Ratio” means the Consolidated Net Leverage Ratio but excluding from the numerator all Indebtedness described in clause (1) of the definition of “Consolidated Total Indebtedness” other than Secured Indebtedness of the Holdings and the Restricted Subsidiaries secured by any Lien that is not junior in priority to the Liens on the Collateral securing the Obligations.

“Secured Parties” means, collectively, the Administrative Agent, the Collateral Agent, the Lenders, each Hedge Bank, each Cash Management Bank, each Supplemental Administrative Agent and each co-agent or sub-agent appointed by the Administrative Agent from time to time pursuant to Section 9.01(b) or Section 9.07.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Securitization Assets” means the accounts receivable, royalty and other similar rights to payment and any other assets related thereby subject to a Qualified Securitization Facility and the proceeds thereof.

“Securitization Facility” means any of one or more receivables securitization financing facilities as amended, supplemented, modified, extended, renewed, restated or refunded from time to time, the Obligations of which are non-recourse (except for customary representations, warranties, covenants and indemnities made in connection with such facilities) to Holdings, any Borrower or any Restricted Subsidiary (other than a Securitization Subsidiary) pursuant to which Holdings, a Borrower or any Restricted Subsidiary sells or grants a security interest in its accounts receivable or assets related thereto to either (a) a Person that is not Holdings or a Restricted Subsidiary or (b) a Securitization Subsidiary that in turn sells its accounts receivable to a Person that is not Holdings or a Restricted Subsidiary.

“Securitization Fees” means distributions or payments made directly or by means of discounts with respect to any participation interest issued or sold in connection with, and other fees paid to a Person that is not a Securitization Subsidiary in connection with, any Qualified Securitization Facility.

“Securitization Subsidiary” means any Subsidiary formed for the purpose of, and that solely engages only in one or more Qualified Securitization Facilities and other activities reasonably related thereto.

“Security Agreements” means, collectively, the U.S. Security Agreements, the Australian Second Lien Security Agreement, the English Second Lien Security Agreements, and the Singaporean Second Lien Security Agreements.

“Senior Lien Obligations” means the “Senior Obligations” as defined in the First Lien/Second Lien Intercreditor Agreement.

“Senior Lien Termination Date” means the date on which the Discharge of Senior Obligations (as such term is defined in the First Lien/Second Lien Intercreditor Agreement) has occurred.

“Senior Representative” means, with respect to any series of Indebtedness, the trustee, administrative agent, collateral agent, security agent or similar agent under the indenture or agreement pursuant to which such Indebtedness is issued, incurred or otherwise obtained, as the case may be, and each of their successors in such capacities.

“Share Sale Agreement” means the Share Sale Agreement, dated as of June 14, 2014, by and among Holdings, the Sponsors, UGL Limited, United Group Pty Ltd and United Group Investment Partnership (USA).

“Similar Business” means (1) any business engaged in by Holdings, any Borrower or any Restricted Subsidiary on the Closing Date, and (2) any business or other activities that are reasonably similar, ancillary, complementary or related to, or a reasonable extension, development or expansion of, the businesses in which Holdings, the Borrowers and the Restricted Subsidiaries are engaged on the Closing Date.

“Singapore Dollars” or “S$” means the lawful currency of the Republic of Singapore.

“Singaporean Loan Party” means any Guarantor incorporated under the laws of Singapore.

“Singaporean Debentures” means each debenture made or to be made between the Singaporean Loan Parties and the Collateral Agent in form as the Administrative Agent and the Borrower Representative may agree.

“Singaporean Share Charges” means each share charges (over the shares in the Singaporean Loan Parties) made or to be made between the Loan Parties party thereto and the Collateral Agent in form as the Administrative Agent and the Borrower Representative may agree.

“Singaporean Security Agreements” means the Singaporean Debentures and the Singaporean Share Charges.

“Solicited Discount Proration” has the meaning specified in Section 2.03(a)(iv)(D)(3).

“Solicited Discounted Prepayment Amount” has the meaning specified in Section 2.03(a)(iv)(D)(1).

“Solicited Discounted Prepayment Notice” means a written notice of the Borrower Representative of Solicited Discounted Prepayment Offers made pursuant to Section 2.03(a)(iv)(D) substantially in the form of Exhibit L.

“Solicited Discounted Prepayment Offer” means the written offer by each Lender, substantially in the form of Exhibit O, submitted following the Administrative Agent’s receipt of a Solicited Discounted Prepayment Notice.

“Solicited Discounted Prepayment Response Date” has the meaning specified in Section 2.03(a)(iv)(D)(1).

“Solvent” and “Solvency” mean, with respect to (a) any Person (other than a Person incorporated in Australia) on any date of determination, that on such date (i) the fair value of the assets of such Person exceeds its debts and liabilities, subordinated, contingent or otherwise, (ii) the present fair saleable value of the property of such Person is greater than the amount that will be required to pay the probable liability of its debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured, (iii) such Person is able to pay its debts and liabilities, subordinated, contingent or otherwise, as such liabilities become absolute and matured and (iv) such Person is not engaged in, and is not about to engage in, business for which it has unreasonably small capital, or (b) with respect to a Person incorporated in Australia, such Person on any date of determination is solvent for the purposes of s.95A of the Australian Corporations Act. The amount of any contingent liability at any time shall be computed as the amount that would reasonably be expected to become an actual and matured liability.

“SPC” has the meaning specified in Section 10.07(g).

“Specified Discount” has the meaning specified in Section 2.03(a)(iv)(B)(1).

“Specified Discount Prepayment Amount” has the meaning specified in Section 2.03(a)(iv)(B)(1).

“Specified Discount Prepayment Notice” means a written notice of the Borrower Party’s Offer of Specified Discount Prepayment made pursuant to Section 2.03(a)(iv)(B) substantially in the form of Exhibit N.

“Specified Discount Prepayment Response” means the written response by each Lender, substantially in the form of Exhibit P, to a Specified Discount Prepayment Notice.

“Specified Discount Prepayment Response Date” has the meaning specified in Section 2.03(a)(iv)(B)(1).

“Specified Discount Proration” has the meaning specified in Section 2.03(a)(iv)(B)(3).

“Specified Legal Expenses” means, to the extent not constituting an extraordinary, non-recurring or unusual loss, charge or expense, all attorneys’ and experts’ fees and expenses and all other costs, liabilities (including all damages, penalties, fines and indemnification and settlement payments) and expenses paid or payable in connection with any threatened, pending, completed or future claim, demand, action, suit, proceeding, inquiry or investigation (whether civil, criminal, administrative, governmental or investigative) arising from, or related to, valuation services provided by members of the DTZ Acquired Companies in respect of property in the United Kingdom.

“Specified Transaction” means, with respect to any period, any acquisition, Investment, sale, transfer or other Disposition of assets or property other than in the ordinary course, incurrence, issuance, obtaining, assumption, Refinancing, prepayment, redemption, repurchase, defeasance, extinguishment, retirement or repayment of Indebtedness (other than Indebtedness incurred or repaid under any revolving credit facility or line of credit unless such Indebtedness has been permanently repaid and not replaced), Restricted Payment, Subsidiary designation, Incremental Loan, provision of Incremental Commitment or other event that by the terms of the Loan Documents requires pro forma compliance with a test or covenant hereunder or requires such test or covenant to be calculated on a pro forma basis.

“Sponsors” means any of TPG Asia VI, L.P., PAG Asia I LP and Ontario Teachers’ Pension Plan Board and any of their respective Affiliates and funds or partnerships managed or advised by any of them or any of their respective Affiliates, but not including, however, any portfolio company of any of the foregoing.

“Spot Rate” means, as of any date, the rate determined by the Administrative Agent to be the rate quoted by the Administrative Agent acting in such capacity as the spot rate for the purchase by the Administrative Agent of such currency with another currency through its respective principal foreign exchange trading office at approximately 11:00 A.M. on the date two Business Days prior to the date as of which the foreign exchange computation is made or if such rate cannot be computed as of such date such other date as the Administrative Agent shall reasonably determine is appropriate under the circumstances; provided that the Administrative Agent may obtain such spot rate from another financial institution designated by the Administrative Agent if the person acting in such capacity does not have as of the date of determination a spot buying rate for any such currency.

“Submitted Amount” has the meaning specified in Section 2.03(a)(iv)(C)(1).

“Submitted Discount” has the meaning specified in Section 2.03(a)(iv)(C)(1).

“Subordinated Indebtedness” means any Indebtedness of any Loan Party that is by its terms subordinated in right of payment to the Obligations of such Loan Party arising under the Loans or the Guaranty of the Loans.

“Subsidiary” means, with respect to any Person:

(a) any corporation, association, or other business entity (other than a partnership, joint venture, limited liability company or similar entity) of which more than 50.0% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time of determination owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof; and

(b) any partnership, joint venture, limited liability company or similar entity of which:

(i) more than 50.0% of the capital accounts, distribution rights, total equity and voting interests or general or limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof whether in the form of membership, general, special or limited partnership or otherwise, and

(ii) such Person or any Restricted Subsidiary of such Person is a controlling general partner or otherwise controls such entity.

“Subsidiary Guarantor” means (a) any Guarantor other than any Holdings Entity and (b) subject to Section 6.11(c), Cayman Holdings.

“Successor Borrower” has the meaning specified in Section 7.04(d).

“Successor Holdings” has the meaning specified in Section 7.04(e).

“Supplemental Administrative Agent” and “Supplemental Administrative Agents” have the meanings specified in Section 9.15(a).

“Supplemental Disclosure” means written disclosure to the Administrative Agent of any factual information or data knowledge of which is obtained by the Borrowers that would cause any prior representation made pursuant to Section 5.14 with respect to any Qualified Disclosed Information, if deemed to be made at the time the Borrowers have obtained such knowledge, to be incorrect in any material respect.

“Swap Obligation” has the meaning specified in the definition of “Excluded Swap Obligation.”

“Syndicated Facility Agreement (First Lien)” means that certain Syndicated Facility Agreement (First Lien) dated as of November 4, 2014 by and among each Holdings Entity party thereto from time to time, the Borrowers, the lenders party thereto in their capacities as lenders thereunder, the First Lien Administrative Agent, as agent and the other agents party thereto, as the same may be amended, restated, modified, supplemented, extended, renewed, refunded, replaced or refinanced from time to time in one or more agreements (in each case with the same or new lenders, institutional investors or agents), including any agreement extending the maturity thereof or otherwise restructuring all or any portion of the Indebtedness thereunder or increasing the amount loaned or issued thereunder or altering the maturity thereof, in each case as and to the extent permitted by this Agreement and the First Lien/Second Lien Intercreditor Agreement.

“Syndication Agent” means Bank of America, N.A., in its capacity as a syndication agent.

“Tax” means any present or future tax, levy, impost, duty, assessment, charge, fee, deduction or withholding of any nature and whatever called, imposed by any Governmental Authority, including any interest, additions to tax and penalties applicable thereto.

“Tax Group” has the meaning specified in Section 7.06(b)(xii)(B).

“Tax Indemnitee” as defined in Section 3.01(e).

“Commitments” means, as to each Person, its obligation to make an Initial Loan to the Borrowers pursuant to Section 2.01 in an aggregate amount not to exceed the amount specified opposite such Person’s name under on Schedule 2.01 under the caption “Commitment” or in the Assignment and Assumption (or Affiliated Lender Assignment and Assumption) pursuant to which such Person becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement (including pursuant to Section 2.12, 2.13 or 2.14). The initial aggregate amount of the Commitments is $470,000,000.

“Term Borrowing” means a Borrowing of any Loans.

“Termination Date” means the date on which all Obligations are paid in full in cash (other than obligations under Secured Hedge Agreements, Cash Management Obligations, any contingent or inchoate obligations not then due and payable and all Commitments have terminated.

“Test Period” in effect at any time means the most recent period of four consecutive fiscal quarters of Holdings ended on or prior to such time (taken as one accounting period) in respect of which, subject to Section 1.07(a), financial statements for each quarter or fiscal year in such period have been or are required to be delivered pursuant to Section 6.01(a) or Section 6.01(b), as applicable; provided that, prior to the first date that financial statements have been or are required to be delivered pursuant to Section 6.01(a) or Section 6.01(b), the Test Period in effect shall be the period of four consecutive fiscal quarters of Holdings ended June 30, 2014.

“Threshold Amount” means $30,000,000.

“Total Assets” means, at any time, the total assets of Holdings and the Restricted Subsidiaries, determined on a consolidated basis in accordance with GAAP, as shown on the then most recent balance sheet of Holdings or such other Person as may be expressly stated.

“Total Outstandings” means the aggregate Outstanding Amount of all.

“Transaction Expenses” means any fees or expenses incurred or paid by any Holdings Entity, any Borrower or any Restricted Subsidiary or the Sponsors in connection with the Transactions and the CT Acquisition, in each case, including payments to officers, employees and directors as change of control payments, severance payments, special or retention bonuses and charges for repurchase or rollover of, or modifications to, stock options.

“Transactions” means, collectively, (a) the DTZ Equity Contribution, (b) the DTZ Acquisition, (c) the execution and delivery of the Syndicated Facility Agreement (First Lien) and the borrowing of the First Lien Initial Loans on the Closing Date, (d) the execution and delivery of this Agreement and the funding of the Initial Loans on the Closing Date, (e) the consummation of any other transactions in connection with the Share Sale Agreement and (f) the payment of the fees and expenses incurred in connection with any of the foregoing.

“Treasury Capital Stock” has the meaning assigned to such term in Section 7.06(b)(ii).

“Type” means, with respect to a Loan, its character as a Base Rate Loan or a Eurodollar Rate Loan.

“Uniform Commercial Code” or “UCC” means the Uniform Commercial Code or any successor provision thereof as the same may from time to time be in effect in the State of New York or the Uniform

Commercial Code or any successor provision thereof (or similar code or statute) of another jurisdiction, to the extent it may be required to apply to any item or items of Collateral.

“United States” and “U.S.” mean the United States of America.

“United States Federal Withholding Tax Certification” means,

(a) With respect to each U.S. Lender, two properly completed and duly signed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding.

(b) With respect to each Foreign Lender, whichever of the following is applicable:

(i) two properly completed and duly signed copies of IRS Form W-8BEN-E or W-8BEN, as applicable (or any successor forms), claiming eligibility for the benefits of an income tax treaty to which the United States is a party, and such other documentation as required under the Code,

(ii) two properly completed and duly signed copies of IRS Form W-8ECI (or any successor forms),

(iii) in the case of a Foreign Lender which is eligible to claim the benefits of the exemption for portfolio interest under Section 871(h) or Section 881(c) of the Code, (A) two properly completed and duly signed certificates substantially in the form of Exhibit H (any such certificate, a “United States Tax Compliance Certificate”) and (B) two properly completed and duly signed copies of IRS Form W-8BEN-E or Form W-8BEN, as applicable (or any successor forms),

(iv) to the extent a Foreign Lender is not the beneficial owner (for example, where the Foreign Lender is a partnership or a participating Lender), IRS Form W-8IMY (or any successor forms) of the Foreign Lender, accompanied by a Form W-8ECI, W-8BEN-E, W-8BEN, United States Tax Compliance Certificate, Form W-9, Form W-8IMY or any other required information (or any successor forms) from each beneficial owner that would be required under Section 3.01(c) if such beneficial owner were a Lender, as applicable (provided that, if one or more beneficial owners are claiming the portfolio interest exemption, the United States Tax Compliance Certificate may be provided by such Foreign Lender on behalf of such beneficial owner), or

(v) two properly completed and duly signed copies of any other form prescribed by applicable U.S. federal income tax laws (including the Treasury Regulations) as a basis for claiming a complete exemption from, or a reduction in, United States federal withholding tax on any payments to such Lender under the Loan Documents.

“United States Tax Compliance Certificate” has the meaning specified in the definition of “United States Federal Withholding Tax Certification”.

“Unrestricted Subsidiary” means:

(a) any Subsidiary of Holdings (other than a Borrower) which at the time of determination is an Unrestricted Subsidiary (as designated by the Borrower Representative, as provided below); and

(b) any Subsidiary of an Unrestricted Subsidiary.

The Borrower Representative may designate any Subsidiary of Holdings (other than a Borrower) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Equity Interests or Indebtedness of, or owns or holds any Lien on, any property of, Holdings, a Borrower or any Subsidiary of Holdings (other than solely any Subsidiary of the Subsidiary to be so designated); provided that:

(a) any Unrestricted Subsidiary must be an entity of which the Equity Interests entitled to cast at least a majority of the votes that may be cast by all Equity Interests having ordinary voting power for the election of directors or Persons performing a similar function are owned, directly or indirectly, by Holdings or a Restricted Subsidiary;

(b) such designation shall be deemed to be an Investment;

(c) each of (a) the Subsidiary to be so designated and (b) its Subsidiaries has not, at the time of designation, and does not thereafter, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable with respect to any Indebtedness pursuant to which the lender has recourse to any of the assets of Holdings, any Borrower or any Restricted Subsidiary; and

(d) no Default or Event of Default has occurred and is continuing at the time of such designation.

Any such designation by the Borrower Representative shall be notified by a Responsible Officer of the Borrower Representative to the Administrative Agent by promptly filing with the Administrative Agent a copy of the resolution of the board of directors of a Borrower or any committee thereof giving effect to such designation and a certificate of such Responsible Officer certifying that such designation complied with the foregoing provisions.

“UK Bribery Act” means the United Kingdom Bribery Act of 2010.

“U.S. Dollar” and “$” shall mean lawful money of the United States.

“U.S. DRE” means an entity that is organized under the Laws of the United States, any state thereof or the District of Columbia that is treated as a disregarded entity for U.S. Federal income tax purposes.

“U.S. GAAP” has the meaning specified in Section 1.10.

“U.S. Lender” means any Lender that is not a Foreign Lender.

“U.S. Person” means a United States person within the meaning of Section 7701(a)(30) of the Code.

“U.S. Second Lien Pledge and Security Agreement” means any U.S. Second Lien Pledge and Security Agreement substantially in the form of Exhibit F-1, executed by any Domestic Subsidiaries party thereto and the Collateral Agent, in each case as amended supplemented or otherwise modified from time to time, together with supplements and joinders thereto executed and delivered pursuant to Section 6.11.

“U.S. Second Lien Share Pledge Agreement” means any U.S. Second Lien Share Pledge Agreement substantially in the form of Exhibit F-2, executed by any Loan Party party thereto and the Collateral Agent, in each case as amended supplemented or otherwise modified from time to time, together with supplements and joinders thereto executed and delivered pursuant to Section 6.11.

“U.S. Security Agreements” means the U.S. Second Lien Pledge and Security Agreement and the U.S. Second Lien Share Pledge Agreement.

“USA PATRIOT Act” means The Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Public Law No. 107-56 (signed into law October 26, 2001)), as amended or modified from time to time.

“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the board of directors of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness, at any date, the quotient obtained by dividing:

(a) the sum of the products of the number of years (calculated to the nearest one-twelfth) from the date of determination to the date of each successive scheduled principal payment of such Indebtedness multiplied by the amount of such payment; by

(b) the sum of all such payments.

“wholly owned” means, with respect to a Subsidiary of a Person, a Subsidiary of such Person all of the outstanding Equity Interests of which (other than (x) director’s qualifying shares and (y) nominal shares issued to foreign nationals to the extent required by applicable Law) are owned by such Person and/or by one or more wholly owned Subsidiaries of such Person.

“Withdrawal Liability” means the liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such term is defined in Part I of Subtitle E of Title IV of ERISA.

“Written Instructions” has the meaning specified in Section 4.01.

SECTION 1.02 Other Interpretive Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a) The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

(b) The words “herein,” “hereto,” “hereof’ and “hereunder” and words of similar import when used in any Loan Document shall refer to such Loan Document as a whole and not to any particular provision thereof.

(c) References in this Agreement to an Exhibit, Schedule, Article, Section, clause or sub-clause refer (A) to the appropriate Exhibit or Schedule to, or Article, Section, clause or sub-clause in this Agreement or (B) to the extent such references are not present in this Agreement, to the Loan Document in which such reference appears.

(d) The term “including” is by way of example and not limitation.

(e) The word “or” is not exclusive.

(f) The term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form.

(g) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”; and the word “through” means “to and including”.

(h) Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

(i) For purposes of determining compliance with any Section of Article VII, in the event that any Lien, Investment, Indebtedness, Disposition, Restricted Payment, Affiliate Transaction, Contractual Obligation, or prepayment of Indebtedness meets the criteria of one or more of the categories of transactions permitted pursuant to any clause of such Sections, such transaction (or portion thereof) at any time, shall be permitted to be classified under one or more of such clauses as determined by the Borrower Representative in its sole discretion at such time.

SECTION 1.03 Accounting Terms. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP, except as otherwise specifically prescribed herein.

SECTION 1.04 Rounding. Any financial ratios required to be maintained by the Borrowers pursuant to this Agreement (or required to be satisfied in order for a specific action to be permitted under this Agreement) shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

SECTION 1.05 References to Agreements, Laws, Etc. Unless otherwise expressly provided herein, (a) references to Organizational Documents, agreements (including the Loan Documents) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, extensions, supplements and other modifications are not prohibited by any Loan Document; and (b) references to any Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Law.

SECTION 1.06 Times of Day and Timing of Payment and Performance. Unless otherwise specified, all references herein to times of day shall be references to New York, New York time (daylight or standard, as applicable). When the payment of any obligation or the performance of any covenant, duty or obligation is stated to be due or performance required on a day which is not a Business Day, the date of such payment (other than as described in the definition of “Interest Period”) or performance shall extend to the immediately succeeding Business Day.

SECTION 1.07 Pro Forma and Other Calculations.

(a) Notwithstanding anything to the contrary herein, financial ratios and tests, including the Secured Net Leverage Ratio, the Consolidated Net Leverage Ratio and the Interest Coverage Ratio shall be calculated in the manner prescribed by this Section 1.07; provided that, not-withstanding anything to the contrary in clauses (b), (c), (d) or (e) of this Section 1.07, when calculating the Secured Net Leverage Ratio for purposes of Section 2.03(b)(i), the events described in this Section 1.07 that occurred subsequent to the end of the applicable Test Period shall not be given pro forma effect; provided however that voluntary prepayments made pursuant to Section 2.03(a) during any fiscal year (without duplication of any prepayments in such fiscal year that reduced the amount of Excess Cash Flow required to be repaid pursuant to Section 2.03(b)(i) for any prior fiscal year) shall be given pro forma effect after such fiscal year-end and prior to the time such prepayment pursuant to Section 2.03(b)(i) is due but shall not be given pro forma effect thereafter. In addition, whenever a financial ratio or test is to be calculated on a pro forma basis, the reference to “Test Period” for purposes of calculating such financial ratio or test shall be deemed to be a reference to, and shall be based on, the most recently ended Test Period for which internal financial statements of Holdings are available (as determined in good faith by the Borrower Representative).

(b) For purposes of calculating any financial ratio or test (or Total Assets), Specified Transactions (with any incurrence or repayment of any Indebtedness in connection therewith to be subject to clause (d) of this Section 1.07) that have been made (i) during the applicable Test Period or (ii) subsequent to such Test Period and prior to or simultaneously with the event for which the calculation of any such ratio is made shall be calculated on a pro forma basis assuming that all such Specified Transactions (and any increase or decrease in EBITDA and the component financial definitions used therein attributable to any Specified Transaction) had occurred on the first day of the applicable Test Period (or, in the case of Total Assets, on the last day of the applicable Test Period). If since the beginning of any applicable Test Period any Person that subsequently became a Restricted Subsidiary or was merged, amalgamated or consolidated with or into Holdings, a Borrower or any Restricted Subsidiary since the beginning of such Test Period shall have made any Specified Transaction that would have required adjustment pursuant to this Section 1.07, then such financial ratio or test (or Total Assets) shall be calculated to give pro forma effect thereto in accordance with this Section 1.07.

(c) For the purposes of calculating any financial ratio or test (or Total Assets) in connection with any Permitted Acquisition, Holdings may, at its option, make such calculation either at the time (i) of incurrence of any Indebtedness or Liens or the making of any Investments, Restricted Payments or Fundamental Changes, or the designation of any Unrestricted Subsidiaries in connection with such Permitted Acquisition or (ii) a definitive agreement is entered into with respect to such Permitted Acquisition on a pro forma basis assuming that such Permitted Acquisition had occurred; provided that if Holdings has made such an election pursuant to this clause (c)(ii), all calculations prior to the consummation or termination of a such definitive agreement related to such Permitted Acquisition (including the incurrence of any Indebtedness and Liens, the making of any such Investments, Restricted Payments and Fundamental Changes, and the designation of any Unrestricted Subsidiaries) must also be made on such a pro forma basis.

(d) Whenever pro forma effect is to be given to a Specified Transaction, the pro forma calculations shall be made in good faith by a Financial Officer of the Borrower Representative and may include, for the avoidance of doubt, the amount of “run-rate” cost savings, operating expense reductions and synergies projected by the Borrower Representative in good faith to result from or relating to any Specified Transaction (including the Transactions) which is being given pro forma effect that have been realized or are expected to be realized and for which the actions necessary to realize such cost savings, operating expense reductions and synergies are taken, committed to be taken or with respect to which substantial steps have been taken or are expected to be taken (in the good faith determination of the Borrower Representative) (calculated on a pro forma basis as though such cost savings, operating expense reductions and synergies had been realized on the first day of such period and as if such cost savings, operating expense reductions and synergies were realized during the entirety of such period and “run-rate” means the full recurring benefit for a period that is associated with any action taken, committed to be taken or with respect to which substantial steps have been taken or are expected to be taken (including any savings expected to result from the elimination of a public target’s compliance costs with public company requirements) net of the amount of actual benefits realized during such period from such actions, and any such adjustments shall be included in the initial pro forma calculations of such financial ratios or tests and during any subsequent Test Period in which the effects thereof are expected to be realized) relating to such Specified Transaction; provided that (A) such amounts are reasonably identifiable and factually supportable in the good faith judgment of the Borrower Representative, (B) such actions are taken, committed to be taken or with respect to which substantial steps have been taken or are expected to be taken no later than twenty-four (24) months after the date of such Specified Transaction and (C) no amounts shall be added to the extent duplicative of any amounts that are otherwise added back in computing EBITDA (or any other components thereof), whether through a pro forma adjustment or otherwise, with respect to such period.

(e) In the event that Holdings, a Borrower or any Restricted Subsidiary incurs (including by assumption or guarantees), issues or repays (including by redemption, repurchase, repayment, retirement or extinguishment) any Indebtedness (other than Indebtedness incurred or repaid under any revolving credit facility or line of credit unless such Indebtedness has been permanently repaid and not replaced), in each case included in the calculations of any financial ratio or test, (i) during the applicable Test Period or (ii) subsequent to the end of the applicable Test Period and prior to or simultaneously with the event for which the calculation of any such ratio is made, then such financial ratio or test shall be calculated giving pro forma effect to such incurrence, issuance, repayment or redemption of Indebtedness, in each case to the extent required, as if the same had occurred on the last day of the applicable Test Period (except in the case of the Interest Coverage Ratio (or similar ratio), in which case such incurrence, assumption, guarantee, issuance, redemption, repurchase, repayment, retirement or extinguishment of Indebtedness will be given effect, as if the same had occurred on the first day of the applicable Test Period).

(f) If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the date of the event for which the calculation of the Interest Coverage Ratio is made had been the applicable rate for the entire period (taking into account any interest hedging arrangements applicable to such Indebtedness). Interest on a Capitalized or Finance Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a Financial Officer of the Borrower Representative to be the rate of interest implicit in such Capitalized or Finance Lease Obligation in accordance with GAAP. Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, shall be determined to have been based upon the rate actually chosen, or if none, then based upon such optional rate chosen as the Borrower Representative or Holdings or the applicable Restricted Subsidiary may designate.

(g) Notwithstanding anything to the contrary in this Section 1.07 or in any classification under GAAP of any Person, business, assets or operations in respect of which a definitive agreement for the Disposition thereof has been entered into as discontinued operations, no pro forma effect shall be given to any discontinued operations (and the EBITDA attributable to any such Person, business, assets or operations shall not be excluded for any purposes hereunder) until such Disposition shall have been consummated.

(h) Any determination of Total Assets shall be made by reference to the last day of the Test Period most recently ended on or prior to the relevant date of determination.

SECTION 1.08 Currency Generally.

(a) For purposes of determining compliance with Section 7.01, Section 7.03, Section 7.05 and Section 7.06 and the definitions of “Cash Equivalents” and “Permitted Investments” (x) with respect to any amount of Indebtedness or Investment in a Foreign Currency, no Default shall be deemed to have occurred solely as a result of changes in rates of currency exchange occurring after the time such Indebtedness or Investment is incurred (so long as such Indebtedness or Investment, at the time incurred, made or acquired, was permitted hereunder) and (y) any amount in a Foreign Currency will be converted to U.S. Dollars in a manner consistent with what is used in Holdings’s annual balance sheets most recently delivered pursuant to Section 6.01(a) or 6.01(f), as applicable.

(b) For purposes of determining the Secured Net Leverage Ratio and the Consolidated Net Leverage Ratio, the amount of Indebtedness shall reflect the currency translation effects, determined in accordance with GAAP, of Hedging Obligations permitted hereunder for currency exchange risks with respect to the applicable currency in effect on the date of determination of the Dollar Amount of such Indebtedness.

SECTION 1.09 Code of Banking Practice. The parties agree that the Code of Banking Practice (Australia) does not apply to the Loan Documents nor the transactions under them.

SECTION 1.10 Change In GAAP. Upon written notice to the Administrative Agent, Holdings, the Borrowers and the Restricted Subsidiaries may elect to apply generally accepted accounting principles in the United States, as in effect from time to time (“U.S. GAAP”), in lieu of GAAP, which change shall take effect at the end of such fiscal quarter or year specified by the Borrowers and in which case all accounting terms (including financial ratios and other financial calculations for the Test Period then ended and all subsequent periods) required to be submitted pursuant to this Agreement shall be prepared in conformity with U.S. GAAP. As of such effective date, at the request of the Borrowers the Administrative Agent shall enter into and is hereby authorized by the Lenders to enter into an amendment to this Agreement which shall provide for and give effect to the change in GAAP.

ARTICLE II

The Commitments and Borrowings

SECTION 2.01 The Loans. Subject to the terms and conditions set forth herein, each Lender severally agrees to make to the Borrowers on the Closing Date or on the date the Pre-Acquisition Initial Funding occurs, as applicable, one or more Initial Loans denominated in U.S. Dollars in an aggregate principal amount equal to such Lender’s Commitment on the Closing Date. Amounts borrowed under this Section 2.01 and repaid or prepaid may not be reborrowed; provided that (i) the U.S. Borrower may, after the Closing Date, assume any portion of the Initial Loans borrowed by the Australian Borrower on the Closing Date as if such Initial Loans were borrowed by the U.S. Borrower on the Closing Date and (ii) the Australian Borrower may, after the Closing Date, assume any portion of the Initial Loans borrowed by the U.S. Borrower on the Closing Date as if such Initial

Loans were borrowed by the Australian Borrower on the Closing Date, in each case upon written notice from such Borrower to the Administrative Agent and, if the Administrative Agent requests, evidenced by submitting a revised Committed Loan Notice. The Initial Loans may be Base Rate Loans or U.S. Dollar denominated Eurodollar Rate Loans, as further provided herein.

SECTION 2.02 Borrowings, Conversions and Continuations of Loans.

(a) Each Term Borrowing, each conversion of Loans from one Type to the other, and each continuation of Eurodollar Rate Loans shall be made upon the Borrower Representative’s irrevocable notice, on behalf of the Borrowers, to the Administrative Agent (provided that the notice in respect of the initial Borrowing, or in connection with any Permitted Acquisition or other acquisition permitted under this Agreement, may, subject to Section 3.05, be conditioned on the closing of the DTZ Acquisition or such Permitted Acquisition or other acquisition, as applicable), by delivery to the Administrative Agent of a Committed Loan Notice, appropriately completed and signed by a Responsible Officer of the Borrower Representative. Each such notice must be received by the Administrative Agent not later than 12:00 p.m., New York time, (i) three (3) Business Days prior to the requested date of any Borrowing or continuation of Eurodollar Rate Loans or any conversion of Base Rate Loans to Eurodollar Rate Loans, and (ii) on the requested date of any Borrowing of Base Rate Loans; provided, that the notice referred to in subclause (i) above shall be delivered no later than one (1) Business Day prior to the Closing Date (or Escrow Funding Date, as the case may be) in the case of the Initial Loans. Except as provided in Section 2.12, Section 2.13 and Section 2.14, each Borrowing of, conversion to or continuation of Eurodollar Rate Loans shall be in a principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof. Except as provided in, Section 2.12, Section 2.13 and Section 2.14, each Borrowing of or conversion to Base Rate Loans shall be in a principal amount of $1,000,000 or a whole multiple of $500,000 in excess thereof. Each Committed Loan Notice shall specify (i) whether the Borrowers are requesting a Borrowing, a conversion of Loans from one Type to the other or a continuation of Eurodollar Rate Loans, (ii) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Loans to be borrowed, converted or continued, (iv) the Class and Type of Loans to be borrowed or to which existing Loans are to be converted, (v) if applicable, the duration of the Interest Period with respect thereto and (vi) wire instructions of the account(s) to which funds are to be disbursed. If the Borrower Representative fails to specify a Type of Loan to be made in a Committed Loan Notice, then the applicable Loans shall be made as Eurodollar Rate Loans with an Interest Period of one (1) month. If the Borrower Representative fails to give a timely notice requesting a conversion or continuation, then the applicable Loans shall be made or continued as the same Type of Loan, which if a Eurodollar Rate Loan, shall have a one-month Interest Period. Any such automatic continuation of Eurodollar Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Eurodollar Rate Loans. If the Borrower Representative requests a Borrowing of, conversion to, or continuation of Eurodollar Rate Loans in any such Committed Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one (1) month.

(b) Following receipt of a Committed Loan Notice, the Administrative Agent shall promptly notify each Lender of the amount of its Pro Rata Share or other applicable share provided for under this Agreement of the applicable Class of Loans, and if no timely notice of a conversion or continuation is provided by the Borrower Representative, the Administrative Agent shall notify each Lender of the details of any automatic continuation of Eurodollar Rate Loans or continuation of Loans described in Section 2.02(a). In the case of each Borrowing, each Appropriate Lender shall make the amount of its Loan available to the Administrative Agent in Same Day Funds at the Administrative Agent’s Office not later than, in the case of Borrowing on the Closing Date, 10:00 A.M., New York time, and otherwise 2:00 p.m., New York time, on the Business Day specified in the applicable Committed Loan Notice. Upon satisfaction of the applicable conditions set forth in Section 4.01 for the Borrowing on the Closing Date, the Administrative Agent shall make all funds so received available to the applicable Borrowers in like funds as received by the Administrative Agent either by (i) crediting the account(s) of the applicable Borrowers on the books of the Administrative Agent with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided by the Borrower Representative to (and reasonably acceptable to) the Administrative Agent.

(c) Except as otherwise provided herein, a Eurodollar Rate Loan may be continued or converted only on the last day of an Interest Period for such Eurodollar Rate Loan (as applicable), unless the Borrowers pay the amount due, if any, under Section 3.05 in connection therewith. Upon the occurrence and during the continuation of an Event of Default, the Administrative Agent or the Required Facility Lenders under the applicable Facility may require by notice to the Borrowers that no Loans under the applicable Facility may be converted to or continued as Eurodollar Rate Loans.

(d) The Administrative Agent shall promptly notify the Borrower Representative and the Lenders of the interest rate applicable to any Interest Period for Eurodollar Rate Loans upon determination of such interest rate. The determination of the Eurodollar Rate by the Administrative Agent shall be conclusive in the absence of manifest error. At any time when Base Rate Loans are outstanding, the Administrative Agent shall notify the Borrower Representative and the Lenders of any change in the Administrative Agent’s prime rate used in determining the Base Rate promptly following the public announcement of such change.

(e) After giving effect to all Borrowings, all conversions of Loans from one Type to the other, and all continuations of Loans as the same Type, there shall not be more than ten (10) Interest Periods in effect unless otherwise agreed between the Borrower Representative and the Administrative Agent; provided that after the establishment of any new Class of Loans pursuant to an Incremental Amendment, a Refinancing Amendment, an Extension Amendment or an amendment in respect of Replacement Loans, the number of Interest Periods otherwise permitted by this Section 2.02(e) shall increase by three (3) Interest Periods for each applicable Class so established.

(f) The failure of any Lender to make the Loan to be made by it as part of any Borrowing shall not relieve any other Lender of its obligation, if any, hereunder to make its Loan on the date of such Borrowing, but no Lender shall be responsible for the failure of any other Lender to make the Loan to be made by such other Lender on the date of any Borrowing.

(g) Unless the Administrative Agent shall have received notice from a Lender prior to the date of any Borrowing, or, in the case of any Borrowing of Base Rate Loans, prior to 1:00 p.m., New York time, on the date of such Borrowing, that such Lender will not make available to the Administrative Agent such Lender’s Pro Rata Share of such Borrowing, the Administrative Agent may assume that such Lender has made such Pro Rata Share available to the Administrative Agent on the date of such Borrowing in accordance with paragraph (b) above, and the Administrative Agent may, in reliance upon such assumption, make available to the applicable Borrowers on such date a corresponding amount. If the Administrative Agent shall have so made funds available, then, to the extent that such Lender shall not have made such portion available to the Administrative Agent, each of such Lender and the Borrowers severally agrees to repay to the Administrative Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to the Borrowers until the date such amount is repaid to the Administrative Agent at (i) in the case of the Borrowers, the interest rate applicable at the time to the Loans comprising such Borrowing and (ii) in the case of such Lender, the Overnight Rate plus any administrative, processing, or similar fees customarily charged by the Administrative Agent in accordance with the foregoing. A certificate of the Administrative Agent submitted to any Lender with respect to any amounts owing under this Section 2.02(g) shall be conclusive in the absence of manifest error. If the Borrowers and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrowers the amount of such interest paid by the Borrowers for such period. If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing. Any payment by the Borrowers shall be without prejudice to any claim the Borrowers may have against a Lender that shall have failed to make such payment to the Administrative Agent.

SECTION 2.03 Prepayments.

(a) Optional.

(i) Any Borrower may, upon notice to the Administrative Agent by the Borrower Representative, at any time or from time to time voluntarily prepay any Class or Classes of Loans in whole or in part without premium (except as set forth in Section 2.16) or penalty; provided that (1) such notice must be received by the Administrative Agent not later than 12:00 p.m., New York time, (A) three (3) Business Days prior to any date of prepayment of Eurodollar Rate Loans and (B) on the date of prepayment of Base Rate Loans; (2) any partial prepayment of Eurodollar Rate Loans shall be in a principal amount of $2,000,000 or a whole multiple of $500,000 in excess thereof or, if less, the entire principal amount thereof then outstanding; and (3) any prepayment of Base Rate Loans of any Class shall be in a principal amount of $1,000,000 or a whole multiple of $100,000 in excess thereof or, if less, the entire principal amount thereof then outstanding. Each such notice shall specify the date and amount of such prepayment and the Class(es) and Type(s) of Loans to be prepaid (and, for the avoidance of doubt, may indicate the prepayments by more than one Borrower on such date in such amounts so specified, which, individually may be below any minimum or multiple but which in aggregate amount on any given date shall satisfy such minimum and multiple requirements). The Administrative Agent will promptly notify each Appropriate Lender of its receipt of each such notice, and of the amount of such Lender’s Pro Rata Share or other applicable share provided for under this Agreement of such prepayment. If such notice is given by the Borrower Representative, the applicable Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. Any prepayment of a Eurodollar Rate Loan shall be accompanied by all accrued interest thereon, together with any additional amounts required pursuant to Section 3.05. In the case of each prepayment of the Loans pursuant to this Section 2.03(a), the prepaying Borrower may in its sole discretion select the Borrowing or Borrowings (and the order of maturity of principal payments) to be repaid, and such payment shall be paid to the Appropriate Lenders in accordance with their respective Pro Rata Shares or other applicable share provided for under this Agreement.

(ii) Notwithstanding anything to the contrary contained in this Agreement, the Borrower Representative may, subject to Section 3.05, rescind any notice of prepayment under Section 2.03(a)(i) if such prepayment would have resulted from a refinancing of all or a portion of the applicable Facility, which refinancing shall not be consummated or shall otherwise be delayed.

(iii) Voluntary prepayments of any Class of Loans permitted hereunder shall be applied in a manner determined at the discretion of the Borrower Representative and specified in the notice of prepayment (or pursuant to the applicable Extension Amendment, Incremental Amendment, Refinancing Amendment, amendment in respect of any Replacement Loans). Each prepayment in respect of any Loans pursuant to this Section 2.03 may be applied to any Class of Loans as directed by the Borrower Representative. For the avoidance of doubt, the Borrowers may (i) prepay Loans of an Existing Loan Class pursuant to this Section 2.03 without any requirement to prepay Extended Loans that were converted or exchanged from such Existing Loan Class and (ii) prepay Extended Loans pursuant to this Section 2.03 without any requirement to prepay Loans of an Existing Loan Class that were converted or exchanged for such Extended Loans.

(iv) Notwithstanding anything in any Loan Document to the contrary, so long as no Default or Event of Default has occurred and is continuing, any Borrower Party may (i) purchase outstanding Loans on a non-pro rata basis through open market purchases or (ii) prepay the outstanding Loans, which shall, in each case, for the avoidance of doubt, be automatically and permanently canceled immediately upon acquisition by the Borrower Parties, and in the case of this clause (ii) only, which shall be prepaid on the following basis:

(A) Any Borrower Party shall have the right to make a voluntary prepayment of Loans at a discount to par pursuant to a Borrower Offer of Specified Discount Prepayment, Borrower Solicitation of Discount Range Prepayment Offers or Borrower Solicitation of Discounted Prepayment Offers (any such prepayment, the “Discounted Loan Prepayment”), in each case made in accordance with this Section 2.03(a)(iv); provided that no Borrower Party shall initiate any action under this Section 2.03(a)(iv) in order to make a Discounted Loan Prepayment unless (I) at least ten (10) Business Days shall have passed since the consummation of the most recent Discounted Loan Prepayment as a result of a prepayment made by a Borrower Party on the applicable Discounted Prepayment Effective Date; or (II) at least three (3) Business Days shall have passed since the date the Borrower Party was notified that no Lender was willing to accept any prepayment of any Loan at the Specified Discount, within the Discount Range or at any discount to par value, as applicable, or in the case of Borrower Solicitation of Discounted Prepayment Offers, the date of any Borrower Party’s election not to accept any Solicited Discounted Prepayment Offers.

(B) (1) Subject to the proviso to subsection (A) above, any Borrower Party may from time to time offer to make a Discounted Loan Prepayment by providing the Auction Agent with five (5) Business Days’ notice in the form of a Specified Discount Prepayment Notice; provided that (I) any such offer shall be made available, at the sole discretion of the Borrower Party, to (x) each Lender and/or (y) each Lender with respect to any Class of Loans on an individual Class basis, (II) any such offer shall specify the aggregate principal amount offered to be prepaid (the “Specified Discount Prepayment Amount”) with respect to each applicable Class of Loans subject to such offer and the specific percentage discount to par (the “Specified Discount”) of such Loans to be prepaid (it being understood that different Specified Discounts and/or Specified Discount Prepayment Amounts may be offered with respect to different Classes of Loans and, in such event, each such offer will be treated as a separate offer pursuant to the terms of this Section 2.03(a)(iv)(B)), (III) the Specified Discount Prepayment Amount shall be in an aggregate amount not less than $5,000,000 and whole increments of $1,000,000 in excess thereof and (IV) each such offer shall remain outstanding through the Specified Discount Prepayment Response Date. The Auction Agent will promptly provide each Appropriate Lender with a copy of such Specified Discount Prepayment Notice and a form of the Specified Discount Prepayment Response to be completed and returned by each such Lender to the Auction Agent (or its delegate) by no later than 5:00 p.m., New York time, on the third Business Day after the date of delivery of such notice to such Lenders (the “Specified Discount Prepayment Response Date”).

(2) Each Lender receiving such offer shall notify the Auction Agent (or its delegate) by the Specified Discount Prepayment Response Date whether or not it agrees to accept a prepayment of any of its outstanding Loans of the applicable Class at the Specified Discount and, if so (such accepting Lender, a “Discount Prepayment Accepting Lender”), the amount and the Classes of such Lender’s Loans of the applicable Class to be prepaid at such offered discount. Each acceptance of a Discounted Loan Prepayment by a Discount Prepayment Accepting Lender shall be irrevocable. Any Lender whose Specified Discount Prepayment Response is not received by the Auction Agent by the Specified Discount Prepayment Response Date shall be deemed to have declined to accept the applicable Borrower Offer of Specified Discount Prepayment.

(3) If there is at least one Discount Prepayment Accepting Lender, the relevant Borrower Party will make a prepayment of outstanding Loans pursuant to this paragraph (B) to each Discount Prepayment Accepting Lender in accordance with the respective outstanding amount and Classes of Loans specified in such Lender’s Specified Discount Prepayment Response given pursuant to subsection (2) above; provided that, if the aggregate principal amount of Loans accepted for prepayment by all Discount Prepayment Accepting Lenders exceeds the Specified Discount Prepayment Amount, such prepayment shall be made pro rata among the Discount Prepayment Accepting Lenders in accordance with the respective principal amounts accepted to be prepaid by each such Discount Prepayment Accepting Lender and the Auction Agent (in consultation with such Borrower Party and subject to rounding requirements of the Auction Agent made in its reasonable discretion) will calculate such proration (the “Specified Discount Proration”). The Auction Agent shall promptly, and in any case within three (3) Business Days following the Specified Discount Prepayment Response Date, notify (I) the relevant Borrower Party of the respective Lenders’ responses to such offer, the. Discounted Prepayment Effective Date and the aggregate principal amount of the Discounted Loan

Prepayment and the Classes to be prepaid, (II) each Lender of the Discounted Prepayment Effective Date, and the aggregate principal amount and the Classes of Loans to be prepaid at the Specified Discount on such date and (III) each Discount Prepayment Accepting Lender of the Specified Discount Proration, if any, and confirmation of the principal amount, Class and Type of Loans of such Lender to be prepaid at the Specified Discount on such date. Each determination by the Auction Agent of the amounts stated in the foregoing notices to the Borrower Party and such Lenders shall be conclusive and binding for all purposes absent manifest error. The payment amount specified in such notice to the Borrower Party shall be due and payable by such Borrower Party on the Discounted Prepayment Effective Date in accordance with subsection (F) below (subject to subsection (J) below).

(C) (1) Subject to the proviso to subsection (A) above, any Borrower Party may from time to time solicit Discount Range Prepayment Offers by providing the Auction Agent with five (5) Business Days’ notice in the form of a Discount Range Prepayment Notice; provided that (I) any such solicitation shall be extended, at the sole discretion of such Borrower Party, to each Lender and/or (y) each Lender with respect to any Class of Loans on an individual Class basis, (II) any such notice shall specify the maximum aggregate principal amount of the relevant Loans (the “Discount Range Prepayment Amount”), the Class or Classes of Loans subject to such offer and the maximum and minimum percentage discounts to par (the “Discount Range”) of the principal amount of such Loans with respect to each relevant Class of Loans willing to be prepaid by such Borrower Party (it being understood that different Discount Ranges and/or Discount Range Prepayment Amounts may be offered with respect to different Classes of Loans and, in such event, each such offer will be treated as separate offer pursuant to the terms of this Section 2.03(a)(iv)(C)), (III) the Discount Range Prepayment Amount shall be in an aggregate amount not less than $5,000,000 and whole increments of $1,000,000 in excess thereof and (IV) each such solicitation by the Borrower Party shall remain outstanding through the Discount Range Prepayment Response Date. The Auction Agent will promptly provide each Appropriate Lender with a copy of such Discount Range Prepayment Notice and a form of the Discount Range Prepayment Offer to be submitted by a responding Lender to the Auction Agent (or its delegate) by no later than 5:00 p.m., New York City time, on the third Business Day after the date of delivery of such notice to such Lenders (the “Discount Range Prepayment Response Date”). Each Lender’s Discount Range Prepayment Offer shall be irrevocable and shall specify a discount to par within the Discount Range (the “Submitted Discount”) at which such Lender is willing to allow prepayment of any or all of its then outstanding Loans of the applicable Class or Classes and the maximum aggregate principal amount and Classes of such Lender’s Loans (the “Submitted Amount”) such Lender is willing to have prepaid at the Submitted Discount. Any Lender whose Discount Range Prepayment Offer is not received by the Auction Agent by the Discount Range Prepayment Response Date shall be deemed to have declined to accept a Discounted Loan Prepayment of any of its Loans at any discount to their par value within the Discount Range.

(2) The Auction Agent shall review all Discount Range Prepayment Offers received on or before the applicable Discount Range Prepayment Response Date and shall determine (in consultation with such Borrower Party and subject to rounding requirements of the Auction Agent made in its sole reasonable discretion) the Applicable Discount and Loans to be prepaid at such Applicable Discount in accordance with this subsection (C). The relevant Borrower Party agrees to accept on the Discount Range Prepayment Response Date all Discount Range Prepayment Offers received by Auction Agent by the Discount Range Prepayment Response Date, in the order from the Submitted Discount that is the largest discount to par to the Submitted Discount that is the smallest discount to par, up to and including the Submitted Discount that is the smallest discount to par within the Discount Range (such Submitted Discount that is the smallest discount to par within the Discount Range being referred to as the “Applicable Discount”) which yields a Discounted Loan Prepayment in an aggregate principal amount equal to the lower of (I) the Discount Range Prepayment Amount and (II) the sum of all Submitted Amounts. Each Lender that has submitted a Discount Range Prepayment Offer to accept prepayment at a discount to par that is larger than or equal to the Applicable Discount shall be deemed to have irrevocably consented to prepayment of Loans equal to its Submitted Amount

(subject to any required proration pursuant to the following subsection (3)) at the Applicable Discount (each such Lender, a “Participating Lender”).

(3) If there is at least one Participating Lender, the relevant Borrower Party will prepay the respective outstanding Loans of each Participating Lender in the aggregate principal amount and of the Classes specified in such Lender’s Discount Range Prepayment Offer at the Applicable Discount; provided that if the Submitted Amount by all Participating Lenders offered at a discount to par greater than the Applicable Discount exceeds the Discount Range Prepayment Amount, prepayment of the principal amount of the relevant Loans for those Participating Lenders whose Submitted Discount is a discount to par greater than or equal to the Applicable Discount (the “Identified Participating Lenders”) shall be made pro rata among the Identified Participating Lenders in accordance with the Submitted Amount of each such Identified Participating Lender and the Auction Agent (in consultation with such Borrower Party and subject to rounding requirements of the Auction Agent made in its sole reasonable discretion) will calculate such proration (the “Discount Range Proration”). The Auction Agent shall promptly, and in any case within five (5) Business Days following the Discount Range Prepayment Response Date, notify (I) the relevant Borrower Party of the respective Lenders’ responses to such solicitation, the Discounted Prepayment Effective Date, the Applicable Discount, and the aggregate principal amount of the Discounted Loan Prepayment and the Classes to be prepaid, (II) each Lender of the Discounted Prepayment Effective Date, the Applicable Discount, and the aggregate principal amount and Classes of Loans to be prepaid at the Applicable Discount on such date, (III) each Participating Lender of the aggregate principal amount and Classes of such Lender to be prepaid at the Applicable Discount on such date, and (IV) if applicable, each Identified Participating Lender of the Discount Range Proration. Each determination by the Auction Agent of the amounts stated in the foregoing notices to the relevant Borrower Party and Lenders shall be conclusive and binding for all purposes absent manifest error. The payment amount specified in such notice to the Borrower Party shall be due and payable by such Borrower Party on the Discounted Prepayment Effective Date in accordance with subsection (F) below (subject to subsection (J) below).

(D) (1) Subject to the proviso to subsection (A) above, any Borrower Party may from time to time solicit Solicited Discounted Prepayment Offers by providing the Auction Agent with five (5) Business Days’ notice in the form of a Solicited Discounted Prepayment Notice; provided that (I) any such solicitation shall be extended, at the sole discretion of such Borrower Party, to (x) each Lender and/or (y) each Lender with respect to any Class of Loans on an individual Class basis, (II) any such notice shall specify the maximum aggregate amount of the Loans (the “Solicited Discounted Prepayment Amount”) and the Class or Classes of Loans the applicable Borrower Party is willing to prepay at a discount (it being understood that different Solicited Discounted Prepayment Amounts may be offered with respect to different Classes of Loans and, in such event, each such offer will be treated as separate offer pursuant to the terms of this Section 2.03(a)(iv)(D)), (III) the Solicited Discounted Prepayment Amount shall be in an aggregate amount not less than $5,000,000 and whole increments of $1,000,000 in excess thereof and (IV) each such solicitation by the Borrower Party shall remain outstanding through the Solicited Discounted Prepayment Response Date. The Auction Agent will promptly provide each Appropriate Lender with a copy of such Solicited Discounted Prepayment Notice and a form of the Solicited Discounted Prepayment Offer to be submitted by a responding Lender to the Auction Agent (or its delegate) by no later than 5:00 p.m., New York City time, on the third Business Day after the date of delivery of such notice to such Lenders (the “Solicited Discounted Prepayment Response Date”). Each Lender’s Solicited Discounted Prepayment Offer shall (x) be irrevocable, (y) remain outstanding until the Acceptance Date, and (z) specify both a discount to par (the “Offered Discount”) at which such Lender is willing to allow prepayment of its then outstanding Loan and the maximum aggregate principal amount and Classes of such Loans (the “Offered Amount”) such Lender is willing to have prepaid at the Offered Discount. Any Lender whose Solicited Discounted Prepayment Offer is not received by the Auction Agent by the Solicited Discounted Prepayment Response Date shall be deemed to have declined prepayment of any of its Loans at any discount.

(2) The Auction Agent shall promptly provide the relevant Borrower Party with a copy of all Solicited Discounted Prepayment Offers received on or before the Solicited Discounted Prepayment Response Date. Such Borrower Party shall review all such Solicited Discounted Prepayment Offers and select the largest of the Offered Discounts specified by the relevant responding Lenders in the Solicited Discounted Prepayment Offers that is acceptable to the Borrower Party (the “Acceptable Discount”), if any. If the Borrower Party elects to accept any Offered Discount as the Acceptable Discount, then as soon as practicable after the determination of the Acceptable Discount, but in no event later than by the third Business Day after the date of receipt by such Borrower Party from the Auction Agent of a copy of all Solicited Discounted Prepayment Offers pursuant to the first sentence of this subsection (2) (the “Acceptance Date”), the Borrower Party shall submit an Acceptance and Prepayment Notice to the Auction Agent setting forth the Acceptable Discount. If the Auction Agent shall fail to receive an Acceptance and Prepayment Notice from the Borrower Party by the Acceptance Date, such Borrower Party shall be deemed to have rejected all Solicited Discounted Prepayment Offers.

(3) Based upon the Acceptable Discount and the Solicited Discounted Prepayment Offers received by Auction Agent by the Solicited Discounted Prepayment Response Date, within three (3) Business Days after receipt of an Acceptance and Prepayment Notice (the “Discounted Prepayment Determination Date”), the Auction Agent will determine (in consultation with such Borrower Party and subject to rounding requirements of the Auction Agent made in its sole reasonable discretion) the aggregate principal amount and the Classes of Loans (the “Acceptable Prepayment Amount”) to be prepaid by the relevant Borrower Party at the Acceptable Discount in accordance with this Section 2.03(a)(iv)(D). If the Borrower Party elects to accept any Acceptable Discount, then the Borrower Party agrees to accept all Solicited Discounted Prepayment Offers received by Auction Agent by the Solicited Discounted Prepayment Response Date, in the order from largest Offered Discount to smallest Offered Discount, up to and including the Acceptable Discount. Each Lender that has submitted a Solicited Discounted Prepayment Offer with an Offered Discount that is greater than or equal to the Acceptable Discount shall be deemed to have irrevocably consented to prepayment of Loans equal to its Offered Amount (subject to any required pro-rata reduction pursuant to the following sentence) at the Acceptable Discount (each such Lender, a “Qualifying Lender”). The Borrower Party will prepay outstanding Loans pursuant to this subsection (D) to each Qualifying Lender in the aggregate principal amount and of the Classes specified in such Lender’s Solicited Discounted Prepayment Offer at the Acceptable Discount; provided that if the aggregate Offered Amount by all Qualifying Lenders whose Offered Discount is greater than or equal to the Acceptable Discount exceeds the Solicited Discounted Prepayment Amount, prepayment of the principal amount of the Loans for those Qualifying Lenders whose Offered Discount is greater than or equal to the Acceptable Discount (the “Identified Qualifying Lenders”) shall be made pro rata among the Identified Qualifying Lenders in accordance with the Offered Amount of each such Identified Qualifying Lender and the Auction Agent (in consultation with such Borrower Party and subject to rounding requirements of the Auction Agent made in its sole reasonable discretion) will calculate such proration (the “Solicited Discount Proration”). On or prior to the Discounted Prepayment Determination Date, the Auction Agent shall promptly notify (I) the relevant Borrower Party of the Discounted Prepayment Effective Date and Acceptable Prepayment Amount comprising the Discounted Loan Prepayment and the Classes to be prepaid, (II) each Lender of the Discounted Prepayment Effective Date, the Acceptable Discount, and the Acceptable Prepayment Amount of all Loans and the Classes to be prepaid to be prepaid at the Applicable Discount on such date, (III) each Qualifying Lender of the aggregate principal amount and the Classes of such Lender to be prepaid at the Acceptable Discount on such date, and (IV) if applicable, each Identified Qualifying Lender of the Solicited Discount Proration. Each determination by the Auction Agent of the amounts stated in the foregoing notices to such Borrower Party and Lenders shall be conclusive and binding for all purposes absent manifest error. The payment amount specified in such notice to such Borrower Party shall be due and payable by such Borrower Party on the Discounted Prepayment Effective Date in accordance with subsection (F) below (subject to subsection (J) below).

(E) In connection with any Discounted Loan Prepayment, the Borrower Parties and the Lenders acknowledge and agree that the Auction Agent may require as a condition to any Discounted Loan Prepayment, the payment of customary fees and expenses from a Borrower Party in connection therewith.

(F) If any Loan is prepaid in accordance with subsections (B) through (D) above, a Borrower Party shall prepay such Loans on the Discounted Prepayment Effective Date. The relevant Borrower Party shall make such prepayment to the Administrative Agent, for the account of the Discount Prepayment Accepting Lenders, Participating Lenders, or Qualifying Lenders, as applicable, at the Administrative Agent’s Office in immediately available funds not later than 12:00 p.m., New York time, on the Discounted Prepayment Effective Date and all such prepayments shall be paid to the Lenders of the relevant Class(es) of Loans in accordance with their respective Pro Rata Share of the relevant Class(es) of Loans. The Loans so prepaid shall be accompanied by all accrued and unpaid interest on the par principal amount so prepaid up to, but not including, the Discounted Prepayment Effective Date. Each prepayment of the outstanding Loans pursuant to this Section 2.03(a)(iv) shall be paid to the Discount Prepayment Accepting Lenders, Participating Lenders, or Qualifying Lenders, as applicable, and shall be applied to the relevant Loans of such Lenders in accordance with their respective Pro Rata Share or other applicable share provided for under this Agreement. The aggregate principal amount of the Classes of the relevant Loans outstanding shall be deemed reduced by the full par value of the aggregate principal amount of the Classes of Loans prepaid on the Discounted Prepayment Effective Date in any Discounted Loan Prepayment. In connection with each prepayment pursuant to this Section 2.03(a)(iv), the relevant Borrower Party shall make a customary representation to the assigning or assignee Lenders, as applicable, that it does not possess material non-public information (or material information of the type that would not be public if a Borrower or any Parent Entity were a publicly-reporting company) with respect to any Borrower, Holdings and its Subsidiaries that either (1) has not been disclosed to the Lenders generally (other than Lenders that have elected not to receive such information) or (2) if not disclosed to the Lenders, would reasonably be expected to have a material effect on, or otherwise be material to (A) a Lender’s decision to participate in any such Discounted Loan Prepayment or (B) the market price of such Loans (for the avoidance of doubt, no such representation will be required in the case of open market purchases by Affiliated Lenders, which may possess such material non-public information), or shall make a statement that such representation cannot be made.

(G) To the extent not expressly provided for herein, each Discounted Loan Prepayment shall be consummated pursuant to procedures consistent with the provisions in this Section 2.03(a)(iv), established by the Auction Agent acting in its reasonable discretion and as reasonably agreed by the Borrower Representative.

(H) Notwithstanding anything in any Loan Document to the contrary, for purposes of this Section 2.03(a)(iv), each notice or other communication required to be delivered or otherwise provided to the Auction Agent (or its delegate) shall be deemed to have been given upon Auction Agent’s (or its delegate’s) actual receipt during normal business hours of such notice or communication; provided that any notice or communication actually received outside of normal business hours shall be deemed to have been given as of the opening of business on the next Business Day.

(I) Each of the Borrower Parties and the Lenders acknowledge and agree that the Auction Agent may perform any and all of its duties under this Section 2.03(a)(iv) by itself or through any Affiliate of the Auction Agent and expressly consents to any such delegation of duties by the Auction Agent to such Affiliate and the performance of such delegated duties by such Affiliate. The exculpatory provisions pursuant to this Agreement shall apply to each Affiliate of the Auction Agent and its respective activities in connection with any Discounted Loan Prepayment provided for in this Section 2.03(a)(iv) as well as activities of the Auction Agent. In the event the Administrative Agent is not the Auction Agent with respect to any Discounted Loan Prepayment, the Administrative Agent may conclusively rely on any determination by the Auction Agent and shall have no liability to the Borrower Parties, the Auction Agent or any Lender in connection therewith.

(J) Each Borrower Party shall have the right, by written notice to the Auction Agent, to revoke in full (but not in part) its offer to make a Discounted Loan Prepayment and rescind the applicable Specified Discount Prepayment Notice, Discount Range Prepayment Notice or Solicited Discounted Prepayment Notice therefor at its discretion at any time on or prior to the applicable Specified Discount Prepayment Response Date (and if such offer is revoked pursuant to the preceding clauses, any failure by such Borrower Party to make any prepayment to a Lender, as applicable, pursuant to this Section 2.03(a)(iv) shall not constitute a Default or Event of Default under Section 8.01 or otherwise).

(b) Mandatory.

(i) Subject to the last paragraph in this Section 2.03(b), within five (5) Business Days after financial statements have been (or are required to be) delivered pursuant to Section 6.01(a) and the related Compliance Certificate has been delivered pursuant to Section 6.02(a), the Borrowers shall, subject to clauses (v) and (vi) of this Section 2.03, prepay, or cause to be prepaid, an aggregate principal amount of Loans equal to (A) 50% (such percentage as it may be reduced as described below, the “ECF Percentage”) of Excess Cash Flow, if any, for the fiscal year (or the relevant portion thereof in the case of the 2015 fiscal year) covered by such financial statements minus (B) the sum of (i) all voluntary prepayments of Loans made pursuant to Section 2.03(a)(i) or Section 2.03(a)(iv) (in an amount, in the case of prepayments pursuant to Section 2.03(a)(iv), equal to the discounted amount actually paid in respect of the principal amount of such Loans and only to the extent that such Loans have been cancelled) and (ii) all voluntary prepayments of loans under any constituting Senior Lien Obligations or that is secured on an equal priority basis with the Obligations (in each case, to the extent accompanied by a permanent reduction in the corresponding revolving commitments), in the case of each of the immediately preceding clauses (i) and (ii), (without duplication of any prepayments in such fiscal year that reduced the amount of Excess Cash Flow required to be repaid pursuant to this Section 2.03(b)(i) for any prior fiscal year) or after such fiscal year-end and prior to the time such prepayment pursuant to this Section 2.03(b)(i) is due and in each case to the extent such prepayments are not funded with the proceeds of Funded Debt (other than any Indebtedness under any revolving credit facilities); provided that (x) the ECF Percentage shall be 25% if the Secured Net Leverage Ratio as of the end of the fiscal year covered by such financial statements was (A) prior to the Delayed Draw Funding Date, less than or equal to 6.00 to 1.00 and greater than 5.50 to 1.00 or (B) on and after the Delayed Draw Funding Date, less than or equal to 4.75 to 1.00 and greater than 4.25 to 1.00, and (y) the ECF Percentage shall be 0% if the Secured Net Leverage Ratio as of the end of the fiscal year covered by such financial statements was less than or equal to (1) prior to the Delayed Draw Funding Date, 5.50 to 1.00 or (2) on and after the Delayed Draw Funding Date, 4.25 to 1.00.

(ii) Subject to the last paragraph in this Section 2.03(b), (A) If (x) Holdings, any Borrower or any Restricted Subsidiary Disposes of any property or assets (other than (X) any Disposition of any property or assets permitted by Section 7.05(a), Section 7.05(b), (c), (d) (to the extent constituting a Disposition to Holdings, a Borrower or a Restricted Subsidiary that is a Guarantor), (e), (g), (h), (i), (k), (l), (m), (n), (o), (p), (q), (r), (s) or (t)) and (Y) until the Senior Lien Termination Date, any Disposition of Collateral) or (y) any Casualty Event (other than with respect to the Collateral until the Senior Lien Termination Date) occurs, which results in the realization or receipt by Holdings, a Borrower or such Restricted Subsidiary of Net Cash Proceeds, the Borrowers shall prepay, or cause to be prepaid, on or prior to the date which is ten (10) Business Days after the date of the realization or receipt by Holdings, such Borrower or such Restricted Subsidiary of such Net Cash Proceeds, subject to clause (B) of this Section 4 2.03(b)(ii) and clauses (v) and (vi) of this Section 2.03, an aggregate principal amount of Loans equal to 100% of all Net Cash Proceeds realized or received; provided, that if at the time that any such prepayment would be required, Holdings, any Borrower (or any Restricted Subsidiary) is

required to offer to repurchase any Permitted Incremental Equivalent Debt or Credit Agreement Refinancing Indebtedness, in each case, that is secured on an equal priority basis with the Obligations (or any other Indebtedness constituting Equal Priority Obligations or in the case of the foregoing, any Refinancing Indebtedness in respect thereof that is secured on an equal priority basis with the Obligations) pursuant to the terms of the documentation governing such Indebtedness with the net proceeds of such Disposition or Casualty Event (such Permitted Incremental Equivalent Debt and Credit Agreement Refinancing Indebtedness and other Indebtedness secured on an equal priority basis with the Obligations (or such Refinancing Indebtedness in respect of any of the foregoing that is secured on an equal priority basis with the Obligations) required to be offered to be so repurchased, “Other Applicable Indebtedness”), then Holdings, any Borrower (or any Restricted Subsidiary) may apply such Net Cash Proceeds on a pro rata basis (determined on the basis of the aggregate outstanding principal amount of the Loans and Other Applicable Indebtedness at such time; provided that the portion of such net proceeds allocated to the Other Applicable Indebtedness shall not exceed the amount of such net proceeds required to be allocated to the Other Applicable Indebtedness pursuant to the terms thereof, and the remaining amount, if any, of such net proceeds shall be allocated to the Loans in accordance with the terms hereof) to the prepayment of the Loans and to the repurchase or prepayment of Other Applicable Indebtedness, and the amount of prepayment of the Loans that would have otherwise been required pursuant to this Section 2.03(b)(ii)(A) shall be reduced accordingly; provided further, that to the extent the holders of Other Applicable Indebtedness decline to have such Indebtedness repurchased or prepaid, the declined amount shall promptly (and in any event within ten (10) Business Days after the date of such rejection) be applied to prepay the Loans in accordance with the terms hereof; provided further, that no prepayment shall be required pursuant to this Section 2.03(b)(ii)(A) with respect to such portion of such Net Cash Proceeds that the Borrower Representative shall have, on or prior to such date, given written notice to the Administrative Agent of its intent to reinvest (or entered into a binding commitment to reinvest) in accordance with Section 2.03(b)(ii)(B).

(B) With respect to any Net Cash Proceeds realized or received with respect to any Disposition (other than any Disposition specifically excluded from the application of Section 2.03(b)(ii)(A)) or any Casualty Event (other than any Casualty Event specifically excluded from the application of Section 2.03(b)(ii), at the option of the Borrower Representative, Holdings, the Borrowers and the Restricted Subsidiaries may reinvest all or any portion of such Net Cash Proceeds in assets useful for their business within (x) twelve (12) months following receipt of such Net Cash Proceeds or (y) if Holdings, a Borrower or any Restricted Subsidiary enters into a legally binding commitment to reinvest such Net Cash Proceeds within twelve (12) months following receipt thereof, within the later of (1) twelve (12) months following receipt thereof and (2) one hundred eighty (180) days of the date of such legally binding commitment; provided, that if any Net Cash Proceeds are no longer intended to be or cannot be so reinvested at any time after delivery of a notice of reinvestment election, and subject to clauses (v) and (vi) of this Section 2.03(b), an amount equal to any such Net Cash Proceeds shall be applied within five (5) Business Days after the Borrower Representative reasonably determines that such Net Cash Proceeds are no longer intended to be or cannot be so reinvested to the prepayment of the Loans as set forth in this Section 2.03.

(iii) If Holdings, any Borrower or any Restricted Subsidiary incurs or issues any Indebtedness (A) not expressly permitted to be incurred or issued pursuant to Section 7.03 or (B) that constitutes Credit Agreement Refinancing Indebtedness or Other Loans, the Borrowers shall (in the case of the foregoing clause (iii)(A), subject to the last paragraph in this Section 2.03(b)) prepay, or cause to be prepaid, an aggregate principal amount of Loans of any Class or Classes (in each case, as directed by the Borrower Representative) equal to 100% of all Net Cash Proceeds received therefrom on or prior to the date which is five (5) Business Days after the receipt by Holdings, such Borrower or such Restricted Subsidiary of such Net Cash Proceeds.

(iv) (A) Except as otherwise set forth in any Refinancing Amendment, Extension Amendment or Incremental Amendment, each prepayment of Loans required by Section 2.03(b)

shall be allocated to the Classes of Loans outstanding based upon the then outstanding principal amounts of the respective Classes of Loans, pro rata, based upon the applicable remaining scheduled installments of principal due in respect of each such Class of Loans; provided that with respect to the allocation of such prepayments under this clause (A) between an Existing Loan Class and Extended Loans of the same Extension Series, the Borrowers may allocate such prepayments as the Borrower Representative may specify, subject to the limitation that the Borrowers shall not allocate to Extended Loans of any Extension Series any such mandatory prepayment unless such prepayment under this clause (A) is accompanied by at least a pro rata prepayment, based upon the applicable remaining scheduled installments of principal due in respect thereof, of the Loans of the Existing Loan Class, if any, from which such Extended Loans were converted or exchanged (or such Loans of the Existing Loan Class have otherwise been repaid in full) and (B) each prepayment of Loans required by Section 2.03(b)(iii) shall be allocated to any Class or Classes of Loans outstanding as directed by the Borrower Representative (subject to the requirement that the proceeds shall be applied to prepay or repay the applicable Refinanced Indebtedness), shall be applied pro rata to Lenders within each such Class, based upon the outstanding principal amounts owing to each such Lender under each such Class or Classes of Loans.

(v) The Borrower Representative shall notify the Administrative Agent in writing of any mandatory prepayment of Loans required to be made pursuant to clauses (i) through (iii) of this Section 2.03(b) at least three (3) Business Days prior to the date of such prepayment. Each such notice shall specify the date of such prepayment and provide a reasonably detailed calculation of the aggregate amount of such prepayment to be made by the Borrowers. Except as required under Section 2.16, such mandatory payment shall be without premium or penalty. The Administrative Agent will promptly notify each Appropriate Lender of the contents of the Borrower Representative’s prepayment notice and of such Appropriate Lender’s Pro Rata Share of the prepayment or other applicable share provided for under this Agreement. Each Lender may reject all or a portion of its Pro Rata Share, or other applicable share provided for under this Agreement, of any mandatory prepayment (such declined amounts, the “Declined Proceeds”) of Loans required to be made pursuant to Section 2.03(b)(ii) by providing written notice (each, a “Rejection Notice”) to the Administrative Agent and the Borrower Representative no later than 5:00 p.m., New York time, two (2) Business Days after the date of such Lender’s receipt of notice from the Administrative Agent regarding such prepayment. Each Rejection Notice from a given Lender shall specify the principal amount of the mandatory repayment of Loans to be rejected by such Lender. If a Lender fails to deliver a Rejection Notice to the Administrative Agent within the time frame specified above or such Rejection Notice fails to specify the principal amount of the Loans to be rejected, any such failure will be deemed an acceptance of the total amount of such mandatory prepayment of such Lender’s Loans. Any Declined Proceeds remaining shall be retained by the Borrowers.

(vi) Notwithstanding any other provisions of this Section 2.03(b), (A) to the extent that any or all of the Net Cash Proceeds of any Disposition by a Foreign Subsidiary (other than a Borrower) giving rise to a prepayment event pursuant to Section 2.03(b)(ii) (a “Foreign Disposition”), the Net Cash Proceeds of any Casualty Event from a Foreign Subsidiary (other than a Borrower) (a “Foreign Casualty Event”), or Excess Cash Flow attributable to a Foreign Subsidiary other than a Borrower are prohibited or delayed by applicable local law from being repatriated to the jurisdictions of the Borrowers, the portion of such Net Cash Proceeds or Excess Cash Flow so affected will not be required to be applied to repay Loans at the times provided in this Section 2.03(b) but may be retained by the applicable Foreign Subsidiary so long, but only so long, as the applicable local law will not permit repatriation to such jurisdiction (the Borrowers hereby agreeing to cause the applicable Foreign Subsidiary to promptly take all actions reasonably required by the applicable local law to permit such repatriation), and once such repatriation of any of such affected Net Cash Proceeds or Excess Cash Flow is permitted under the applicable local law, such repatriation will be promptly effected and an amount equal to such repatriated Net Cash Proceeds or Excess Cash Flow will be promptly (and in any event not later than two (2) Business Days after such repatriation) applied (net of additional taxes payable or reserved against as a result thereof) to the repayment of the Loans pursuant to this Section 2.03(b) to the extent otherwise provided herein and (B) to the extent that the Borrower Representative has determined in good faith that repatriation of any of or all the Net Cash Proceeds of any Foreign Disposition, any Foreign Casualty Event or Excess Cash Flow attributable to a Foreign Subsidiary would have a material adverse tax cost consequence (taking into account any foreign tax credit or benefit actually realized in connection with such repatriation) with respect to such Net Cash Proceeds or Excess Cash Flow, the Net Cash Proceeds or Excess Cash Flow so affected may be retained by the applicable Foreign Subsidiary

Notwithstanding anything to the contrary, no prepayment of Loans shall be required or permitted pursuant to this Section 2.03(b) (other than pursuant to Section 2.03(b)(iii)(B)) (i) if such prepayment is prohibited by the First Lien/Second Lien Intercreditor Agreement and/or any Customary Intercreditor Agreement or (ii) prior to the Senior Lien Termination Date, except to the extent of, and not to exceed, the amount of Net Cash Proceeds or Excess Cash Flow, as the case may be, consisting of amounts declined by (A) the First Lien Lenders pursuant to Section 2.05(b)(vi) of the Syndicated Facility Agreement (First Lien), (B) the holders of any Syndicated Facility Agreement (First Lien) Refinancing Indebtedness, Permitted Senior Incremental Equivalent Debt constituting Senior Lien Obligations or any other Senior Lien Obligations pursuant to equivalent provisions of the credit documentation governing such First Lien Credit Agreement Refinancing Indebtedness, Permitted Senior Incremental Equivalent Debt or other Senior Lien Obligations or (C) the holders of any Refinancing Indebtedness incurred, issued or otherwise obtained to Refinance (in whole or in part) such Indebtedness (and any Refinancing Indebtedness in respect thereof) described under the foregoing clause (y)(A) or (y)(B), in each case, constituting Senior Lien Obligations pursuant to equivalent provisions of the credit documentation governing such Refinancing Indebtedness, which shall in each case be required to be applied as a mandatory prepayment hereunder (to the extent otherwise required herein) in an amount equal to the amounts so declined.

(c) Interest, Funding Losses, Etc. All prepayments under this Section 2.03 shall be accompanied by all accrued interest thereon, together with, in the case of any such prepayment of a Eurodollar Rate Loan on a date prior to the last day of an Interest Period therefor, any amounts owing in respect of such Loan pursuant to Section 3.05.

(d) Prepayment of Escrow Funds. If the Pre-Acquisition Initial Funding has occurred but the Escrow Release shall not have occurred at or prior to the Deadline, then, notwithstanding anything contained herein or in any other Loan Document, all of the outstanding Initial Loans (and interest thereon) shall be due and payable immediately upon the Deadline, and the Borrowers (by their signing of this Agreement) hereby instruct the Administrative Agent to apply all of the Escrow Funds to prepay the Initial Loans and all interest thereon upon the Deadline (such prepayment, the “Escrow Break Prepayment”), and if all such Escrow Funds so deposited as contemplated by the last paragraph of Section 4.01 are so applied to make such Escrow Break Prepayment, the making of such Escrow Break Prepayment shall be deemed to pay interest and principal on the Initial Loans in full. Notwithstanding anything contained herein or in any other Loan Document, the Borrowers and Lenders hereby agree that no other instruction or other action shall be required from the Borrowers, the Lenders or any of their respective Affiliates in order for the Administrative Agent to effectuate the Escrow Break Prepayment.

Notwithstanding any of the other provisions of this Section 2.03, so long as no Event of Default shall have occurred and be continuing, if any prepayment of Eurodollar Rate Loans is required to be made under this Section 2.03 prior to the last day of the Interest Period therefor, in lieu of making any payment pursuant to this Section 2.03 in respect of any such Eurodollar Rate Loan prior to the last day of the Interest Period therefor, the Borrowers may, in their sole discretion, deposit an amount sufficient to make any such prepayment otherwise required to be made thereunder together with accrued interest to the last day of such Interest Period into a Cash Collateral Account until the last day of such Interest Period, at which time the Administrative Agent shall be authorized (without any further action by or notice to or from the Borrowers or any other Loan Party) to apply such amount to the prepayment of such Loans in accordance with this Section 2.03. Upon the occurrence and during the continuance of any Event of Default, the Administrative Agent shall also be authorized (without any further action by or notice to or from the Borrowers or any other Loan Party) to apply such amount to the prepayment of the outstanding Loans in accordance with the relevant provisions of this Section 2.03. Such deposit shall be deemed to be a prepayment of such Loans by the Borrowers for all purposes under this Agreement.

SECTION 2.04 Termination or Reduction of Commitments.

(a) Optional. The Borrowers may, upon written notice by the Borrower Representative to the Administrative Agent, terminate the unused Commitments of any Class, or from time to time permanently reduce the unused Commitments of any Class, in each case without premium or penalty; provided that (i) any such notice shall be received by the Administrative Agent three (3) Business Days prior to the date of termination or reduction and (ii) any such partial reduction shall be in an aggregate amount of $5,000,000 or any whole multiple of $1,000,000 in excess thereof or, if less, the entire amount thereof. Notwithstanding the foregoing, the Borrower Representative may rescind or postpone any notice of termination of any Commitments if such termination would have resulted from a refinancing of all of the applicable Facility, which refinancing shall not be consummated or otherwise shall be delayed.

(b) Mandatory. The Commitment of each Person on the Closing Date or on the date of the Pre-Acquisition Initial Funding, as applicable, shall be automatically and permanently reduced to $0 upon the making of such Lender’s Initial Loans pursuant to Section 2.01 or upon the occurrence of the Pre-Acquisition Initial Funding, as applicable.

SECTION 2.05 Repayment of Loans.The Borrowers shall, jointly and severally, repay to the Administrative Agent for the ratable account of the Appropriate Lenders on the Maturity Date for the Initial Loans, the aggregate principal amount of all Initial Loans outstanding on such date.

SECTION 2.06 Interest.

(a) Subject to the provisions of Section 2.06, (i) each Eurodollar Rate Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Eurodollar Rate for such Interest Period plus the Applicable Rate and (ii) each Base Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable Borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate.

(b) During the continuance of a Default under Section 8.01(a), the Borrowers shall pay interest on past due amounts hereunder at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws. Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(c) Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

SECTION 2.07 Fees. The Borrowers shall pay to the Agents such fees as shall have been separately agreed upon in writing by DTZ Worldwide in the amounts and at the times so specified. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever (except as expressly agreed between the Borrower Representative and the applicable Agent).

SECTION 2.08 Computation of Interest and Fees. All computations of interest for Base Rate shall be made on the basis of a year of 365 days or 366 days, as the case may be, and actual days elapsed. All other computations of fees and interest shall be made on the basis of a 360 day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year). Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid; provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.10(a), bear interest for one day; provided further that, for the avoidance of doubt, if the Pre-Acquisition Initial Funding shall occur, interest shall accrue from the Escrow Funding Date, but the interest pre-funded by the Borrowers as part of the Pre-Acquisition Initial Funding shall be credited toward interest payable pursuant to this Section 2.08. Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

SECTION 2.09 Evidence of Indebtedness.

(a) The Loans made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and evidenced by one or more entries in the Register maintained by the Administrative Agent, acting solely for purposes of Treasury Regulation Section 5f.103-1(c), as agent for the Borrowers, in each case in the ordinary course of business. The accounts or records maintained by the Administrative Agent and each Lender shall be prima facie evidence absent manifest error of the amount of the Loans made by the Lenders to the Borrowers and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrowers hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent, as set forth in the Register, in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error. Upon the request of any Lender made through the Administrative Agent, the Borrower Representative shall execute and deliver to such Lender (through the Administrative Agent) a Note payable to such Lender, which shall evidence such Lender’s Loans in addition to such accounts or records. Each Lender may attach schedules to its Note and endorse thereon the date, Type (if applicable), amount and maturity of its Loans and payments with respect thereto.

(b) Entries made in good faith by the Administrative Agent in the Register pursuant to Section 2.09(a), and by each Lender in its account or accounts pursuant to Section 2.09(a), shall be prima facie evidence of the amount of principal and interest due and payable or to become due and payable from the Borrowers to, in the case of the Register, each Lender and, in the case of such account or accounts, such Lender, under this Agreement and the other Loan Documents, absent manifest error; provided that the failure of the Administrative Agent or such Lender to make an entry, or any finding that an entry is incorrect, in the Register or such account or accounts shall not limit or otherwise affect the obligations of the Borrowers under this Agreement and the other Loan Documents.

SECTION 2.10 Payments Generally.

(a) All payments to be made by the Borrowers shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by the Borrowers hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the applicable Administrative Agent’s Office in U.S. Dollars for payment and in Same Day Funds not later than 2:00 p.m., New York City time, on the date specified herein. The Administrative Agent will promptly distribute to each Appropriate Lender its Pro Rata Share (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office. Any payments under this Agreement that are made later than 2:00 p.m., New York time, shall be deemed to have been made on the next succeeding Business Day (but the Administrative Agent may extend such deadline for purposes of computing interest and fees (but not beyond the end of such day) in its sole discretion whether or not such payments are in process).

(b) If any payment to be made by the Borrowers shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.

(c) Unless the Borrower Representative (on behalf of itself and on behalf of the other Borrower) has notified the Administrative Agent, prior to the date, or in the case of any Borrowing of Base Rate Loans, prior to 1:00 p.m. on the date of such Borrowing, any payment is required to be made by it to the Administrative Agent hereunder for the account of any lender that the Borrowers will not make such payment, the Administrative Agent may assume that the Borrowers have timely made such payment and may (but shall not be so required to), in reliance thereon, make available a corresponding amount to the Person entitled thereto. If and to the extent that such payment was not in fact made to the Administrative Agent in Same Day Funds, then:

(i) if the Borrowers failed to make such payments, each Lender shall forthwith on demand repay to the Administrative Agent the portion of such assumed payment that was made available to such Lender in Same Day Funds, together with interest thereon in respect of each day from and including the date such amount was made available by the Administrative Agent to such

Lender to the date such amount is repaid to the Administrative Agent in Same Day Funds at the applicable Overnight Rate from time to time in effect; and

(ii) if any Lender failed to make such payment, such Lender shall forthwith on demand pay to the Administrative Agent the amount thereof in Same Day Funds, together with interest thereon for the period from the date such amount was made available by the Administrative Agent to the Borrowers to the date such amount is recovered by the Administrative Agent (the “Compensation Period”) at a rate per annum equal to the applicable Overnight Rate from time to time in effect. When such Lender makes payment to the Administrative Agent (together with all accrued interest thereon), then such payment amount (excluding the amount of any interest which may have accrued and been paid in respect of such late payment) shall constitute such Lender’s Loan included in the applicable Borrowing. If such Lender does not pay such amount forthwith upon the Administrative Agent’s demand therefor, the Administrative Agent may make a demand therefor upon the Borrower Representative, and the Borrower Representative shall pay such amount, or cause such amount to be paid, to the Administrative Agent, together with interest thereon for the Compensation Period at a rate per annum equal to the rate of interest applicable to the applicable Borrowing. Nothing herein shall be deemed to relieve any Lender from its obligation to fulfill its Commitment or to prejudice any rights which the Administrative Agent or the Borrowers may have against any Lender as a result of any default by such Lender hereunder. A notice of the Administrative Agent to any Lender or the Borrower Representative with respect to any amount owing under this Section 2.10(c) shall be conclusive, absent manifest error.

(d) If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the Borrowers by the Administrative Agent because the conditions to the applicable Borrowing set forth in Article IV are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

(e) The obligations of the Lenders hereunder to make Loans are several and not joint. The failure of any Lender to make any Loan on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan or purchase its participation.

(f) Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

(g) Whenever any payment received by the Administrative Agent under this Agreement or any of the other Loan Documents is insufficient to pay in full all amounts due and payable to the Administrative Agent and the Lenders under or in respect of this Agreement and the other Loan Documents on any date, such payment shall be distributed by the Administrative Agent and applied by the Administrative Agent and the Lenders in the order of priority set forth in Section 8.03 (or otherwise expressly set forth herein). If the Administrative Agent receives funds for application to the Obligations of the Loan Parties under or in respect of the Loan Documents under circumstances for which the Loan Documents do not specify the manner in which such funds are to be applied, the Administrative Agent may, but shall not be obligated to, elect to distribute such funds to each of the Lenders in accordance with such Lender’s Pro Rata Share of such of the outstanding Loans or other Obligations then owing to such Lender.

SECTION 2.11 Sharing of Payments. If, other than as expressly provided elsewhere herein, any Lender shall obtain payment in respect of any principal of or interest on account of the Loans of a particular Class made by it (whether voluntary, involuntary, through the exercise of any right of setoff, or otherwise) in excess of its ratable share (or other share contemplated hereunder) thereof, such Lender shall immediately (a) notify the Administrative Agent of such fact, and (b) purchase from the other Lenders such participations in the Loans of such Class made by as shall be necessary to cause such purchasing Lender to share the excess payment in respect of any principal of or interest on such Loans of such Class, pro rata with each of them; provided that if all or any portion of such excess payment is thereafter recovered from the purchasing Lender under any of the circumstances described in Section 10.06 (including pursuant to any settlement entered into by the purchasing Lender in its discretion), such purchase shall to that extent be rescinded and each other Lender shall repay to the purchasing Lender the purchase price paid therefor, together with an amount equal to such paying Lender’s ratable share (according to the proportion of (i) the amount of such paying Lender’s required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered, without further interest thereon. For avoidance of doubt, the provisions of this Section 2.11 shall not be construed to apply to (A) any payment made by the Borrowers pursuant to and in accordance with the express terms of this Agreement as in effect from time to time or (B) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant permitted hereunder. Each Borrower agrees that any Lender so purchasing a participation from another Lender may, to the fullest extent permitted by applicable Law, exercise all is rights of payment (including the right of setoff, but subject to Section 10.09) with respect to such participation as fully as if such Lender were the direct creditor of the Borrowers in the amount of such participation. The Administrative Agent will keep records (which shall be conclusive and binding in the absence of manifest error) of participations purchased under this Section 2.11 and will in each case notify the Lenders following any such purchases or repayments. Each Lender that purchases a participation pursuant to this Section 2.11 shall from and after such purchase have the right to give all notices, requests, demands, directions and other communications under this Agreement with respect to the portion of the Obligations purchased to the same extent as though the purchasing Lender were the original owner of the Obligations purchased.

SECTION 2.12 Incremental Facilities.

(a) Incremental Loan Request. The Borrower Representative may at any time or from time to time after the Closing Date, by notice to the Administrative Agent (an “Incremental Loan Request”), request (A) one or more new commitments which may be of the same Class as any outstanding Loans (a “Loan Increase”) or a new Class of Loans (collectively with any Loan Increase, the “Incremental Commitments”), whereupon the Administrative Agent shall promptly deliver a copy to each of the Lenders. Each Incremental Loan Request from the Borrower Representative pursuant to this Section 2.12 shall set forth the requested amount and proposed terms of the relevant Incremental Loans.

(b) Incremental Loans. Any Incremental Loans effected through the establishment of one or more new Loans made on an Incremental Facility Closing Date (other than a Loan Increase) shall be designated a separate Class of Incremental Loans for all purposes of this Agreement. On any Incremental Facility Closing Date on which any Incremental Commitments of any Class are effected (including through any Loan Increase), subject to the satisfaction of the terms and conditions in this Section 2.12, (i) each Incremental Lender of such Class shall make a Loan to the Borrowers (an “Incremental Loan”) in an amount equal to its Incremental Commitment of such Class and (ii) each Incremental Lender of such Class shall become a Lender hereunder with respect to the Incremental Commitment of such Class and the Incremental Loans of such Class made pursuant thereto. Notwithstanding the foregoing, Incremental Loans may have identical terms to any of the Loans and be treated as the same Class as any of such Loans.

(c) Incremental Lenders. Incremental Loans may be made by any existing Lender (but no existing Lender will have an obligation to make any Incremental Commitment (or Incremental Loan), nor will the Borrowers have any obligation to approach any existing Lenders to provide any Incremental Commitment (or Incremental Loan)) or by any Additional Lender (each such existing Lender or Additional Lender providing such Loan, an “Incremental Lender”); provided that (i) the Administrative Agent shall have consented (not to be unreasonably withheld or delayed) to such Additional Lender’s making such Incremental Loans to the extent such consent, if any, would be required under Section 10.07(b) for an assignment of Loans to such Additional Lender and (ii) any Affiliated Lender providing an Incremental Commitment shall be subject to the same restrictions set forth in Section 10.07(h) as they would otherwise be subject to with respect to any purchase by or assignment to such Affiliated Lender of Loans.

(d) Effectiveness of Incremental Amendment. The effectiveness of any Incremental Amendment shall be subject to the satisfaction on the date thereof (the “Incremental Facility Closing Date”) of each of the following conditions:

(i) no Default or Event of Default shall exist after giving effect to such Incremental Commitments; provided that, with respect to any Incremental Amendment the primary purpose of which is to finance an acquisition or investment permitted by this Agreement, the requirement pursuant to this clause (d)(i) shall be that no Event of Default under Section 8.01(a) or, with respect to the Borrowers, Section 8.01(f) shall exist after giving effect to such Incremental Commitments;

(ii) each Incremental Commitment shall be in an aggregate principal amount that is not less than $10,000,000 and shall be in an increment of $1,000,000 (provided that such amount may be less than $10,000,000 if such amount represents all remaining availability under the limit set forth in the next sentence); and

(iii) the aggregate principal amount of Incremental Commitments shall not, together with the aggregate principal amount of Permitted Incremental Equivalent Debt, exceed in the aggregate (A) (1) prior to the Delayed Draw Funding Date, $100,000,000 or (2) on and after the Delayed Draw Funding Date $150,000,000 pursuant to this clause (A) (less the First Lien Incremental Usage Amount) or (B) at the Borrowers’ option, up to an additional amount of Incremental Loans together with the aggregate principal amount of Permitted Incremental Equivalent Debt, such that the Secured Net Leverage Ratio for the Test Period most recently ended calculated on a pro forma basis after giving effect to any such incurrence, does not exceed (A) prior to the Delayed Draw Funding Date 5.50 to 1.00 or (B) on and after the Delayed Draw Funding Date, 5.00 to 1.00 (the applicable amount available under clauses (A) or (B), the “Available Incremental Amount”); provided that (x) the Borrowers may elect to use clause (B) of the Available Incremental Amount prior to clause (A) thereof, and if both clause (A) and (B) are available and the Borrowers do not make an election, the Borrowers will be deemed to have elected clause (B) and (y) any amounts incurred under clause (A) of the Available Incremental Amount concurrently with amounts incurred under clause (B) thereof will not count as Indebtedness for the purposes of calculating the Secured Net Leverage Ratio in connection with such incurrence pursuant to clause (B).

(e) Required Terms. The terms, provisions and documentation of the Incremental Loans and Incremental Commitments of any Class and any Loan Increase shall be as agreed between the Borrower Representative and the applicable Incremental Lenders providing such Incremental Commitments, and except as otherwise set forth herein, to the extent not identical to the Loans existing on the Incremental Facility Closing Date, shall be reasonably satisfactory to Administrative Agent; provided that the documentation governing any Incremental Loans may include any Previously Absent Financial Maintenance Covenant so long as the Administrative Agent shall have been given prompt written notice thereof and this Agreement is amended to include such Previously Absent Financial Maintenance Covenant for the benefit of each Facility; provided, further, that in the case of a Loan Increase, the terms, provisions and documentation of such Loan Increase shall be identical (other than with respect to upfront fees, OID or similar fees, it being understood that, if required to consummate such Loan Increase transaction, the interest rate margins and rate floors may be increased and additional upfront or similar fees may be payable to the lenders providing the Loan Increase) to the applicable Loans being increased, in each case, as existing on the Incremental Facility Closing Date. In any event:

(i) the Incremental Loans:

(A) shall rank equal in priority in right of payment and of security with the Initial Loans,

(B) shall not mature earlier than the Original Term Loan Maturity Date,

(C) shall have a Weighted Average Life to Maturity not shorter than the remaining Weighted Average Life to Maturity of the Initial Loans on the date of incurrence of such Incremental Loans (except by virtue of prepayment of Loans prior to the time of such incurrence),

(D) subject to clauses (e)(i)(B) and (e)(i)(C) above and clause (e)(ii) below, shall have an Applicable Rate and amortization determined by the Borrower Representative and the applicable Incremental Lenders, and

(E) may participate on a pro rata basis or less than pro rata basis (but, except as otherwise permitted by this Agreement, not on a greater than pro rata basis) in any mandatory prepayments of Loans under Section 2.03(b)(i), 2.03(b)(ii) or 2.03(b)(iii)(A), as specified in the applicable Incremental Amendment, except that the Borrowers shall be permitted to permanently repay and terminate any such Class of Loans on a greater than pro rata basis as compared to any other Class of Loans with a later Maturity Date than such Class or in connection with any Refinancing thereof with Other Loans.

(ii) the All-In Yield applicable to the Incremental Loans of each Class shall be determined by the Borrower Representative and the applicable Incremental Lenders and shall be set forth in each applicable Incremental Amendment; provided, however, that the All-In Yield applicable to such Incremental Loans shall not be greater than the applicable All-In Yield payable pursuant to the terms of this Agreement as amended through the date of such calculation with respect to Initial Loans plus 50 basis points per annum unless the Applicable Rate (together with, as provided in the proviso below, the Eurodollar or Base Rate floor) with respect to the Initial Loans is increased so as to cause the then applicable All-In Yield under this Agreement on the Initial Loans to equal the All-In Yield then applicable to the Incremental Loans minus 50 basis points; provided that any increase in All-In Yield on the Initial Loans due to the application of a Eurodollar Rate or Base Rate floor on any Incremental Loan shall be effected solely through an increase in (or implementation of, as applicable) the Eurodollar Rate or Base Rate floor applicable to such Loans.

(f) Incremental Amendment. Commitments in respect of Incremental Loans shall become Commitments under this Agreement pursuant to an amendment (an “Incremental Amendment”) to this Agreement and, as appropriate, the other Loan Documents, executed by the Borrower Representative, each Incremental Lender providing such Incremental Commitments and the Administrative Agent. The Incremental Amendment may, without the consent of any other Loan Party, Agent or Lender, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrower Representative, to effect the provisions of this Section 2.12. For the avoidance of doubt, unless otherwise required by the Incremental Lenders, the effectiveness of any Incremental Amendment shall not be subject to the bring-down of the representations and warranties of the Borrowers and each other Loan Party contained in this Agreement or any other Loan Document on and as of the date of such Borrowing of Incremental Loans. In connection with any Incremental Amendment, the Borrowers shall, if reasonably requested by the Administrative Agent, deliver customary reaffirmation agreements and/or such amendments to the Collateral Documents as may be reasonably requested by the Administrative Agent in order to ensure that such Incremental Loans are provided with the benefit of the applicable Loan Documents. The Borrowers will use the proceeds of the Incremental Loans for any purpose not prohibited by this Agreement. No Lender shall be obligated to provide any Incremental Commitments or Incremental Loans unless it so agrees.

(g) This Section 2.12 shall supersede any provisions in Section 2.10, Section 2.11 or Section 10.01 to the contrary. For the avoidance of doubt, any of the provisions of this Section 2.12 may be amended with the consent of the Required Lenders. For the avoidance of doubt, no Incremental Amendment shall effect any amendments that would require the consent of each affected Lender or all Lenders pursuant to the proviso in the first paragraph of Section 10.01, unless each such Lender has, or all such Lenders have, as the case may be, given its or their consent to such amendment.

SECTION 2.13 Refinancing Amendments.

(a) At any time after the Closing Date, the Borrowers may obtain, from any Lender or any Additional Lender, Other Loans to refinance all or any portion of the applicable Class or Classes of Loans then outstanding under this Agreement which will be made pursuant to Other Loan Commitments, in the case of Other Loans pursuant to a Refinancing Amendment; provided that such Other Loans (i) shall rank equal in priority in right of payment and of security with the other Loans and Commitments hereunder, (ii)(A) will have interest rates (including through fixed interest rates), interest margins, rate floors, upfront fees, funding discounts, OIDs and prepayment terms and premiums as may be agreed by the Borrower Representative and the Lenders thereof and/or (B) additional fees and/or premiums may be payable to the Lenders providing such Other Loans in addition to any of the items contemplated by the preceding clause (A), in each case, to the extent provided in the applicable Refinancing Amendment, (iii) may have optional prepayment terms (including call protection and prepayment terms and premiums) as may be agreed between the Borrower Representative and the Lenders thereof, (iv) will have a final maturity date no earlier than, and will have a Weighted Average Life to Maturity equal to or greater than, the Loans being refinanced (except by virtue of amortization or prepayment of the Loans prior to the time of such refinancing) and (v) will have such other terms and conditions (other than as provided in foregoing clauses (ii) through (iv)) that are identical in all material respects to, or (taken as a whole) are no more favorable to the lenders or holders providing such Other Loan Commitments and Other Loans than those applicable to the Loans being refinanced (provided that such terms shall not be deemed to be “more favorable” solely as a result of the inclusion in the documentation governing such Other Loan Commitments and Other Loans of a Previously Absent Financial Maintenance Covenant so long as the Administrative Agent shall be given prompt written notice thereof and this Agreement is amended to include such Previously Absent Financial Maintenance Covenant for the benefit of each Facility; provided, further, that the terms and conditions applicable to such Other Loan Commitments and Other Loans may provide for any additional or different financial or other covenants or other provisions that are agreed between the Borrower Representative and the Lenders thereof and applicable only during periods after the Latest Maturity Date in respect of the Class of Loans being refinanced that is in effect on the date such Other Loan Commitments and Other Loans are incurred or obtained. Any Other Loans may participate on a pro rata basis or on a less than pro rata basis (but, except as otherwise permitted by this Agreement, not on a greater than pro rata basis) in any mandatory prepayments under Section 2.03(b)(i), (ii) or (iii), as specified in the applicable Refinancing Amendment. In connection with any Refinancing Amendment, the Borrowers shall, if reasonably requested by the Administrative Agent, deliver customary reaffirmation agreements and/or such amendments to the Collateral Documents as may be reasonably requested by the Administrative Agent in order to ensure that such Other Loans are provided with the benefit of the applicable Loan Documents.

(b) Each Class of Other Loan Commitments and Other Loans incurred under this Section 2.115 shall be in an aggregate principal amount that is not less than $20,000,000. The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Refinancing Amendment. Each of the parties hereto hereby agrees that, upon the effectiveness of any Refinancing Amendment, this Agreement shall be deemed amended to the extent (but only to the extent) necessary to reflect the existence and terms of the Other Loan Commitments and Other Loans incurred pursuant thereto (including any amendments necessary to treat the Other Loans and/or Other Loan Commitments as Loans and Commitments). Any Refinancing Amendment may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrower Representative, to effect the provisions of this Section 2.13.

(c) This Section 2.13 shall supersede any provisions in Section 2.10, Section 2.11 or Section 10.01 to the contrary. For the avoidance of doubt, any of the provisions of this Section 2.13 may be amended with the consent of the Required Lenders. For the avoidance of doubt, no Refinancing Amendment shall effect any amendments that would require the consent of each affected Lender or all Lenders pursuant to the proviso in the first paragraph of Section 10.01, unless each such Lender has, or all such Lenders have, as the case may be, given its or their consent to such amendment. No Lender shall be under any obligation to provide any Other Loan Commitment unless such Lender executes a Refinancing Amendment.

SECTION 2.14 Extensions of Loans.

(a) Extension of Loans. The Borrower Representative may, on behalf of the Borrowers, at any time and from time to time request that all or a portion of the Loans of any Class (an “Existing Loan Class”) be converted or exchanged to extend the scheduled maturity date(s) of any payment of principal with respect to all or a portion of any principal amount of such Loans (any such Loans which have been so extended, “Extended Loans”) and to provide for other terms consistent with this Section 2.14. Prior to entering into any Extension Amendment with respect to any Extended Loans, the Borrower Representative shall provide written notice to the Administrative Agent (who shall provide a copy of such notice to each of the Lenders under the applicable Existing Loan Class, with such request offered equally to all such Lenders of such Existing Loan Class) (each, an “Extension Request”) setting forth the proposed terms of the Extended Loans to be established, which terms shall be identical in all material respects to the Loans of the Existing Loan Class from which they are to be extended except that (i) the scheduled final maturity date shall be extended, (ii)(A) the interest rates (including through fixed interest rates), interest margins, rate floors, upfront fees, funding discounts, OID and voluntary prepayment terms and premiums with respect to the Extended Loans may be different than those for the Loans of such Existing Loan Class and/or (B) additional fees and/or premiums may be payable to the Lenders providing such Extended Loans in addition to any of the items contemplated by the preceding clause (A), in each case, to the extent provided in the applicable Extension Amendment, (iii) the Extended Loans may have optional prepayment terms (including call protection and prepayment terms and premiums) as may be agreed between the Borrower Representative and the Lenders thereof, (iv) any Extended Loans may participate on a pro rata basis or less than a pro rata basis (but, except as otherwise permitted by this Agreement, not greater than a pro rata basis) in any mandatory prepayments under Section 2.03(b)(i), (ii) or (iii), in each case as specified in the respective Extension Request, except that the Borrowers shall be permitted to permanently repay and terminate any such Class of Loans on a greater than pro rata basis as compared to any other Class of Loans with a later Maturity Date than such Class or in connection with any Refinancing thereof with Other Loans, and (v) the Extension Amendment may provide for other covenants and terms that apply to any period after the Latest Maturity Date in respect of Loans that is in effect immediately prior to the establishment of such Extended Loans. No Lender shall have any obligation to agree to have any of its Loans of any Existing Loan Class converted into Extended Loans pursuant to any Extension Request. Any Extended Loans of any Extension Series shall constitute a separate Class of Loans from the Existing Loan Class from which they were extended; provided that any Extended Loans amended from an Existing Loan Class may, to the extent provided in the applicable Extension Amendment, be designated as an increase in any previously established Loan Extension Series with respect to such Existing Loan Class.

(b) Extension Request. The Borrower Representative shall provide the applicable Extension Request to the Administrative Agent at least five (5) Business Days (or such shorter period as the Administrative Agent may determine in its sole discretion) prior to the date on which Lenders under the applicable Existing Loan Class or Existing Loan Classes are requested to respond. Any Lender (an “Extending Lender”) wishing to have all or a portion of its Loans of an Existing Loan Class or Existing Loan Classes, as applicable, subject to such Extension Request converted or exchanged into Extended Loans shall notify the Administrative Agent (an “Extension Election”) on or prior to the date specified in such Extension Request of the amount of its Loans which it has elected to convert or exchange into Extended Loans. In the event that the aggregate principal amount of Loans subject to Extension Elections exceeds the amount of Extended Loans requested pursuant to the Extension Request, Loans subject to Extension Elections shall be converted or exchanged into Extended Loans on a pro rata basis (subject to such rounding requirements as may be established by the Administrative Agent) based on the aggregate principal amount of Loans included in each such Extension Election or as may be otherwise agreed to in the applicable Extension Amendment.

(c) Extension Amendment. Extended Loans shall be established pursuant to an amendment (an “Extension Amendment”) to this Agreement (which, except to the extent expressly contemplated by the penultimate sentence of this Section 2.14(c) and notwithstanding anything to the contrary set forth in Section 10.01, shall not require the consent of any Lender other than the Extending Lenders with respect to the Extended Loans established thereby, as the case may be) executed by the Borrower Representative, the Administrative Agent and the Extending Lenders. Each request for an Extension Series of Extended Loans proposed to be incurred under this Section 2.14 shall be in an aggregate principal amount that is not less than $20,000,000 (it being understood that the actual principal amount thereof provided by the applicable Lenders may be lower than such minimum amount). In addition to any terms and changes required or permitted by Section 2.14(a), each of the parties hereto agrees that this Agreement and the other Loan Documents may be amended pursuant to an Extension Amendment, without the consent of any other Lenders, to the extent necessary to (i) in respect of each Extension Amendment in respect of Extended Loans, amend the applicable Incremental Amendment, Extension Amendment, Refinancing Amendment or other amendment, as the case may be, with respect to the Existing Loan Class from which the Extended Loans were exchanged to reduce each scheduled repayment amount for the Existing Loan Class in the same proportion as the amount of Loans of the Existing Loan Class is to be reduced pursuant to such Extension Amendment (it being understood that the amount of any repayment amount payable with respect to any individual Loan of such Existing Loan Class that is not an Extended Loan shall not be reduced as a result thereof); (ii) reflect the existence and terms of the Extended Loans incurred pursuant thereto; (iii) modify the prepayments set forth in Section 2.03 to reflect the existence of the Extended Loans and the application of prepayments with respect thereto and (iv) effect such other amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrower Representative, to effect the provisions of this Section 2.14, and the Lenders hereby expressly authorize the Administrative Agent to enter into any such Extension Amendment. In connection with any Extension Amendment, the Borrower Representative shall, if reasonably requested by the Administrative Agent, deliver customary reaffirmation agreements and/or such amendments to the Collateral Documents as may be reasonably requested by the Administrative Agent in order to ensure that such Extended Loans are provided with the benefit of the applicable Loan Documents.

(d) Notwithstanding anything to the contrary contained in this Agreement, on any date on which any Existing Loan Class is converted or exchanged to extend the related scheduled maturity date(s) in accordance with paragraph Section 2.14(a), in the case of the existing Loans of each Extending Lender, the aggregate principal amount of such existing Loans shall be deemed reduced by an amount equal to the aggregate principal amount of Extended Loans so converted or exchanged by such Lender on such date, and the Extended Loans shall be established as a separate Class of Loans (together with, in the case of Extended Loans, any other Extended Loans so established on such date), except as otherwise provided under Section 2.14(a).

(e) In the event that the Administrative Agent determines in its sole discretion that the allocation of Extended Loans of a given Extension Series to a given Lender was incorrectly determined as a result of manifest administrative error in the receipt and processing of an Extension Election timely submitted by such Lender in accordance with the procedures set forth in the applicable Extension Amendment, then the Administrative Agent, the Borrower Representative and such affected Lender may (and hereby are authorized to), in their sole discretion and without the consent of any other Lender, enter into an amendment to this Agreement and the other Loan Documents (each, a “Corrective Extension Amendment”) within 15 days following the effective date of such Extension Amendment, as the case may be, which Corrective Extension Amendment shall (i) provide for the conversion or exchange and extension of Loans under the Existing Loan Class in such amount as is required to cause such Lender to hold Extended Loans of the applicable Extension Series into which such other Loans or commitments were initially converted or exchanged, as the case may be, in the amount such Lender would have held had such administrative error not occurred and had such Lender received the minimum allocation of the applicable Loans or Commitments to which it was entitled under the terms of such Extension Amendment, in the absence of such error, (ii) be subject to the satisfaction of such conditions as the Administrative Agent, the Borrower Representative and such Lender may agree, and (iii) effect such other amendments of the type (with appropriate reference and nomenclature changes) described in the penultimate sentence of Section 2.14(c).

(f) No conversion or exchange of Loans or Commitments pursuant to any Extension Amendment in accordance with this Section 2.14 shall constitute a voluntary or mandatory payment or prepayment for purposes of this Agreement.

(g) This Section 2.14 shall supersede any provisions in Section 2.10, Section 2.11 or Section 10.01 to the contrary. For the avoidance of doubt, any of the provisions of this Section 2.14 may be amended with the consent of the Required Lenders. For the avoidance of doubt, no Extension Amendment shall effect any amendments that would require the consent of each affected Lender or all Lenders pursuant to the proviso in the first paragraph of Section 10.01, unless each such Lender has, or all such Lenders have, as the case may be, given its or their consent to such amendment.

SECTION 2.15 Borrower Representative. Each Borrower hereby designates and appoints the Borrower Representative as its agent, attorney-in-fact and legal representative on its behalf for all purposes, including issuing Committed Loan Notices; delivering Compliance Certificates; giving instructions with respect to the disbursement of the proceeds of the Loans; paying, prepaying and reducing loans, commitments, or any other amounts owing under the Loan Documents; selecting interest rate options; giving, receiving, accepting and rejecting all other notices, consents or other communications hereunder or under any of the other Loan Documents; and taking all other actions (including in respect of compliance with covenants) on behalf of any Borrower or the Borrowers under the Loan Documents; provided, however, that any amounts paid by the Borrower Representative on behalf of another Borrower shall be deemed a payment by such other Borrower. The Borrower Representative hereby accepts such appointment. The Administrative Agent and each Lender may regard any notice or other communication pursuant to any Loan Document from the Borrower Representative on behalf of one or more Borrowers as a notice or communication from all Borrowers. Each warranty, covenant, agreement and undertaking made on behalf of a Borrower by the Borrower Representative shall be deemed for all purposes to have been made by such Borrower and shall be binding upon and enforceable against such Borrower to the same extent as if the same had been made directly by such Borrower. Any action, notice, delivery, receipt, acceptance, approval, rejection or any other undertaking under any of the Loan Documents to be made by the Borrower Representative in respect of the Obligations of any Borrower shall be deemed, where applicable, to be made in the Borrower Representative’s capacity as representative and agent on behalf of the applicable Borrower or Borrowers, and any such action, notice, delivery, receipt, acceptance, approval, rejection or other undertaking shall be deemed for all purposes to have been made by such Borrowers and shall be binding upon and enforceable against such Borrowers to the same extent as if the same had been made directly by such Borrowers.

SECTION 2.16 Prepayment Premium. Each prepayment pursuant to Section 2.03(a) or Section 2.03(b)(iii) shall be accompanied by a premium equal to (a) if such prepayment is made prior to the first anniversary of the Closing Date, 2.00% of the principal amount of the Loans so prepaid, (b) if such prepayment is made on or after the first anniversary of the Closing Date but prior to the second anniversary of the Closing Date, 1.00% of the principal amount of the Loans so prepaid, and (c) if such prepayment is made on or after the second anniversary of the Closing Date, 0% of the principal amount of the Loans so prepaid.

ARTICLE III

Taxes, Increased Costs Protection and Illegality

SECTION 3.01 Taxes.

(a) Except as required by applicable Law, any and all payments by any Loan Party to or for the account of any Agent or any Lender under any Loan Document shall be made free and clear of and without deduction for any Taxes.

(b) If any Loan Party or any other applicable withholding agent is required by applicable Law to make any deduction or withholding on account of any Taxes from any sum paid or payable by any Loan Party to any Lender or Agent under any of the Loan Documents: (i) the applicable Loan Party shall notify the Administrative Agent of any such requirement or any change in any such requirement as soon as such Loan Party becomes aware of it; (ii) the applicable Loan Party or other applicable withholding agent shall make such deduction or withholding and pay to the relevant Governmental Authority any such Tax before the date on which penalties attach thereto, such payment to be made (if the liability to pay is imposed on any Loan Party) for its own account or (if that liability is imposed on the Lender or Agent) on behalf of and in the name of the Lender or Agent (as applicable); (iii) if the Tax in question is a Non-Excluded Tax or Other Tax, the relevant Loan Party shall pay to such Lender or Agent (as applicable) an additional amount to the extent necessary to ensure that, after the making of any required deduction or withholding for Non-Excluded Taxes or Other Taxes (including any deductions or withholdings for Non-Excluded Taxes or Other Taxes attributable to any payments required to be made under this Section 3.01), the Lender or the Agent (as applicable), receives on the due date a net sum equal to what it would have received had no such deduction or withholding been required or made; and (iv) within thirty days after paying any sum from which it is required by Law to make any deduction or withholding, and within thirty days after the due date of payment of any Tax which it is required by clause (ii) above to pay, the Borrowers making such payments shall deliver to the Administrative Agent evidence reasonably satisfactory to the other affected parties of such deduction or withholding and of the remittance thereof to the relevant Governmental Authority.

(c) Status of Lender. Each Lender shall, at such times as are reasonably requested by the Borrower Representative or the Administrative Agent, provide the Borrowers and the Administrative Agent with any documentation prescribed by Laws or reasonably requested by the Borrower Representative or the Administrative Agent certifying as to any entitlement of such Lender to an exemption from, or reduction in, withholding Tax with respect to any payments to be made to such Lender under any Loan Document. Each such Lender shall, whenever a lapse in time or change in circumstances renders such documentation (including any specific documentation required below in this Section 3.01(c)) obsolete, expired or inaccurate in any material respect, deliver promptly to the Borrower Representative and the Administrative Agent updated or other appropriate documentation (including any new documentation reasonably requested by the Borrower Representative or the Administrative Agent) or promptly notify the Borrower Representative and Administrative Agent of its inability to do so.

Without limiting the foregoing (i) each Lender shall deliver to the Borrower Representative and the Administrative Agent on or before the date on which it becomes a party to this Agreement (and from time to time thereafter upon the request of the Borrower Representative or the Administrative Agent) the relevant United States Federal Withholding Tax Certification; provided, that, solely with respect to any Lender that becomes a party to this Agreement on or before the date that is twenty-four (24) months after the Delayed Draw Funding Date (including on the Closing Date), such Lender shall provide a United States Federal Withholding Tax Certification that is valid as of the date on which such Lender becomes a party to this Agreement, at least 3 Business Days prior to such date; (ii) if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA (deeming for this purpose the U.S. Borrower to be a U.S. corporation for U.S. federal income tax purposes) if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Sections 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower Representative and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower Representative or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower Representative or the Administrative Agent as may be necessary for the Borrowers and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment; and (iii) each party to this Agreement shall deliver, at the reasonable request of another party, such forms, documentation and other information relating to its status under FATCA as that other party reasonably requests for the purposes of that other party’s compliance with FATCA (or the compliance by Holdings or DTZ Worldwide with FATCA) (provided that no party shall be required to deliver any forms, documentation or other information pursuant to this clause (iii) which would or might in its reasonable opinion constitute a breach of (x) any law or regulation, (y) any fiduciary duty, or (z) any duty of confidentiality). Solely for purposes of this paragraph, the term “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Notwithstanding any other provision of this clause (c), a Lender shall not be required to deliver any form that such Lender is not legally eligible to deliver.

(d) In addition to the payments by a Loan Party required by Section 3.01(b), the applicable Borrowers shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(e) The Loan Parties shall, jointly and severally, indemnify a Lender or Agent (each a “Tax Indemnitee”), within 10 days after written demand therefor, for the full amount of any Non-Excluded Taxes paid or payable by such Tax Indemnitee on or attributable to any payment under or with respect to any Loan Document, and any Other Taxes payable by such Tax Indemnitee (including Non-Excluded Taxes or Other Taxes imposed on or attributable to amounts payable under this Section 3.01), whether or not such Taxes were correctly or legally imposed or asserted by the Governmental Authority. A certificate as to the amount of such payment or liability prepared in good faith and delivered by the Tax Indemnitee or by the Administrative Agent on its own behalf or on behalf of another Tax Indemnitee, shall be conclusive absent manifest error.

(f) If and to the extent that a Tax Indemnitee, in its sole discretion (exercised in good faith), determines that it has received a refund of any Non-Excluded Taxes or Other Taxes in respect of which it has received additional payments under this Section 3.01, then such Tax Indemnitee shall pay to the relevant Loan Party the amount of such refund, net of all out-of-pocket expenses of the Tax Indemnitee (including any Taxes imposed with respect to such refund), and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the Loan Party, upon the request of the Tax Indemnitee, agrees to repay the amount paid over to the Tax Indemnitee (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Tax Indemnitee if the Tax Indemnitee is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (f), in no event will the Tax Indemnitee be required to pay any amount to a Loan Party pursuant to this paragraph (f) the payment of which would place the Tax Indemnitee in a less favorable net after-Tax position than the Tax Indemnitee would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This subsection shall not be construed to require a Tax Indemnitee to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to any Loan Party or any other Person.

(g) The agreements in this Section 3.01 shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

SECTION 3.02 Illegality. If any Lender reasonably determines that any Change in Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for such Lender or its applicable Lending Office to make, maintain or fund Loans whose interest is determined by reference to the Eurodollar Rate, or to determine or charge interest rates based upon the Eurodollar Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the London interbank market, then, on written notice thereof by such Lender to the Borrower Representative through the Administrative Agent, (i) any obligation of such Lender to make or continue Eurodollar Rate Loans or to convert Base Rate Loans to Eurodollar Rate Loans shall be suspended, and (ii) if such notice asserts the illegality of such Lender making or maintaining Base Rate Loans the interest rate on which is determined by reference to the Eurodollar Rate component of the Base Rate, the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Eurodollar Rate component of the Base Rate, in each case until such Lender notifies the Administrative Agent and the Borrower Representative that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, (x) the Borrower Representative may revoke any pending request for a Borrowing of, conversion to or continuation of Eurodollar Rate Loans and shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all Eurodollar Rate Loans of such Lender to Base Rate Loans (the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Eurodollar Rate component of the Base Rate), either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurodollar Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurodollar Rate Loans and (y) if such notice asserts the illegality of such Lender determining or charging interest rates based upon the Eurodollar Rate component of the Base Rate with respect to any Base Rate Loans, the Administrative Agent shall during the period of such suspension compute the Base Rate applicable to such Lender without reference to the Eurodollar Rate component thereof until the Administrative Agent is advised in writing by such Lender that it is no longer illegal for such Lender to determine or charge interest rates based upon the Eurodollar Rate. Upon any such prepayment or conversion, the Borrowers shall also pay accrued interest on the amount so prepaid or converted.

SECTION 3.03 Inability to Determine Rates. If prior to the commencement of any Interest Period for a Eurodollar Rate Loan:

(a) the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that adequate and reasonable means do not exist for ascertaining the Eurodollar Rate for such Interest Period; or

(b) the Administrative Agent is advised by the Required Lenders that the Eurodollar Rate for the applicable Interest Period will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans included in such Borrowing for such Interest Period;

then (i) the Administrative Agent shall give notice thereof to the Borrower Representative and the Lenders as promptly as practicable thereafter and, until the Administrative Agent (in the case of clause (b), acting upon the request of the Required Lenders) notifies the Borrower Representative and the Lenders that the circumstances giving rise to such notice no longer exist, any Committed Loan Notice that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurodollar Rate Loan shall be ineffective and any such Eurodollar Rate Loan shall be converted to a Base Rate Loan on the last day of the then current Interest Period applicable thereto and (ii) if any Committed Loan Notice requests a Eurodollar Rate Loan, such Loan shall be made as a Base Rate Loan.

SECTION 3.04 Increased Cost and Reduced Return; Capital Adequacy; Reserves on Eurodollar Rate Loans.

(a) Increased Costs Generally. If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender;

(ii) subject any Lender to any tax of any kind whatsoever with respect to this Agreement or any Eurodollar Rate Loan made by it, or change the basis of taxation of payments to such Lender in respect thereof (except for Non-Excluded Taxes or Other Taxes covered by Section 3.01 and any Excluded Taxes); or

(iii) impose on any Lender or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement, Eurodollar Rate Loans made by such Lender that is not otherwise accounted for in the definition of “Eurodollar Rate” or this clause (a);

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Loan the interest on which is determined by reference to the Eurodollar Rate (or of maintaining its obligation to make any such Loan) , or to increase the cost to such Lender, or to reduce the amount of any sum received or receivable by such Lender (whether of principal, interest or any other amount) then, from time to time within fifteen (15) days after demand by such Lender setting forth in reasonable detail such increased costs (with a copy of such demand to the Administrative Agent), the Borrowers will pay to such Lender such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered; provided that such amounts shall only be payable by the Borrowers to the applicable Lender under this Section 3.04(a)so long as it is such Lender’s general policy or practice to demand compensation in similar circumstances under comparable provisions of other financing agreements.

(b) Capital Requirements. If any Lender reasonably determines that any Change in Law affecting such Lender or any Lending Office of such Lender or such Lender’s holding company, if any, regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by it to a level below that which such Lender or such Lender’s holding company, as the case may be, could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time upon demand of such Lender setting forth in reasonable detail the charge and the calculation of such reduced rate of return (with a copy of such demand to the Administrative Agent), the Borrowers will pay to such Lender additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered; provided that such amounts shall only be payable by the Borrowers to the applicable Lender under this Section 3.04(b) so long as it is such Lender’s general policy or practice to demand compensation in similar circumstances under comparable provisions of other financing agreements.

(c) Certificates for Reimbursement. A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in subsection (a) or (b) of this Section 3.04 and delivered to the Borrower Representative shall be conclusive absent manifest error. The Borrowers shall pay such Lender, as the case may be, the amount shown as due on any such certificate within fifteen (15) days after receipt thereof.

SECTION 3.05 Funding Losses. Upon written demand of any Lender (with a copy to the Administrative Agent) from time to time, which demand shall set forth in reasonable detail the basis for requesting such amount, the Borrowers shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense actually incurred by it as a result of:

(a) any continuation, conversion, payment or prepayment of any Eurodollar Rate Loan on a day prior to the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);

(b) any failure by the Borrowers (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Eurodollar Rate Loan on the date or in the amount notified by the Borrower Representative; or

(c) any assignment of a Eurodollar Rate Loan on a day prior to the last day of the Interest Period therefor as a result of a request by the Borrower Representative pursuant to Section 3.07;

including any loss or expense (excluding loss of anticipated profits or margin) actually incurred by reason of the liquidation or reemployment of funds obtained by it to maintain such Eurodollar Rate Loan or from fees payable to terminate the deposits from which such funds were obtained.

SECTION 3.06 Matters Applicable to All Requests for Compensation.

(a) Designation of a Different Lending Office. If any Lender requests compensation under Section 3.04, or the Borrowers are required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, or if any Lender gives a notice pursuant to Section 3.02, then such Lender shall use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the good faith judgment of such Lender such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01 or Section 3.04, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 3.02, as applicable, and (ii) in each case, would not subject such Lender to any material unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender in any material economic, legal or regulatory respect.

(b) Suspension of Lender Obligations. If any Lender requests compensation by the Borrowers under Section 3.04, the Borrower Representative may, by notice to such Lender (with a copy to the Administrative Agent), suspend the obligation of such Lender to make or continue Eurodollar Rate Loans from one Interest Period to another Interest Period, or to convert Base Rate Loans into Eurodollar Rate Loans, until the event or condition giving rise to such request ceases to be in effect; provided that such suspension shall not affect the right of such Lender to receive the compensation so requested.

(c) Conversion of Eurodollar Rate Loans. If any Lender gives notice to the Borrower Representative (with a copy to the Administrative Agent) that the circumstances specified in Section 3.02, Section 3.03 or Section 3.04 hereof that gave rise to the conversion of such Lender’s Eurodollar Rate Loans no longer exist (which such Lender agrees to do promptly upon such circumstances ceasing to exist) at a time when Eurodollar Rate Loans made by other Lenders are outstanding, such Lender’s Base Rate Loans shall be automatically converted, on the first day(s) of the next succeeding Interest Period(s) for such outstanding Eurodollar Rate Loans, to the extent necessary so that, after giving effect thereto, all Loans of a given Class held by the Lenders of such Class holding Eurodollar Rate Loans and by such Lender are held pro rata (as to principal amounts, interest rate basis, and Interest Periods) in accordance with their respective Pro Rata Shares.

(d) Delay in Requests. Failure or delay on the part of any Lender to demand compensation pursuant to the foregoing provisions of Section 3.01, Section 3.02, Section 3.03 or Section 3.04 shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Borrowers shall not be required to compensate a Lender pursuant to the foregoing provisions of Section 3.01, Section 3.02, Section 3.03 or Section 3.04 for any increased costs incurred or reductions suffered more than one hundred and eighty (180) days prior to the date that such Lender notifies the Borrower Representative of the event giving rise to such claim and of such Lender’s intention to claim compensation therefor (except that, if the circumstance giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof).

SECTION 3.07 Replacement of Lenders under Certain Circumstances. If (i) any Lender ceases to make Eurodollar Rate Loans as a result of any condition described in Section 3.02 or Section 3.04, (ii) the Borrowers are required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01 or Section 3.04, (iii) any Lender is a Non-Consenting Lender or (iv) any other circumstance exists hereunder that gives the Borrowers the right to replace a Lender as a party hereto, then the Borrower Representative may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, (x) require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.07), all of its interests, rights and obligations under this Agreement (or, with respect to clause (iii) above, all of its interests, rights and obligations with respect to the Class of Loans or Commitments that is the subject of the related consent, waiver, or amendment, as applicable) and the related Loan Documents to one or more Eligible Assignees that shall assume such obligations (any of which assignee may be another Lender, if a Lender accepts such assignment), provided that:

(a) the Borrowers shall have paid to the Administrative Agent the assignment fee specified in Section 10.07(b)(iv);

(b) such Lender shall have received payment of an amount equal to the applicable outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.05) from the assignee (to the extent of such outstanding principal) or the Borrowers (in the case of accrued interest, fees and all other amounts);

(c) such Lender being replaced pursuant to this Section 3.07 shall (i) execute and deliver an Assignment and Assumption with respect to all, or a portion, as applicable, of such Lender’s Commitment and outstanding, and (ii) deliver any Notes evidencing such Loans to the Borrower Representative or Administrative Agent (or a lost or destroyed note indemnity in lieu thereof); provided that the failure of any such Lender to execute an Assignment and Assumption or deliver such Notes shall not render such sale and purchase (and the corresponding assignment) invalid and such assignment shall be recorded in the Register and the Notes shall be deemed to be canceled upon such failure;

(d) the Eligible Assignee shall become a Lender hereunder and the assigning Lender shall cease to constitute a Lender hereunder with respect to such assigned Loans, Commitments and participations, except with respect to indemnification and confidentiality provisions under this Agreement, which shall survive as to such assigning Lender;

(e) in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter;

(f) such assignment does not conflict with applicable Laws; and

(g) the Lender that acts as Administrative Agent cannot be replaced in its capacity as Administrative Agent other than in accordance with Section 9.06,

In the event that (i) any of the Borrowers or the Administrative Agent has requested that the Lenders consent to a departure or waiver of any provisions of the Loan Documents or agree to any amendment thereto, (ii) the consent, waiver or amendment in question requires the agreement of each Lender, all affected Lenders or all the Lenders or all affected Lenders with respect to a certain Class or Classes of the Loans/Commitments and (iii) the Required Lenders or Required Facility Lenders, as applicable, have agreed to such consent, waiver or amendment, then any Lender who does not agree to such consent, waiver or amendment shall be deemed a “Non-Consenting Lender.”

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrowers to require such assignment and delegation cease to apply.

SECTION 3.08 Survival. All of the Borrowers’ obligations under this Article III shall survive termination of the Aggregate Commitments, repayment of all other Obligations hereunder and resignation of the Administrative Agent.

ARTICLE IV

Conditions Precedent to Borrowings

SECTION 4.01 Conditions to Borrowings on Closing Date. The obligation of each Lender to make an Initial Loan hereunder on the Closing Date is subject to satisfaction of the following conditions precedent:

(a) The Administrative Agent’s receipt of the following, each of which shall be originals, facsimiles or copies in .pdf format (followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer of the signing Loan Party each in form and substance reasonably satisfactory to the Administrative Agent and its legal counsel:

(i) a Committed Loan Notice;

(ii) (A) executed counterparts of this Agreement by the Borrowers and (B) with respect to the Guaranty, counterparts by the Loan Parties;

(iii) a Note executed by the Borrowers in favor of each Lenders that has requested a Note at least two (2) Business Days in advance of the Closing Date;

(iv) each Collateral Document set forth on Schedule 1.01A required to be executed on the Closing Date as indicated on such schedule, duly executed by each Loan Party thereto, together with:

(A) to the extent required by any Security Agreement, (x) certificates representing the Pledged Collateral that is certificated equity of the Borrowers and the wholly owned Restricted Subsidiaries that are Material Subsidiaries (other than any Excluded Subsidiaries) directly owned by any Subsidiary Guarantor accompanied by undated stock powers or share transfer forms executed in blank (with respect to any Subsidiary Guarantor that is a Domestic Subsidiary) and (y) instruments, if any, evidencing Indebtedness that is Pledged Collateral indorsed in blank, which delivery requirement may be satisfied by delivery to the Collateral Agent or its agent, designee or bailee in accordance with the terms of the First Lien/Second Lien Intercreditor Agreement; and

(B) evidence that all UCC-1 financing statements and similar financing statements under the Australian PPSA (or their equivalents) in the jurisdiction of organization or incorporation of each Loan Party which is required to give security on the Closing Date and intellectual property filings in the United States that the Administrative Agent and the Collateral Agent may deem reasonably necessary to satisfy the Collateral and Guarantee Requirement shall have been provided for, and arrangements for the filing thereof in a manner reasonably satisfactory to the Administrative Agent shall have been made;

(v) certificates of good standing (to the extent such concept exists) from the secretary of state of the state of organization of each Loan Party (or any immediate predecessor thereof) (to the extent such concept exists in such jurisdiction), customary certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of each Loan Party evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which such Loan Party is a party or is to be a party on the Closing Date (and in the case of each Australian Loan Party which is required to enter into Loan Documents on the Closing Date, resolving that (A) it is in its best interests to execute this Agreement and the other Loan Documents to which it is a party or is to be a party on the Closing Date, (B) its execution of any such document and the performance of its obligations under them does not and will not cause it to contravene Chapter 2E or Part 2J of the Australian Corporations Act and (C) guaranteeing or securing, as appropriate, any part of the Commitment would not cause any guarantee, security or similar limit binding on that Australian Loan Party to be exceeded);

(vi) a customary legal opinion from (x) Cleary Gottlieb Steen & Hamilton LLP, New York counsel to the Loan Parties, and (y) each local counsel to the Loan Parties or (as the case may be) the Secured Parties, listed on Schedule 4.01(a)(v) in the jurisdictions indicated on such schedule;

(vii) a solvency certificate from a Financial Officer of Holdings (or, at the option of the Borrowers, a third party opinion as to the solvency of Holdings, delivered by a nationally recognized firm that regularly delivers solvency opinions) (after giving effect to the Transactions) substantially in the form attached hereto as Exhibit I;

(viii) any amendments to the Australian Borrower’s constitution required to (A) remove the directors’ discretion to refuse to register a transfer of shares on enforcement of security and (B) permit the Australian Borrower to act in the interests of its holding company for the purpose of Section 187 of the Australian Corporations Act;

(ix) subject to the Guarantee and Security Principles, copies of a recent Lien and judgment search to the extent customary in the applicable jurisdiction reasonably requested by the Administrative Agent with respect to the Loan Parties; and

(x) an executed certificate of a Responsible Officer of Borrower Representative confirming the satisfaction of the conditions set forth in Sections 4.01(e), (g) and (i);

provided, however, that, the requirements set forth in clauses (ii)(B), (iv), (v) and (viii) above, including the delivery of documents and instruments necessary to satisfy the Collateral and Guarantee Requirement (other than with respect to any Lien on Collateral that may be perfected by (I) the filing of (x) a financing statement under the Uniform Commercial Code, (y) with respect to the Australian Borrower, similar Australian PPS Register financing statements, or (z) subject to Duly Authorized Guarantees and Security (as defined below), with respect to any Subsidiary incorporated in England and Wales, registration of any Lien over Collateral granted by any such entity at the Companies House, in each case, by the Administrative Agent on or after the Closing Date, or (II) the delivery of stock or share certificates in respect of the Equity Interests of Holdings, the Borrowers and any direct wholly owned Restricted Subsidiaries of Holdings and the Borrowers), shall not constitute conditions precedent to any Borrowing on the Closing Date after the Borrowers’ use of commercially reasonable efforts to satisfy such requirement on or prior to the Closing Date without undue burden or expense if the Borrower Representative agrees to deliver, or cause to be delivered, such documents and instruments, or take or cause to be taken such other actions as may be required to grant or perfect such guarantees or security interests or amend such constitutions (it being noted that such commercially reasonable efforts shall not be required where the delivery of the relevant documents would cause a breach of any applicable Laws imposing restrictions on the provision of financial assistance (or similar), provided that such restrictions are addressed via the undertaking of any applicable whitewash procedure during the specified post-closing period) (w) with respect to any Restricted Subsidiary which is required to become a Guarantor and which is incorporated in the United States or the United Kingdom, within ninety (90) days of the Closing Date; provided, that, the Borrowers use commercially reasonable efforts to satisfy such requirements on or prior to the Closing Date (or with respect to the Guarantors incorporated in the United Kingdom, on the second (2nd) Business Day after the Closing Date) without undue burden or expense, (x) with respect to any Restricted Subsidiary which is required to become a Guarantor and which is incorporated in Australia, within ninety (90) days after the Closing Date, (y) with respect to any Restricted Subsidiary which is required to become a Guarantor and which is incorporated in Singapore within 120 days after the Closing Date, subject, in each case, to extensions approved by the Administrative Agent in its reasonable discretion and (z) without limitation of clauses (x) and (y), with respect to guarantees and security to be provided by any Restricted Subsidiary that is required to become a Guarantor, if such guarantees and security cannot be provided as a condition precedent solely because the directors or managers of the Borrowers or such Restricted Subsidiaries have not authorized such guarantees and security and the election of new directors or managers to authorize such guarantees and security has not taken place prior to the Closing Date (such guarantees and security, the “Duly Authorized Guarantees and Security”), such election shall take place and such Duly Authorized Guarantees and Security shall be provided (i) no later than 11:59 p.m., New York City time, on the Closing Date for any Restricted Subsidiary required to become a Guarantor that is organized in the United States and (ii) no later than 11:59 p.m., New York City time, on the second (2nd) Business Day after the Closing Date for any Restricted Subsidiary required to become a Guarantor that is organized or incorporated in England and Wales.

(b) The Arrangers shall have received (i) the DTZ Annual Financial Statements and (ii) the DTZ Quarterly Financial Statements.

(c) The Arrangers shall have received the Pro Forma Financial Statements.

(d) The Administrative Agent shall have received at least three (3) Business Days prior to the Closing Date all documentation and other information in respect of each Holdings Entity and the Borrowers required under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act, that has been requested in writing by it at least ten (10) Business Days prior to the Closing Date.

(e) The DTZ Specified Representations and the DTZ Specified Acquisition Agreement Representations shall be true and correct in all material respects on and as of the Closing Date; provided that, to the extent that such representations and warranties specifically refer to an earlier date, they shall be true and correct in all material respects as of such earlier date; provided, further, that, any representation and warranty that is qualified as to “materiality,” “Material Adverse Effect” or similar language shall be true and correct (after giving effect to any qualification therein) in all respects on such respective dates.

(f) All fees and expenses required to be paid hereunder and invoiced at least two (2) Business Days before the Closing Date shall have been (or will on the first drawing of the Facilities be) paid in full in cash.

(g) Prior to or substantially concurrently with the initial Borrowing on the Closing Date, (i) the DTZ Equity Contribution (subject to any reduction pursuant to the proviso of this Section

4.01(g)) shall have been consummated; and (ii) the DTZ Acquisition shall have been consummated and the Share Sale Agreement shall not have been amended or waived nor shall any consents have been granted, in each case in a manner materially adverse to the Lenders party hereto as of the Closing Date or the Arrangers (in their capacities as such) without the consent of the Arrangers (such consent not to be unreasonably withheld, delayed or conditioned (it being understood and agreed that any change to the definition of “Material Adverse Effect” contained in the Share Sale Agreement shall be deemed to be materially adverse to the Lenders); provided that (i) any amendment, waiver or consent which results in a reduction in the purchase price for the DTZ Acquisition shall not be deemed to be materially adverse to the Lenders to the extent such reduction (x) is first applied to reduce the amount of Commitments in respect of each of the Facility and the Syndicated Facility Agreement (First Lien) on a pro rata basis such that the Consolidated Net Leverage Ratio as of the Closing Date after giving effect to the Transactions is no greater than 6.50 to 1.00, (y) then is applied to reduce the DTZ Equity Contribution to 25% and (z) after giving effect to the reductions in clauses (x) and (y) above, (A) 75% of such reduction is applied to reduce the amount of Commitments in respect of the Facility and the Syndicated Facility Agreement (First Lien) on a pro rata basis and (B) 25% of such reduction is applied to reduce the amount of the DTZ Equity Contribution and (ii) any increase in purchase price for the DTZ Acquisition shall not be deemed to be materially adverse to the Lenders.

(h) The First Lien/Second Lien Intercreditor Agreement and the First Lien Credit Documents shall each have been duly executed and delivered by each party thereto, and shall be in full force and effect.

(i) Since March 31, 2014, there has not been a Closing Date Material Adverse Effect in relation to the DTZ Acquired Companies.

Without limiting the generality of the provisions of the last paragraph of Section 9.03, for purposes of determining compliance with the conditions specified in this Section 4.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

Notwithstanding the foregoing, the Borrowings of Initial Loans on the Closing Date may occur on the Escrow Funding Date, prior to the satisfaction of the conditions set forth in Sections 4.01(a)(v), (e), (f), (g) and (i) (and the delivery of certificates and documents referred to in Sections 4.01(a)(vi), (vii), (viii) and (x), so long as such documents and certificates are delivered in escrow to be released upon the satisfaction of the conditions set forth in Sections 4.01(a)(v), (e), (f), (g) and (i)) if all other conditions set forth in this Section 4.01 shall have been satisfied; provided that in such case (A) the funding of the Initial Loans on the Escrow Funding Date (the “Pre-Acquisition Initial Funding” and the Borrowers shall also place additional amounts in such account to pay for interest that will accrue on the Initial Loans from and including the Escrow Funding Date to and including the Deadline (such additional amounts, together with the proceeds of such Initial Loans, the “Escrow Funds”) shall be made by (I) first, placing the gross cash proceeds of the Initial Loans (net of OID of 2.00%) in the amount requested by the Australian Borrower in its Committed Loan Notice and (II) second, placing the gross cash proceeds of the Initial Loans (net of OID of 2.00%) in the amount requested by the U.S. Borrower in its Committed Loan Notice, in each case into an account in the name of the applicable Borrower over which the Administrative Agent shall have a control agreement (and a perfected and exclusive collateral interest in such account and the funds therein for the Administrative Agent’s own benefit and for the benefit of the Lenders holding Initial Loans (in their respective capacities as Administrative Agent and Lenders holding the Escrow Funds); such control agreement, the “Cash Collateral Account Control Agreement”) and (B) such control agreement shall provide that the Escrow Funds may only be released to the Borrowers (the “Escrow Release”) no later than the Deadline upon (X) written certification from a Responsible Officer of the Borrower Representative to the Administrative Agent that the conditions in Sections 4.01(e), (f), (g) and (i) have been satisfied and the certificate referred to in Section 4.01(a)(x) is released from escrow and (Y) written instructions from a Responsible Officer of the Borrower Representative to the Administrative Agent that the Escrow Funds shall be applied as set forth in such instructions to make payments as set forth in a “funds flow memorandum” in form and substance agreed between the Administrative Agent and the Borrower Representative (such written certification and written instructions, collectively, the “Written Instructions”); provided that for the avoidance of doubt, the Closing Date shall be the date of the Escrow Release. It is understood and agreed that (x) the Escrow Funds so released shall be applied as set forth in the Written Instructions and (y) if the Escrow Release has not occurred pursuant to the Written Instructions at or prior to the Deadline, such control agreement shall provide that the funds in such account shall be applied as set forth in Section 2.05(d). The Deadline may be extended by the Administrative Agent in its sole discretion. Notwithstanding anything to the contrary contained in any Loan Document prior to the occurrence of the Escrow Release, the only Borrowings required or permitted to be made shall be the Pre-Acquisition Initial Funding (in accordance with the terms of the previous two sentences).

ARTICLE V

Representations and Warranties

Holdings and the Borrowers and, in respect of Section 5.01, Section 5.02, Section 5.04 and Section 5.06 only, each Holdings Entity represent and warrant to the Administrative Agent and the Lenders at the time of each Borrowing (solely to the extent required to be true and correct for Borrowing pursuant to Article IV):

SECTION 5.01 Existence, Qualification and Power; Compliance with Laws. Each Loan Party and each Restricted Subsidiary that is a Material Subsidiary (a) is a Person duly organized, incorporated or formed, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization (to the extent such concept exists in such jurisdiction), (b) has all requisite corporate power or other organisational power and authority to (i) own or lease its assets and carry on its business as currently conducted and (ii) in the case of the Loan Parties, execute, deliver and perform its obligations under the Loan Documents to which it is a party, (c) is duly qualified and in good standing (to the extent such concept exists in the relevant jurisdiction) under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification, (d) is in compliance with all applicable Laws, writs, injunctions and orders and (e) has all requisite governmental licenses, authorizations, consents and approvals to operate its business as currently conducted; except in each case referred to in clause (c), (d) or (e), to the extent that failure to do so would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

SECTION 5.02 Authorization; No Contravention.

(a) The execution, delivery and performance by each Loan Party of each Loan Document to which such Person is a party have been duly authorized by all necessary corporate or other organizational action.

(b) None of the execution, delivery and performance by each Loan Party of each Loan Document to which such Loan Party is a party will (i) contravene the terms of any of such Loan Party’s Organizational Documents, (ii) result in any breach or contravention of, or the creation of any Lien upon any of the property or assets of such Loan Party or any of the Restricted Subsidiaries (other than as permitted by Section 7.01) under (A) any Contractual Obligation to which such Person is a party or affecting such Person or the properties of such Person or any of its Subsidiaries or (B) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject; or (iii) violate any applicable Law; except with respect to any breach, contravention or violation referred to in clauses (ii) and (iii), to the extent that such breach, contravention or violation would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

SECTION 5.03 Governmental Authorization. No material approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority is necessary or required in connection with the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document, except for (i) filings and registrations necessary to perfect the Liens on the Collateral granted by the Loan Parties in favor of the Secured Parties (including (x) Australian PPS Register, (y) registration of charges pursuant to Section 131 of the Singapore Companies Act and (z) registration of the Liens on the Collateral granted by any Loan Party registered in England and Wales, pursuant to Section 859 of the Companies Act 2006), (ii) the approvals, consents, exemptions, authorizations, actions, notices and filings that have been duly obtained, taken, given or made and are in full force and effect (except to the extent not required to be obtained, taken, given or made or in full force and effect pursuant to the Collateral and Guarantee Requirement),

(iii) the payment of any stamp duty in Australia (or any other relevant jurisdiction) in connection with the Loan Parties’ entry into the Loan Documents and (iv) those approvals, consents, exemptions, authorizations or other actions, notices or filings, the failure of which to obtain or make would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

SECTION 5.04 Binding Effect. This Agreement and each other Loan Document has been duly executed and delivered by each Loan Party that is party thereto. This Agreement and each other Loan Document constitutes a legal, valid and binding obligation of such Loan Party, enforceable against such Loan Party that is party thereto in accordance with its terms, subject to the making of the appropriate registrations, filings, stamping and/or notification and except as such enforceability may be limited by Debtor Relief Laws and by general principles of equity and principles of good faith and fair dealing.

SECTION 5.05 Financial Statements; No Material Adverse Effect.

(a) (i) The DTZ Annual Financial Statements and the DTZ Quarterly Financial Statements fairly present in all material respects the financial condition of the DTZ Acquired Companies as of the dates thereof and the results of operations of the DTZ Acquired Companies for the period covered thereby in accordance with GAAP consistently applied throughout the periods covered thereby, (A) except as otherwise expressly noted therein and (B) subject, in the case of the DTZ Quarterly Financial Statements, to changes resulting from normal year-end adjustments and the absence of footnotes.

(ii) On and after the Delayed Draw Funding Date, the CT Annual Financial Statements and the CT Quarterly Financial Statements fairly present in all material respects the financial condition of the CT Companies as of the dates thereof and the results of operations of the CT Companies for the period covered thereby in accordance with U.S. GAAP consistently applied throughout the periods covered thereby, (A) except as otherwise expressly noted therein and (B) subject, in the case of the CT Quarterly Financial Statements, to changes resulting from normal year-end adjustments and the absence of footnotes.

(iii) The Pro Forma Financial Statements, copies of which have heretofore been furnished to the Administrative Agent, have been prepared in good faith, based on assumptions believed by the Borrower Representative to be reasonable as of the date of delivery thereof, and present fairly in all material respects on a pro forma basis the estimated financial position of the DTZ Acquired Companies as at June 30, 2014 and their estimated results of operations for the period covered thereby.

(b) Since the Closing Date, there has been no event or circumstance, either individually or in the aggregate, that has had or would reasonably be expected to have a Material Adverse Effect.

(c) The forecasts of consolidated balance sheets, and statements of cash flows of Holdings, the Borrowers and the Restricted Subsidiaries for each fiscal year ending after the Closing Date until the fifth anniversary of the Closing Date, copies of which have been furnished to the Administrative Agent prior to the Closing Date, and all Projections delivered pursuant to Section 6.01 have been prepared in good faith on the basis of the assumptions stated therein, which assumptions were believed to be reasonable at the time made, it being understood that any such forecasts and Projections are not to be viewed as facts, are subject to significant uncertainties and contingencies, many of which are beyond the Borrowers’ control, that no assurance can be given that any particular Projections will be realized, that actual results may differ and that such differences may be material.

SECTION 5.06 Litigation. There are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of Holdings, overtly threatened in writing, at law, in equity, in arbitration or before any Governmental Authority, by or against Holdings, the Borrowers or any of the Restricted Subsidiaries (other than actions, suits, proceedings and claims in connection with the Transaction) that would reasonably be expected to have a Material Adverse Effect.

SECTION 5.07 Labor Matters. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect: (a) there are no strikes or other labor disputes against any of Holdings, the Borrowers or the Restricted Subsidiaries pending or, to the knowledge of Holdings, overtly threatened in writing and (b) each of the Subsidiaries of Holdings has not been in violation of the Fair Labor Standards Act or any other applicable Laws dealing with wage and hour matters.

SECTION 5.08 Ownership of Property; Liens. Each Loan Party and each of its Restricted Subsidiaries has good record and marketable title in fee simple (or local law equivalents thereto) to, or valid leasehold interests in, or easements or other limited property interests in, all real property necessary in the ordinary conduct of its business, free and clear of all Liens except for Liens permitted by Section 7.01 and except where the failure to have such title or other interest would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

SECTION 5.09 Environmental Matters.

(a) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) each Loan Party and each of its Restricted Subsidiaries is in compliance with all Environmental Laws in all jurisdictions in which each Loan Party and each of its Restricted Subsidiaries, as the case may be, is currently doing business (including having obtained all Environmental Permits) and (ii) none of the Loan Parties or any of their respective Restricted Subsidiaries has become subject to any Environmental Liability, or to the knowledge of Holdings, is aware of any basis for any Environmental Liability.

(b) None of the Loan Parties or any of their respective Restricted Subsidiaries has treated, stored, transported or disposed of Hazardous Materials at or from any currently or formerly operated real estate or facility relating to its business in a manner that would reasonably be expected to have a Material Adverse Effect.

SECTION 5.10 Taxes. Except as would not, either individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, each Loan Party and each of its Restricted Subsidiaries has timely filed all Tax returns and reports required to be filed, and have timely paid all Taxes (including satisfying its withholding tax obligations) levied or imposed on their properties, income or assets (whether or not shown in a Tax return), except those which are being contested in good faith by appropriate actions diligently taken and for which adequate reserves have been provided in accordance with GAAP.

There is no proposed Tax assessment, deficiency or other claim against any Loan Party or any of its Restricted Subsidiaries except (i) those being actively contested by a Loan Party or such Restricted Subsidiary in good faith and by appropriate actions diligently taken and for which adequate reserves have been provided in accordance with GAAP or (ii) those which would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect.

SECTION 5.11 ERISA Compliance.

(a) (i) No ERISA Event has occurred or is reasonably expected to occur and (ii) none of the Loan Parties or any of their respective ERISA Affiliates has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Sections 4201 et seq. or 4243 of ERISA with respect to a Multiemployer Plan except, with respect to each of the foregoing clauses of this Section 5.11(a), as would not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

(b) Except as would not reasonably be expected to result in a Material Adverse Effect, Loan Party has incurred any obligation in connection with the termination of or withdrawal from any Foreign Plan.

SECTION 5.12 Subsidiaries. As of the Closing Date, after giving effect to the Transactions, no Loan Party has any Subsidiaries other than those specifically disclosed in Schedule 5.12, and all of the outstanding Equity Interests in the Borrowers and the wholly owned Material Subsidiaries of Holdings have been validly issued and are fully paid and (if applicable) nonassessable, and all Equity Interests in any wholly owned Material Subsidiary (other than Excluded Subsidiaries) owned by a Loan Party are owned free and clear of all security interests of any person except (i) those created under the Collateral Documents and (ii) any nonconsensual Lien that is permitted under Section 7.01. As of the Closing Date, Schedule 5.12 (a) sets forth the name and jurisdiction of the Subsidiaries of each Loan Party, (b) sets forth the ownership interest of each Holdings Entity, each Borrower and any other Subsidiary of Holdings in each Subsidiary, including the percentage of such ownership and (c) identifies each Subsidiary that is a Subsidiary the Equity Interests of which are required to be pledged on the Closing Date pursuant to the Collateral and Guarantee Requirement.

SECTION 5.13 Margin Regulations; Investment Company Act.

(a) No Loan Party is engaged nor will it engage, principally or as one of its important activities, in the business of purchasing or carrying Margin Stock, or extending credit for the purpose of purchasing or carrying margin stock, and no proceeds of any Borrowings will be used for any purpose that violates Regulation U of the Board of Governors of the United States Federal Reserve System.

(b) Neither of the Borrowers nor any Guarantor is required to be registered as an “investment company” under the Investment Company Act of 1940.

SECTION 5.14 Disclosure. (a) To the knowledge of Holdings with respect to any Qualified Disclosed Information, none of the Disclosed Information (as modified or supplemented by other information furnished by or on behalf of any Loan Party to any Agent or any Lender), when taken as a whole, contains any material misstatement of fact or omits to state any material fact necessary to make such Disclosed Information (taken as a whole), in the light of the circumstances under which it was delivered, not materially misleading. (b) Except as set forth in any Supplemental Disclosure, Holdings has not obtained knowledge of any factual information or data that would cause any prior representation made by them in Section 5.14 with respect to any Qualified Disclosed Information, if deemed to be made at the time Holdings has attained such knowledge, to be incorrect in any material respect

SECTION 5.15 Intellectual Property: Licenses, Etc.. Holdings, the Borrowers and the Restricted Subsidiaries have good and marketable title to, or a valid license or right to use, all patents, patent rights, trademarks, servicemarks, trade names, copyrights, software, know-how, and other intellectual property rights (collectively, “IP Rights”) that to the knowledge of Holdings are reasonably necessary for the operation of their respective businesses as currently conducted, except where the failure to have any such rights, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect. To the knowledge of Holdings, the operation of the respective businesses of the Borrowers or any Subsidiary of Holdings as currently conducted does not infringe upon, misuse, misappropriate or violate any IP Rights held by any Person except for such infringements, misuses, misappropriations or violations, individually or in the aggregate, that would not reasonably be expected to have a Material Adverse Effect. No claim or litigation regarding any IP Rights is pending or, to the knowledge of Holdings, threatened in writing against any Loan Party or Subsidiary, that, either individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

SECTION 5.16 Solvency. On the Closing Date after giving effect to the Transactions, Holdings and its Subsidiaries, on a consolidated basis, are Solvent.

SECTION 5.17 Subordination of Junior Financing. The Obligations are “Designated Senior Indebtedness,” “Senior Debt,” “Senior Indebtedness,” “Guarantor Senior Debt” or “Senior Secured Financing” (or any comparable term) under, and as defined in, any indenture or document governing any applicable Junior Financing Documentation in respect of Indebtedness that is subordinated in right of payment to the Obligations.

SECTION 5.18 USA PATRIOT Act and OFAC. To the extent applicable, each of Holdings, the Borrowers and their Restricted Subsidiaries is in compliance, in all material respects, with (i) the USA

PATRIOT Act and (ii) the Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 C.F.R. Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto. None of Holdings, the Borrower or any Restricted Subsidiary is a Person with which dealings are restricted or prohibited by OFAC. The proceeds of the Loans will not, to the knowledge of the Borrowers, be made available to any Person for the purpose of financing the activities of any Person currently the subject to any U.S. sanctions administered by OFAC, except to the extent licensed or otherwise approved by the applicable sanctioning regime.

SECTION 5.19 Collateral Documents. Except as otherwise contemplated hereby or under any other Loan Documents and subject to limitations set forth in the Collateral and Guarantee Requirement and the Guarantee and Security Principles, the provisions of the Collateral Documents, together with such filings, registrations (and, with respect to any Australian Loan Party, stamping and registration on the Australian PPS Register) and other actions required to be taken hereby or by the applicable Collateral Documents (including the delivery to Collateral Agent of any Pledged Collateral required to be delivered to the Collateral Agent (or its agent, designee or bailee) pursuant to any Customary Intercreditor Agreement and/or the First Lien/Second Lien Intercreditor Agreement and the applicable Collateral Documents), are effective to create in favor of the Collateral Agent for the benefit of the Secured Parties a legal, valid and enforceable first priority Lien (subject to Liens permitted by Section 7.01) on all right, title and interest of the respective Loan Parties in the Collateral described therein in each case subject to the principles of equity, statute of limitations and laws affecting creditors’ generally.

Notwithstanding anything herein (including this Section 5.19) or in any other Loan Document to the contrary, no Loan Party makes any representation or warranty as to (A) the effects of perfection or non-perfection, the priority or the enforceability of any pledge of or security interest in any Equity Interests of any Foreign Subsidiary (other than a Foreign Subsidiary organized under the laws of Australia, England and Wales or Singapore) or any Collateral of any Foreign Subsidiary that is not a Loan Party, or as to the rights and remedies of the Agents or any Lender with respect thereto, under foreign Law, (B) the pledge or creation of any security interest, or the effects of perfection or non-perfection, the priority or the enforceability of any pledge of or security interest to the extent such pledge, security interest, perfection or priority is not required pursuant to the Collateral and Guarantee Requirement or (C) on the Closing Date and until required pursuant to Section 6.13 , the pledge or creation of any security interest, or the effects of perfection or non-perfection, the priority or enforceability of any pledge or security interest to the extent not required on the Closing Date.

SECTION 5.20 FCPA; Anti-Bribery. To the extent applicable, each of Holdings, the Borrowers and their Restricted Subsidiaries is in compliance, in all material respects, with (i) the FCPA, (ii) the UK Bribery Act or (iii) other Bribery Laws. The proceeds of the Loans will not, to the knowledge of the Borrowers or Holdings, be used for any purpose, directly or indirectly, in a manner which would cause the Borrowers or Holdings to (i) violate the FCPA, (ii) violate the UK Bribery Act or (iii) materially violate other Bribery Laws.

SECTION 5.21 Sanctions. To the extent applicable, each of Holdings, the Borrowers and their Restricted Subsidiaries is in compliance, in all material respects, with Sanctions. None of Holdings, the Borrower or any Restricted Subsidiary is a Person with which dealings are restricted or prohibited by Sanctions. The proceeds of the Loans will not, to the knowledge of the Borrowers or Holdings, be made available to any Person for the purpose of financing the activities of any Person currently the subject of any Sanctions, except to the extent licensed or otherwise approved by the applicable sanctioning regime.

SECTION 5.22 Tax Consolidation. Each Loan Party that is a resident of Australia for tax purposes is (or will be following the Closing Date) a member of an Australian Tax Consolidated Group and, has entered (or will enter following the Closing Date) into an Australian Tax Sharing Agreement and an Australian Tax Funding Agreement with each other member of that Australian Tax Consolidated Group.

SECTION 5.23 No Financial Assistance.

(a) On the date on which each Australian Loan Party enters into the Loan Documents to which it is a party and after giving effect to the Transactions, the execution and delivery by each such Australian Loan Party of any Loan Document to which it is a party or the participation by it in any transaction in connection with such Loan Document to which it is a party will not contravene Chapter 2E or Part 2J of the Australian Corporations Act.

(b) On the date on which each Singaporean Loan Party enters into the Loan Documents to which it is a party, the execution and delivery by each such Singaporean Loan Party of any Loan Document to which it is a party or the participation by it in any transaction in connection with such Loan Document will not contravene Section 76 of the Singapore Companies Act.

SECTION 5.24 Trust Matters.

(a) Each Australian Loan Party that is a trustee (each such entity, a “Trustee Subsidiary”):

(i) has taken all necessary actions required by the constituent document of the relevant trust to authorize the entry into, the delivery of and performance of the Loan Documents to which it is expressed to be a party;

(ii) has properly performed its obligations to the relevant trust beneficiaries in entering into each Loan Document to which it is expressed to be a party;

(iii) has power as trustee of the relevant trust to enter and perform its obligations under each Loan Document to which it is expressed to be a party and to carry out the transactions contemplated by those documents;

(iv) is the only trustee of any trust of which it is a trustee, unless it is a joint trustee and that other trustee is also a Loan Party; and

(v) (A) has a right to be fully indemnified out of the property the subject of the relevant trust in relation to the obligations under each Loan Document to which it is expressed to be a party, (B) has not released or disposed of the trustee’s equitable lien over the relevant trust property which secures that indemnity, and (C) has not committed any breach of trust or done or omitted to do anything which has prejudiced or limited its rights of indemnity or equitable lien.

(b) No action has been taken to (i) remove any Trustee Subsidiary as trustee of the relevant trust or to appoint an additional trustee of the relevant trust (unless, in each case, the relevant trustee is replaced by another Loan Party) and (ii) to terminate any trust of which a Trustee Subsidiary is a trustee other than where the trust has no material assets, or if the assets of the trust are transferred to another Loan Party.

(c) Each Trustee Subsidiary has delivered to the Administrative Agent a copy of the trust deed and all other instruments creating or evidencing the terms of the trust in respect of the trust in relation to which it acts as trustee.

(d) Entry into each Loan Document to which a Trustee Subsidiary is a party is for the reasonable commercial benefit of the beneficiaries of the relevant trust.

(e) Each Secured Party’s rights under the Loan Documents which a Trustee Subsidiary enters into rank in priority to the interests of the beneficiaries of the relevant trust.

SECTION 5.25 Centre of Main Interests. Each Loan Party whose jurisdiction of incorporation or organization (as applicable to its legal form) is in a member state of the European Union has its “centre of main interests” (as that term is used in Article 3(1) of the Council of the European Union Regulation No. 1346/2000 on Insolvency Proceedings (the “Regulation”)) in its jurisdiction of incorporation or organization, as applicable.

ARTICLE VI

Affirmative Covenants

So long as any Lender shall have any Commitment hereunder or any Loan or other Obligation hereunder (other than (i) contingent indemnification obligations as to which no claim has been asserted and (ii) Obligations under Secured Hedge Agreements and Cash Management Obligations) shall remain unpaid Holdings and the Borrowers shall, and shall (except in the case of the covenants set forth in Section 6.01, Section 6.02 and Section 6.03) cause each of the Restricted Subsidiaries to:

SECTION 6.01 Financial Statements. Deliver to the Administrative Agent for prompt further distribution to each Lender each of the following and shall take the following actions:

(a) within ninety (90) days after the end of the first fiscal year of Holdings ending after the Closing Date (but in any event a period ending on or before December 31, 2015) (or one hundred twenty (120) days in the case of the fiscal year ended June 30, 2015) of Holdings, a combined or consolidated balance sheet of Holdings and its Subsidiaries as at the end of such fiscal year, and the related combined or consolidated statement of comprehensive income and cash flows for such fiscal year, together with related notes thereto and management’s discussion and analysis describing results of operations for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year (in the case of the fiscal year ending June 30, 2015, compared to the figures for the DTZ Acquired Companies fiscal year ended June 30, 2014), all in reasonable detail and prepared in accordance with GAAP, audited and accompanied by a report and opinion of an independent publicly registered accountant of nationally recognized standing, which report and opinion (i) shall be prepared in accordance with generally accepted auditing standards and (ii) shall not be subject to any qualification as to the scope of such audit (but may contain a “going concern” statement that is due to the impending maturity of any of the Facilities (including, for the avoidance of doubt, the scheduled maturity date of any Loan or Commitment hereunder);

(b) within forty-five (45) days after the end of each of the first three (3) fiscal quarters of each fiscal year of Holdings (or, in the case of the fiscal quarters ending September 30, 2014, December 31, 2014 and March 31, 2015, within seventy-five (75) days after the last day of such fiscal quarter), a combined or consolidated balance sheet of Holdings and its Subsidiaries as at the end of such fiscal quarter, and the related (A) combined or consolidated statement of comprehensive income for the portion of the fiscal year then ended and (B) combined or consolidated statement of cash flows for the portion of the fiscal year then ended, setting forth, (commencing with the fiscal quarter ending December 31, 2014) in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year (in the case of any fiscal quarter ending prior to December 31, 2014 compared to the figures for the DTZ Acquired Companies for the corresponding fiscal quarter of the previous year) and management’s discussion and analysis describing results of operations for such quarter and such portion of the fiscal year, all in reasonable detail and certified by a Responsible Officer of the Borrower Representative as fairly presenting in all material respects the financial position, results of operations and cash flows of Holdings and its Subsidiaries in accordance with GAAP, subject to normal year-end adjustments and the absence of footnotes, together with management’s discussion and analysis describing results of operations;

(c) within ninety (90) days after the end of each fiscal year (or one hundred twenty (120) days in the case of the fiscal year ending June 30, 2015), commencing with the budget for the 2015 fiscal year, a reasonably detailed consolidated budget for the following fiscal year (broken out on a quarterly basis) as customarily prepared by management of the Borrower Representative for internal use (including a projected consolidated balance sheet of Holdings and its Subsidiaries as of the end of the following fiscal year, the related consolidated statements of projected operations or income and projected cash flows and setting forth the material underlying assumptions applicable thereto) (collectively, the “Projections”), which Projections shall in each case be accompanied by a certificate of a Responsible Officer of the Borrower Representative stating that such Projections have been prepared in good faith on the basis of the assumptions stated therein, which assumptions were believed to be reasonable at the time of preparation of such Projections, it being understood that any such Projections are not to be viewed as facts, are subject to significant uncertainties and contingencies, many of which are beyond the Borrowers’ control, that no assurance can be given that any particular Projections will be realized, that actual results may differ and that such differences may be material;

(d) simultaneously with the delivery of each set of consolidated financial statements referred to in Section 6.01(a) and Section 6.01(b), the related unaudited consolidating financial statements reflecting the adjustments necessary to eliminate the accounts of Unrestricted Subsidiaries (if any) from such consolidated financial statements;

(e) quarterly, at a time mutually agreed with the Administrative Agent that is promptly after the delivery of the information referred to in Section 6.01(a) and Section 6.01(b), commencing with the delivery of information with respect to the fiscal quarter ending December 31, 2014, use commercially reasonable efforts to participate in a conference call for Lenders to discuss the financial position and results of operations of Holdings and its Subsidiaries for the most recently-ended period for which financial statements have been delivered; and

(f) Notwithstanding the foregoing in Sections 6.01(a), (b) and (c), for any period ending prior to December 2015, the foregoing requirements can be met for the relevant period by providing (i) separate combined or consolidated financial statements for each of the DTZ Acquired Companies and, after the CT Acquisition, the CT Companies (which financial information for the CT Companies may be under US GAAP, and it being understood that the only financial information required for the CT Companies for any period prior to the CT Acquisition is the financial information required by Section 6.01(g)) and (ii) reasonably detailed pro forma financial information, including a pro forma balance sheet and income statement that combines the results for the DTZ Acquired Companies and the CT Companies for the relevant periods (without any adjustments to reflect differences between GAAP and US GAAP) certified in good faith by a Financial Officer of the Borrower Representative. The budget, management’s discussion and analysis describing results of operations and related Projections required to be delivered pursuant to Section 6.01(c) will be calculated and delivered consistent with this paragraph.

(g) The Borrower Representative shall provide (i) audited financial statements with respect to the CT Companies for the fiscal year ended December 31, 2014 promptly after issuance thereof, but in any event no later than June 30, 2015 and (ii) unaudited interim combined balance sheets and related income statements, comprehensive income and cash flows of the CT Companies for the fiscal quarter ended March 31, 2015 promptly after issuance thereof, but in any event no later than seventy-five (75) days after the last day of such fiscal quarter.

Notwithstanding the foregoing, the obligations referred to in Section 6.01(a) and Section 6.01(b) may be satisfied with respect to financial information of the Borrowers and their respective Subsidiaries by furnishing (A) the applicable financial statements of any Parent Entity or (B) a Holdings’ or such Parent Entity’s Form 10-K or 10-Q or Form 20-F or 6-K, as applicable, filed with the SEC; provided that, with respect to each of clauses (A) and (B), (i) to the extent such information relates to a Parent Entity such information is accompanied by consolidating information that explains in reasonable detail the differences between the information relating to such Parent Entity, on the one hand, and the information relating to Holdings, the Borrowers and the consolidated Restricted Subsidiaries on a standalone basis, on the other hand and (ii) to the extent such information is in lieu of information required to be provided under Section 6.01(a), such materials are accompanied by a report and opinion of an independent registered public accounting firm of nationally recognized standing, which report and opinion (x) shall be prepared in accordance with generally accepted auditing standards and (y) shall not be subject to any qualification as to “going concern” or the scope of such audit (but may contain a “going concern” statement that is due to the impending maturity of any of the Facilities (including, for the avoidance of doubt, the scheduled maturity date of any Loan or Commitment hereunder.

Any financial statements required to be delivered pursuant to Section 6.01(a) or Section 6.01(b) prior to June 30, 2015 shall not be required to contain all purchase accounting adjustments relating to the Transactions and the CT Acquisition to the extent it is not practicable to include any such adjustments in such financial statements.

SECTION 6.02 Certificates; Other Information. Deliver to the Administrative Agent for prompt further distribution to each Lender:

(a) no later than five (5) days after the delivery of the financial statements referred to in Section 6.01(a) and Section 6.01(b), a duly completed Compliance Certificate signed by a Financial Officer of the Borrower Representative; provided that to the extent the CT Acquisition has been consummated, operative effect shall be given to Section 6.01(f) and any financial information contained in, relied on by or incorporated by reference in the Compliance Certificate will be based on financial statements calculated on such basis;

(b) promptly after the same are publicly available, copies of all annual, regular, periodic and special reports, proxy statements and registration statements which Holdings, any Borrower or any Restricted Subsidiary files with the SEC or with any Governmental Authority that may be substituted therefor (other than amendments to any registration statement (to the extent such registration statement, in the form it became effective, is delivered to the Administrative Agent), exhibits to any registration statement and, if applicable, any registration statement on Form S-8), and in any case not otherwise required to be delivered to the Administrative Agent pursuant to any other clause of this Section 6.02;

(c) promptly after the furnishing thereof, copies of any notices of default to any holder of any class or series of debt securities of any Loan Party having an aggregate outstanding principal amount greater than the Threshold Amount or pursuant to the terms of the Second Lien Credit Documents so long as the aggregate outstanding principal amount thereunder is greater than the Threshold Amount (in each case, other than in connection with any board observer rights) and not otherwise required to be furnished to the Administrative Agent pursuant to any other clause of this Section 6.02;

(d) together with the delivery of the financial statements pursuant to Section 6.01(a) (commencing with such delivery for the fiscal year ending June 30, 2015), (i) a report setting forth the information required by Sections 1(a) and 2 of the Perfection Certificate (or confirming that there has been no change in such information since the Closing Date or the last date of disclosure of any such information to the Administrative Agent) and (ii) a list of each Subsidiary of Holdings that identifies each Subsidiary as a Restricted Subsidiary or an Unrestricted Subsidiary as of the date of delivery of such list or a confirmation that there is no change in such information since the later of the Closing Date and the last date of disclosure of any such information to the Administrative Agent; and

(e) promptly, but subject to the limitations set forth in Section 6.10 and Section 10.08, such additional information regarding the business and financial affairs of any Loan Party or any Material Subsidiary, or compliance with the terms of the Loan Documents, as the Administrative Agent may from time to time on its own behalf or on behalf of any Lender reasonably request in writing from time to time.

Documents required to be delivered pursuant to Section 6.01(a) or Section 6.01(b) or Section 6.02(b) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower Representative (or any direct or indirect parent of the Borrower Representative) posts such documents, or provides a link thereto on the Borrower Representative’s (or any Parent Entity’s) website on the Internet at the website address listed on Schedule 10.02 hereto; or (ii) on which such documents are posted on the Borrowers’ behalf on IntraLinks/IntraAgency or another relevant website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that: (i) upon written request by the Administrative Agent, the Borrower Representative shall deliver paper copies of such documents to the Administrative Agent for further distribution to each Lender until a written request to cease delivering paper copies is given by the Administrative Agent and (ii) the Borrower Representative shall notify (which may be by facsimile or electronic mail) the Administrative Agent of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. Each Lender shall be solely responsible for timely accessing posted documents or requesting delivery of paper copies of such documents from the Administrative Agent and maintaining its copies of such documents.

The Borrowers hereby acknowledge that (a) the Administrative Agent will make available to the Lenders materials and/or information provided by or on behalf of the Borrowers hereunder (collectively, the

“Borrower Materials”) by posting the Borrower Materials on Intralinks or another similar electronic system (the “Platform”) and (b) certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive information that is (i) of a type that would be publicly available (or could be derived from publicly available information) if Holdings, the Borrowers or any Restricted Subsidiary were public reporting companies and (ii) material with respect to Holdings, the Borrowers, any Restricted Subsidiary or any of their respective securities for purposes of foreign, United States Federal and state securities laws (all such information described in the foregoing, “MNPI”)) (each, a “Public Lender”). The Borrowers hereby agree that (w) at the Administrative Agent’s request, all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Borrowers shall be deemed to have authorized the Administrative Agent and the Lenders to treat such Borrower Materials as not containing any MNPI (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 10.08); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated as “Public Side Information”; and (z) the Administrative Agent and the Arrangers shall treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not marked as “Public Side Information.” Notwithstanding the foregoing, the Borrowers shall be under no obligation to mark any Borrower Materials “PUBLIC.”

SECTION 6.03 Notices. Promptly after a Responsible Officer obtains actual knowledge thereof, notify the Administrative Agent:

(a) of the occurrence of any Default; and

(b) of (i) any dispute, litigation, investigation or proceeding between any Loan Party and any arbitrator or Governmental Authority, (ii) the filing or commencement of, or any material development in, any litigation or proceeding affecting any Loan Party or any Subsidiary, including pursuant to any applicable Environmental Laws, the occurrence of any noncompliance by any Loan Party or any of its Subsidiaries with, or liability under, any Environmental Law or Environmental Permit, or (iii) the occurrence of any ERISA Event that, in any such case referred to in clauses (i), (ii) or (iii) of this Section 6.03(b), has resulted or would reasonably be expected to result in a Material Adverse Effect.

Each notice pursuant to this Section 6.03 shall be accompanied by a written statement of a Responsible Officer of the Borrower Representative (x) that such notice is being delivered pursuant to Section 6.03(a) or (b) (as applicable) and (y) setting forth details of the occurrence referred to therein and stating what action the Borrowers have taken and propose to take with respect thereto.

SECTION 6.04 Payment of Obligations. Timely pay, discharge or otherwise satisfy, as the same shall become due and payable, all of its obligations and liabilities in respect of Taxes imposed upon it or upon its income or profits or in respect of its property, except, in each case, to the extent (i) any such Tax is being contested in good faith and by appropriate actions for which appropriate reserves have been established in accordance with GAAP or (ii) the failure to pay or discharge the same would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

SECTION 6.05 Preservation of Existence, Etc. Preserve, renew and maintain in full force and effect its legal existence under the Laws of the jurisdiction of its organization or incorporation to the extent (other than with respect to the preservation of the existence of the Borrower Representative) that failure to do so would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or pursuant to any merger, consolidation, liquidation, dissolution or Disposition permitted by Article VII.

SECTION 6.06 Maintenance of Properties. Except if the failure to do so would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, maintain, preserve and protect all of its material tangible, personal and real properties and equipment used in the operation of its business in good working order, repair and condition, ordinary wear and tear excepted and casualty or condemnation excepted.

SECTION 6.07 Maintenance of Insurance. (a) Maintain with insurance companies that the Borrower Representative believes (in the good faith judgment of its management) are financially sound and reputable at the time the relevant coverage is placed or renewed, insurance with respect to Holdings, the Borrowers’ and the Restricted Subsidiaries’ properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts (after giving effect to any self-insurance reasonable and customary for similarly situated Persons engaged in the same or similar businesses as Holdings, the Borrowers and the Restricted Subsidiaries) as are customarily carried under similar circumstances by such other Persons, and will furnish to the Lenders, upon written request from the Administrative Agent, information presented in reasonable detail as to the insurance so carried; provided that, notwithstanding the foregoing, in no event shall Holdings, any Borrower or any Restricted Subsidiary be required to obtain or maintain insurance that is more restrictive than its normal course of practice. The Loan Parties’ property, casualty and liability insurance policies in excess of $1,000,000 shall, as appropriate and where it is customary to do so in the relevant jurisdiction, (i) name the Collateral Agent, on behalf of the Secured Parties, as an additional insured thereunder as its interests may appear and/or (ii) in the case of each property insurance policy, contain an additional loss payable clause or endorsement that names the Collateral Agent, on behalf of the Secured Parties, as the additional loss payee (or comparable provision customary in the applicable non-U.S. jurisdiction) thereunder.

(b) If any portion of any Mortgaged Property located in the United States is a Flood Hazard Property, then the Borrowers shall, or shall cause each Loan Party to, (i) maintain, or cause to be maintained, with a financially sound and reputable insurer, flood insurance in an amount and otherwise sufficient to comply with all applicable rules and regulations promulgated pursuant to the Flood Insurance Laws and (ii) deliver to the Collateral Agent evidence of such compliance in form and substance reasonably acceptable to the Collateral Agent.

SECTION 6.08 Compliance with Laws. Comply in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees of any Governmental Authority applicable to it or to its business or property, except if the failure to comply therewith would not reasonably be expected individually or in the aggregate to have a Material Adverse Effect.

SECTION 6.09 Books and Records. Maintain proper books of record and account, in which entries that are full, true and correct in all material respects and are in conformity with GAAP to the extent required, shall be made of all material financial transactions and matters involving the assets and business of Holdings, a Borrower or such Restricted Subsidiary, as the case may be (it being understood and agreed that certain Foreign Subsidiaries maintain individual books and records in conformity with generally accepted accounting principles in their respective countries of organization or incorporation and that such maintenance shall not constitute a breach of the representations, warranties or covenants hereunder).

SECTION 6.10 Inspection Rights. Permit representatives and independent contractors of the Administrative Agent and each Lender to visit and inspect any of its or any Restricted Subsidiaries’ properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants (subject to such accountants’ customary policies and procedures), all at the reasonable expense of the Borrowers and at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the Borrower Representative; provided that, only the Administrative Agent on behalf of the Lenders may exercise rights of the Administrative Agent and the Lenders under this Section 6.10 and the Administrative Agent shall not exercise such rights more often than two (2) times during any calendar year absent the existence of an Event of Default and only one (1) such time shall be at the Borrowers’ expense; provided, further, that when an Event of Default exists, the Administrative Agent (or any of its representatives or independent contractors) may do any of the foregoing at the expense of the Borrowers at any time during normal business hours and upon reasonable advance notice. The Administrative Agent shall give the Borrower Representative the opportunity to participate in any discussions with the Borrowers’ independent public accountants. Notwithstanding anything to the contrary in this Section 6.10, none of Holdings, the Borrowers or any of the Restricted Subsidiaries will be required to disclose, permit the inspection, examination or making copies or abstracts of, or discussion of, any document, information or other matter that (a) constitutes non-financial trade secrets or non-financial proprietary information, (b) in respect of which disclosure to the Administrative Agent or any Lender (or their respective representatives or contractors) is prohibited by Law or any binding agreement or (c) is subject to attorney-client or similar privilege or constitutes attorney work product.

SECTION 6.11 Covenant to Guarantee Obligations and Give Security. At the Borrowers’ expense, subject to the provisions of the Collateral and Guarantee Requirement, the Guarantee and Security Principles and any applicable limitation in any Collateral Document, take all action necessary or reasonably requested by the Administrative Agent or the Collateral Agent to ensure that the Collateral and Guarantee Requirement continues to be satisfied, including:

(a) (x) upon (i) the formation, incorporation or acquisition of any new direct or indirect wholly owned Material Subsidiary by any Loan Party, (ii) the designation of any existing direct or indirect wholly owned Material Subsidiary as a Restricted Subsidiary, (iii) any Subsidiary becoming a wholly owned Material Subsidiary, (in the case of each of the preceding clauses (i), (ii) and (iii), other than any Excluded Subsidiary), or (iv) an Excluded Subsidiary ceasing to be an Excluded Subsidiary, (y) upon the acquisition of any material assets by any Loan Party (except for real estate, which shall be governed by (b)) or (z) with respect to any Subsidiary at the time it becomes a Loan Party, for any material assets held by such Subsidiary (in each case, other than assets constituting Collateral under a Collateral Document that becomes subject to the Lien created by such Collateral Document upon acquisition thereof (it being understood that additional steps may be necessary to perfect such Lien)):

(i) within sixty (60) days (or such greater number of days specified below or within one hundred and fifty (150) days in the case of documents listed in Section 6.13(b)) after such formation, incorporation, acquisition or designation or, in each case, such longer period as the Administrative Agent may agree in its reasonable discretion:

(A) cause each such Material Subsidiary that is required to become a Guarantor under the Collateral and Guarantee Requirement to furnish to the Collateral Agent a description of the Material Real Properties, if any, owned by such Material Subsidiary in detail reasonably satisfactory to the Collateral Agent;

(B) cause each such Material Subsidiary that is required to become a Guarantor pursuant to the Collateral and Guarantee Requirement to duly execute and deliver to the Collateral Agent Mortgages and the other items listed in Section 6.13(b), mutatis mutandis, with respect to any Material Real Property, supplements to the Security Agreements, Intellectual Property Security Agreements (where applicable) and other security agreements and documents as reasonably requested by and in form and substance reasonably satisfactory to the Collateral Agent (consistent with the Security Agreements, Intellectual Property Security Agreements and other Collateral Documents in effect on the Closing Date), in each case granting Liens required by the Collateral and Guarantee Requirement;

(C) cause each such Material Subsidiary that is required to become a Guarantor pursuant to the Collateral and Guarantee Requirement to deliver any and all certificates representing Equity Interests (to the extent certificated), subject to the First Lien/Second Lien Intercreditor Agreement and/or any Customary Intercreditor Agreement, that are required to be pledged pursuant to the Collateral and Guarantee Requirement, accompanied by undated stock powers or other appropriate instruments of transfer executed in blank and a joinder to the Intercompany Note substantially in the form of Annex I thereto with respect to the intercompany Indebtedness held by such Material Subsidiary and required to be pledged pursuant to the Collateral Documents, indorsed in blank to the Collateral Agent;

(D) take and cause the applicable Material Subsidiary and each direct or indirect parent of such applicable Material Subsidiary that is required to become a Guarantor pursuant to the Collateral and Guarantee Requirement to take whatever action (including the recording of Mortgages, the filing of Uniform Commercial Code financing statements and delivery of stock, share and membership interest certificates to the extent certificated, subject to the First Lien/Second Lien Intercreditor Agreement and/or any Customary Intercreditor Agreement) may be necessary in the reasonable opinion of the Administrative Agent to vest in the Collateral Agent (or in any representative of the Collateral Agent designated by it) valid and perfected Liens required by the Collateral and Guarantee Requirement, enforceable against all third parties in accordance with their terms, except as such enforceability may be limited by Debtor Relief Laws and by general principles of equity (regardless of whether enforcement is sought in equity or at law) and subject to Permitted Liens;

(ii) within sixty (60) days (or one hundred and fifty (150) days in the case of documents listed in Section 6.13(b)) after the reasonable request therefor by the Administrative Agent (or such longer period as the Administrative Agent may agree in its reasonable discretion), deliver to the Administrative Agent a signed copy of an opinion, addressed to the Administrative Agent and the Lenders, of counsel for the Loan Parties or (as the case may be) the Secured Parties reasonably acceptable to the Administrative Agent as to such matters set forth in this Section 6.11(a) as the Administrative Agent may reasonably request (it being understood that with respect to any grant by a Loan Party of a security interest in the Equity Interests issued by an entity incorporated or organized under the laws of Australia, England and Wales, Singapore or the United States, if the entity issuing such Equity Interest is not organized under the laws of the same jurisdiction as such Loan Party, no legal opinion addressing laws of the jurisdiction in which such Loan Party is incorporated or organized shall be required by the Administrative Agent if such pledge is granted under a Collateral Document governed by the laws of the jurisdiction in which the issuer of such Equity Interest is incorporated); and

(b) after the Closing Date, promptly after the acquisition of any Material Real Property by any Loan Party other than any Holdings Entity that is required to be pledged under the Collateral and Guarantee Requirement and the Guarantee and Security Principles, if such Material Real Property shall not already be subject to a perfected Lien pursuant to the Collateral and Guarantee Requirement, the Borrower Representative shall give notice thereof to the Collateral Agent and will take, or cause the relevant Loan Party to take, the actions referred to in Section 6.13(b) within the time periods set forth therein.

(c) Notwithstanding any provision to the contrary in this Agreement or any of the other Loan Documents, the obligations or liabilities of a Singaporean Loan Party under the Loan Documents to which it is a party does not at any time extend to or apply to any obligation or liability of such Singaporean Loan Party (the “Affected Liabilities”) under the Loan Documents which would, but for this proviso, cause such obligation or liability to be unlawful or prohibited by Section 76 of the Singapore Companies Act at that time, and on the basis that once such unlawfulness or prohibition ceases to apply to the Affected Liabilities on the completion of the whitewash procedures set out in Section 76 of the Singapore Companies Act for permitting the financial assistance constituted by the Loan Documents in respect of that Singaporean Loan Party, the Affected Liabilities shall and shall continue to be included in the relevant Loan Document.

SECTION 6.12 Compliance with Environmental Laws. Except, in each case, to the extent that the failure to do so would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (a) comply, and take all reasonable actions to cause any lessees and other Persons operating or occupying its properties to comply, with all applicable Environmental Laws and Environmental Permits; (b) obtain and renew all Environmental Permits necessary for its operations and properties; and (c) in each case to the extent required by applicable Environmental Laws, conduct any investigation, study, sampling and testing, and undertake any cleanup, removal, remedial or other action necessary to remove and clean up all Hazardous Materials from any of its properties, in accordance with the applicable requirements of Environmental Laws.

SECTION 6.13 Further Assurances and Post-Closing Covenant. Subject to the provisions of the Collateral and Guarantee Requirement, the Guarantee and Security Principles and any applicable limitations in any Collateral Document and in each case at the expense of the Loan Parties:

(a) Promptly upon reasonable request from time to time by the Administrative Agent or the Collateral Agent or as may be required by applicable law (i) correct any material defect or error that may be discovered in the execution, acknowledgment, filing, registration or recordation of any Collateral Document or other document or instrument relating to any Collateral, and (ii) do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, certificates, assurances and other instruments as may be necessary and to the extent reasonably requested by the Administrative Agent from time to time in order to more effectively carry out the creation and perfection of the security interests created under the Collateral Documents and the remedies relating thereto.

(b) In the case of any Material Real Property that is required to be pledged under the Collateral and Guarantee Requirement and the Guarantee and Security Principles, provide the Collateral Agent with Mortgages with respect to such owned real property within one hundred and fifty (150) days (or such longer period as the Collateral Agent may agree in its sole discretion) of the acquisition of such real property in each case together with:

(i) evidence that counterparts of the Mortgages have been duly executed, acknowledged and delivered and are in form suitable for filing or recording in all filing or recording offices that the Collateral Agent may deem reasonably necessary or desirable in order to create, except to the extent otherwise provided hereunder, including subject to Permitted Liens, a valid and subsisting perfected Lien on the property and/or rights described therein in favor of the Collateral Agent for the benefit of the Secured Parties and that all filing and recording taxes and fees have been paid or otherwise provided for in a manner reasonably satisfactory to the Collateral Agent;

(ii) (x) evidence as to whether the Mortgaged Property located in the United States is in an area designated by the Federal Emergency Management Agency as having special flood or mud slide hazards (a “Flood Hazard Property”) pursuant to a standard flood hazard determination form ordered and received by the Administrative Agent, and (y) if such Mortgaged Property is a Flood Hazard Property, (A) the applicable Loan Party’s written acknowledgment of receipt of written notification from the Administrative Agent as to the fact that such Mortgaged Property is a Flood Hazard Property and as to whether the community in which each such Flood Hazard Property is located is participating in the National Flood Insurance Program and (B) evidence of flood insurance as provided in Section 6.07(b);

(iii) with respect to any Mortgaged Property located in the United States, a copy of, or a certificate as to coverage under, the insurance policies required by Section 6.07 (including, without limitation, flood insurance policies required pursuant to Section 6.07(b)) and the applicable provisions of the Collateral Documents, each of which shall be endorsed or otherwise amended to include a “standard” or “New York” lender’s loss payable or mortgagee endorsement (as applicable) and shall name the Collateral Agent, on behalf of the Secured Parties, as additional insured, in form and substance satisfactory to the Administrative Agent;

(iv) with respect to any Mortgaged Property located in the United States, American Land Title/American Congress on Surveying and Mapping form surveys for which all necessary fees (where applicable) have been paid, dated no more than 30 days before the date of their delivery to the Collateral Agent, certified to the Administrative Agent, the Collateral Agent and the issuer of the Mortgage Policies in a manner reasonably satisfactory to the Collateral Agent by a land surveyor duly registered and licensed in the States in which the property described in such surveys is located and reasonably acceptable to the Collateral Agent, showing all buildings and other improvements, any off-site improvements, the location of any easements, parking spaces, rights of way, building set-back lines and other dimensional regulations and the absence of encroachments, either by such improvements or on to such property, and other defects, other than encroachments and other defects reasonably acceptable to the Collateral Agent, or existing surveys in lieu thereof so long as each such survey is accompanied by an affidavit of no-change, satisfactory to the Collateral Agent and sufficient for the applicable title insurer to eliminate all standard survey-related exceptions to the applicable Mortgage Policy, and issue the endorsements of the type required by Section 6.13(b)(v);

(v) with respect to any Mortgaged Property located in the United States, fully paid American Land Title Association Lender’s Extended Coverage title insurance policies or the equivalent or other form available in each applicable jurisdiction (the “Mortgage Policies”) in form and substance, with endorsements available in the applicable jurisdiction and in amount, reasonably acceptable to the Collateral Agent (not to exceed the fair market value of the real properties covered thereby), issued, coinsured and reinsured by title insurers reasonably acceptable to the Collateral Agent, insuring the Mortgages to be valid subsisting Liens on the property described therein, subject only to Liens permitted by Section 7.01, and providing for such other affirmative insurance (including endorsements for future advances under the Loan Documents) and as such coinsurance and direct access reinsurance as the Collateral Agent may reasonably request and is available in the applicable jurisdiction;

(vi) opinions of local counsel for the applicable Loan Parties in states in which such Material Real Properties are located, with respect to the enforceability and perfection of the Mortgages and any related fixture filings and the authorization, execution and delivery of the Mortgages in form and substance reasonably satisfactory to the Administrative Agent;

(vii) such other evidence that all other actions that the Administrative Agent or Collateral Agent may reasonably deem necessary or desirable in order to create, except to the extent otherwise provided hereunder, including subject to Permitted Liens, valid and subsisting Liens on the property described in the Mortgages has been taken.

(c) As promptly as practicable, and in any event within the time periods after the Closing Date specified in Schedule 6.13 or such later date as the Administrative Agent reasonably agrees to in writing, including to reasonably accommodate circumstances unforeseen on the Closing Date, deliver the documents or take the actions specified on Schedule 6.13, in each case except to the extent otherwise agreed by the Administrative Agent pursuant to its authority as set forth in the definition of the term “Collateral and Guarantee Requirement.”

SECTION 6.14 Use of Proceeds. The proceeds of (a) the Initial Loans, together with the proceeds of the DTZ Equity Contribution, the First Lien Initial Loans, will be used (i) to pay the DTZ Acquisition Consideration, (ii) to pay the Transaction Expenses and (iii) if required, to refinance or repay any existing Indebtedness (including Hedging Obligations, accrued and unpaid interest and any applicable premiums) owed or guaranteed by any Acquired Company.

SECTION 6.15 Maintenance of Ratings. Use commercially reasonable efforts to maintain (i) a public corporate credit rating (but not any specific rating) from S&P and a public corporate family rating (but not any specific rating) from Moody’s, in each case in respect of the Borrower Representative, and (ii) a public rating (but not any specific rating) in respect of each Facility as of the Closing Date from each of S&P and Moody’s.

SECTION 6.16 Tax Consolidation.

(a) Each Australian Loan Party will not, and will ensure that each other member of an Australian Tax Consolidated Group will not (i) amend, modify or waive any rights under any Australian Tax Sharing Agreement or any Australian Tax Funding Agreement to which it is a party if such action would reasonably be expected to result in a Material Adverse Effect or (ii) terminate, repudiate, rescind or revoke any Australian Tax Sharing Agreement or any Australian Tax Funding Agreement to which it is a party, in each case, if such action would reasonably be expected to result in a Material Adverse Effect;

(b) Each Australian Loan Party will, and will ensure that each other member of an Australian Tax Consolidated Group will (i) enforce all of its material rights under the relevant Australian Tax Sharing Agreement and the relevant Australian Tax Funding Agreement in a manner consistent to that which a reasonable prudent person in its position would act as if the other parties to those agreements were independent persons with whom it had dealt with at arm’s length, (ii) take all action available to it to ensure the relevant Australian Tax Sharing Agreement and the relevant Australian Tax Funding Agreement remain in full force and effect and (iii) notify the Administrative Agent of any material breach of a term of the relevant Australian Tax Sharing Agreement or the relevant Australian Tax Funding Agreement to the extent that breach impacts the Australian Loan Party promptly after its occurrence, in each case, unless failure to do so would not reasonably be expected to result in a Material Adverse Effect.

SECTION 6.17 Australian PPS Law. Each Australian Loan Party will promptly take all reasonable steps which are prudent for its business under or in relation to any Australian PPS Law, in each case unless failure to do so would not reasonably be expected to result in a Material Adverse Effect.

SECTION 6.18 Trust Undertakings. If any Australian Loan Party enters into any Loan Document as a trustee of any trust, such Australian Loan Party shall:

(a) (subject in each case to its fiduciary duties) not voluntarily resign as trustee of the relevant trust unless (i) the replacement trustee is a Loan Party or (ii) the consent of the Administrative Agent is obtained, and shall notify the Administrative Agent if it is removed;

(b) ensure that the property the subject of the trust is not mixed with any other property;

(c) comply with all of its material obligations as trustee of the relevant trust; and

(d) not do anything (or permit anything to be done) which restricts or limits or may restrict or limit (i) its right of indemnity or lien over the trust assets or its ability to observe its obligations under the Loan Documents to which it is a party or (ii) any Lender’s or the Administrative Agents’ rights of subrogation to its right of indemnity or lien over the trust assets.

ARTICLE VII

Negative Covenants

So long as any Lender shall have any Commitment hereunder or any Loan or other Obligation hereunder (other than (i) contingent indemnification obligations as to which no claim has been asserted and (ii) Obligations under Secured Hedge Agreements and Cash Management Obligations) shall remain unpaid or unsatisfied, Holdings, the Borrowers and the any Restricted Subsidiaries shall not:

SECTION 7.01 Liens.

(a) Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, other than Permitted Liens.

(b) The accrual of interest, the accretion of accreted value, the payment of interest or dividends in the form of additional Indebtedness, accretion or amortization of OID and increases in the amount of Indebtedness outstanding or the value of any monetary assets subject to a Lien solely as a result of fluctuations in the exchange rate of currencies will not be deemed to be an incurrence of Liens for purposes of this Section 7.01.

SECTION 7.02 [Reserved].

SECTION 7.03 Indebtedness.

(a) Create, incur, issue, assume or suffer to exist any Indebtedness, other than Permitted Indebtedness.

(b) For purposes of determining compliance with this Section 7.03:

(i) in the event that an item of Indebtedness (or any portion thereof) meets the criteria of more than one of the categories of Permitted Indebtedness described in the definition of “Permitted Indebtedness,” the Borrower Representative, in its sole discretion, will classify or reclassify such item of Indebtedness (or any portion thereof) and will only be required to include the amount and type of such Indebtedness in one of such clauses; provided that all Indebtedness outstanding under the Syndicated Facility Agreement (First Lien) will be treated as incurred on the Closing Date under clause (c) of the definition of “Permitted Indebtedness”; and

(ii) the Borrower will be entitled to divide and classify an item of Indebtedness in more than one clause of the definition of “Permitted Indebtedness.”

(c) Accrual of interest, the accretion of accreted value, the payment of interest or dividends in the form of additional Indebtedness, accretion or amortization of OID and increases in the amount of Indebtedness outstanding or the value of any monetary assets subject to a Lien solely as a result of fluctuations in the exchange rate of currencies will not be deemed to be an incurrence or issuance of Indebtedness for purposes of this Section 7.03.

(d) For purposes of determining compliance with any U.S. Dollar-denominated restriction on the incurrence of Indebtedness, the U.S. Dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was incurred, in the case of term debt, or first committed or first incurred (whichever yields the lower U.S. Dollar-equivalent), in the case of revolving credit debt; provided that if such Indebtedness is incurred to Refinance other Indebtedness denominated in a foreign currency, and such Refinancing would cause the applicable U.S. Dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such Refinancing, such U.S. Dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such Refinancing Indebtedness does not exceed (i) the principal amount of such Indebtedness being Refinanced plus (ii) the aggregate amount of accrued interest, fees, underwriting discounts, premiums (including tender premiums) and penalties (if any) thereon and other costs and expenses (including OID, upfront fees or similar fees) incurred in connection with such Refinancing.

(e) Subject to the proviso to Section 7.03(d), the principal amount of any Indebtedness incurred to Refinance other Indebtedness, if incurred in a different currency from the Indebtedness being Refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such respective Indebtedness is denominated that is in effect on the date of such Refinancing.

SECTION 7.04 Fundamental Changes. Merge, dissolve, liquidate, consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person (other than as part of the Transaction or the CT Acquisition), except that:

(a) any Restricted Subsidiary (except, for the avoidance of doubt, any Borrower) may merge, amalgamate or consolidate with a Borrower (including a merger, solvent liquidation or reorganization, the purpose of which is to reorganize a Borrower into a new jurisdiction); provided that (x) the applicable Borrower shall be the continuing or surviving Person and, (y) such merger or consolidation does not result in such Borrower ceasing to be organized or incorporated under the Laws of Australia (in the case of the Australian Borrower) or the Laws of the United States, any state thereof or the District of Columbia (in the case of the U.S. Borrower), unless, in each case otherwise reasonably consented to by the Administrative Agent;

(b) (i) any Restricted Subsidiary that is not a Loan Party may merge, amalgamate or consolidate with or into any other Restricted Subsidiary that is not a Loan Party, (ii) any Restricted Subsidiary of a Borrower may merge, amalgamate or consolidate with or into any other Restricted Subsidiary of a Borrower that is a Loan Party, (iii) any merger the sole purpose of which is to reincorporate or reorganize a Loan Party in another jurisdiction in Australia, the Cayman Islands, Ireland, the Kingdom of the Netherlands, Luxembourg, Singapore, Spain, the United Kingdom, the United States, any state or territory thereof or the District of Columbia or any territory thereof or any other jurisdiction reasonably consented to by the Administrative Agent shall be permitted; provided that the U.S. Borrower shall always be organized or incorporated under the Laws of the United States, a State thereof or the District of Columbia and the Australian Borrower shall always be incorporated under the Laws of Australia; provided further that if a Loan Party is reincorporated or reorganized pursuant to this clause (iii) in any jurisdiction that is not then a jurisdiction where a Restricted Subsidiary is required to become a Guarantor and a grantor under the Collateral and Guarantee Requirement and the Guarantee and Security Principles, then such Loan Party will still be required to be such a Guarantor and grantor, with such changes to the Collateral and

Guarantee Requirement and Guarantee and Security Principles as reasonably agreed between the Borrowers and the Administrative Agent) and (iv) any Restricted Subsidiary (other than a Borrower) may liquidate or dissolve or change its legal form if the Borrower Representative determines in good faith that such action is in the best interests of the Borrowers and the Restricted Subsidiaries and is not materially disadvantageous to the Lenders; provided that, in the case of clause (iv), the Person who receives the assets of any dissolving or liquidated Restricted Subsidiary that is a Guarantor shall be a Loan Party or such disposition shall otherwise be permitted under Section 7.06 or the definition of “Permitted Investments”;

(c) any Restricted Subsidiary (other than a Borrower) may Dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to any Borrower or a Subsidiary Guarantor or another Restricted Subsidiary to the extent not prohibited by Section 7.06 or the definition of “Permitted Investments”;

(d) so long as no Event of Default (or, to the extent relating to a Permitted Acquisition, no Event of Default under Section 8.01(a) exists or would result therefrom), any Borrower may merge or consolidate with (or Dispose of all or substantially all of its assets to) any other Person; provided that (i) the applicable Borrower shall be the continuing or surviving corporation or (ii) if the Person formed by or surviving any such merger or consolidation is not a Borrower (or, in connection with a Disposition of all or substantially all of the applicable Borrower’s assets, is the transferee of such assets) (any such Person, a “Successor Borrower”), (A) the Successor Borrower shall be an entity organized, incorporated or existing under the Laws of Australia (in the case of the Australian Borrower) or the United States, any state thereof or the District of Columbia (in the case of the U.S. Borrower), (B) the Successor Borrower shall expressly assume all the obligations of the applicable Borrower under this Agreement and the other Loan Documents to which such Borrower is a party pursuant to supplements hereto or thereto in form reasonably satisfactory to the Administrative Agent, (C) each Guarantor, unless it is the other party to such merger or consolidation, shall have by a supplement to the Guaranty (or in another form reasonably satisfactory to the Administrative Agent) confirmed that its Guaranty of the Obligations shall apply to the Successor Borrower’s obligations under this Agreement, (D) each Loan Party, unless it is the other party to such merger or consolidation, shall have by a supplement to the Security Agreements (or in another form reasonably satisfactory to the Administrative Agent) confirmed that its obligations thereunder shall apply to the Successor Borrower’s obligations under this Agreement, (E) if reasonably requested by the Administrative Agent, each mortgagor of a Mortgaged Property, unless it is the other party to such merger or consolidation, shall have by an amendment to or restatement of the applicable Mortgage (or other instrument reasonably satisfactory to the Collateral Agent) confirmed that its obligations thereunder shall apply to the Successor Borrower’s obligations under this Agreement, and (F) the Successor Borrower shall have delivered to the Administrative Agent an officer’s certificate and an opinion of counsel, each stating that such merger or consolidation and such supplement to this Agreement or any Collateral Document comply with this Agreement; provided, further, that if the foregoing are satisfied, the Successor Borrower will succeed to, and be substituted for, the applicable Borrower under this Agreement;

(e) so long as no Event of Default (or, to the extent relating to a Permitted Acquisition, no Event of Default under Section 8.01(a) or, solely with respect to the Borrowers Section 8.01(f), exists or would result therefrom, any Holdings Entity may merge or consolidate with (or Dispose of all or substantially all of its assets to) any other Person; provided that (A) such Holdings Entity shall be the continuing or surviving Person or (B) if (i) the Person formed by or surviving any such merger or consolidation is not a Holdings Entity, (ii) a Holdings Entity is not the Person into which the applicable Holdings Entity has been liquidated or (iii) in connection with a Disposition of all or substantially all of a Holdings Entity’s assets, the Person that is the transferee of such assets is not a Holdings Entity (any such Person, a “Successor Holdings”), (1) the Successor Holdings shall be an entity organized or existing under the laws of Australia, the Cayman Islands, Ireland, the Kingdom of the Netherlands, Luxembourg, Singapore, Spain, the United Kingdom, the United States, any state or territory thereof or the District of Columbia or any territory thereof or any other jurisdiction reasonably consented to by the Administrative Agent; provided further that if Successor Holdings shall as a result of such merger, consolidation or Disposition pursuant to this clause (B) become an entity organized or existing in any jurisdiction that is not then a jurisdiction where Holdings or a Subsidiary is required to become a Guarantor and a grantor under the Collateral and Guarantee Requirement and the Guarantee and Security Principles, then Successor

Holdings will still be required to be such a Guarantor and grantor, with such changes to the Collateral and Guarantee Requirement and Guarantee and Security Principles as reasonably agreed between the Borrowers and the Administrative Agent), (2) the Successor Holdings shall expressly assume all the obligations of the applicable Holdings Entity under this Agreement and the other Loan Documents to which such Holdings Entity is a party pursuant to a supplement hereto or thereto in form reasonably satisfactory to the Administrative Agent and (3) if reasonably requested by the Administrative Agent, the Borrower Representative shall have delivered to the Administrative Agent an officer’s certificate and an opinion of counsel, each stating that such merger or consolidation and such supplement to this Agreement or any Collateral Document comply with this Agreement; provided, further, that if the foregoing are satisfied, the Successor Holdings, will succeed to, and be substituted for, the applicable Holdings Entity under this Agreement;

(f) any Restricted Subsidiary may merge or consolidate with (or Dispose of all or substantially all of its assets to) any other Person in order to effect a Permitted Investment or other Investment permitted pursuant to Section 7.06; provided, that, solely in the case of a merger or consolidation involving a Loan Party, no Event of Default (or, to the extent relating to a Permitted Acquisition, no Event of Default under Section 8.01(a) or (f) exists or would result therefrom; provided, further, that the continuing or surviving Person shall be a Borrower or a Restricted Subsidiary, which together with each of its Restricted Subsidiaries, shall have complied with the applicable requirements of Section 6.11;

(g) a merger, dissolution, liquidation, consolidation or Disposition, the purpose of which is to effect a Disposition permitted pursuant to Section 7.05 (other than Section 7.05(e)); and

(h) the Loan Parties and the Restricted Subsidiaries may consummate the Transactions and the CT Acquisition, and, in any event, the Loan Parties shall not fail to have the Holdback Escrow Amount that is released to Holdings or one of its Affiliates to be promptly contributed to Holdings.

SECTION 7.05 Dispositions. Make any Disposition except:

(a) Dispositions of obsolete, damaged, worn out, used or surplus property, whether now owned or hereafter acquired, in the ordinary course of business and Dispositions of property no longer used or useful in the conduct of the business of Holdings, the Borrowers and the Restricted Subsidiaries;

(b) Dispositions of inventory and goods held for sale in the ordinary course of business and immaterial assets (considered in the aggregate) in the ordinary course of business;

(c) Dispositions of property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such Disposition are promptly applied to the purchase price of such replacement property;

(d) Dispositions of property to Holdings, a Borrower or a Restricted Subsidiary to the extent not prohibited by Section 7.06 or the definition of “Permitted Investments”;

(e) Dispositions constituting Permitted Investments (other than pursuant to clause (d) thereof) or otherwise permitted by Section 7.06, Dispositions permitted by Section 7.04 (other than clause (g) thereof) and Liens permitted by Section 7.01;

(f) Dispositions of property pursuant to Sale and Lease-Back Transactions;

(g) Dispositions of cash, Cash Equivalents and Investment Grade Securities;

(h) leases, subleases, service agreements or product sales, in each case which do not materially interfere with the business of Holdings, the Borrowers and the Restricted Subsidiaries, taken as a whole;

(i) transfers of property subject to Casualty Events;

(j) Dispositions of property, whether tangible or intangible, for fair market value; provided that (i) at the time of such Disposition (other than any such Disposition made pursuant to a legally binding commitment entered into at a time when no Event of Default exists), no Event of Default shall exist or would result from such Disposition; (ii) with respect to any Disposition pursuant to this clause (j) for a purchase price in excess of (1) prior to the Delayed Draw Funding Date, $19,000,000 or (2) on and after the Delayed Draw Funding Date, $25,000,000, Holdings, a Borrower or any Restricted Subsidiary shall receive not less than 75% of such consideration in the form of cash or Cash Equivalents; provided, however, that for the purposes of this clause (ii), all of the following shall be deemed to be cash: (A) any liabilities (as shown on Holdings, a Borrower’s or such Restricted Subsidiary’s most recent balance sheet or in the footnotes thereto) of Holdings, such Borrower or such Restricted Subsidiary that are (i) assumed by the transferee with respect to the applicable Disposition or (ii) that are otherwise cancelled or terminated in connection with the transaction with such transferee and, in each case, for which Holdings, the Borrowers and all of the Restricted Subsidiaries (to the extent previously liable thereunder) shalt have been validly released by all applicable creditors in writing, (B) any securities, notes or other obligations or assets received by Holdings, a Borrower or Restricted Subsidiary from such transferee that are converted by Holdings, such Borrower or such Restricted Subsidiary into cash or Cash Equivalents (to the extent of the cash or Cash Equivalents received) within one hundred and eighty (180) days following the closing of the applicable Disposition, (C) Indebtedness of any Restricted Subsidiary that ceases to be a Restricted Subsidiary as a result of such Disposition (other than intercompany debt owed to a Borrower or the Restricted Subsidiaries), to the extent that Holdings, the Borrowers and all of the Restricted Subsidiaries (to the extent previously liable thereunder) are released from any guarantee of payment of the principal amount of such Indebtedness in connection with such Disposition and (D) any Designated Non-Cash Consideration received in respect of such Disposition having an aggregate fair market value, taken together with all other Designated Non-Cash Consideration received pursuant to this clause (D) that is at that time outstanding, not in excess (as of the date of the receipt of such Designated Non-Cash Consideration) of (1) prior to the Delayed Draw Funding Date, the greater of $50,000,000 and 3.2% of Total Assets or (2) on and after the Delayed Draw Funding Date, the greater of $65,000,000 and 3.2% of Total Assets, with the fair market value of each item of Designated Non-Cash Consideration being measured at the time received and without giving effect to subsequent changes in value; and (iii) the Net Cash Proceeds thereof are applied to prepay the Loans to the extent required by Section 2.03(b)(ii);

(k) Dispositions of Investments in joint ventures to the extent required by, or made pursuant to customary buy/sell arrangements between, the joint venture parties set forth in joint venture arrangements and similar binding arrangements;

(l) Dispositions or discounts of accounts receivable in connection with the collection or compromise thereof;

(m) any issuance or sale of Equity Interests in, or sale of Indebtedness or other securities of, an Unrestricted Subsidiary;

(n) to the extent allowable under Section 1031 of the Code (or comparable or successor provision), any exchange of like property (excluding any boot thereon permitted by such provision) for use in any business conducted by Holdings, the Borrowers or any of the Restricted Subsidiaries that is not in contravention of Section 7.07;

(o) the unwinding of any Hedging Obligations;

(p) any Disposition of Securitization Assets to a Securitization Subsidiary;

(q) abandon, cease to maintain or cease to enforce registered IP Rights in each case where the loss of which does not materially interfere with the business of Holdings, the Borrowers and the Restricted Subsidiaries, taken as a whole;

(r) the licensing or sub-licensing of IP Rights (including agreements involving the provision of software in copy or as a service, and related data and services) to the extent such licensing or sublicensing does not materially interfere with the business of Holdings, the Borrowers and the Restricted Subsidiaries, taken as a whole;

(s) any surrender or waiver of contract rights or the settlement, release or surrender of contract rights or other litigation claims in the ordinary course of business;

(t) the issuance of directors’ qualifying shares and shares issued to foreign nationals as required by applicable law; and

(u) any Disposition involving the swap of assets in exchange for assets of the same type and of comparable or greater value to the business of Holdings, the Borrowers and the Restricted Subsidiaries as a whole, as determined in good faith by the management of the Borrower Representative, so long as the assets received in such exchange are obtained by Holdings, the Borrower and the Restricted Subsidiaries substantially contemporaneously for the assets provided being exchanged in such swap, to the extent not otherwise prohibited by Section 7.06 or the definition of “Permitted Investments”.

To the extent any Collateral is Disposed of as expressly permitted by this Section 7.05 to any Person other than a Loan Party, such Collateral shall be sold free and clear of the Liens created by the Loan Documents, and, if requested by the Administrative Agent, upon the certification by the Borrower Representative that such Disposition is permitted by this Agreement, the Administrative Agent and/or the Collateral Agent shall be authorized to take any actions deemed appropriate in order to effect the foregoing (without any requirement for the approval or consent of any other party).

SECTION 7.06 Restricted Payments.

(a) Declare or make, directly or indirectly, any Restricted Payment unless, at the time of and immediately after giving effect to such Restricted Payment, such Restricted Payment, together with the aggregate amount of all other Restricted Payments (including the fair market value of any non-cash amount) made by Holdings, the Borrowers and the Restricted Subsidiaries after the Closing Date (including Restricted Payments permitted by Section 7.06(b)(i), (ii) (with respect to the payment of dividends on Refunding Capital Stock pursuant to clause (c) thereof), (vi)(C) and (viii), but excluding all other Restricted Payments permitted by Section 7.06(b) (and for the avoidance of doubt, all other Permitted Investments)), does not exceed the Available Amount at such time; provided to the extent such Restricted Payment is to be made out of amounts under clause (b) of the definition of “Available Amount,” (x) no Event of Default shall have occurred and be continuing or would occur as a consequence thereof and (y) at least $1.00 of Permitted Unsecured Ratio Debt would be permitted to be incurred.

(b) The provisions of Section 7.06(a) will not prohibit:

(i) the payment of any dividend or other distribution or the consummation of any irrevocable redemption within sixty (60) days after the date of declaration of the dividend or other distribution or giving of the redemption notice, as the case may be, if at the date of declaration or notice, the dividend or other distribution or redemption payment would have complied with the provisions of this Section 7.06;

(ii) (a) the redemption, repurchase, retirement or other acquisition of any Equity Interest, including any accrued and unpaid dividends thereon (“Treasury Capital Stock”), or Subordinated Indebtedness, of any Loan Party or any Equity Interest of any Parent Entity, in exchange for, or out of the proceeds of, the substantially concurrent sale or issuance (other than to Holdings or a Restricted Subsidiary) of, Equity Interests of Holdings or any Parent Entity thereof (in each case, other than any Disqualified Stock) (“Refunding Capital Stock”), (b) the declaration and payment of dividends on Treasury Capital Stock out of the proceeds of the substantially concurrent sale or issuance (other than to Holdings or a Restricted Subsidiary or to an employee stock ownership plan or any trust established by Holdings, a Borrower or any Restricted Subsidiary) of Refunding Capital Stock, and (c) if immediately prior to the retirement of Treasury Capital Stock, the declaration and payment of dividends thereon was permitted under clause (vi) of this Section 7.06(b), the declaration and payment of dividends on the Refunding Capital

Stock (other than Refunding Capital Stock the proceeds of which were used to redeem, repurchase, retire or otherwise acquire any Equity Interests of any Parent Entity) in an aggregate amount per year no greater than the aggregate amount of dividends per annum that were declarable and payable on such Treasury Capital Stock immediately prior to such retirement;

(iii) the defeasance, redemption, repurchase, exchange or other acquisition or retirement of Disqualified Stock made by exchange for, or out of the proceeds of a sale made within 90 days of, Disqualified Stock of Holdings, a Borrower or a Subsidiary Guarantor that, in each case, is incurred in compliance with Section 7.03;

(iv) a Restricted Payment to pay for the repurchase, retirement or other acquisition or retirement for value of Equity Interests (other than Disqualified Stock) of Holdings or any Parent Entity thereof held by any future, present or former employee, director, officer, manager or consultant (or their respective Controlled Investment Affiliates or Immediate Family Members) of a Borrower, any Subsidiary of Holdings, Holdings or any of its Parent Entities pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement, or any equity subscription or equity holder agreement (including, for the avoidance of doubt, any principal and interest payable on any notes issued by Holdings or any Parent Entity thereof in connection with such repurchase, retirement or other acquisition), including any Equity Interest invested by management of any Borrower, any Restricted Subsidiary, Holdings or any Parent Entity thereof in connection with the Transactions; provided that the aggregate amount of Restricted Payments made under this Section 7.06(b)(iv) does not exceed (1) prior to the Delayed Draw Funding Date, $18,000,000 in any fiscal year (which amount shall be increased to $32,000,000 following the consummation of a Qualifying IPO) (with unused amounts in any fiscal year being carried over to the next two succeeding fiscal years) or (2) on and after the Delayed Draw Funding Date, $25,000,000 in any fiscal year (which amount shall be increased to $41,000,000 following the consummation of a Qualifying IPO) (with unused amounts in any fiscal year being carried over to the next two succeeding fiscal years); provided, further, that in each case, each of the amounts in any fiscal year under this clause may be increased by an amount not to exceed:

(A) the cash proceeds from the sale of Equity Interests (other than Disqualified Stock) of a Borrower, Holdings and, to the extent contributed to Holdings, the cash proceeds from the sale of Equity Interests of any Parent Entity, in each case to any future, present or former employees, directors, officers, managers, or consultants (or their respective Controlled Investment Affiliates or Immediate Family Members) of a Borrower, any Subsidiary of Holdings, Holdings or any of its Parent Entities that occurs after the Closing Date, to the extent the cash proceeds from the sale of such Equity Interests are excluded from the calculation of the Available Amount and are not included in Excluded Contributions and do not constitute the CT Equity Contribution or the Holdback Escrow Amount; plus

(B) the cash proceeds of life insurance policies received by Holdings, the Borrowers, the Restricted Subsidiaries, in each case, after the Closing Date; less

(C) the amount of any Restricted Payments previously made with the cash proceeds described in clauses (A) and (B) of this clause (iv);

and provided, further, that cancellation of Indebtedness owing to Holdings, a Borrower or any Restricted Subsidiary from any future, present or former employees, directors, officers, managers, or consultants (or their respective Controlled Investment Affiliates or Immediate Family Members) of a Borrower, any Subsidiary of Holdings, Holdings or any Parent Entity in connection with a repurchase of Equity Interests of Holdings or any Parent Entities thereof will not be deemed to constitute a Restricted Payment for purposes of this Section 7.06 or any other provision of this Agreement;

(v) the declaration and payment of dividends or distributions to holders of any class or series of Disqualified Stock of Holdings, any Borrower or any Restricted Subsidiary issued in accordance with Section 7.03 or any class or series of Preferred Stock of any Restricted Subsidiary to the extent such dividends or distributions are included in the definition of “Consolidated Interest Expense”;

(vi) (A) the declaration and payment of dividends or distributions to holders of any class or series of Designated Preferred Stock (other than Disqualified Stock) issued by Holdings after the Closing Date;

(B) the declaration and payment of dividends or distributions to Holdings or any Parent Entity, the proceeds of which will be used to fund the payment of dividends or distributions to holders of any class or series of Designated Preferred Stock (other than Disqualified Stock) issued by such Holdings or Parent Entity after the Closing Date, provided that the amount of dividends and distributions paid pursuant to this Section 7.06(b)(vi)(B) shall not exceed the aggregate amount of cash actually contributed to a Borrower from the sale of such Designated Preferred Stock; or

(C) the declaration and payment of dividends on Refunding Capital Stock that is Preferred Stock in excess of the dividends declarable and payable thereon pursuant to Section 7.06(b)(ii);

provided, in the case of each of Section 7.06(b)(vi)(A), (B) and (C), that for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date of issuance of such Designated Preferred Stock or the declaration of such dividends on Refunding Capital Stock that is Preferred Stock, after giving effect to such issuance or declaration on a pro forma basis, the Interest Coverage Ratio for the Test Period most recently ended on or prior to the date of any such issuance or declaration would be not less than 2.0 to 1.0;

(vii) payments made or expected to be made by Holdings, any Borrower or any Restricted Subsidiary in respect of withholding or similar taxes payable upon exercise of Equity Interests by any future, present or former employee, director, officer, manager or consultant (or their respective Controlled Investment Affiliates or Immediate Family Members) of a Borrower, any Subsidiary of Holdings or any Parent Entity and any repurchases of Equity Interests deemed to occur upon exercise of stock options, warrants or similar rights if such Equity Interests represent a portion of the exercise price of such options, warrants or similar rights or required withholding or similar taxes;

(viii) the declaration and payment of dividends on Holdings’s common stock (or the payment of dividends to any Parent Entity to fund a payment of dividends on such Parent Entity’s common stock), following the first public offering of Holdings’s or such Parent Entity’s common stock or the common stock of Holdings or any Parent Entity after the Closing Date, of up to 6.0% per annum of the net cash proceeds received by or contributed to Holdings, any Borrower or a Subsidiary Guarantor in or from any such public offering, other than public offerings with respect to Holdings’s or such Parent Entity’s common stock registered on Form S-4 or Form S-8 and other than any public sale constituting an Excluded Contribution;

(ix) Restricted Payments in an aggregate amount taken together with all other Restricted Payments made pursuant to this clause (ix) not to exceed at any one time outstanding (as of the date any such Restricted Payment is made) the sum of (a) (I) prior to the Delayed Draw Funding Date, the greater of (1) $38,000,000 and (2) 1.9% of Total Assets or (II) on and after the Delayed Draw Funding Date, the greater of (1) $49,000,000 and (2) 1.9% of Total Assets and (b) an amount equal to the amount of Excluded Contributions previously received by a Borrower or Holdings;

(x) distributions or payments of Securitization Fees;

(xi) any Restricted Payment made in connection with the Transactions or the CT Acquisition and the fees and expenses related thereto or owed to Affiliates, in each case, with respect to any Restricted Payment made to an Affiliate, to the extent permitted by Section 7.08;

(xii) the declaration and payment of dividends or distributions by Holdings, a Borrower or any Restricted Subsidiary to, or the making of loans or advances to, Holdings or any Parent Entity thereof in amounts required for Holdings or any Parent Entity to pay, in each case without duplication,

(A) franchise, excise and similar taxes and other fees and expenses required to maintain their corporate or other legal existence;

(B) (i) for any taxable period in which a Subsidiary of Holdings is a member of a consolidated, combined, unitary or similar income tax group for tax purposes including an Australian Consolidated Tax Group (a “Tax Group”) of which Holdings or any Parent Entity is the common parent, to pay the portion of any income taxes of such Tax Group for such taxable period that are attributable to the taxable income of such Subsidiary of Holdings (and any of its Subsidiaries, as applicable); provided, that for each taxable period, (A) the amount of such payments made in respect of such taxable period in the aggregate shall not exceed the amount that such Subsidiary (and any of its Subsidiaries, as applicable) would have been required to pay as stand-alone taxpayers or a stand-alone Tax Group, (B) the amount of such payments made in respect of an Unrestricted Subsidiary shall be permitted only to the extent that cash distributions were made by such Unrestricted Subsidiary to a Restricted Subsidiary for such purpose, and (C) no duplicative distributions shall be made with respect to any Subsidiary; provided, further, that the Borrower Representative will provide to the Administrative Agent promptly following a request therefor calculations supporting the amount of any distributions made pursuant to this Section 7.06(b)(xii)(B);

(C) customary salary, bonus, severance and other benefits payable to, and indemnities provided on behalf of, employees, directors, officers and managers of Holdings or any Parent Entity, and any payroll, social security or similar taxes thereof, to the extent such salaries, bonuses and other benefits are attributable to the ownership or operation of the Borrowers and the Restricted Subsidiaries, including, if applicable, any Restricted Subsidiary’s proportionate share of such amounts relating to Holdings or such Parent Entity being a public company;

(D) general corporate operating, administrative, compliance and overhead costs and expenses any Parent Entity to the extent such costs and expenses are attributable to the ownership or operation of Holdings, the Borrowers and the Restricted Subsidiaries, including, if applicable, Holdings or any Restricted Subsidiary’s proportionate share of such amounts relating to such Parent Entity being a public company;

(E) fees and expenses of Holdings or any Restricted Subsidiary related to any successful or unsuccessful equity or debt offering of a Parent Entity;

(F) amounts payable pursuant to the Management Fee Agreement (without giving effect to any amendments, modifications or waivers thereto after the Closing Date that are, when taken as a whole, materially adverse to the Lenders compared to the Management Fee Agreement in effect on the Closing Date), solely to the extent such amounts are not paid directly by any Subsidiary of Holdings;

(G) cash payments in lieu of issuing fractional shares in connection with the exercise of warrants, options or other securities convertible into or exchangeable for Equity Interests of Holdings or any Parent Entity thereof;

(H) interest and/or principal on Indebtedness the proceeds of which have been contributed to Holdings, a Borrower or any Restricted Subsidiary and that has been guaranteed by, or is otherwise considered Indebtedness of, Holdings, a Borrower or any Restricted Subsidiary incurred in accordance with Section 7.03;

(I) to finance Investments that would otherwise be permitted to be made pursuant to this Section 7.06 if made by Holdings, a Borrower or a Restricted Subsidiary; provided that (A) such Restricted Payment shall be made substantially concurrently with the closing of such Investment, (B) Holdings or such Parent Entity shall, immediately following the closing thereof, cause (1) all property acquired (whether assets or Equity Interests) to be contributed to the capital of Holdings, a Borrower or a Subsidiary Guarantor (or, if otherwise permitted, Restricted Subsidiary) or (2) the merger, consolidation, amalgamation or sale of the Person formed or acquired into Holdings, a Borrower or a Restricted Subsidiary (to the extent not prohibited by Section 7.04) in order to consummate such Investment, (C) such Parent Entity and its Affiliates (other than any Borrower or any Restricted Subsidiary) receives no consideration or other payment in connection with such transaction except to the extent a Borrower or a Restricted Subsidiary could have given such consideration or made such payment otherwise in compliance with this Section 7.06 and (D) any property received by Holdings, the Borrowers or a Restricted Subsidiary shall not increase the Available Amount; and

(J) amounts that would be permitted to be paid by a Borrower under clauses (d), (l), (m) and (n) of Section 7.08; provided that the amount of any dividend or distribution under this clause (xii)(J) to permit such payment shall reduce Consolidated Net Income of Holdings to the extent, if any, that such payment would have reduced Consolidated Net Income of Holdings if such payment had been made directly by a Restricted Subsidiary and increase (or, without duplication of any reduction of Consolidated Net Income, decrease) EBITDA to the extent, if any, that Consolidated Net Income is reduced under this clause (xii)(J) and such payment would have been added back to (or, to the extent excluded from Consolidated Net Income, would have been deducted from) EBITDA if such payment had been made directly by Holdings or any Restricted Subsidiary, in each case, in the period such payment is made;

(xiii) the distribution, by dividend or otherwise, or other transfer or disposition of shares of Capital Stock of, or Indebtedness owed to Holdings, any Borrower or a Restricted Subsidiary by, Unrestricted Subsidiaries (other than Unrestricted Subsidiaries, the primary assets of which are Cash Equivalents);

(xiv) (A) additional Restricted Payments (other than Restricted Investments) so long as immediately after giving effect to any such Restricted Payment pursuant to this clause (xiv)(A), the Consolidated Net Leverage Ratio for the Test Period most recently ended on or prior to the date of any such Restricted Payment would be less than or equal to 4.00 to 1.00 and (B) additional Investments so long as immediately after giving effect to any such Investment pursuant to this clause (xiv)(B), the Consolidated Net Leverage Ratio for the Test Period most recently ended on or prior to the date of any such Investment would be less than or equal to 4.25 to 1.00; provided that at the time of giving effect to any such Restricted Payment or Investment, no Default or Event of Default shall have occurred and be continuing;

(xv) (A) the refinancing of any Junior Financing with the Net Cash Proceeds of, or in exchange for, any Refinancing Indebtedness, (B) the conversion of any Junior Financing to Equity Interests (other than Disqualified Stock) of Holdings or any Parent Entity thereof and (C) the prepayment of Indebtedness of any Borrower or any Restricted Subsidiary owed to any Borrower, Holdings, or a Restricted Subsidiary or the prepayment of Refinancing Indebtedness with the proceeds of any other Junior Financing otherwise permitted by Section 7.03; provided that such Junior Financing shall not (i) have any Lien on any assets that did not secure the Refinancing Indebtedness, (ii) have a Lien that is higher in priority on any assets than the Lien on such assets securing the Refinancing Indebtedness, (iii) be unsubordinated to the Obligations in right of payment unless the Refinancing Indebtedness was unsubordinated in right of payment to the Obligations; and

(xvi) to the extent constituting Restricted Payments, Holdings, the Borrowers and the Restricted Subsidiaries may enter into and consummate transactions permitted by any provision of Section 7.01, Section 7.03 (other than clause (i) of the definition of “Permitted Indebtedness”), Section 7.04 or Section 7.08 (other than Section 7.08(b));

provided that at the time of, and after giving effect to, any Restricted Payment permitted under clause (ix)(a) of this Section 7.06(b), no Event of Default shall have occurred and be continuing or would occur as a consequence thereof.

For the avoidance of doubt, this Section 7.06 shall not restrict the making of any “AHYDO catch-up payment” with respect to, and required by the terms of, any Indebtedness of Holdings, any Borrower or any Restricted Subsidiary permitted to be incurred under Section 7.03 hereof.

SECTION 7.07 Change in Nature of Business. Engage in any material line of business substantially different from those lines of business conducted by Holdings, the Borrowers and the Restricted Subsidiaries on the Closing Date or any business or any other activities that are reasonably similar, ancillary, incidental, complimentary or related to, or a reasonable extension, development or expansion of, the business conducted or proposed to be conducted by Holdings, the Borrowers and the Restricted Subsidiaries on the Closing Date.

SECTION 7.08 Transactions with Affiliates. Make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of Holdings (each of the foregoing, an “Affiliate Transaction”) involving aggregate payments or consideration in excess of (i) prior to the Delayed Draw Funding Date, $15,000,000 or (ii) on and after the Delayed Draw Funding Date, $19,500,000, unless such Affiliate Transaction is on terms that are not materially less favorable to Holdings, the applicable Borrower or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by Holdings, the applicable Borrower or such Restricted Subsidiary with an unrelated Person on an arm’s-length basis; provided that the foregoing restriction shall not apply to:

(a) transactions between or among Holdings, any Borrower or any Restricted Subsidiary or any entity that becomes a Restricted Subsidiary as a result of such transaction;

(b) Restricted Payments permitted by Section 7.06 (including, for the avoidance of doubt, any Permitted Investments);

(c) the payment of management, consulting, monitoring, advisory and other fees (including any transaction fee) and related expenses (including indemnification and other similar amounts) pursuant to the Management Fee Agreement (or related limited partnership agreement) (plus any unpaid management, consulting, monitoring, advisory and other fees and related expenses (including indemnification and similar amounts) accrued in any prior year) and any one-time payment under the Management Fee Agreement of a termination fee to the Sponsors in the event of either a Change of Control or the completion of a Qualifying IPO, in each case, without giving effect to amendments, modifications, or waivers of the Management Fee Agreement after the Closing Date that are, when taken as a whole, materially adverse to the Lenders compared to the Management Fee Agreement in effect on the Closing Date;

(d) the payment of reasonable and customary fees and compensation paid to, and indemnities and reimbursements and employment and severance arrangements provided on behalf of or for the benefit of, current or former employees, directors, officers, managers, distributors or consultants of any Borrower, Holdings or any of its Parent Entities or any Restricted Subsidiary;

(e) any agreement as in effect as of the Closing Date and set forth on Schedule 7.08, or any amendment thereto (so long as any such amendment is not disadvantageous in any material respect in the good faith judgment of the Borrower Representative to the Lenders when taken as a whole as compared to the applicable agreement as in effect on the Closing Date);

(f) the existence of, or the performance by Holdings, any Borrower or any Restricted Subsidiary of its obligations under the terms of, any stockholders agreement (including any registration rights agreement or purchase agreement related thereto) to which it is a party as of the Closing Date and any similar agreements which it may enter into thereafter; provided that the existence of, or the performance by Holdings, any Borrower or any Restricted Subsidiary of obligations under any future amendment to any such existing agreement or under any similar agreement entered into after the Closing Date shall only be permitted by this clause (f) to the extent that the terms of any such amendment or new agreement are not disadvantageous in any material respect in the good faith judgment of the Borrower Representative to the Lenders when taken as a whole;

(g) the Transactions, the CT Acquisition and the payment of all fees and expenses related to the Transactions and the CT Acquisition, including Transaction Expenses;

(h) (x) the replacement or substitution of Cash Collateral posted or provided by any Affiliate of Holdings on behalf of Holdings, the Borrowers or the Restricted Subsidiaries, as the case may be, to secure any obligations in the ordinary course of business and (y) the reimbursement of such Affiliate in an amount equal to such Cash Collateral by Holdings, the Borrowers or the Restricted Subsidiaries, as applicable, to the extent such Cash Collateral is drawn or applied towards such obligation in accordance with the terms hereof

(i) transactions with customers, clients, suppliers, contractors, joint venture partners or purchasers or sellers of goods or services that are Affiliates, in each case in the ordinary course of business and which are fair to Holdings, the Borrowers and the Restricted Subsidiaries, in the reasonable determination of the Borrower Representative, or are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated party;

(j) the issuance of Equity Interests (other than Disqualified Stock) of Holdings to any Parent Entity thereof or to any Permitted Holder or to any employee, director, officer, manager, distributor or consultant (or their respective Controlled Investment Affiliates or Immediate Family Members) of a Borrower, Holdings, any Parent Entity thereof or any Restricted Subsidiary;

(k) sales of accounts receivable, or participations therein, or Securitization Assets or related assets in connection with or any Qualified Securitization Facility;

(l) payments by Holdings, any Borrower or any Restricted Subsidiary to a Sponsor or any Co-Investors made for any (x) financial advisory, financing, underwriting or placement services or in respect of other investment banking activities, including, without limitation, in connection with acquisitions or divestitures which payments are approved by a majority of the board of directors of the Borrower Representative in good faith, (y) consulting services relating to product management, working capital management or operational improvements and (z) procurement, sourcing and back-office services;

(m) payments and Indebtedness (and cancellation of any thereof) of Holdings, any Borrower and the Restricted Subsidiaries and Preferred Stock (and cancellation of any thereof) of any Restricted Subsidiary to any future, current or former employee, director, officer, manager or consultant (or their respective Controlled Investment Affiliates or Immediate Family Members) of a Borrower, Holdings, any of its Subsidiaries or any of its Parent Entities pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or any stock subscription or shareholder agreement; and any employment agreements, stock option plans and other compensatory arrangements (and any successor plans thereto) and any supplemental executive retirement benefit plans or arrangements with any such employees, directors, officers, managers or consultants (or their respective Controlled Investment Affiliates or Immediate Family Members) that are, in each case, approved by the Borrower Representative in good faith;

(n) investments by any Permitted Holder in securities of Holdings, any Borrower or any Restricted Subsidiary (and payment of reasonable out-of-pocket expenses incurred by any such Permitted Holder in connection therewith) so long as (a) the investment is being offered generally to other investors on the same or more favorable terms and (b) the investment constitutes less than 5.0% of the proposed or outstanding issue amount of such class of securities;

(o) payments to or from, and transactions with, any joint venture in the ordinary course of business (including, without limitation, any cash management activities related thereto);

(p) payments by any Restricted Subsidiary, Holdings or any Parent Entity pursuant to tax sharing agreements among any Holdings Entity (and any Parent Entity) and its Subsidiaries; provided that in each case the amount of such payments in any fiscal year does not exceed the amount described in Section 7.06(b)(xii)(B);

(q) any lease entered into between Holdings, a Borrower or any Restricted Subsidiary, as lessee and any Affiliate of the Borrowers, as lessor, which is approved by a majority of the disinterested members of the board of directors of the Borrower Representative in good faith; and

(r) intellectual property licenses and sublicenses, product sales, and service agreements.

SECTION 7.09 Burdensome Agreements.

Enter into or permit to exist any Contractual Obligation (other than this Agreement or any other Loan Document) that prohibits, restricts, imposes any condition on or limits the ability of (a) any Restricted Subsidiary that is not a Loan Party to make Restricted Payments to (directly or indirectly) or to make or repay loans or advances to any Loan Party or to Guarantee the Obligations of any Loan Party under the Loan Documents or (b) any Loan Party to create, incur, assume or suffer to exist Liens on property of such Person for the benefit of the Lenders with respect to the Obligations under the Loan Documents; provided that the foregoing clauses (a) and (b) shall not apply to Contractual Obligations that:

(i) (x) exist on the Closing Date and (to the extent not otherwise permitted by this Section 7.09) are listed on Schedule 7.09 and (y) to the extent Contractual Obligations permitted by clause (x) are set forth in an agreement evidencing Indebtedness, are set forth in any agreement evidencing any permitted modification, replacement, renewal, extension or refinancing of such Indebtedness so long as such modification, replacement, renewal, extension or refinancing does not expand the scope of the restrictions described in the foregoing clauses (a) and (b) in such Contractual Obligation;

(ii) are binding on a Restricted Subsidiary at the time such Restricted Subsidiary first becomes a Restricted Subsidiary, so long as such Contractual Obligations were not entered into solely in contemplation of such Person becoming a Restricted Subsidiary;

(iii) represent Indebtedness of a Restricted Subsidiary that is not a Loan Party that is permitted by Section 7.03;

(iv) are restrictions that arise in connection with (including Indebtedness and other agreements entered into in connection therewith) (x) any Lien permitted by Section 7.01 and relate to the property subject to such Lien or (y) any Disposition permitted by Section 7.05 applicable pending such Disposition solely to the assets subject to such Disposition;

(v) are customary provisions in joint venture agreements and other similar agreements applicable to joint ventures permitted under Section 7.06 or, for the avoidance of doubt, constituting Permitted Investments, and applicable solely to such joint venture;

(vi) are negative pledges and restrictions on Liens in favor of any holder of Indebtedness permitted under Section 7.03 but solely to the extent any negative pledge relates to the property financed by or the subject of such Indebtedness and the proceeds and products thereof and, in the case of the Syndicated Facility Agreement (First Lien) and Credit Agreement Refinancing Indebtedness, permit the Liens securing the Obligations without restriction (subject to the Intercreditor Agreements);

(vii) are customary restrictions on leases, subleases, service agreements, product sales, licenses or asset sale agreements otherwise permitted hereby so long as such restrictions relate to the assets subject thereto;

(viii) are customary provisions restricting subletting or assignment of any lease governing a leasehold interest of Holdings, a Borrower or any Restricted Subsidiary;

(ix) are customary provisions restricting assignment of, or the creation of any Lien over, any agreement entered into in the ordinary course of business;

(x) are restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

(xi) are customary restrictions contained in the Syndicated Facility Agreement (First Lien), any Permitted Incremental Equivalent Debt and any Refinancing Indebtedness of any of the foregoing (to the extent such restrictions do not prohibit the Liens securing the Obligations);

(xii) arise in connection with cash or other deposits permitted under Section 7.01 or the definition of “Permitted Investments”;

(xiii) are restrictions imposed under arrangements entered into between an Unrestricted Subsidiary and a third party;

(xiv) comprise restrictions imposed by any agreement governing Indebtedness entered into after the Closing Date and permitted under Section 7.03 that are, taken as a whole, in the good faith judgment of the Borrower Representative, no more restrictive with respect to Holdings, any Borrower or any Restricted Subsidiary than customary market terms for Indebtedness of such type (and, in any event, are no more restrictive than the restrictions contained in this Agreement), so long as the Borrower Representative shall have determined in good faith that such restrictions will not affect their obligation or ability to make any payments required hereunder; or

(xv) comprise restrictions described in clause (b) above to the extent such restrictions are contemplated by the Guarantee and Security Principles.

SECTION 7.10 [Reserved].

SECTION 7.11 Accounting Changes. Make any change in fiscal year; provided, however, that Holdings may, upon written notice from the Borrower Representative to the Administrative Agent, change its fiscal year to a fiscal year ending on or about December 31, in which case, the Borrower Representative and the Administrative Agent will, and are hereby authorized by the Lenders to, make any adjustments to this Agreement that are necessary to reflect such change in fiscal year.

SECTION 7.12 Modification of Terms of Junior Financing.

Amend, modify or change in any manner materially adverse to the interests of the Lenders, as determined in good faith by the Borrower Representative, any term or condition of any Junior Financing Documentation in respect of any Junior Financing having an aggregate outstanding principal amount greater than the Threshold Amount (other than as a result of any Refinancing Indebtedness in respect thereof) without the consent of the Administrative Agent (which consent shall not be unreasonably withheld or delayed); provided, however, that no amendment, modification or change of any term or condition of any Junior Financing Documentation permitted by any Intercreditor Agreement in respect thereof shall be deemed to be materially adverse to the interests of the Lenders.

SECTION 7.13 [Reserved].

ARTICLE VIII

Events of Default and Remedies

SECTION 8.01 Events of Default. Each of the events referred to in clauses (a) through (l) of this Section 8.01 shall constitute an “Event of Default”:

(a) Non-Payment. The Borrowers fail to pay (i) when and as required to be paid herein, any amount of principal of any Loan, or (ii) within five (5) Business Days after the same becomes due, any interest on any Loan or any other amount payable hereunder or with respect to any other Loan Document; or

(b) Specific Covenants. Holdings, the Borrowers or any Restricted Subsidiary fails to perform or observe any term, covenant or agreement contained in any of Section 6.03(a) or Section 6.05 (solely with respect to a Borrower) or Article VII; or

(c) Other Defaults. Any Loan Party fails to perform or observe any other covenant or agreement (not specified in Section 8.01(a) or (b) above) contained in any Loan Document on its part to be performed or observed and such failure continues for thirty (30) days after receipt by the Borrower Representative of written notice thereof from the Administrative Agent; or

(d) Representations and Warranties. Any representation or warranty made or deemed made by any Loan Party herein, in any other Loan Document, or in any document required to be delivered in connection herewith or therewith shall be untrue in any material respect when made or deemed made; or

(e) Cross-Default. Any Loan Party or any Restricted Subsidiary (A) fails to make any payment beyond the applicable grace period, if any, whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise, in respect of any Indebtedness (other than Indebtedness hereunder) having an aggregate outstanding principal amount (individually or in the aggregate with all other Indebtedness as to which such a failure shall exist) of not less than the Threshold Amount, or (B) fails to observe or perform any other agreement or condition relating to any such Indebtedness, or any other event occurs (other than, with respect to Indebtedness consisting of Hedging Obligations, termination events or equivalent events pursuant to the terms of such Hedging Obligations and not as a result of any default thereunder by any Loan Party), the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity; provided that such failure is unremedied and is not waived by the holders of such Indebtedness prior to any termination of the Commitments or acceleration of the Loans pursuant to Section 8.02; provided, further, that this clause (e)(B) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness, if such sale or transfer is permitted hereunder and under the documents providing for such Indebtedness; and provided, further, that no such event under any Senior Priority Debt Facility (as defined in the First Lien/Second Lien Intercreditor Agreement) shall constitute an Event of Default under this clause (e) until the acceleration of the Indebtedness under such Senior Priority Debt Facility; or

(f) Insolvency Proceedings, Etc. Any Borrower, Holdings Entity or Restricted Subsidiary that is a Material Subsidiary institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator, administrator, administrative receiver, Australian Controller or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator, administrator, administrative receiver, Australian Controller or similar officer is appointed without the application or consent of such Person and (except in the case of an administrator appointed by the directors of an Australian Loan Party) the appointment continues undischarged or unstayed for sixty (60) calendar days (or twenty-one (21) calendar days with respect to any English Loan Party or Restricted Subsidiary that is a

Material Subsidiary organized under the laws of England and Wales); or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for sixty (60) calendar days (or twenty-one (21) calendar days with respect to any English Loan Party or Restricted Subsidiary that is a Material Subsidiary organized under the laws of England and Wales), or an order for relief is entered in any such proceeding; or

(g) Judgments. There is entered against any Loan Party or any Restricted Subsidiary a final judgment and order for the payment of money in an aggregate amount exceeding the Threshold Amount (to the extent not covered by independent third-party insurance as to which the insurer has been notified of such judgment or order and has not denied coverage thereof) and such judgment or order shall not have been satisfied, vacated, discharged or stayed or bonded pending an appeal for a period of sixty (60) consecutive days; or

(h) ERISA. (i) An ERISA Event which has resulted or would reasonably be expected to result in a Material Adverse Effect or (ii) with respect to a Foreign Plan, a termination or withdrawal by any Loan Party that would reasonably be expected to result in a Material Adverse Effect; or

(i) Invalidity of Loan Documents. Any material provision of any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder (including as a result of a transaction permitted under Section 7.04 or Section 7.05 or as a result of acts or omissions by an Agent or any Lender hereunder) or the satisfaction in full of all the Obligations (other than (i) Hedging Obligations in respect of any Secured Hedge Agreements, (ii) Cash Management Obligations in respect of any Secured Cash Management Agreements and (iii) any contingent obligations not then due ceases to be in full force and effect or any Loan Party contests in writing the validity or enforceability of any provision of any Loan Document; or any Loan Party denies in writing that it has any or further liability or obligation under any Loan Document (other than as a result of repayment in full of the Obligations (other than (i) Hedging Obligations in respect of any Secured Hedge Agreements, (ii) Cash Management Obligations in respect of any Secured Cash Management Agreements, and (iii) any contingent obligations not then due)), or purports in writing to revoke or rescind any Loan Document; or

(j) Collateral Documents. (i) Any Collateral Document after delivery thereof pursuant to Section 4.01, Section 6.11 or Section 6.13 shall for any reason (other than pursuant to the terms hereof or thereof including as a result of a transaction not prohibited under the Loan Documents) cease to create, or any Lien purported to be created by any Collateral Document shall be asserted in writing by any Loan Party not to be, a valid and perfected Lien with the priority required by the Collateral Document on and security interest in any material portion of the Collateral purported to be covered thereby, subject to Liens permitted under Section 7.01, except to the extent that any such loss of perfection or priority is not required pursuant to the Guarantee and Security Principles, the Collateral and Guarantee Requirement or results from the failure of the Administrative Agent or the Collateral Agent or its agent, designee or bailee in accordance with the terms of the First Lien/Second Lien Intercreditor Agreement and/or any Customary Intercreditor Agreement to maintain possession or control of Collateral actually delivered to it and pledged under the Collateral Documents or to file Uniform Commercial Code amendments relating to a Loan Party’s change of name or jurisdiction of formation (solely to the extent that the Borrower Representative provides the Collateral Agent written notice thereof in accordance with the Loan Documents, and the Collateral Agent and the Borrower Representative have agreed that the Collateral Agent will be responsible for filing such amendments) and continuation statements and except as to Collateral consisting of real property to the extent that such losses are covered by a lender’s title insurance policy and such insurer has not denied coverage, or (ii) any of the Equity Interests of the Borrowers ceasing to be pledged pursuant to a Security Agreement (other than pursuant to the terms hereof, including as a result of a transaction not prohibited under the Loan Documents, or pursuant to the terms of any Collateral Document) free of Liens other than Permitted Liens;

(k) Change of Control. There occurs any Change of Control; or

(l) Declared Company. Any Loan Party is declared by the Minister of Finance of Singapore to be a company to which Part IX of the Singapore Companies Act applies.

SECTION 8.02 Remedies upon Event of Default. If any Event of Default occurs and is continuing, the Administrative Agent may with the consent of the Required Lenders and shall, at the request of the Required Lenders, take any or all of the following actions:

(a) declare Commitments of each to be terminated, whereupon such Commitments and such obligation shall be terminated;

(b) declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrowers; and

(c) exercise on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Loan Documents or applicable Law;

provided that upon the occurrence of an actual or deemed entry of an order for relief with respect to any of the Borrowers under Title 11 of the United States Code entitled “Bankruptcy,” as now or hereafter in effect, or any successor thereto (the “Bankruptcy Code”), the Commitments of each Lender, shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable in each case without further act of the Administrative Agent or any Lender.

SECTION 8.03 Application of Funds. After the exercise of remedies provided for in Section 8.02 (or after the Loans have automatically become immediately due and payable), subject to the First Lien/Second Lien Intercreditor Agreement any amounts received on account of the Obligations shall be applied by the Administrative Agent in the following order:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (other than principal and interest, but including Attorney Costs payable under Section 10.04 and amounts payable under Article III) payable to the Administrative Agent in its capacity as such;

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest, but including Attorney Costs payable under Section 10.04 and amounts payable under Article III) payable to the Lenders, ratably among them in proportion to the amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Loans, ratably among the Lenders in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans, the Obligations under Secured Hedge Agreements and Cash Management Obligations, ratably among the Secured Parties in proportion to the respective amounts described in this clause Fourth held by them;

Fifth, to the payment of all other Obligations of the Loan Parties that are due and payable to the Administrative Agent and the other Secured Parties on such date, ratably based upon the respective aggregate amounts of all such Obligations owing to the Administrative Agent and the other Secured Parties on such date; and

Last, the balance, if any, after all of the Obligations have been paid in full, to the Borrowers or as otherwise required by Law.

provided, however, that for the avoidance of doubt, in no event shall any amounts received from any non-Qualified ECP Guarantor be applied to any Excluded Swap Obligations.

ARTICLE IX

Administrative Agent and Other Agents

SECTION 9.01 Appointment and Authorization of the Administrative Agent.

(a) Each Lender hereby irrevocably appoints UBS AG, Stamford Branch, to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article IX (other than Section 9.09, Section 9.10, Section 9.11, Section 9.12 and Section 9.16) are solely for the benefit of the Administrative Agent, the Lenders and the Borrowers shall not have rights as a third party beneficiary of any such provision.

(b) The Collateral Agent shall also act as the “collateral agent” under the Loan Documents, and each of the Lenders (including in its capacities as a Lender and a potential Hedge Bank and/or Cash Management Bank) hereby irrevocably appoints and authorizes the Collateral Agent to act as the agent of (and to hold any security interest created by the Collateral Documents for and on behalf of or in trust for) such Lender for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Obligations, together with such powers and discretion as are reasonably incidental thereto. In this connection, the Collateral Agent (and any co-agents, sub-agents and attorneys-in-fact appointed by the Administrative Agent pursuant to Section 9.05 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents, or for exercising any rights and remedies thereunder at the direction of the Administrative Agent), shall be entitled to the benefits of all provisions of this Article IX (including Section 9.07, as though such co-agents, sub-agents and attorneys-in-fact were the “collateral agent” under the Loan Documents) as if set forth in full herein with respect thereto. Without limiting the generality of the foregoing, the Lenders hereby expressly authorize the Collateral Agent to execute any and all documents (including releases) with respect to the Collateral and the rights of the Secured Parties with respect thereto (including any Intercreditor Agreement), as contemplated by and in accordance with the provisions of this Agreement and the Collateral Documents and acknowledge and agree that any such action by any Agent shall bind the Lenders.

SECTION 9.02 Rights as a Lender. Any Person serving as an Agent (including as Administrative Agent) hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not an Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include each Person serving as an Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrowers, Holdings, any Subsidiary of Holdings or other Affiliate of the Borrowers or Holdings as if such Person were not an Agent hereunder and without any duty to account therefor to the Lenders. The Lenders acknowledge that, pursuant to such activities, any Agent or its Affiliates may receive information regarding any Loan Party or any of its Affiliates (including information that may be subject to confidentiality obligations in favor of such Loan Party or such Affiliate) and acknowledge that no Agent shall be under any obligation to provide such information to them.

SECTION 9.03 Exculpatory Provisions. Neither the Administrative Agent nor any other Agent shall have any duties or responsibilities except those expressly set forth in this Agreement and in the other Loan Documents. Without limiting the generality of the foregoing, an Agent (including the Administrative Agent) and an Arranger:

(a) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing and without limiting the generality of the foregoing, the use of the term “agent” herein and in the other Loan Documents with reference to any Agent or Arranger is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law and instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties;

(b) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that such Agent or Arranger is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that no Agent shall be required to take any action that, in its opinion or the opinion of its counsel, may expose such Agent or Arranger to liability or that is contrary to any Loan Document or applicable law; and

(c) shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrowers or any of their Affiliates that is communicated to or obtained by any Person serving as an Agent, Arranger or any of their Affiliates in any capacity.

Neither the Administrative Agent nor any of its Related Persons shall be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Section 10.01 and Section 8.02) or (ii) in the absence of its own gross negligence or willful misconduct as determined by the final and non-appealable judgment of a court of competent jurisdiction, in connection with its duties expressly set forth herein. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent by the Borrower Representative or a Lender.

No Agent-Related Person shall be responsible for or have any duty to ascertain or inquire into any (i) recital, statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or the creation, perfection or priority of any Lien purported to be created by the Collateral Documents, (v) the value or the sufficiency of any Collateral, or (vi) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent, or to inspect the properties, books or records of any Loan Party or any Affiliate thereof. The duties of the Administrative Agent shall be mechanical and administrative in nature; the Administrative Agent shall not have by reason of this Agreement or any other Loan Document a fiduciary relationship in respect of any Lender or the holder of any Note; and nothing in this Agreement or in any other Loan Document, expressed or implied, is intended to or shall be so construed as to impose upon the Administrative Agent any obligations in respect of this Agreement or any other Loan Document except as expressly set forth herein or therein.

Notwithstanding any other provision of this Agreement or any provision of any other Loan Document, each Arranger is named as such for recognition purposes only, and in its capacity as such shall have no powers, duties, responsibilities or liabilities with respect to this Agreement or the other Loan Documents or the transactions contemplated hereby and thereby; it being understood and agreed that each Arranger shall be entitled to all indemnification and reimbursement rights in favor of the Administrative Agent as, and to the extent, provided for under Section 10.05. Without limitation of the foregoing, each Arranger shall not, solely by reason of this Agreement or any other Loan Documents, have any fiduciary relationship in respect of any Lender or any other Person.

Notwithstanding the foregoing, the Administrative Agent shall not be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions of this Agreement relating to Disqualified Institutions. Without limiting the generality of the foregoing, the Administrative Agent shall not (x) be obligated to ascertain, monitor or inquire as to whether any Lender or Participant or prospective Lender or Participant is a Disqualified Institution or (y) have any liability with respect to or arising out of any assignment or participation sold to a Person that is a Disqualified Institution.

SECTION 9.04 Lack of Reliance on the Administrative Agent. Independently and without reliance upon the Administrative Agent, each Lender and the holder of each Note, to the extent it deems appropriate, has made and shall continue to make (i) its own independent investigation of the financial condition and affairs of the Holdings Entities, the Borrowers and the Restricted Subsidiaries in connection with the making and the continuance of the Loans and the taking or not taking of any action in connection herewith and (ii) its own appraisal of the creditworthiness of the Holdings Entities, the Borrowers and the Restricted Subsidiaries and, except as expressly provided in this Agreement, the Administrative Agent shall not have any duty or responsibility, either initially or on a continuing basis, to provide any Lender or the holder of any Note with any credit or other information with respect thereto, whether coming into its possession before the making of the Loans or at any time or times thereafter. The Administrative Agent shall not be responsible to any Lender or the holder of any Note for any recitals, statements, information, representations or warranties herein or in any document, certificate or other writing delivered in connection herewith or for the execution, effectiveness, genuineness, validity, enforceability, perfection, collectability, priority or sufficiency of this Agreement or any other Loan Document or the financial condition of the Holdings Entities, the Borrowers or any of the Restricted Subsidiaries or be required to make any inquiry concerning either the performance or observance of any of the terms, provisions or conditions of this Agreement or any other Loan Document, or the financial condition of the Holdings Entities, the Borrowers or any of the Restricted Subsidiaries or the existence or possible existence of any Default or Event of Default.

SECTION 9.05 Certain Rights of the Administrative Agent. If the Administrative Agent requests instructions from the Required Lenders with respect to any act or action (including failure to act) in connection with this Agreement or any other Loan Document, the Administrative Agent shall be entitled to refrain from such act or taking such action unless and until the Administrative Agent shall have received instructions from the Required Lenders; and the Administrative Agent shall not incur liability to any Lender by reason of so refraining. Without limiting the foregoing, neither any Lender nor the holder of any Note shall have any right of action whatsoever against the Administrative Agent as a result of the Administrative Agent acting or refraining from acting hereunder or under any other Loan Document in accordance with the instructions of the Required Lenders.

SECTION 9.06 Reliance by the Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall be fully protected in relying upon, any note, writing, resolution, notice, statement, certificate, telex, teletype or facsimile message, cablegram, radiogram, order or other document (including any electronic message, internet website posting or other distribution) or telephone message signed, sent or made by any Person that the Administrative Agent believed to be the proper Person, and, with respect to all legal matters pertaining to this Agreement and any other Loan Document and its duties hereunder and thereunder, upon advice of counsel selected by the Administrative Agent. In determining compliance with any condition hereunder to the making of a Loan that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Loan. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrowers), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

SECTION 9.07 Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Documents by or through any one or more sub agents or sub trustees appointed by the Administrative Agent. The Administrative Agent and any such sub agent or sub trustee may perform any and all of its duties and exercise its rights and powers by or through their respective Agent-Related Persons. The exculpatory provisions of this Article shall apply to any such sub agent and to the Agent-Related Persons of the Administrative Agent and any such sub agent or sub trustee, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

SECTION 9.08 Indemnification. Whether or not the transactions contemplated hereby are consummated, to the extent the Administrative Agent or any other Agent-Related Person (solely to the extent any such Agent-Related Person was performing services on behalf of the Administrative Agent) is not reimbursed and indemnified by the Borrowers, the Lenders will reimburse and indemnify the Administrative Agent or any other Agent-Related Person (solely to the extent any such Agent-Related Person was performing services on behalf of the Administrative Agent) in proportion to their respective “percentage” as used in determining the Required Lenders for and against any and all liabilities, obligations, losses, damages, penalties, claims, actions, judgments, costs, expenses or disbursements of whatsoever kind or nature which may be imposed on, asserted against or incurred by the Administrative Agent or any other Agent-Related Person (solely to the extent any such Agent-Related Person was performing services on behalf of the Administrative Agent) in performing its duties hereunder or under any other Loan Document or in any way relating to or arising out of this Agreement or any other Loan Document; provided that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, claims, actions, judgments, suits, costs, expenses or disbursements resulting from the Administrative Agent’s or any other Agent-Related Person’s gross negligence, bad faith or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable decision). In the case of any investigation, litigation or proceeding giving rise to any Indemnified Liabilities, this Section 9.08 applies whether any such investigation, litigation or proceeding is brought by any Lender or any other Person. Without limitation of the foregoing, each Lender shall reimburse the Administrative Agent upon demand for its ratable share of any costs or out-of-pocket expenses (including Attorney Costs) incurred by the Administrative Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Loan Document, or any document contemplated by or referred to herein, to the extent that the Administrative Agent is not reimbursed for such expenses by or on behalf of the Borrowers, provided that such reimbursement by the Lenders shall not affect the Borrowers’ continuing reimbursement obligations with respect thereto, provided, further, that the failure of any Lender to indemnify or reimburse the Administrative Agent shall not relieve any other Lender of its obligation in respect thereof. The undertaking in this Section 9.08 shall survive termination of the Aggregate Commitments, the payment of all other Obligations and the resignation of the Administrative Agent.

SECTION 9.09 The Administrative Agent in Its Individual Capacity. With respect to its obligation to make Loans under this Agreement, the Administrative Agent shall have the rights and powers specified herein for a “Lender” and may exercise the same rights and powers as though it were not performing the duties specified herein; and the term “Lender,” “Required Lenders” or any similar terms shall, unless the context clearly indicates otherwise, include the Administrative Agent in its respective individual capacities. The Administrative Agent and its affiliates may accept deposits from, lend money to, and generally engage in any kind of banking, investment banking, trust or other business with, or provide debt financing, equity capital or other services (including financial advisory services) to any Loan Party or any Affiliate of any Loan Party (or any Person engaged in a similar business with any Loan Party or any Affiliate thereof) as if they were not performing the duties specified herein, and may accept fees and other consideration from any Loan Party or any Affiliate of any Loan Party for services in connection with this Agreement and otherwise without having to account for the same to the Lenders. The Lenders acknowledge that, pursuant to such activities, any Agent or its Affiliates may receive information regarding any Loan Party or any of its Affiliates (including information that may be subject to confidentiality obligations in favor of such Loan Party or such Affiliate) and acknowledge that no Agent shall be under any obligation to provide such information to them.

SECTION 9.10 Holders. The Administrative Agent may deem and treat the payee of any Note as the owner thereof for all purposes hereof unless and until a written notice of the assignment, transfer or endorsement thereof, as the case may be, shall have been filed with the Administrative Agent. Any request, authority or consent of any Person who, at the time of making such request or giving such authority or consent, is the holder of any Note shall be conclusive and binding on any subsequent holder, transferee, assignee or endorsee, as the case may be, of such Note or of any Note or Notes issued in exchange therefor.

SECTION 9.11 Resignation by the Administrative Agent. The Administrative Agent may resign from the performance of all its respective functions and duties hereunder and/or under the other Loan Documents at any time by giving 30 Business Days prior written notice to the Lenders and the Borrower Representative. If the Administrative Agent is in material breach of its obligations hereunder as Administrative Agent, then the Administrative Agent may be removed as the Administrative Agent at the reasonable request of the Required Lenders. Such resignation or removal shall take effect upon the appointment of a successor Administrative Agent as provided below.

Upon any such notice of resignation by, or notice of removal of, the Administrative Agent, the Required Lenders shall appoint a successor Administrative Agent hereunder or thereunder who shall be a commercial bank or trust company reasonably acceptable to the Borrower Representative, which acceptance shall not be unreasonably withheld or delayed (provided that the Borrower Representative’s approval shall not be required if an Event of Default under Section 8.01(a) or, solely with respect to the Borrower Representative, Section 8.01(f) has occurred and is continuing).

If a successor Administrative Agent shall not have been so appointed within such 30 Business Day period, the Administrative Agent, with the consent of the Borrower Representative (which consent shall not be unreasonably withheld or delayed, provided that the Borrower Representative’s consent shall not be required if an Event of Default under Section 8.01(a) or, solely with respect to the Borrower Representative, Section 8.01(f) has occurred and is continuing), shall then appoint a successor Administrative Agent who shall serve as Administrative Agent hereunder or thereunder until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided above.

If no successor Administrative Agent has been appointed pursuant to the foregoing by the 35th Business Day after the date such notice of resignation was given by the Administrative Agent or such notice of removal was given by the Required Lenders or the Borrower Representative, as applicable, the Administrative Agent’s resignation shall nonetheless become effective and the Required Lenders shall thereafter perform all the duties of the Administrative Agent hereunder and/or under any other Loan Document until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided above. The retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders under any of the Loan Documents, the retiring Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this Section 9.11.

Upon the acceptance of a successor’s appointment as Administrative Agent hereunder and upon the execution and filing or recording of such financing statements, or amendments thereto, and such amendments or supplements to the Mortgages, and such other instruments or notices, as may be necessary or desirable, or as the Required Lenders may request, in order to (i) continue the perfection of the Liens granted or purported to be granted by the Collateral Documents or (ii) otherwise ensure that the Collateral and Guarantee Requirement is satisfied, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section 9.11).

The fees payable by the Borrowers to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower Representative and such successor. After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article and Section 10.04 and Section 10.05 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Agent-Related Persons in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

Upon a resignation of the Administrative Agent pursuant to this Section 9.11, the Administrative Agent (i) shall continue to be subject to Section 10.08 and (ii) shall remain indemnified to the extent provided in this Agreement and the other Loan Documents and the provisions of this Article IX (and the analogous provisions of the other Loan Documents) shall continue in effect for the benefit of the Administrative Agent for all of its actions and inactions while serving as the Administrative Agent.

SECTION 9.12 Collateral Matters. Each Lender (including in its capacities as a potential Cash Management Bank and a potential Hedge Bank) irrevocably authorizes and directs the Collateral Agent to take the actions to be taken by them as set forth in Section 10.24. In each case as specified in this Section 9.12, the applicable Agent will (and each Lender irrevocably authorizes the applicable Agent to), at the Borrowers’ expense, execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to evidence the release or subordination of such item of Collateral from the assignment and security interest granted under the Collateral Documents, or to evidence the release of such Guarantor from its obligations under the Guaranty, in each case in accordance with the terms of the Loan Documents and Section 10.24. Upon request by the

Administrative Agent at any time, the Lenders will confirm in writing the Collateral Agent’s authority to release particular types or items of Collateral pursuant to this Section 9.12; provided that such confirmation shall not delay the effectiveness of any release of Collateral made pursuant to Section 10.25.

Each Lender hereby agrees, and each holder of any Note by the acceptance thereof will be deemed to agree, that, except as otherwise set forth herein, any action taken by the Required Lenders in accordance with the provisions of this Agreement or the Collateral Documents, and the exercise by the Required Lenders of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all of the Lenders. The Collateral Agent is hereby authorized on behalf of all of the Lenders, without the necessity of any notice to or further consent from any Lender, from time to time prior to an Event of Default, to take any action with respect to any Collateral or Collateral Documents which may be necessary to perfect and maintain perfected the security interest in and liens upon the Collateral granted pursuant to the Collateral Documents. The Collateral Agent shall have no obligation whatsoever to the Lenders or to any other Person to assure that the Collateral exists or is owned by any Loan Party or is cared for, protected or insured or that the Liens granted to the Collateral Agent herein or pursuant hereto have been properly or sufficiently or lawfully created, perfected, protected or enforced or are entitled to any particular priority, or to exercise or to continue exercising at all or in any manner or under any duty of care, disclosure or fidelity any of the rights, authorities and powers granted or available to the Collateral Agent in this Section 9.12, Section 10.24 or in any of the Collateral Documents, it being understood and agreed that in respect of the Collateral, or any act, omission or event related thereto, the Collateral Agent may act in any manner it may deem appropriate, in its sole discretion, given the Collateral Agent’s own interest in the Collateral as one of the Lenders and that the Collateral Agent shall have no duty or liability whatsoever to the Lenders, except for its gross negligence, bad faith or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable decision).

SECTION 9.13 Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Documents by or through any one or more sub agents appointed by the Administrative Agent. The Administrative Agent and any such sub agent may perform any and all of its duties and exercise its rights and powers by or through their respective Agent-Related Persons. The exculpatory provisions of this Article shall apply to any such sub agent and to the Agent-Related Persons of the Administrative Agent and any such sub agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

SECTION 9.14 Administrative Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrowers) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Section 2.07 and Section 10.04) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Agents and their respective agents and counsel, and any other amounts due the Administrative Agent under Section 2.07 and Section 10.04.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

The Secured Parties hereby irrevocably authorize the Administrative Agent, at the direction of the Required Lenders, to credit bid all or any portion of the Obligations (including accepting some or all of the Collateral in satisfaction of some or all of the Obligations pursuant to a deed in lieu of foreclosure or otherwise), if an Event of Default has occurred and is continuing, and in such manner purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral (a) at any sale thereof conducted under the provisions of the Bankruptcy Code of the United States, including under Sections 363, 1123 or 1129 of the Bankruptcy Code of the United States, or any similar Laws in any other jurisdictions to which a Loan Party is subject, (b) at any other sale or foreclosure or acceptance of collateral in lieu of debt conducted by (or with the consent or at the direction of) the Administrative Agent (whether by judicial action or otherwise), in each case, in accordance with and subject to applicable Law. In connection with any such credit bid and purchase, the Obligations owed to the Secured Parties shall be entitled to be, and shall be, credit bid on a ratable basis in the asset or assets so purchased (or in the Equity Interests or debt instruments of the acquisition vehicle or vehicles that are used to consummate such purchase) in accordance with and subject to applicable law. In connection with any such bid (i) the Administrative Agent shall be authorized to form one or more acquisition vehicles to make a bid, (ii) the Administrative Agent shall be authorized to adopt documents providing for the governance of the acquisition vehicle or vehicles (provided that any actions by the Administrative Agent with respect to such acquisition vehicle or vehicles, including any disposition of the assets or Equity Interests thereof shall be governed, by the vote of the Required Lenders, irrespective of the termination of this Agreement and without giving effect to the limitations on actions by the Required Lenders contained in clauses (a) through (l) of Section 10.01 of this Agreement, (iii) the Administrative Agent shall be authorized to assign the relevant Obligations to any such acquisition vehicle pro rata by the Lenders, as a result of which each of the Lenders shall be deemed to have received a pro rata portion of any Equity Interests and/or debt instruments issued by such an acquisition vehicle on account of the assignment of the Obligations to be credit bid, all without the need for any Secured Party or acquisition vehicle to take any further action, and (iv) to the extent that Obligations that are assigned to an acquisition vehicle are not used to acquire Collateral for any reason (whether as a result of another bid being higher or better, because the amount of Obligations assigned to the acquisition vehicle exceeds the amount of debt credit bid by the acquisition vehicle or otherwise), such Obligations shall automatically be reassigned to the Lenders pro rata and the Equity Interests and/or debt instruments issued by any acquisition vehicle on account of such Obligations that had been assigned to the acquisition vehicle shall automatically be cancelled, without the need for any Secured Party or any acquisition vehicle to take any further action. The Secured Parties hereby authorize the Administrative Agent to execute and deliver any instruments or documents necessary or desirable to evidence and confirm the release, satisfaction or assignment of any Collateral or Obligations pursuant to the foregoing sentences of this paragraph, all without further consent or joinder of any Secured Party. Notwithstanding anything to the contrary in the Loan Documents, each Secured Party agrees that no Secured Party shall have any right individually to foreclose upon all or any portion of the Collateral or credit bid all or any portion of the Obligations, all of which powers, rights and remedies may be exercised solely by the Administrative Agent in accordance with the Loan Documents.

SECTION 9.15 Appointment of Supplemental Administrative Agents.

(a) It is the purpose of this Agreement and the other Loan Documents that there shall be no violation of any Law of any jurisdiction denying or restricting the right of banking corporations or associations to transact business as agent or trustee in such jurisdiction. It is recognized that in case of litigation under this Agreement or any of the other Loan Documents, and in particular in case of the enforcement of any of the Loan Documents, or in case the Administrative Agent deems that by reason of any present or future Law of any jurisdiction it may not exercise any of the rights, powers or remedies granted herein or in any of the other Loan Documents or take any other action which may be desirable or necessary in connection therewith, the Administrative Agent is hereby authorized to appoint an additional individual or institution selected by the Administrative Agent in its sole discretion as a separate trustee, co-trustee, administrative agent, collateral agent, administrative sub-agent or administrative co-agent (any such additional individual or institution being referred to herein individually as a “Supplemental Administrative Agent” and collectively as “Supplemental Administrative Agents”).

(b) In the event that the Administrative Agent appoints a Supplemental Administrative Agent with respect to any Collateral, (i) each and every right, power, privilege or duty expressed or intended by this Agreement or any of the other Loan Documents to be exercised by or vested in or conveyed to the Administrative Agent with respect to such Collateral shall be exercisable by and vest in such Supplemental Administrative Agent to the extent, and only to the extent, necessary to enable such Supplemental Administrative Agent to exercise such rights, powers and privileges with respect to such Collateral and to perform such duties with respect to such Collateral, and every covenant and obligation contained in the Loan Documents and necessary to the exercise or performance thereof by such Supplemental Administrative Agent shall run to and be enforceable by either the Administrative Agent or such Supplemental Administrative Agent, and (ii) the provisions of this Article IX and of Section 10.04and Section 10.05 that refer to the Administrative Agent shall inure to the benefit of such Supplemental Administrative Agent and all references therein to the Administrative Agent shall be deemed to be references to the Administrative Agent and/or such Supplemental Administrative Agent, as the context may require.

(c) Should any instrument in writing from any Loan Party be reasonably required by any Supplemental Administrative Agent so appointed by the Administrative Agent for more fully and certainly vesting in and confirming to him or it such rights, powers, privileges and duties, the Borrower Representative shall, or shall cause such Loan Party to, execute, acknowledge and deliver any and all such instruments reasonably acceptable to it promptly upon request by the Administrative Agent. In case any Supplemental Administrative Agent, or a successor thereto, shall die, become incapable of acting, resign or be removed, all the rights, powers, privileges and duties of such Supplemental Administrative Agent, to the extent permitted by Law, shall vest in and be exercised by the Administrative Agent until the appointment of a new Supplemental Administrative Agent.

SECTION 9.16 Intercreditor Agreements. The Administrative Agent and Collateral Agent are hereby authorized to enter into any Intercreditor Agreement to the extent contemplated by the terms hereof, and the parties hereto acknowledge that such Intercreditor Agreement is binding upon them. Each Lender (a) hereby agrees that it will be bound by and will take no actions contrary to the provisions of the Intercreditor Agreements, (b) hereby authorizes and instructs the Administrative Agent and Collateral Agent to enter into the Intercreditor Agreements and to subject the Liens on the Collateral securing the Obligations to the provisions thereof and (c) without any further consent of the Lenders, hereby authorizes and instructs the Administrative Agent and the Collateral Agent to negotiate, execute and deliver on behalf of the Secured Parties any intercreditor agreement or any amendment (or amendment and restatement) to the Collateral Documents or a Customary Intercreditor Agreement to effect the provisions contemplated by clause (ii) of the definition of “Permitted Liens.” In addition, each Lender hereby authorizes the Administrative Agent and the Collateral Agent to enter into (i) any amendments to any Intercreditor Agreements, and (ii) any other intercreditor arrangements, in the case of clauses (i), and (ii) to the extent required to give effect to the establishment of intercreditor rights and privileges as contemplated and required or permitted by Section 7.01 of this Agreement. Each Lender acknowledges and agrees that any of the Administrative Agent and Collateral Agent (or one or more of their respective Affiliates) may (but are not obligated to) act as the “Senior Representative” or like term for the holders of Credit Agreement Refinancing Indebtedness under the Security Agreements with respect thereto and/or under the First Lien/Second Lien Intercreditor Agreement or any Customary Intercreditor Agreement. Each Lender waives any conflict of interest, now contemplated or arising hereafter, in connection therewith and agrees not to assert against any Agent or any of its affiliates any claims, causes of action, damages or liabilities of whatever kind or nature relating thereto.

SECTION 9.17 Secured Cash Management Agreements and Secured Hedge Agreements. Except as otherwise expressly set forth herein or in any Guaranty or any Collateral Document, no Cash Management Bank or Hedge Bank that obtains the benefits of Section 8.03, any Guaranty or any Collateral by virtue of the provisions hereof or of any Guaranty or any Collateral Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents. Notwithstanding any other provision of this Article IX to the contrary, the Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Obligations arising under Secured Cash Management Agreements and Secured Hedge Agreements unless the Administrative Agent has received written notice of such

Obligations, together with such supporting documentation as the Administrative Agent may request, from the applicable Cash Management Bank or Hedge Bank, as the case may be.

SECTION 9.18 Withholding Tax. To the extent required by any applicable Laws, the Administrative Agent may withhold from any payment to any Lender an amount equivalent to any applicable withholding Tax. Without limiting or expanding the provisions of Section 3.01, each Lender shall indemnify and hold harmless the Administrative Agent against, and shall make payable in respect thereof within 10 days after demand therefor, any and all Taxes and any and all related losses, claims, liabilities and expenses (including fees, charges and disbursements of any counsel for the Administrative Agent) incurred by or asserted against the Administrative Agent by the IRS or any other Governmental Authority as a result of the failure of the Administrative Agent to properly withhold Tax from amounts paid to or for the account of such Lender for any reason (including, without limitation, because the appropriate form was not delivered or not properly executed, or because such Lender failed to notify the Administrative Agent of a change in circumstance that rendered the exemption from, or reduction of withholding Tax ineffective). A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any other Loan Document against any amount due the Administrative Agent under this Section 9.18. For the avoidance of doubt nothing in this Section 9.18 shall expand or limit the obligations of the Loan Parties under Section 3.01. The agreements in this Section 9.18 shall survive the resignation and/or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all other Obligations.

ARTICLE X

Miscellaneous

SECTION 10.01 Amendments, Etc. Except as otherwise set forth in this Agreement, no amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Borrower Representative or any other Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders (other than with respect to any amendment or waiver contemplated in clauses (g) below, which to the extent permitted by Section 2.12 shall only require the consent of the Required Facility Lenders under the applicable Facility or Facilities, as applicable) (or by the Administrative Agent with the consent of the Required Lenders) and the Borrower Representative or the applicable Loan Party, as the case may be, and acknowledged by the Administrative Agent, and the Administrative Agent hereby agrees to acknowledge any such waiver, consent or amendment that otherwise satisfies the requirements of this Section 10.01 as promptly as possible, however, to the extent the final form of such waiver, consent or amendment has been delivered to the Administrative Agent at least one Business Day prior to the proposed effectiveness of the consents by the Lenders party thereto, the Administrative Agent shall acknowledge such waiver, consent or amendment (i) immediately, in the case of any amendment which does not require the consent of any existing Lender under this Agreement or (ii) otherwise, within two hours of the time copies of the Required Lender consents or other applicable Lender consents required by this Section 10.01 have been provided to the Administrative Agent; and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, that no such amendment, waiver or consent shall:

(a) extend or increase the Commitment of any Lender without the written consent of such Lender (it being understood that a waiver of any condition precedent set forth in Section 4.01 or the waiver of any Default, mandatory prepayment or mandatory reduction of the Commitments shall not constitute an extension or increase of any Commitment of any Lender);

(b) postpone any date scheduled for, or reduce the amount of, any payment of principal or interest under Section 2.05 or Section 2.06 (other than pursuant to Section 2.06(b)) or any payment of fees or premiums hereunder or under any Loan Document with respect to payments to any Lender without the written consent of such Lender, it being understood that the waiver of (or amendment to the terms of) any mandatory prepayment of the Loans shall not constitute a postponement of any date scheduled for the payment of principal or interest and it being further understood that any change to the definition of

“Secured Net Leverage Ratio,” “Consolidated Net Leverage Ratio” or “Interest Coverage Ratio” or, in each case, in the component definitions thereof shall not constitute a reduction in any amount of interest;

(c) reduce the principal of, or the rate of interest specified herein on, any Loan, or (subject to clause (iii) of the proviso immediately succeeding clause (i) of this Section 10.01) any fees or other amounts payable hereunder or under any other Loan Document to any Lender without the written consent of such Lender, it being understood that any change to the definition of “Secured Net Leverage Ratio,” “Consolidated Net Leverage Ratio” or “Interest Coverage Ratio” or, in each case, in the component definitions thereof shall not constitute a reduction in any rate of interest; provided that only the consent of the Required Lenders shall be necessary to amend the definition of “Default Rate” or to waive any obligation of the Borrowers to pay interest at the Default Rate;

(d) except as contemplated by clause (c) in the sentence immediately after the proviso immediately succeeding clause (i) of this Section 10.01, change any provision of this Section 10.01 or the definition of “Required Lenders,” “Required Facility Lenders” or any other provision specifying the number of Lenders or portion of the Loans or Commitments required to take any action under the Loan Documents, without the written consent of each Lender directly and adversely affected thereby;

(e) other than in a transaction permitted under Section 7.04 or Section 7.05, release all or substantially all of the Collateral in any transaction or series of related transactions, without the written consent of each Lender;

(f) other than in a transaction permitted under Section 7.04 or Section 7.05, release all or substantially all of the aggregate value of the Guarantees of the Guarantors, without the written consent of each Lender;

(g) amend, waive or otherwise modify any term or provision (including the availability and conditions to funding under Section 2.12 with respect to Incremental Loans and the rate of interest applicable thereto) which directly affects Lenders of one or more Incremental Loans and does not directly affect Lenders under any other Facility, in each case, without the written consent of the Required Facility Lenders under such applicable Incremental Loans (and in the case of multiple Facilities which are affected, such Required Facility Lenders shall consent together as one Facility); provided, however, that, to the extent permitted under Section 2.12, the waivers described in this clause (i) shall only require the consent of the Required Facility Lenders under such applicable Incremental Loans;

(l) amend, waive or otherwise modify any provision of Section 2.11 that affects the pro rata sharing required thereby without the consent of each affected Lender.

and provided, further, that (i) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of, or any fees or other amounts payable to, the Administrative Agent under this Agreement or any other Loan Document; (iv) Section 10.07(g) may not be amended, waived or otherwise modified without the consent of each Granting Lender all or any part of whose Loans are being funded by an SPC at the time of such amendment, waiver or other modification; and (v) the consent of the applicable Required Facility Lenders shall be required with respect to any amendment that by its terms adversely affects the rights of Lenders under one or more Facilities (and in the case of multiple Facilities which are so adversely affected, such Required Facility Lenders shall consent together as one Facility) in respect of payments hereunder in a manner different than such amendment affects other Facilities.

Notwithstanding the foregoing,

(a) [Reserved];

(b) no Lender consent is required to effect any amendment or supplement to the First Lien/Second Lien Intercreditor Agreement, any Customary Intercreditor Agreement (i) that is for the purpose of adding the holders of Permitted Incremental Equivalent Debt, Credit Agreement Refinancing Indebtedness, Permitted Secured Ratio Debt, Permitted Unsecured Ratio Debt or any other Permitted Indebtedness that is Secured Indebtedness (or a Senior Representative with respect thereto) as parties thereto, as expressly contemplated by the terms of such First Lien/Second Lien Intercreditor Agreement, such Customary Intercreditor Agreement, as applicable (it being understood that any such amendment, modification or supplement may make such other changes to the applicable Intercreditor Agreement as, in the good faith determination of the Administrative Agent, are required to effectuate the foregoing and provided, that such other changes are not adverse, in any material respect, to the interests of the Lenders) or (ii) that is expressly contemplated by the First Lien/Second Lien Intercreditor Agreement (or the comparable provisions, if any, of any Customary Intercreditor Agreement); provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent or the Collateral Agent hereunder or under any other Loan Document without the prior written consent of the Administrative Agent or the Collateral Agent, as applicable;

(c) this Agreement may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent and the Borrower Representative (i) to add one or more additional credit facilities to this Agreement and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents with the Loans and the accrued interest and fees in respect thereof and (ii) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders;

(d) (i) any waiver, amendment or modification of this Agreement that by its terms affects the rights or duties under this Agreement of Lenders holding Loans or Commitments of a particular Class (but not the Lenders holding Loans or Commitments of any other Class) may be effected by an agreement or agreements in writing entered into by the Borrower Representative and the requisite percentage in interest of the affected Class of Lenders that would be required to consent thereto under this Section 10.01 if such Class of Lenders were the only Class of Lenders hereunder at the time, (ii) any provision of this Agreement or any other Loan Document may be amended by an agreement in writing entered into by the Borrower Representative and the Administrative Agent to cure any ambiguity, omission, defect or inconsistency (including, without limitation, amendments, supplements or waivers to any of the Collateral Documents, guarantees, intercreditor agreements or related documents executed by any Loan Party or any other Subsidiary in connection with this Agreement if such amendment, supplement or waiver is delivered in order to cause such Collateral Documents, guarantees, intercreditor agreements or related documents to be consistent with this Agreement and the other Loan Documents) so long as, in each case, the Lenders shall have received at least five Business Days’ prior written notice thereof and the Administrative Agent shall not have received, within five Business Days of the date of such notice to the Lenders, a written notice from the Required Lenders stating that the Required Lenders object to such amendment; provided that the consent of the Lenders or the Required Lenders, as the case may be, shall not be required to make any such changes necessary to be made in connection with any borrowing of Incremental Loans, any borrowing of Other Loans, any Extension or any borrowing of Replacement Loans and otherwise to effect the provisions of Section 2.12, Section 2.13 or Section 2.14 or the immediately succeeding paragraph of this Section 10.01, respectively, and (C) the Borrower Representative and the Administrative Agent may, without the input or consent of the other Lenders, (i) effect changes to any Mortgage as may be necessary or appropriate in the opinion of the Collateral Agent and (ii) effect changes to this Agreement that are necessary and appropriate to provide for the mechanics contemplated by the offering process set forth in Section 2.03(a)(iv);

(e) in connection with any proposed amendment, modification, waiver or termination (a “Proposed Change”) requiring the consent of all Lenders or all directly and adversely affected Lenders, if the consent of the Required Lenders to such Proposed Change is obtained, but the consent to such Proposed Change of other Lenders whose consent is required is not obtained (a “Non-Consenting Lender”), then, so long as the Lender that is acting as Administrative Agent is not a Non-Consenting Lender, the Borrowers may, at their sole expense and effort, upon notice to such Non-Consenting Lender and the Administrative Agent, require such Non-Consenting Lender to assign and delegate, without recourse, all its interests, rights and obligations under this Agreement to an Eligible Assignee that shall assume such obligations (which Eligible Assignee may be another Lender, if a Lender accepts such assignment), provided that (a) the Borrowers shall have received the prior written consent of the First Lien Administrative Agent to the extent such consent would be required for an assignment of Loans or Commitments, as applicable, which consent shall not unreasonably be withheld and (b) such Non-Consenting Lender shall have received payment of an amount equal to the outstanding par principal amount of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder from the Eligible Assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrowers (in the case of all other amounts); provided further, that that is such Proposed Change is in connection with a Replacement Loan (as defined below), the applicable prepayment premium is paid; and

(f) the Cash Collateral Account Control Agreement may be amended, waived or modified with only the consent of the parties thereto required.

In addition, notwithstanding the foregoing, this Agreement may be amended with the written consent of the Administrative Agent, the Borrower Representative and the Lenders providing the Replacement Loans (as defined below) to permit the refinancing of all outstanding Loans of any Class (“Refinanced Loans”) with replacement Loans (“Replacement Loans”) hereunder; provided that (a) the aggregate principal amount of such Replacement Loans shall not exceed the aggregate principal amount of such Refinanced Loans, plus accrued interest, fees, premiums (if any) and penalties thereon and reasonable fees and expenses incurred in connection with such Refinancing of Refinanced Loans with such Replacement Loans, (b) the All-In Yield with respect to such Replacement Loans (or similar interest rate spread applicable to such Replacement Loans) shall not be higher than the All-In Yield for such Refinanced Loans (or similar interest rate spread applicable to such Refinanced Loans) immediately prior to such Refinancing, (c) the Weighted Average Life to Maturity of such Replacement Loans shall not be shorter than the Weighted Average Life to Maturity of such Refinanced Loans at the time of such Refinancing (except by virtue of amortization or prepayment of the Refinanced Loans prior to the time of such incurrence) and (d) all other terms applicable to such Replacement Loans shall be substantially identical to, or less favorable to the Lenders providing such Replacement Loans than, those applicable to such Refinanced Loans, except to the extent necessary to provide for covenants and other terms applicable to any period after the Latest Maturity Date of the Loans in effect immediately prior to such refinancing. Each amendment to this Agreement providing for Replacement Loans may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrower Representative to effect the provisions of this paragraph, and for the avoidance of doubt, this paragraph shall supersede any other provisions in this Section 10.01 to the contrary.

Notwithstanding anything to the contrary contained in this Section 10.01, the Guaranty, the Collateral Documents and related documents executed by Subsidiaries in connection with this Agreement and the other Loan Documents may be in a form reasonably determined by the Administrative Agent and may be, together with this Agreement, amended and waived with the consent of the Administrative Agent at the request of the Borrower Representative without the need to obtain the consent of any other Lender if such amendment or waiver is delivered in order (i) to comply with local Law or advice of local counsel, (ii) to cure ambiguities or defects or (iii) to cause the Guaranty, Collateral Documents or other document to be consistent with this Agreement and the other Loan Documents (including by adding additional parties as contemplated herein).

If the Administrative Agent and the Borrower Representative shall have jointly identified an obvious error (including, but not limited to, an incorrect cross-reference) or any error or omission of a technical or immaterial nature, in each case, in any provision of this Agreement or any other Loan Document (including, for the avoidance of doubt, any exhibit, schedule or other attachment to any Loan Document), then the Administrative Agent (acting in its sole discretion) and the Borrower Representative or any other relevant Loan Party shall be permitted to amend such provision and such amendment shall become effective without any further action or consent of any other party to any Loan Document. Notification of such amendment shall be made by the Administrative Agent to the Lenders promptly upon such amendment becoming effective.

SECTION 10.02 Notices and Other Communications; Facsimile Copies.

(a) General. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i) if to Holdings, the Borrower or the Administrative Agent to the address, facsimile number, electronic mail address or telephone number specified for such Person on Schedule 10.02; and

(ii) if to any other Lender, to the address, facsimile number, electronic mail address or telephone number specified in its Administrative Questionnaire.

Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices and other communications delivered through electronic communications to the extent provided in subsection (b) below shall be effective as provided in such subsection (b).

(b) Electronic Communication. Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or any of the Borrowers may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

(c) Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(d) The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent or any of its Agent-Related Persons or any Arranger (collectively, the “Agent Parties”) have any liability to the Holdings Entities, the Borrowers, any Lender, or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrowers’ or the Administrative Agent’s transmission of Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and non-appealable judgment to have resulted from the gross negligence, bad faith or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to the Holdings Entities, the Borrowers, any Lender or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

(e) Change of Address. Each Holdings Entity, each Borrower and the Administrative Agent may change its address, facsimile or telephone number for notices and other communications hereunder by written notice to the other parties hereto. Each other Lender may change its address, facsimile or telephone number for notices and other communications hereunder by written notice to the Borrowers and the Administrative Agent. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, facsimile number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender. Furthermore, each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable Law, including United States Federal and state securities Laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Borrowers or its securities for purposes of United States Federal or state securities laws.

(f) Reliance by the Administrative Agent. The Administrative Agent and the Lenders shall be entitled to rely and act upon any notices purportedly given by or on behalf of the Borrowers even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrowers shall indemnify the Administrative Agent, each Lender and the Agent-Related Persons of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrowers, in the absence of bad faith, gross negligence or willful misconduct of such Person, as determined by the final non-appealable judgment of a court of competent jurisdiction. All telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

SECTION 10.03 No Waiver; Cumulative Remedies. No failure by any Lender or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided, and provided under each other Loan Document, are cumulative and not exclusive of any rights, remedies, powers and privileges provided by Law.

Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Section 8.02 for the benefit of all the Lenders; provided, however, that the foregoing shall not prohibit (a) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (c) any Lender from exercising setoff rights in accordance with Section 10.09 (subject to the terms of Section 2.11), or (d) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under any Debtor Relief Law; and provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Section 8.02 and (ii) in addition to the matters set forth in clauses (b), (c) and (d) of the preceding proviso and subject to Section 2.11, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.

SECTION 10.04 Costs and Expenses. The Borrowers agree (a) if the Closing Date occurs, to pay or reimburse the Administrative Agent and the Arrangers for all reasonable and documented out-of-pocket costs and expenses of the Administrative Agent and the Arrangers incurred on or after the Closing Date (promptly following a written demand therefor, together with backup documentation supporting such reimbursement request) incurred in connection with the preparation, negotiation, syndication, execution, delivery and administration of this Agreement and the other Loan Documents and any amendment, waiver, consent or other modification of the provisions hereof and thereof (whether or not the transactions contemplated thereby are consummated), and the consummation and administration of the transactions contemplated hereby and thereby, including all Attorney Costs, which shall be limited to one primary counsel in the United States and one primary counsel in Australia, in each case such counsel to be reasonably satisfactory to the Borrower Representative and, if necessary, a single local counsel in each relevant material jurisdiction, and (b) after the Closing Date, upon presentation of a summary statement, together with any supporting documentation reasonably requested by the Borrower Representative, to pay or reimburse the Administrative Agent and the Lenders, taken as a whole, promptly following a written demand therefor for all reasonable and documented out-of-pocket costs and expenses incurred in connection with the enforcement of any rights or remedies under this Agreement or the other Loan Documents (including all such costs and expenses incurred during any legal proceeding, including any proceeding under any Debtor Relief Law, and including all Attorney Costs, which shall be limited to Attorney Costs of one counsel to the Administrative Agent and the Lenders taken as a whole (and, if necessary, one local counsel in any relevant jurisdiction and solely in the case of a conflict of interest, one additional counsel in each relevant jurisdiction to each group of affected Lenders similarly situated taken as a whole)). The agreements in this Section 10.04 shall survive the termination of the Aggregate Commitments and repayment of all other Obligations. All amounts due under this Section 10.04 shall be paid promptly following receipt by the Borrowers of an invoice relating thereto setting forth such expenses in reasonable detail. If any Loan Party fails to pay when due any costs, expenses or other amounts payable by it hereunder or under any Loan Document, such amount may be paid on behalf of such Loan Party by the Administrative Agent in its sole discretion.

SECTION 10.05 Indemnification by the Borrowers. The Borrowers shall indemnify and hold harmless the Agents, each Lender, the Arrangers and their respective Related Persons (collectively, the “Indemnitees”) from and against any and all losses, claims, damages, liabilities or expenses (including Attorney Costs but limited, in the case of legal fees and expenses, to the reasonable and documented out-of-pocket fees, disbursements and other charges of one counsel to all Indemnitees taken as a whole and, if reasonably necessary, a single local counsel for all Indemnitees taken as a whole in each relevant jurisdiction, and solely in the case of a conflict of interest, one additional counsel in each relevant jurisdiction to each group of affected Indemnitees similarly situated taken as a whole) any actual or threatened claim, litigation, investigation or proceeding relating to the Transactions or to the execution, delivery, enforcement, performance and administration of this Agreement, the other Loan Documents, the Loans or the use, or proposed use of the proceeds therefrom, whether based on contract, tort or any other theory (including any investigation of, preparation for, or defense of any pending or threatened claim, litigation, investigation or proceeding), and regardless of whether any Indemnitee is a party thereto (all the foregoing, collectively, the “Indemnified Liabilities”); provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or expenses resulted from (x) the gross negligence, bad faith or willful misconduct of such Indemnitee or any of its Related Indemnified Persons as determined by a final, non-appealable judgment of a court of competent jurisdiction, (y) a material breach of any obligations under any Loan Document by such Indemnitee or any of its Related Indemnified Persons as determined by a final, non-appealable judgment of a court of competent jurisdiction or (z) any dispute solely among Indemnitees other than any claims against an Indemnitee in its capacity or in fulfilling its role as an administrative agent or arranger or any similar role under any Loan Document and other than any claims arising out of any act or omission of the Borrowers or any of their Affiliates (as determined by a final, non-appealable judgment of a court of competent jurisdiction). To the extent that the undertakings to indemnify and hold harmless set forth in this Section 10.05 may be unenforceable in whole or in part because they are violative of any applicable law or public policy, the Borrowers shall contribute the maximum portion that they are permitted to pay and satisfy under applicable law to the payment and satisfaction of all Indemnified Liabilities incurred by the Indemnitees or any of them. No Indemnitee shall be liable for any damages arising from the use by others of any information or other materials obtained through IntraLinks or other similar information transmission systems in connection with this Agreement (except to the extent such damages are found in a final non-appealable judgment of a court of competent jurisdiction to have resulted from the willful misconduct, bad faith or gross negligence of such Indemnitee), nor shall any Indemnitee or any Loan Party have any liability for any special, punitive, indirect or consequential damages relating to this Agreement or any other Loan Document or arising out of its activities in connection herewith or therewith (whether before or after the Closing Date) (other than, in the case of any Loan Party, in respect of any such damages incurred or paid by an Indemnitee to a third party for which such Indemnitee is otherwise entitled to indemnification pursuant to this Section 10.05). In the case of an investigation, litigation or other proceeding to which the indemnity in this Section 10.05 applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by any Loan Party, its directors, stockholders or creditors or an Indemnitee or any other Person, whether or not any Indemnitee is otherwise a party thereto and whether or not any of the transactions contemplated hereunder or under any of the other Loan Documents is consummated. All amounts due under this Section 10.05 shall be paid within twenty (20) Business Days after written demand therefor. The agreements in this Section 10.05 shall survive the resignation of the Administrative Agent, the replacement of any Lender, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all the other Obligations. The Borrowers shall not, without the prior written consent of an Indemnitee (which consent shall not be unreasonably withheld or delayed (it being understood that it is reasonable for any Indemnitee to withhold consent if such settlement does not satisfy clauses (a) and (b) below)), effect any settlement of any pending or threatened claim, litigation, investigation or proceeding) in respect of which indemnity could have been sought hereunder by such Indemnitee unless such settlement (a) includes an unconditional release of such Indemnitee in form and substance reasonably satisfactory to such Indemnitee (which approval shall not be unreasonably withheld or delayed) from all liability on claims that are the subject matter of such claim, litigation, investigation or proceeding) and (b) does not include any statement as to or any admission of fault, culpability or a failure to act by or on behalf of such Indemnitee. This Section 10.05 shall not apply to Taxes, except any Taxes that represent losses or damages arising from any non-Tax claim. Notwithstanding the foregoing, each Indemnitee shall be obligated to refund and return promptly any and all amounts paid by the Borrowers, any Holdings Entity, the Sponsors or any of their Affiliates under this Section 10.05 to such Indemnitee for any such fees, expenses or damages to the extent such Indemnitee is not entitled to payment of such amounts in accordance with the terms hereof as determined by a court of competent jurisdiction in a final non-appealable judgment.

SECTION 10.06 Marshaling; Payments Set Aside. None of the Administrative Agent or any Lender shall be under any obligation to marshal any assets in favor of the Loan Parties or any other party or against or in payment of any or all of the Obligations. To the extent that any payment by or on behalf of the Borrowers is made to any Agent or any Lender, or any Agent or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent, preferential, voidable set aside or required (including pursuant to any settlement entered into by such Agent or such Lender in its discretion) to be repaid to a trustee, receiver, liquidator or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender severally agrees to pay to the Administrative Agent upon demand its applicable share of any amount so recovered from or repaid by any Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the applicable Overnight Rate from time to time in effect.

SECTION 10.07 Successors and Assigns.

(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and registered assigns permitted hereby, except that neither Holdings nor the Borrowers may, except as permitted by Section 7.04, assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder (including, without limitation, to existing Lenders and their Affiliates) except (i) to an assignee in accordance with the provisions of Section 10.07(b) (such an assignee, an “Eligible Assignee”) and (A) in the case of any Eligible Assignee that, immediately prior to or upon giving effect to such assignment, is an Affiliated Lender, Section 10.07(h), (B) in the case of any Eligible Assignee that is a Holdings Entity, a Borrower or any Subsidiary of Holdings, Section 10.07(l), or (C) in the case of any Eligible Assignee that, immediately prior to or upon giving effect to such assignment, is a Debt Fund Affiliate, Section 10.07(k), (ii) by way of participation in accordance with the provisions of Section 10.07(d), or (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 10.07(f), or (iv) to an SPC in accordance with the provisions of Section 10.07(g) (and any other attempted assignment or transfer by any party hereto shall be null and void (other than an assignment to a Disqualified Institution)). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in Section 10.07(d) and, to the extent expressly contemplated hereby, Related Persons of each of the

Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i) Minimum Amounts.

(A) in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B) in any case not described in subsection (b)(i)(A) of this Section 10.07, the aggregate amount of the Commitment or, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $1,000,000 unless each of the Administrative Agent and, so long as no Event of Default under Section 8.01(a) or, solely with respect to the Borrower Representative, Section 8.01(f) has occurred and is continuing, the Borrower Representative otherwise consents (each such consent not to be unreasonably withheld or delayed); provided, however, that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single Eligible Assignee (or to an Eligible Assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met.

(ii) Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned.

(iii) Required Consents. No consent shall be required for any assignment except to the extent required by Section 10.07(b)(i)(B) and, in addition:

(A) the consent of the Borrower Representative (such consent not to be unreasonably withheld or delayed) shall be required unless (1) an Event of Default under Section 8.01(a) or, solely with respect to the Borrower Representative, Section 8.01(f) has occurred and is continuing at the time of such assignment determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if a “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date or (2) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided, that the Borrower Representative shall be deemed to have consented to any assignment of all or a portion of the Loans unless it shall have objected thereto by written notice to the Administrative Agent within ten (10) Business Days after having received written notice of a failure to respond to such request for assignment; provided, further, that no consent of the Borrower Representative shall be required for an assignment of all or a portion of the Loans pursuant to Section 10.07(h), (k) or (l); provided, further, until the date that is twenty-four (24) months from the Delayed Draw Funding Date, it shall be deemed reasonable for the Borrower Representative to withhold its consent to any assignment to the extent such assignment (together with any other pending assignments for which the Borrower Representative has not withheld (and shall not withhold) consent), would cause the Qualified Lender Threshold not to be met;

(B) the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required if such assignment is to a Person that is not a Lender, an Affiliate of such Lender or an Approved Fund with respect to such Lender; provided that no consent of the Administrative Agent shall be required for an assignment (i) of all or a portion of the Loans pursuant to Section 10.07(g), (h), (k) or (l), (ii) from an Agent to its Affiliate or (iii) during the Primary Syndication of the facilities in compliance with Section 10.25;

(iv) Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption via an electronic settlement system acceptable to the Administrative Agent (or, if previously agreed with the Administrative Agent, manually), and shall pay to the Administrative Agent a processing and recordation fee of $3,500 (which fee may be waived or reduced in the sole discretion of the Administrative Agent). Other than in the case of assignments pursuant to Section 10.07(l), the Eligible Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(v) No Assignments to Certain Persons. No such assignment shall be made (A) to any Holdings Entity, the Borrower or any of Holdings’s Subsidiaries except as permitted under Section 2.03(a)(iv), (B) subject to Section 10.07(h), (k) or (l)below, to any Affiliate of a Borrower, (C) to a natural person or (D) to any Disqualified Institution. In addition, no Person that is a related party of a Sponsor, a Co-Investor disclosed to the Administrative Agent or the Borrower will purchase Loans prior to the completion of the primary syndication of the Facilities. Nothing in the foregoing paragraphs shall be taken to imply that any Borrower has any knowledge, intention, expectation or suspicion (or any grounds to suspect) that any Person that is a related party of a Sponsor, a Co-Investor or such Borrower, intends to or will in fact become a Lender under the Term Facility.

This Section 10.07(b) shall not prohibit any Lender from assigning all or a portion of its rights and obligations among separate Facilities on a non-pro rata basis among such Facilities, except as provided under clause (vi) above.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to clause (c) of this Section 10.07 (and, in the case of an Affiliated Lender or a Person that, after giving effect to such assignment, would become an Affiliated Lender, to the requirements of clause (h) of this Section 10.07), from and after the effective date specified in each Assignment and Assumption, other than in connection with an assignment pursuant to Section 10.07(l), (x) the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and (y) the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Section 3.01, Section 3.04, Section 3.05, Section 10.04 and Section 10.05with respect to facts and circumstances occurring prior to the effective date of such assignment), but shall in any event continue to be subject to Section 10.08. Upon request, and the surrender by the assigning Lender of its Note, the Borrower Representative (at its expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 10.07(d).

(c) The Administrative Agent, acting solely for this purpose as an agent of the Borrowers, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it, each Affiliated Lender Assignment and Assumption delivered to it, each notice of cancellation of any Loans delivered by the Borrower Representative pursuant to subsections (h) or (1) below, and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and related interest amounts) of the Loans owing to each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrowers, the Agents and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrowers and, with respect to its own Loans or Commitments only, any Lender, at any reasonable time and from time to time upon reasonable prior notice. This Section 10.07(c) and Section 2.09 shall be construed so that all Loans are at all times maintained in “registered form” within the meaning of Sections 163(f), 871(h)(2) and 881(c)(2) of the Code and any related Treasury regulations (or any other relevant or successor provisions of the Code or of such Treasury regulations). Notwithstanding the foregoing, in no event shall the Administrative Agent be obligated to ascertain, monitor or inquire as to whether any Lender is an Affiliated Lender, nor shall the Administrative Agent be obligated to monitor the aggregate amount of the Loans or Incremental Loans held by Affiliated Lenders.

(d) Any Lender may at any time, without the consent of, or notice to, the Borrowers or the Administrative Agent, sell participations to any Person (other than a natural person, any Borrower or any Affiliate or Subsidiary of any Borrower or a Disqualified Institution) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement; provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrowers, the Agents and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and the other Loan Documents and to approve any amendment, modification or waiver of any provision of this Agreement or any other Loan Document; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in clauses (a), (b), (c), (e), (f), (g) and (i) of the first proviso to Section 10.01or any changes in voting thresholds that directly affects such Participant. Subject to subsection (e) of this Section 10.07, the Borrowers agree that each Participant shall be entitled to the benefits of Section 3.01 (subject to the requirements of Section 3.01 (including subsection (c), as though it were a Lender)), Section 3.04 and Section 3.05 (through the applicable Lender) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section 10.07. To the extent permitted by applicable Law, each Participant also shall be entitled to the benefits of Section 10.09 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.11 as though it were a Lender.

(e) Limitations upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Section 3.01, Section 3.04 or Section 3.05 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower Representative’s prior written consent or such entitlement to a greater payment results from a Change in Law after the sale of the participation takes place. Each Lender that sells a participation shall (acting solely for this purpose as a non-fiduciary agent of the Borrowers) maintain a register complying with the requirements of Sections 163(f), 871(h) and 881(c)(2) of the Code and the Treasury regulations issued thereunder on which is entered the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under this Agreement (the “Participant Register”). The entries in the Participant Register shall be conclusive absent manifest error, and such Lender and the Borrowers shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary; provided that no Lender shall have the obligation to disclose all or a portion of the Participant Register (including the identity of the Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or other obligations under any Loan Document) to any Person except to the extent such disclosure is necessary to establish that any such commitments, loans, letters of credit or other obligations are in registered form for U.S. federal income tax purposes.

(f) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or any other central bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(g) Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrower Representative (an “SPC”) the option to provide all or any part of any Loan that such Granting Lender would otherwise be obligated to make pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to fund any Loan, (ii) if an SPC elects not to exercise such option or otherwise fails to make all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof and (iii) such SPC and the applicable Loan or any applicable part thereof shall be appropriately reflected in the Participant Register. Each party hereto hereby agrees that (i) neither the grant to any SPC nor the exercise by any SPC of such option shall increase the costs or expenses or otherwise increase or change the obligations of the Borrowers under this Agreement (including its obligations under Section 3.01, Section 3.04 or Section 3.05, (ii) no SPC shall be liable for any indemnity or similar payment obligation under this Agreement for which a Lender would be liable and (iii) the Granting Lender shall for all purposes, including the approval of any amendment, waiver or other modification of any provision of any Loan Document, remain the Lender hereunder. The making of a Loan by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender. Notwithstanding anything to the contrary contained herein, any SPC may (i) with notice to, but without prior consent of the Borrower Representative and the Administrative Agent and with the payment of a processing fee of $3,500 (which processing fee may be waived by the Administrative Agent in its sole discretion), assign all or any portion of its right to receive payment with respect to any Loan to the Granting Lender and (ii) disclose on a confidential basis any non-public information relating to its funding of Loans to any rating agency, commercial paper dealer or provider of any surety or Guarantee or credit or liquidity enhancement to such SPC.

(h) Any Lender may at any time, assign all or a portion of its rights and obligations with respect to Loans under this Agreement to a Person who is or will become, after such assignment, an Affiliated Lender through (x) Dutch auctions or other offers to purchase or take by assignment open to all Lenders on a pro rata basis in accordance with procedures of the type described in Section 2.03(a)(iv) or (y) open market purchase on a non-pro rata basis, in each case subject to the following limitations:

(i) Affiliated Lenders will not receive information provided solely to Lenders by the Administrative Agent or any Lender, will not be permitted to attend or participate in conference calls or meetings attended solely by the Lenders and the Administrative Agent, other than the right to receive notices of prepayments and other administrative notices in respect of its Loans or Commitments required to be delivered to Lenders pursuant to Article II, and will not challenge the Lenders or the Administrative Agent’s attorney-client privilege on the basis of the Sponsors’ or such Non-Debt Fund Affiliate’s status as a Lender;

(ii) each Affiliated Lender that purchases any Loans pursuant to clause (x) above shall represent and warrant to the selling Lender (other than any other Affiliated Lender) that it does not possess material non-public information (or material information of the type that would not be public if Holdings or any Parent Entity were a publicly-reporting company) with respect to Holdings and its Subsidiaries that either (1) has not been disclosed to the Lenders generally (other than Lenders that have elected not to receive such information) or (2) if not disclosed to the Lenders, would reasonably be expected to have a material effect on, or otherwise be material to (A) a Lender’s decision to participate in any such assignment or (B) the market price of such Loans, or shall make a statement that such representation cannot be made;

(iii) each Lender (other than any other Affiliated Lender) that assigns any Loans to an Affiliated Lender pursuant to clause (y) above shall deliver to the Administrative Agent and the Borrower Representative a customary Big Boy Letter (unless such Affiliated Lender is willing, in its sole discretion, to make the representation and warranty contemplated by the foregoing clause (ii));

(iv) the aggregate principal amount of Loans of any Class under this Agreement held by Affiliated Lenders at the time of any such purchase or assignment shall not exceed $25,000,000 of the aggregate principal amount of Loans outstanding at such time under this Agreement (such percentage, the “Affiliated Lender Cap”); provided that to the extent any assignment to an

Affiliated Lender would result in the aggregate principal amount of all Loans of held by Affiliated Lenders exceeding the Affiliated Lender Cap, the assignment of such excess amount will be void ab initio;

(v) as a condition to each assignment pursuant to this subsection (h), the Administrative Agent and the Borrower Representative shall have been provided a notice in connection with each assignment to an Affiliated Lender or a Person that upon effectiveness of such assignment would constitute an Affiliated Lender pursuant to which such Affiliated Lender shall waive any right to bring any action in connection with such Loans against the Administrative Agent, in its capacity as such; and

(vi) the assigning Lender and the Affiliated Lender purchasing such Lender’s Loans shall execute and deliver to the Administrative Agent an assignment agreement substantially in the form of Exhibit D-2 hereto (an “Affiliated Lender Assignment and Assumption”).

Notwithstanding anything to the contrary contained herein, any Affiliated Lender that has purchased Loans pursuant to this subsection (h) may, in its sole discretion, contribute, directly or indirectly, the principal amount of such Loans or any portion thereof, plus all accrued and unpaid interest thereon, to the Borrowers for the purpose of cancelling and extinguishing such Loans. Upon the date of such contribution, assignment or transfer, (x) the aggregate outstanding principal amount of Loans shall reflect such cancellation and extinguishing of the Loans then held by the Borrowers and (y) the Borrower Representative shall promptly provide notice to the Administrative Agent of such contribution of such Loans, and the Administrative Agent, upon receipt of such notice, shall reflect the cancellation of the applicable Loans in the Register.

Each Affiliated Lender agrees to notify the Administrative Agent and the Borrower Representative promptly (and in any event within 10 Business Days) if it acquires any Person who is also a Lender, and each Lender agrees to notify the Administrative Agent and the Borrower Representative promptly (and in any event within ten (10) Business Days) if it becomes an Affiliated Lender. The Administrative Agent may conclusively rely upon any notice delivered pursuant to the immediately preceding sentence and/or pursuant to clause (v) of this subsection (h) and shall not have any liability for any losses suffered by any Person as a result of any purported assignment to or from an Affiliated Lender.

(i) Notwithstanding anything in Section 10.01 or the definition of “Required Lenders,” or “Required Facility Lenders” to the contrary, for purposes of determining whether the Required Lenders and Required Facility Lenders (in respect of a Class of Loans) have (i) consented (or not consented) to any amendment, modification, waiver, consent or other action with respect to any of the terms of any Loan Document or any departure by any Loan Party therefrom, or subject to Section 10.07(j), any plan of reorganization pursuant to the U.S. Bankruptcy Code, (ii) otherwise acted on any matter related to any Loan Document, or (iii) directed or required the Administrative Agent or any Lender to undertake any action (or refrain from taking any action) with respect to or under any Loan Document, no Affiliated Lender shall have any right to consent (or not consent), otherwise act or direct or require the Administrative Agent or any Lender to take (or refrain from taking) any such action and:

(i) all Loans held by any Affiliated Lenders shall be deemed to be not outstanding for all purposes of calculating whether the Required Lenders and Required Facility Lenders (in respect of a Class of Loans) have taken any actions; and

(ii) all Loans held by Affiliated Lenders shall be deemed to be not outstanding for all purposes of calculating whether all Lenders have taken any action unless the action in question affects such Affiliated Lender in a disproportionately adverse manner than its effect on other Lenders.

(j) Notwithstanding anything in this Agreement or the other Loan Documents to the contrary, each Affiliated Lender hereby agrees that, and each Affiliated Lender Assignment and Assumption shall provide a confirmation that, if a proceeding under any Debtor Relief Law shall be commenced by or against a Borrower or any other Loan Party at a time when such Lender is an Affiliated

Lender, such Affiliated Lender irrevocably authorizes and empowers the Administrative Agent to vote on behalf of such Affiliated Lender with respect to the Loans held by such Affiliated Lender in any manner in the Administrative Agent’s sole discretion, unless the Administrative Agent instructs such Affiliated Lender to vote, in which case such Affiliated Lender shall vote with respect to the Loans held by it as the Administrative Agent directs; provided that such Affiliated Lender shall be entitled to vote in accordance with its sole discretion (and not in accordance with the direction of the Administrative Agent) in connection with any plan of reorganization to the extent any such plan of reorganization proposes to treat any Obligations held by such Affiliated Lender in a disproportionately adverse manner than the proposed treatment of similar Obligations held by Lenders that are not Affiliated Lenders.

(k) Although Debt Fund Affiliates shall be Eligible Assignees and shall not be subject to the provisions of Section 10.07(h), (i) or (j), any Lender may, at any time, assign all or a portion of its rights and obligations with respect to Loans under this Agreement to a Person who is or will become, after such assignment, a Debt Fund Affiliate only through (x) Dutch auctions or other offers to purchase or take by assignment open to all Lenders on a pro rata basis in accordance with procedures of the type described in Section 2.03(a)(iv) (for the avoidance of doubt, without requiring any representation as to the possession of material non-public information by such Affiliate) or (y) open market purchase on a non-pro rata basis. Notwithstanding anything in Section 10.01 or the definition of “Required Lenders” to the contrary, for purposes of determining whether the Required Lenders have (i) consented (or not consented) to any amendment, modification, waiver, consent or other action with respect to any of the terms of any Loan Document or any departure by any Loan Party therefrom, (ii) otherwise acted on any matter related to any Loan Document or (iii) directed or required the Administrative Agent or any Lender to undertake any action (or refrain from taking any action) with respect to or under any Loan Document and all Loans held by Debt Fund Affiliates, in the aggregate, may not account for more than 49.9% of the Loans of consenting Lenders included in determining whether the Required Lenders have consented to any action pursuant to Section 10.01.

(l) Any Lender may, so long as no Default or Event of Default has occurred and is continuing, at any time, assign all or a portion of its rights and obligations with respect to Loans under this Agreement to any Holdings Entity, any Borrower or any Subsidiary of Holdings through (x) Dutch auctions or other offers to purchase open to all Lenders on a pro rata basis in accordance with procedures of the type described in Section 2.03(a)(iv) or (y) open market purchases on a non-pro rata basis; provided, that:

(i) (x) if the assignee is a Holdings Entity or a Subsidiary of Holdings, upon such assignment, transfer or contribution, the applicable assignee shall automatically be deemed to have contributed or transferred the principal amount of such Loans, plus all accrued and unpaid interest thereon, to the Borrowers; or (y) if the assignee is one or more Borrowers (including through contribution or transfers set forth in clause (x)), (a) the principal amount of such Loans, along with all accrued and unpaid interest thereon, so contributed, assigned or transferred to any such Borrower shall be deemed automatically cancelled and extinguished on the date of such contribution, assignment or transfer, (b) the aggregate outstanding principal amount of Loans of the remaining Lenders shall reflect such cancellation and extinguishing of the Loans then held by the Borrowers and (c) the Borrower Representative shall promptly provide notice to the Administrative Agent of such contribution, assignment or transfer of such Loans, and the Administrative Agent, upon receipt of such notice, shall reflect the cancellation of the applicable Loans in the Register;

(ii) each Person that purchases any Loans pursuant to clause (x) of this subsection (1) shall represent and warrant to the selling Lender (other than any Affiliated Lender) that it does not possess material non-public information (or material information of the type that would not be public if Holdings or any Parent Entity were a publicly-reporting company) with respect to any Holdings Entity and their Subsidiaries that either (1) has not been disclosed to the Lenders generally (other than Lenders that have elected not to receive such information) or (2) if not disclosed to the Lenders, would reasonably be expected to have a material effect on, or otherwise be material to (A) a Lender’s decision to participate in any such assignment or (B) the market price of such Loans, or shall make a statement that such representation cannot be made; and

(m) Notwithstanding anything to the contrary contained herein, without the consent of the Borrower Representative or the Administrative Agent, (1) any Lender may in accordance with applicable Law (A) create a security interest in all or any portion of the Loans owing to it and the Note, if any, held by it and (B) assign or pledge a security interest in all or any portion of the Loans owing to it to the European Central Bank or any Federal Reserve Bank and (2) any Lender that is a Fund may create a security interest in all or any portion of the Loans owing to it and the Note, if any, held by it to the trustee for holders of obligations owed, or securities issued, by such Fund as security for such obligations or securities; provided that unless and until such trustee actually becomes a Lender in compliance with the other provisions of this Section 10.07, (i) no such pledge shall release the pledging Lender from any of its obligations under the Loan Documents and (ii) such trustee shall not be entitled to exercise any of the rights of a Lender under the Loan Documents even though such trustee may have acquired ownership rights with respect to the pledged interest through foreclosure or otherwise.

SECTION 10.08 Confidentiality. Each of the Agents, the Arrangers, the Lenders agree to maintain the confidentiality of the Information in accordance with their customary procedures (as set forth below), except that Information may be disclosed (a) to their Affiliates and to their and its Affiliates’ respective partners, directors, officers, employees, controlling persons, trustees, managers, advisors (including, without limitation, legal counsels), independent auditors, agents, trustees, and representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential, with such Affiliate being responsible for such Person’s compliance with this Section 10.08; provided, however, that such Agent, Arranger, Lender, as applicable, shall be principally liable to the extent this Section 10.08 is violated by one or more of its Affiliates or any of its or their respective employees, directors or officers), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over them (including any self-regulatory authority, such as the National Association of Insurance Commissioners); provided that the Administrative Agent or such Lender, as applicable, agrees that it will notify the Borrower Representative as soon as practicable prior to any such disclosure by such Person (other than at the request of a regulatory authority as part of a regulatory examination) unless such notification is prohibited by law, rule or regulation, (c) to the extent required by applicable laws or regulations or by any subpoena or otherwise as required by applicable Law or regulation or as requested by a governmental authority; provided that such Agent, such Arranger, such Lender, as applicable, agrees (x) that it will notify the Borrowers as soon as practicable in the event of any such disclosure by such Person (except in connection with any request as part of a regulation examination) unless such notification is prohibited by law, rule or regulation and (y) to seek confidential treatment with respect to any such disclosure, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions at least as restrictive as those of this Section 10.08, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or any Eligible Assignee (or its agent) invited to be an Additional Lender or (ii) with the prior consent of the Borrowers, any actual or prospective direct or indirect counterparty (or its advisors) to any swap or derivative transaction relating to the Borrowers or any of their Subsidiaries or any of their respective obligations; provided that such disclosure shall be made subject to the acknowledgment and acceptance by such prospective Lender, Participant or Eligible Assignee that such Information is being disseminated on a confidential basis (on substantially the terms set forth in this paragraph or as is otherwise reasonably acceptable to the Borrower Representative, the Agents and the Arrangers, including, without limitation, as set forth in any confidential information memorandum or other marketing materials) in accordance with the standard syndication process of the Agents and the Arrangers or market standards for dissemination of such type of information which shall in any event require “click through” or other affirmative action on the part of the recipient to access such confidential information, (g) for purposes of establishing a “due diligence” defense, (h) with the consent of the Borrower or (i) to any rating agency when required by it on a customary basis and after consultation with the Borrower (it being understood that, prior to any such disclosure, such rating agency shall undertake to preserve the confidentiality of any Information relating to the Loan Parties received by it from such Lender), (j) to the extent such Information (x) becomes publicly available other than as a result of a breach by any Person of this Section 10.08 or any other confidentiality provision in favor of any Loan Party and (y) becomes available to any Agent, any Arranger, any Lender or any of their respective Affiliates on a non-confidential basis from a source other than the Holdings

Entities, the Borrowers or any Subsidiary of Holdings, and which source is not known by such Agent, such Lender or the applicable Affiliate to be subject to a confidentiality restriction in respect thereof in favor of the Holdings Entities, the Borrowers or any Affiliate of the Borrowers. Notwithstanding anything else contained herein to the contrary, to the extent permitted by the Australian PPSA, the parties agree to keep all information of the kind permitted by Section 275(1) of the Australian PPSA confidential and not to disclose that information to any other person.

For purposes of this Section 10.08, “Information” means all information received from any Loan Party or any Subsidiary thereof relating to any Loan Party or any Subsidiary or Affiliate thereof or their respective businesses, other than any such information that is available to any Agent, any Lender on a nonconfidential basis prior to disclosure by any Loan Party or any Subsidiary thereof; it being understood that all information received from the Holdings Entities, the Borrowers or any Subsidiary or Affiliate thereof after the date hereof shall be deemed confidential unless such information is clearly identified at the time of delivery as not being confidential. To the extent Section 275 of the Australian PPSA applies, the parties to this Agreement agree that the terms of the Australian PPS Security Interest provided under a Collateral Document are contained wholly in that Collateral Document.

Each Agent, each Arranger, each Lender acknowledges that (a) the Information may include trade secrets, protected confidential information, or material non-public information concerning the Borrowers, Holdings or a Subsidiary of Holdings, as the case may be, (b) it has developed compliance procedures regarding the use of such information and (c) it will handle such information in accordance with applicable Law, including United States Federal and state securities Laws and to preserve its trade secret or confidential character.

The respective obligations of the Agents, the Arrangers, the Lenders under this Section 10.08 shall survive, to the extent applicable to such Person, (x) the payment in full of the Obligations and the termination of this Agreement, (y) any assignment of its rights and obligations under this Agreement and (z) the resignation or removal of any Agent.

SECTION 10.09 Setoff. If an Event of Default shall have occurred and be continuing, each Lender is hereby authorized at any time and from time to time, after obtaining the prior written consent of the Administrative Agent, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender to or for the credit or the account of any Loan Party against any and all of the obligations of such Loan Party then due and payable under this Agreement or any other Loan Document to such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement or any other Loan Document. Each Lender agrees to notify the Borrowers and the Administrative Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.

SECTION 10.10 Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If any Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrowers. In determining whether the interest contracted for, charged, or received by an Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

SECTION 10.11 Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan Documents, the Fee Letter and the Commitment Letter constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic imaging (including in .pdf format) means shall be effective as delivery of a manually executed counterpart of this Agreement.

SECTION 10.12 Electronic Execution of Assignments and Certain Other Documents. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption or in any amendment or other modification hereof (including waivers and consents) shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

SECTION 10.13 Survival of Representations and Warranties. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default at the time of any Borrowing, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied.

SECTION 10.14 Severability. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

SECTION 10.15 GOVERNING LAW.

(a) THIS AGREEMENT AND EACH OTHER LOAN DOCUMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

(b) THE BORROWERS, EACH HOLDINGS ENTITY, THE ADMINISTRATIVE AGENT AND EACH LENDER EACH IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK CITY IN THE BOROUGH OF MANHATTAN AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, SITTING IN THE BOROUGH OF MANHATTAN, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT EXCEPT TO THE EXTENT AGREED OTHERWISE IN A COLLATERAL DOCUMENT GOVERNED BY THE LAW OF ANOTHER JURISDICTION, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. EACH PARTY HERETO AGREES THAT THE AGENTS AND LENDERS RETAIN THE RIGHT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO BRING PROCEEDINGS AGAINST ANY LOAN PARTY IN THE COURTS OF ANY

OTHER JURISDICTION IN CONNECTION WITH THE EXERCISE OF ANY RIGHTS UNDER ANY COLLATERAL DOCUMENT OR THE ENFORCEMENT OF ANY JUDGMENT.

(c) THE BORROWERS,EACH HOLDINGS ENTITY, THE ADMINISTRATIVE AGENT AND EACH LENDER EACH IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (b) OF THIS Section 10.15. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

SECTION 10.16 WAIVER OF RIGHT TO TRIAL BY JURY. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS Section 10.16.

SECTION 10.17 Binding Effect. This Agreement shall become effective when it shall have been executed by the Borrowers, each Holdings Entity and the Administrative Agent and the Administrative Agent shall have been notified by each Lender that each such Lender has executed it and thereafter shall be binding upon and inure to the benefit of the Borrowers, each Holdings Entity, each Agent and each Lender and their respective successors and assigns.

SECTION 10.18 Lender Action. Each Lender agrees that it shall not take or institute any actions or proceedings, judicial or otherwise, for any right or remedy against any Loan Party under any of the Loan Documents or the Secured Hedge Agreements (including the exercise of any right of setoff, rights on account of any banker’s lien or similar claim or other rights of self-help), or institute any actions or proceedings, or otherwise commence any remedial procedures, with respect to any Collateral or any other property of any such Loan Party, without the prior written consent of the Administrative Agent. The provision of this Section 10.18 are for the sole benefit of the Lenders and shall not afford any right to, or constitute a defense available to, any Loan Party.

SECTION 10.19 Judgment Currency. If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or any other Loan Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the applicable Administrative Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given. The obligation of the Borrowers in respect of any such sum due from it to the applicable Administrative Agent or the Lenders hereunder or under the other Loan Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by the applicable Administrative Agent of any sum adjudged to be so due in the Judgment Currency, the applicable Administrative Agent may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the sum originally due to the applicable Administrative Agent from the Borrowers in the Agreement Currency, the Borrowers agree, as a separate obligation and notwithstanding any such judgment, to indemnify the applicable Administrative Agent or the person to whom such obligation was owing against such loss. If the amount of the Agreement Currency so purchased is greater than the sum originally due to the applicable Administrative Agent in such currency, the applicable Administrative Agent agrees to return the amount of any excess to the Borrowers (or to any other person who may be entitled thereto under applicable law).

SECTION 10.20 Use of Name, Logo, Etc.. Each Loan Party consents to the publication in the ordinary course by Administrative Agent or the Arrangers of customary advertising material relating to the financing transactions contemplated by this Agreement using such Loan Party’s name, product photographs, logo or trademark. Such consent shall remain effective until revoked by such Loan Party in writing to the Administrative Agent and the Arrangers.

SECTION 10.21 USA PATRIOT Act. Each Lender that is subject to the USA PATRIOT Act and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrowers that pursuant to the requirements of the USA PATRIOT Act, it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of each Loan Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify each Loan Party in accordance with the USA PATRIOT Act. The Borrowers shall, promptly following a request by the Administrative Agent or any Lender, provide all documentation and other information that the Administrative Agent or such Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act.

SECTION 10.22 Service of Process. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN Section 10.02. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW. EACH LOAN PARTY HERETO THAT IS NOT A UNITED STATES PERSON HEREBY IRREVOCABLY APPOINTS THE U.S. BORROWER FOR ALL SERVICE OF PROCESS TO SUCH LOAN PARTY WITH RESPECT TO THE LOAN DOCUMENTS AND WAIVES ANY CLAIM THAT SUCH PROCESS WAS NOT MADE DIRECTLY TO SUCH LOAN PARTY.

SECTION 10.23 No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), each of the Borrowers and each Holdings Entity acknowledges and agrees that (i) (A) the arranging and other services regarding this Agreement provided by the Agents and the Arrangers are arm’s-length commercial transactions between the Borrowers, the Holdings Entities and their respective Affiliates, on the one hand, and the Administrative Agents and the Arrangers, on the other hand, (B) each of the Borrowers and each Holdings Entity has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) each of the Borrowers and each Holdings Entity is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) each Agent, Arranger and Lender is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrowers, any Holdings Entity or any of their respective Affiliates, or any other Person and (B) none of the Agents, the Arrangers nor any Lender has any obligation to the Borrowers, any Holdings Entity or any of their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Agents, the Arrangers, the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrowers, the Holdings Entities and their respective Affiliates, and none of the Agents, the Arrangers nor any Lender has any obligation to disclose any of such interests to the Borrowers, any Holdings Entity or any of their respective Affiliates. To the fullest extent permitted by law, each of the Borrowers and each Holdings Entity hereby waives and releases any claims that it may have against the Agents, the Arrangers or any Lender with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

SECTION 10.24 Release of Collateral and Guarantee Obligations; Subordination of Liens.

(a) The Lenders hereby irrevocably agree that the Liens granted to the Collateral Agent by the Loan Parties on any Collateral shall be automatically released (i) in full, as set forth in clause (b) below, (ii) upon the sale or other transfer of such Collateral (including as part of or in connection with any other sale or other transfer permitted hereunder) to any Person other than another Loan Party, to the extent such sale, transfer or other disposition is made in compliance with the terms of this Agreement (and the Collateral Agent may rely conclusively on a certificate to that effect provided to it by any Loan Party upon its reasonable request without further inquiry), (iii) to the extent such Collateral is comprised of property leased to a Loan Party by a Person that is not a Loan Party, upon termination or expiration of such lease, (iv) if the release of such Lien is approved, authorized or ratified in writing by the Required Lenders (or such other percentage of the Lenders whose consent may be required in accordance with Section 10.01), (v) to the extent the property constituting such Collateral is owned by any Guarantor, upon the release of such Guarantor from its obligations under the Guaranty (in accordance with the penultimate sentence of this clause), (vi) as required by the Collateral Agent to effect any sale, transfer or other disposition of Collateral in connection with any exercise of remedies of the Collateral Agent pursuant to the Collateral Documents and (vii) to the extent such Collateral otherwise becomes Excluded Assets. Any such release shall not in any manner discharge, affect, or impair the Obligations or any Liens (other than those being released) upon (or obligations (other than those being released) of the Loan Parties in respect of) all interests retained by the Loan Parties, including the proceeds of any sale, all of which shall continue to constitute part of the Collateral except to the extent otherwise released in accordance with the provisions of the Loan Documents. Additionally, the Lenders hereby irrevocably agree that the Guarantors shall be released from the Guaranties (i) upon consummation of any transaction permitted hereunder resulting in such Subsidiary ceasing to constitute a Restricted Subsidiary, or otherwise becoming an Excluded Subsidiary, or (ii) in the case of a Previous Holdings, in accordance with the conditions set forth in the definition of “Holdings Entity”, or (iii) in the case of DTZ Investors Limited, upon becoming a regulated entity that is subject to net worth or net capital or similar capital and surplus restrictions or that is prohibited or restricted by applicable Law or accounting policies. The Lenders hereby authorize the Administrative Agent and the Collateral Agent, as applicable, to execute and deliver any instruments, documents, and agreements necessary or desirable to evidence and confirm the release of any Guarantor or Collateral pursuant to the foregoing provisions of this paragraph, all without the further consent or joinder of any Lender. Any representation, warranty or covenant contained in any Loan Document relating to any such released Collateral or Guarantor shall no longer be deemed to be repeated.

(b) Notwithstanding anything to the contrary contained herein or any other Loan Document, when all Obligations (other than (i) Hedging Obligations in respect of any Secured Hedge Agreements, (ii) Cash Management Obligations in respect of any Secured Cash Management Agreements and (iii) any contingent obligations not then due have been paid in full and all Commitments have terminated, upon request of the Borrowers, the Administrative Agent and/or Collateral Agent, as applicable, shall (without notice to, or vote or consent of, any Secured Party) take such actions as shall be required to release its security interest in all Collateral, and to release all obligations under any Loan Document, whether or not on the date of such release there may be any (i) Hedging Obligations in respect of any Secured Hedge Agreements, (ii) Cash Management Obligations in respect of any Secured Cash Management Agreements and (iii) any contingent obligations not then due. Any such release of Obligations shall be deemed subject to the provision that such Obligations shall be reinstated if after such release any portion of any payment in respect of the Obligations guaranteed thereby shall be rescinded or must otherwise be restored or returned upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of any of the Borrowers or any Guarantor, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, any of the Borrowers or any Guarantor or any substantial part of its property, or otherwise, all as though such payment had not been made.

(c) Notwithstanding anything to the contrary contained herein or in any other Loan Document, upon request of the Borrower Representative in connection with any Liens permitted by the Loan Documents, the Administrative Agent and/or Collateral Agent, as applicable, shall (without notice to, or vote or consent of, any Secured Party) take such actions as shall be required to subordinate the Lien on any Collateral to any Lien permitted under Section 7.01 to be senior to the Liens in favor of the Collateral Agent.

(d) If an Event of Default has occurred and is continuing, then notwithstanding the foregoing or anything in the Loan Documents to the contrary, at the direction of the Required Lenders, the Administrative Agent may, in exercising remedies, take any and all necessary and appropriate action to effectuate a credit bid of all Loans (or any lesser amount thereof) for the Collateral in a bankruptcy, foreclosure or other similar proceeding, forbear from exercising remedies upon an Event of Default, or in a bankruptcy proceeding, enter into a settlement agreement on behalf of all Lenders.

SECTION 10.25 Public Offer Test

(a) The Arrangers undertake, represent and warrant to the Australian Borrower as follows:

(i) On behalf of the Borrowers, the Arrangers have in the aggregate made invitations to become a Lender under this Agreement: (x) to at least ten Persons, each of whom, as at the date the relevant invitation is made, the relevant officers of the Arrangers involved in the transaction on a day to day basis believe carries on the business of providing finance or investing or dealing in securities in the course of operating in financial markets, and each of whom has been disclosed to the Australian Borrower, or (y) in an electronic form that is used by financial markets for dealing in debentures or debt interests such as Reuters or Bloomberg.

(ii) At least ten of the Persons to whom the Arrangers in the aggregate (on behalf of the Borrowers) have made invitations referred to in Section 10.25(a)(i) are not, as at the date the invitations are made, to the knowledge of the relevant officers of the Arrangers involved in the Transaction, Associates of any of the others of those ten invitees or any of the Arrangers.

(iii) As of the date hereof, none of the Arrangers have made invitations referred to in Section 10.26(a)(i) to any Person that is, to the knowledge of the relevant officers of the Arrangers involved in the transaction on a day to day basis, an Offshore Associate of the Australian Borrower. Nor will any Arranger, in the event that it makes an additional invitation to become a Lender under this Agreement to any Person after the date hereof and before the end of Primary Syndication, make such invitation to any Person that is, to the knowledge of the relevant officers of the Arranger involved in the transaction on a day to day basis, an Offshore Associate of the Australian Borrower or any Lender.

(b) As at the date of this Agreement, the Australian Borrower confirms that none of the entities whose names were disclosed to it in writing by the Arrangers at least 3 Business Days before the date of this Agreement were known or suspected by it to be an Offshore Associate of it or an Associate of any other such invitee, other than those which have been notified to the Arrangers by the Australian Borrower on or before the date of this Agreement (for the avoidance of doubt, without limiting the Arrangers’ obligations under this Section 10.25).

(c) Each Lender represents and warrants to the Borrowers that, if it received an invitation under Section 10.25(a)(i)(x), at the time it received the invitation it was carrying on the business of providing finance, or investing or dealing in securities, in the course of operating in financial markets.

(d) Each Arranger and each Lender will provide to the Australian Borrower when reasonably requested by the Australian Borrower any factual information in its possession or which it is reasonably able to provide to assist the Australian Borrower to demonstrate (based upon tax advice received by the Australian Borrower) that Section 128F of the Australian Tax Act has been satisfied where to do so will not, in the reasonable opinion of the Arrangers or the Lenders, breach any law or regulation or any duty of confidence.

(e) If, for any reason, the requirements of Section 128F of the Australian Tax Act have not been satisfied in relation to interest payable on a Loan (except to an Offshore Associate of the Australian Borrower), then each party shall co-operate and take steps reasonably requested with a view to satisfying those requirements (i) where a Lender breaches Section 10.25(c), at the cost of that Lender, or (ii) in all other cases, at the cost of the Borrowers; provided that, in the case of this clause (ii), such steps would not, in the judgment of the applicable Lender or Arranger acting reasonably, be disadvantageous in any material legal, economic or regulatory respect to such Lender or Arranger, as applicable.

(f) The parties agree that this Agreement is a “syndicated facility agreement” for the purposes of Section 128F(11) of the Australian Tax Act.

SECTION 10.26 Attorneys. Each of the attorneys executing this Agreement states that it has no notice of the revocation of the power of attorney appointing that attorney.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

DTZ UK GUARANTOR LIMITED,
as Holdings

By:	/s/ Anand Tejani
Name: Anand Tejani
Title: Director

DTZ U.S. BORROWER, LLC,
as the U.S. Borrower and Borrower Representative

By:
Name: Ronald Cami
Title: President

Signed and delivered for DTZ AUS HOLDCO PTY LIMITED ACN 602 106 936 under power of attorney in the presence of:

Signature of Witness	Signature of Attorney

Print Name of Witness	Print Name of Attorney

Address and occupation of
Witness

[Signature Page to Syndicated Facility Agreement (Second Lien)]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

DTZ UK GUARANTOR LIMITED,
as Holdings

By:
Name: Anand Tejani
Title: Director

DTZ U.S. BORROWER, LLC,
as the U.S. Borrower and Borrower Representative

By:	/s/ Ronald Cami
Name: Ronald Cami
Title: President

Signed and delivered for DTZ AUS HOLDCO PTY LIMITED ACN 602 106 936 under power of attorney in the presence of:

Signature of Witness	Signature of Attorney

Print Name of Witness	Print Name of Attorney

Address and occupation of
Witness

[Signature Page to Syndicated Facility Agreement (Second Lien)]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

DTZ UK GUARANTOR LIMITED,
as Holdings

By:
Name: Anand Tejani
Title: Director

DTZ U.S. BORROWER, LLC,
as the U.S. Borrower and Borrower Representative

By:
Name: Ronald Cami
Title: President

Signed and delivered for DTZ AUS HOLDCO PTY LIMITED ACN 602 106 936 under power of attorney in the presence of:

/s/ Nickolas Li	/s/ Simon Harle
Signature of Witness	Signature of Attorney

Nickolas Li	Simon Harle
Print Name of Witness	Print Name of Attorney

Level 22/101 Collins Street Melbourne, Victoria, 3000 Solicitor
Address and occupation of
Witness

[Signature Page to Syndicated Facility Agreement (Second Lien)]

BANK OF AMERICA, N.A.,
as Administrative Agent

By:	/s/ Liliana Claar
Name: Liliana Claar
Title: Vice President

BANK OF AMERICA, N.A.,
as Lender

By:
Name:
Title:

[Signature Page to Syndicated Facility Agreement (Second Lien)]

BANK OF AMERICA, N.A.,
as Administrative Agent

By:
Name:
Title:

BANK OF AMERICA, N.A.,
as Lender

By:	/s/ David Strickert
Name: David Strickert
Title: Managing Director

[Signature Page to Syndicated Facility Agreement (Second Lien)]